     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 2000



                                                      REGISTRATION NO. 333-37186

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       LEAP WIRELESS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4812                            33-0811062
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4812                            33-0820981
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           10307 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 882-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                HARVEY P. WHITE
                            CHIEF EXECUTIVE OFFICER
                       LEAP WIRELESS INTERNATIONAL, INC.
                           10307 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 882-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                                 SCOTT N. WOLFE
                               BARRY M. CLARKSON
                                LATHAM & WATKINS
                            701 B STREET, SUITE 2100
                            SAN DIEGO, CA 92101-8193
                                 (619) 236-1234

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS (SUBJECT TO COMPLETION, DATED JUNE 28, 2000)


                              [LEAP WIRELESS LOGO]

                       LEAP WIRELESS INTERNATIONAL, INC.
                               OFFER TO EXCHANGE
               $225,000,000 OF OUR 12 1/2% SENIOR NOTES DUE 2010
                                      AND
           $668,000,000 OF OUR 14 1/2% SENIOR DISCOUNT NOTES DUE 2010
                           -------------------------

     - The notes mature on April 15, 2010.

     - The notes are (1) senior, unsecured obligations of ours, (2) rank equal in right of payment with all of our existing and future unsecured indebtedness, and (3) rank senior in right of payment to all future subordinated indebtedness of ours.

     - The notes are guaranteed by our subsidiary, Cricket Communications Holdings, Inc. The guarantee is a senior, unsecured obligation of the guarantor and ranks equally in right of payment with all existing and future unsecured indebtedness of the guarantor.

     - The senior notes bear interest at the rate of 12 1/2% per year, payable on April 15 and October 15 of each year. The senior discount notes will not begin to accrue cash interest until April 15, 2005. Beginning on April 15, 2005, the senior discount notes will bear interest at the rate of 14 1/2% per year, payable on April 15 and October 15 of each year.

     - The terms of the notes we will issue in the exchange offer will be substantially identical to the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

     - The exchange offer expires at 5:00 p.m., New York City time, [       ],
       2000, unless we extend it.

     - All notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

     - Tenders of notes may be withdrawn at any time prior to the expiration of the exchange offer.

     - There is no public market for the registered notes.

     - We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.

BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 14.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is [             ], 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................     1
Summary of the Exchange Offer...............................     5
Summary Consolidated Financial Data and Unaudited Pro Forma
  Financial Data............................................    10
Risk Factors................................................    14
Special Note Regarding Forward-Looking Statements...........    25
Capitalization..............................................    26
Selected Consolidated Financial Data and Unaudited Pro Forma
  Financial Data............................................    28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    32
The Exchange Offer..........................................    46
Business....................................................    57
Management..................................................    82
Principal Stockholders......................................    87
Certain Relationships and Related Transactions..............    89
Description of Certain Indebtedness.........................    91
Description of the Notes....................................    93
Certain U.S. Federal Tax Considerations.....................   133
Plan of Distribution........................................   135
Legal Matters...............................................   137
Experts.....................................................   137
Where to Find Additional Information........................   138
Index to Financial Statements...............................   F-1


                           -------------------------

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST.

                           -------------------------


     Cricket(SM) is a service mark of Leap. Pegaso(MR) is a registered service mark of Servicios Administrativos Pegaso, S.C. All other brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     The following summary contains basic information from this prospectus. It likely does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read the entire prospectus carefully, including the section entitled "Risk Factors" beginning on page 14 and the financial statements, including the notes to those statements, included elsewhere in this prospectus.

     The words "Leap," "we," "our," "ours" and "us" refer to Leap Wireless International, Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

                                  OUR BUSINESS


     Leap is a wireless communications carrier that is deploying unique, low-cost, simple wireless services designed to accelerate the transformation of mobile wireless into a mass consumer product. We generally seek to address a much broader population segment than incumbent wireless operators have addressed to date. In the United States, we are offering wireless service under the brand name "Cricket." Our innovative Cricket strategy is to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and priced competitively with, traditional landline service. To expand the Cricket service, we currently have acquired or agreed to acquire wireless licenses covering approximately 35 million potential customers. We are also currently involved in developing and operating a nationwide digital wireless network in Mexico. In each of our markets, we are deploying 100% digital, Code Division Multiple Access, or CDMA, networks that provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our markets.


     The Cricket vision is different from the typical cellular or PCS provider. The Cricket service is based on what we believe the mass market wants wireless service to be: predictable, affordable and as simple to understand and use as traditional landline telephone service, but with the benefits of mobility. Approximately 70% of the U.S. population currently does not subscribe to wireless phone service. We believe that many of these potential customers have avoided traditional wireless service because they perceive it to be expensive and complicated. We believe that a large number of consumers make the majority of their calls within the local areas in which they live, work and play. The Cricket service allows customers to make and receive virtually unlimited calls only within a local calling area for a low, flat monthly rate. The fixed price eliminates consumer cost uncertainty related to higher than expected monthly bills and the billing and service complexity associated with multiple rate plans and roaming charges.

     We believe that the Cricket service will help transform mobile voice and data wireless service from a luxury product into a mass consumer product. The Cricket service was introduced in Chattanooga, Tennessee in March 1999. We believe the initial results demonstrate the appeal of the Cricket service. As a part of the Cricket strategy we intend to:

     - attract new customers more quickly than other wireless providers that offer complex pricing plans with peak/off-peak rates, roaming charges and expensive "extra" minutes;

     - maintain lower customer acquisition costs by offering one simple service plan with a choice of only one or two handsets, and distributing our product through company stores and multiple points of sale where the mass market shops;

     - sustain lower operating costs per customer compared to other wireless providers through streamlined billing procedures, reduced customer care expenses, lower credit investigation costs and reduced bad debt; and

     - deploy our capital more efficiently by building our networks to cover only the urban and suburban areas of our markets where our potential customers live, work and play, while avoiding rural areas and corridors between distant markets.


     We originally licensed Cricket in December 1998 to Chase Telecommunications, Inc., a company that we acquired in March 2000. The Cricket service was launched under an agreement that required the management of Chase Telecommunications to control the business until our acquisition received all necessary governmental approvals. In Chattanooga, the network covers approximately 315,000 of the approximately 550,000 potential customers in the license area, concentrated in an area that is similar to Chattanooga's local calling area for conventional landline telephone service. The Cricket service was launched in Nashville, Tennessee in late January 2000. As of May 31, 2000, there were approximately 46,000 Cricket customers in Chattanooga and Nashville. This represents an approximate 3.7% penetration of covered potential customers in Chattanooga and Nashville. In the quarter ended May 31, 2000, the cost per gross additional customer was less than $230, which we believe is significantly lower than other wireless providers.



     We have been designated under FCC rules to be eligible to hold C-Block and F-Block licenses. As a "designated entity" we can acquire these licenses, which many large incumbent wireless providers cannot hold, at generally attractive prices and terms. We recently acquired 36 licenses in the federal government's 1999 re-auction of C-Block licenses, three F-Block PCS licenses from AirGate Wireless, L.L.C. and 11 C-Block licenses from Chase Telecommunications. We also have entered into definitive agreements to purchase 11 other wireless licenses, and we have agreed to divest two licenses covering 233,716 potential customers in Grand Island and North Platte, Nebraska. The 59 licenses retained by us cover approximately 35 million potential customers in 59 local markets in the U.S. We are considering the purchase of additional licenses in other U.S. markets. Our target markets generally are self-contained metropolitan communities in which our potential customers tend to live, work and play within one local urban and suburban area. These target communities, such as Charlotte, Salt Lake City and Tucson, are areas where roaming beyond the local area is less important and the Cricket low-cost, local-only service may be particularly attractive to potential customers. We intend to complete or commence building networks in 17 markets during 2000 in our initial phase of construction.


     Internationally, we are focusing our efforts in markets in the Americas where we believe the combination of unfulfilled demand and our attractive wireless service offerings will fuel rapid growth. We target markets that offer relatively low penetration of landline and wireless telephony combined with relatively stable political and economic climates.


     In Mexico, we were a founding shareholder and have invested $100 million in Pegaso Telecomunicaciones, S.A. de C.V., a joint venture with Grupo Pegaso and Grupo Televisa, the largest media company in the Spanish-speaking world. We currently own 22.4% of Pegaso, which is deploying the first 100% digital wireless communications network in Mexico. Pegaso holds wireless licenses generally in the 1900 MHz band to provide nationwide service covering nearly 100 million potential customers. Pegaso launched commercial service in Tijuana in February 1999 and extended its coverage area with launches in Mexico's three largest cities, Mexico City, Guadalajara and Monterrey, in December, September and August 1999, respectively. As of May 31, 2000, Pegaso had approximately 250,000 customers. In December 1999, Pegaso launched service in Mexico City, bringing its total covered potential customers in Mexico to approximately 27.7 million. Pegaso is continuing its network expansion and plans to build networks in up to 63 additional metropolitan areas throughout Mexico. Sprint PCS recently invested approximately $200 million by purchasing shares from Pegaso and shareholders other than Leap.

     On June 2, 2000, we completed the sale of our Chilean operating subsidiary, Smartcom, S.A., to Endesa, S.A., a Spanish utility company. Under the terms of our agreement with Endesa, Endesa purchased all of the outstanding capital stock of Smartcom from our subsidiary, Inversiones Leap Wireless Chile, S.A., and its designated shareholder nominee (who held one share of the Series A preferred stock of Smartcom in order to comply with Chilean law which requires two shareholders for each Chilean sociedad anonima) in exchange for gross consideration of approximately $381.5 million, consisting of cash, three promissory notes and the release of cash collateral. In addition, the sale of the Smartcom shares resulted in the removal of approximately $191.4 million of Smartcom liabilities from our consolidated balance sheet.



     Smartcom held a nationwide wireless license in the 1900 MHz band and operated a nationwide digital wireless system in Chile. In April 1999, we acquired the remaining 50% of Smartcom that we did not already own. Subsequently, we recruited a new management team, upgraded the network capabilities and, in November 1999, relaunched service under a new brand name, SMARTCOM PCS. Smartcom's network is the only CDMA-based network in Chile.


BUSINESS STRATEGY

     Our business strategy is to bring innovative wireless communications products and services to markets with strong growth potential in the U.S. and elsewhere in the Americas. Key elements of this strategy include:

     - Enhancing the Mass Market Appeal of Wireless Service. We are working to remove the price and complexity barriers that we believe have prevented many potential customers from using wireless service. We believe that large segments of the population do not use wireless service because they view wireless service as an expensive luxury item, believe they cannot control the cost of service, or find existing service plans too confusing. Our service plans are designed to offer appealing value in simple formats that customers can understand and budget for.


     - Offering an Appealing Value Proposition. Specific service plans will differ among our operations and ventures; however, we strive to provide service offerings that combine high quality and advanced features with simplicity and attractive pricing to create a "high value/reasonable price" proposition and broaden the market for wireless services. These offerings include, for example, the Cricket flat rate service plan in the U.S. and such innovative features as a fully-functioning phone out-of-the-box and per-second billing in our Mexican operations.


     - Controlling and Minimizing Costs. To become one of the lowest-cost providers in the wireless industry, we are deploying advanced network technology to minimize our capital costs and streamlining marketing, distribution and back-office procedures.

     - Leveraging CDMA Technology. We are deploying state-of-the-art CDMA networks that provide higher capacity at a lower capital cost and can be easily upgraded to support enhanced capacity. We believe this enables us to operate superior networks that support rapid customer growth and high usage with lower costs per unit than other wireless carriers. In addition, we believe our CDMA networks will provide a better platform to expand into data and other services based on advances in second generation systems and on third generation digital technology in the future.

     - Expanding Our Service Through Acquisitions of Domestic Licenses. As a designated entity under the FCC rules, we intend to expand the Cricket service to selected metropolitan areas in the U.S. through the acquisition of additional wireless licenses. We believe that our designated entity status gives us opportunities that are not available to many of our larger competitors to acquire additional wireless licenses at generally attractive prices.

     - Investing Selectively in New Foreign Ventures. While our current emphasis is on our U.S.-based operations, we plan to selectively pursue wireless ventures in foreign markets with strong growth potential. When investing in foreign ventures, we generally seek investment partners that provide familiarity and marketing know-how in their local markets, financial and technical resources, or other attributes that can contribute to building a successful wireless business. We expect to be actively involved in the operations of each foreign venture in which we participate.


                           -------------------------


     Leap was formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm Incorporated. In September 1998, Qualcomm distributed all of the common stock of Leap to Qualcomm's stockholders as a taxable dividend, and Leap entered into various agreements with Qualcomm. See "Relationship with Qualcomm." Our executive offices are located at 10307 Pacific Center Court, San Diego, CA 92121. Our telephone number is (858) 882-6000.

                         SUMMARY OF THE EXCHANGE OFFER

     The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see "Description of the Notes."

The Exchange Offer.........  We are offering to exchange up to $225,000,000 in aggregate principal amount of our 12 1/2% Senior Notes and up to $668,000,000 in aggregate principal amount at maturity of our 14 1/2% Senior Discount Notes. We issued and sold the notes on February 23, 2000 as part of our units offering, in reliance on an exemption from registration under the Securities Act. Each unit sold consisted of (1) one senior note and one warrant to purchase shares of common stock, or (2) one senior discount note and one warrant to purchase shares of common stock. Upon consummation of the exchange offer, the notes and warrants will become separately transferable.

                             We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:

                             - you are acquiring the registered notes in the
                               ordinary course of your business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the registered notes issued to you; and

                             - you are not an affiliate, under Rule 405 of the
                               Securities Act, of ours.

Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on [             ], 2000, unless we
                             decide to extend the expiration date.

Conditions to the Exchange
  Offer....................  We may end or amend the exchange offer if:

                             - any legal proceeding, government action or other
                               adverse development materially impairs our ability to complete the exchange offer;

                             - any SEC rule, regulation or interpretation
                               materially impairs the exchange offer; or

                             - we have not obtained all necessary governmental
                               approvals with respect to the exchange offer.

                             Please refer to the section in this prospectus entitled "The Exchange Offer -- Conditions to the Exchange Offer." We may waive any or all of these conditions. At this time, there are no adverse proceedings, actions or developments pending or, to our knowledge, threatened against us and no governmental approvals are necessary to complete the exchange offer.

Withdrawal Rights..........  You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City
                             time, on [             ], 2000.

Procedures for Tendering
  Outstanding Notes........  To participate in the exchange offer, you must:

                             - complete, sign and date the accompanying letter
                               of transmittal, or a facsimile copy of the letter of transmittal; or


                             - tender outstanding notes following the procedures
                               for book-entry transfer described on pages 48-51.


                             You must mail or otherwise deliver the
                             documentation and your outstanding notes to State Street Bank and Trust Company, as exchange agent, at one of the addresses listed on the letter of transmittal.

Special Procedures for
  Beneficial Owners........  If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender outstanding notes. Please refer to the section in this prospectus entitled, "The Exchange
                             Offer -- Procedures for Tendering Outstanding
                             Notes."

Guaranteed Delivery
  Procedures...............  If you wish to tender your outstanding notes and you cannot get required documents to the exchange agent on time, or you cannot complete the procedure for book-entry transfer on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering Outstanding Notes."

Federal Income Tax
  Consequences.............  The exchange of notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled "Certain U.S. Federal Tax Considerations."

Exchange Agent.............  State Street Bank and Trust Company is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled "The Exchange Offer -- Exchange Agent."

                        SUMMARY OF THE REGISTERED NOTES

     We use the term "notes" when describing provisions that apply to both the outstanding notes and the registered notes. The registered notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the registered notes. Please refer to the section in this prospectus entitled "Description of the Notes."

Issuer.....................  The registered notes will be obligations of Leap
                             Wireless International, Inc.

The Registered Notes.......  $225,000,000 in aggregate principal amount of
                             12 1/2% Senior Notes due 2010 and $668,000,000 in
                             aggregate principal amount at maturity of 14 1/2% Senior Discount Notes due 2010. The form and terms of the registered notes are identical to the form and terms of the outstanding notes except that the registered notes will be registered under the

                             Securities Act. Therefore, the registered notes will not bear legends restricting their transfer. In addition, the registered notes will not be entitled to registration under the Securities Act.

SENIOR NOTES

Aggregate Amount...........  $225,000,000 in aggregate principal amount of
                             12 1/2% Senior Notes due 2010.

Maturity...................  April 15, 2010.

Interest...................  Interest will be payable semiannually in cash, at a rate of 12 1/2% per annum, on each April 15 and October 15, commencing April 15, 2000.

Security...................  We used approximately $78.3 million of the proceeds from the sale of our units in February 2000 to purchase a portfolio of U.S. government securities and pledged this portfolio for the benefit of the holders of the senior notes to secure and fund the first seven interest payments on the senior notes. See "Description of the Notes -- Security."

Optional Redemption........  We may redeem any or all of the senior notes beginning on April 15, 2005, at the redemption prices listed in "Description of the Notes -- Optional Redemption." In addition, before April 15, 2003, we may redeem up to 35% of the aggregate amount of the senior notes originally issued with the proceeds of certain offerings of our capital stock at 112.50% of their principal amount. We may make a redemption only if after that redemption, an amount equal to at least 65% of the aggregate principal amount of the senior notes originally issued remains outstanding after that redemption.

SENIOR DISCOUNT NOTES

Aggregate Amount...........  $668,000,000 in aggregate principal amount at maturity ($325,102,240 initial accreted value) of 14 1/2% Senior Discount Notes due 2010.

Maturity...................  April 15, 2010.

Yield and Interest.........  The senior discount notes were sold at a substantial discount from their principal amount at maturity and there will not be any payment of interest on the senior discount notes prior to April 15, 2005, other than additional interest payable as a result of an increase in the interest rate as described in "Description of the Notes -- Registration Rights." For a discussion of the U.S. federal income tax treatment of the senior discount notes under the original issue discount rules, see "Certain U.S. Federal Tax Considerations." From and after April 15, 2005, the senior discount notes will bear interest, which will be payable semiannually in cash, at a rate of 14 1/2% per annum on each April 15 and October 15, commencing October 15, 2005.

Optional Redemption........  We may redeem any or all of the senior discount notes beginning on April 15, 2005, at the redemption prices listed in "Description of the Notes -- Optional Redemption."

                             In addition, before April 15, 2003, we may redeem up to 35% of the aggregate principal amount at maturity of the senior discount notes originally issued with the proceeds of certain public offerings of our capital stock at 114.50% of their accreted value. We may make a redemption only if after that redemption, an amount equal to at least 65% of the aggregate principal amount of the senior discount notes originally issued remains outstanding after that redemption.

SENIOR NOTES AND SENIOR
  DISCOUNT NOTES

Guarantee..................  The notes are guaranteed on a senior, unsecured basis by Cricket Communications Holdings, Inc., our domestic subsidiary holding company. See "Description of the Notes -- Guarantee."

Mandatory Offers to
  Repurchase...............  If we experience specific kinds of changes of control or, under certain circumstances, if we sell assets, we must offer to repurchase the notes at the prices listed in the sections "Description of the Notes -- Covenants -- Limitation on Asset Sales" and "-- Repurchase of Notes upon a Change of Control."

Ranking....................  The notes will be senior, unsecured (except to the extent described under "-- Security" above with respect to the senior notes) obligations of Leap and (1) will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, (2) will be senior in right of payment to all future subordinated indebtedness of Leap, and (3) will be effectively subordinate to all secured indebtedness of Leap and to all indebtedness and other liabilities, including trade payables and lease obligations, of any of our subsidiaries other than any subsidiary which is a guarantor. See "Risk Factors -- We Will Have Substantial Indebtedness, and We May Incur More Indebtedness," "-- Our Ability to Service the Notes Depends on Our Ability to Get Cash from Our Subsidiaries" and "-- The Notes Will Be Effectively Subordinated to Our Secured Debt."

Certain Covenants..........  The terms of the notes will restrict our ability and the ability of some of our subsidiaries to, among other things:

                             - incur additional indebtedness;

                             - create liens;

                             - pay dividends, make distributions in respect of
                               capital stock or redeem capital stock;

                             - make investments or certain other restricted
                               payments;

                             - sell assets;

                             - issue or sell stock of restricted subsidiaries;

                             - enter into transactions with stockholders or
                               affiliates;

                             - engage in sale-leaseback transactions; and

                             - effect a consolidation or merger.

                             However, these limitations will be subject to a number of important qualifications and exceptions. See "Description of the Notes -- Covenants."

ABSENCE OF PUBLIC MARKET...  There is no public market for the registered notes.
                             The registered notes will not be listed on any securities exchange or quotation system. Morgan, Stanley & Co. has advised us that following the exchange offer, it intends to make a market in the registered notes. However, any market-making may be discontinued at any time without notice. If an active public market does not develop, the market price and liquidity of the registered notes may be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors -- You May Find it Difficult to Sell Your Registered Notes Because No Public Trading Market for the Registered Notes Exists."

                             The units containing the outstanding notes currently trade in the PORTAL Market. Following completion of the exchange offer, the registered notes will not be eligible for PORTAL Market trading.

                                  RISK FACTORS

     See "Risk Factors" immediately following this Summary, for a discussion of certain factors relating to us, our business, and an investment in the notes.


                              RECENT DEVELOPMENTS



     On June 19, 2000, we issued a press release announcing our financial results for the third fiscal quarter ending May 31, 2000. We reported that our operating revenues for our consolidated and unconsolidated operating companies for the three months ending May 31, 2000 rose to $36.7 million, a 120 percent increase from the prior quarter. Consolidated operating revenues of $16.9 million were recognized by Smartcom and Cricket Communications, which began fully consolidating Chase Telecommunications in this quarter. No revenues were consolidated prior to the fourth quarter of fiscal 1999 and the results of Smartcom and Pegaso are as of and for the three months ended March 31, 2000, a two-month reporting lag. Leap's consolidated net loss for the three months ended May 31, 2000, was $32.2 million or $1.26 per share, compared to $46.7 million or $2.60 per share for the same period in fiscal 1999.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     AND UNAUDITED PRO FORMA FINANCIAL DATA


     The following tables contain summary historical consolidated statement of operations data, consolidated balance sheet data and other financial data for Leap. The historical consolidated financial data for the fiscal years ended August 31, 1997, 1998 and 1999 are derived from the audited consolidated financial statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data as of February 29, 2000 and for the six months ended February 28, 1999 and February 29, 2000 are derived from the unaudited consolidated financial statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data for the fiscal year ended August 31, 1996 are derived from the audited consolidated financial statements of Leap, which are not included in this prospectus. The historical consolidated statement of operations gives effect to the distribution of Leap common stock as if it had occurred as of September 1, 1995. In addition, other operating data, including unaudited customer and potential customer data as of May 31, 2000, are presented.


     The unaudited pro forma financial data are derived from the unaudited pro forma financial information that gives effect to:


     - the acquisition of substantially all the assets of Chase
       Telecommunications Holdings, Inc. in March 2000;



     - Leap's sale on June 2, 2000 of all of the outstanding shares of Smartcom, S.A.;



     - Leap's acquisition of wireless licenses from AirGate Wireless, L.L.C. in January 2000; and


     - Leap's pending wireless license acquisitions from PCS Devco, Inc., Radiofone PCS, L.L.C., Zuma PCS, LLC, Beta Communications, L.L.C., CM PCS, LLC and Center Point PCS, as if they had already occurred.


     The unaudited pro forma financial data are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma consolidated balance sheet data give effect to the acquisition of substantially all the assets of Chase Telecommunications Holdings, the sale of all of the outstanding shares of Smartcom, and the pending acquisitions of wireless licenses as if they had occurred as of February 29, 2000. The unaudited pro forma consolidated statement of operations data give effect to the acquisition of substantially all the assets of Chase Telecommunications Holdings, the sale of all of the outstanding shares of Smartcom, the acquisition of wireless licenses from AirGate and the pending acquisition of wireless licenses from PCS Devco, Radiofone, Zuma, Beta, CM PCS and Center Point PCS, as if they had occurred as of September 1, 1998. The unaudited pro forma financial data are provided for illustrative purposes only and do not purport to represent what Leap's results of operations or financial condition actually would have been had these acquisitions in fact occurred on such dates or to project Leap's results of operations or financial condition for any future period or date.

     These tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements and unaudited pro forma financial information included elsewhere in this prospectus.


                                                                                                  SIX MONTHS ENDED
                                           YEAR ENDED AUGUST 31,                     ------------------------------------------
                         ---------------------------------------------------------                                  PRO FORMA
                                                                         PRO FORMA   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 29,
                          1996      1997(1)      1998(1)       1999        1999        1999(1)          2000           2000
                         -------   ----------   ----------   ---------   ---------   ------------   ------------   ------------
                                   (RESTATED)   (RESTATED)                            (RESTATED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA(2):
Operating revenues.....  $    --    $    --      $     --    $   3,907   $  4,522      $     --      $  14,283      $   5,361
Operating expenses:
  Cost of operating
    revenues...........       --         --            --       (3,810)    (7,513)           --        (22,462)        (8,104)
  Selling, general and
    administrative
    expenses...........     (396)    (1,361)      (23,888)     (28,745)   (31,506)       (8,284)       (33,041)       (19,141)
  Depreciation and
    amortization.......       --         --            --       (5,824)    (8,157)         (265)       (10,248)       (19,858)
                         -------    -------      --------    ---------   ---------     --------      ---------      ---------
      Total operating
        expenses.......     (396)    (1,361)      (23,888)     (38,379)   (47,176)       (8,549)       (65,751)       (47,103)
                         -------    -------      --------    ---------   ---------     --------      ---------      ---------
    Operating loss.....     (396)    (1,361)      (23,888)     (34,472)   (42,654)       (8,549)       (51,468)       (41,742)
Equity in net loss of
  unconsolidated
  wireless operating
  companies............       --     (3,793)      (23,118)    (100,300)   (66,271)      (35,408)       (50,059)       (29,897)
Write-down of
  investments in
  unconsolidated
  wireless operating
  companies............       --         --            --      (27,242)   (27,242)           --             --             --
Interest income........       --         --           273        2,505      2,453         1,825          1,577          1,457
Interest expense.......       --         --            --      (10,356)   (24,508)       (1,913)       (21,120)       (23,907)
Foreign currency
  transaction losses...       --         --            --       (7,211)        --            --         (1,396)            --
Gain on sale of wholly
  owned subsidiary.....       --         --            --        9,097      9,097            --             --             --
Gain on issuance of
  stock by
  unconsolidated
  wireless operating
  company..............       --         --            --        3,609      3,609            --             --             --
Minority interest......       --         --            --           --         --            --            518            518
Other income (expense),
  net..................       --         --            --         (243)       276            --         (2,868)        (2,465)
                         -------    -------      --------    ---------   ---------     --------      ---------      ---------
Loss before
  extraordinary item...     (396)    (5,154)      (46,733)    (164,613)  $(145,240)     (44,045)      (124,816)     $ (96,036)
                                                                         =========                                  =========
Extraordinary loss on
  early extinguishment
  of debt..............       --         --            --           --                       --         (4,422)
                         -------    -------      --------    ---------                 --------      ---------
Net loss...............  $  (396)   $(5,154)     $(46,733)   $(164,613)                $(44,045)     $(129,238)
                         =======    =======      ========    =========                 ========      =========
Basic and diluted net
  loss per common
  share(3):
  Loss before
    extraordinary
    item...............  $ (0.02)   $ (0.29)     $  (2.65)   $   (9.19)  $  (7.89)     $  (2.49)     $   (6.31)     $   (4.73)
                                                                         =========                                  =========
  Extraordinary loss...       --         --            --           --                       --          (0.22)
                         -------    -------      --------    ---------                 --------      ---------
Net loss per common
  share................  $ (0.02)   $ (0.29)     $  (2.65)   $   (9.19)                $  (2.49)     $   (6.53)
                         =======    =======      ========    =========                 ========      =========
Shares used to
  calculate basic and
  diluted net loss per
  common share(3)......   17,648     17,648        17,648       17,910     18,406        17,717         19,788         20,289
                         =======    =======      ========    =========   =========     ========      =========      =========

                                                                                                  SIX MONTHS ENDED
                                           YEAR ENDED AUGUST 31,                     ------------------------------------------
                         ---------------------------------------------------------                                  PRO FORMA
                                                                         PRO FORMA   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 29,
                          1996      1997(1)      1998(1)       1999        1999        1999(1)          2000           2000
                         -------   ----------   ----------   ---------   ---------   ------------   ------------   ------------
                                   (RESTATED)   (RESTATED)                            (RESTATED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
EBITDA(4)..............  $  (396)   $(5,154)     $(47,006)   $(150,938)  $(115,028)    $(43,692)     $ (99,447)     $ (53,728)
Capital expenditures...       --         --            --       (6,864)                  (2,950)       (55,298)
Net cash used in
  operating
  activities...........     (285)    (1,193)      (18,378)     (34,105)                 (13,572)       (35,019)
Net cash used in
  investing
  activities...........       --    (46,000)     (140,742)    (158,333)                 (97,191)      (143,873)
Net cash provided by
  financing
  activities...........      285     47,193       159,120      216,476                  116,835        750,858
Ratio of earnings to
  fixed charges(5).....       --         --            --           --                       --             --



                                                              AS OF FEBRUARY 29, 2000
                                                              ------------------------
                                                                               PRO
                                                                ACTUAL        FORMA
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  559,935    $  729,216
Working capital.............................................     629,564       888,744
Restricted cash equivalents and investments.................     108,478        79,536
Total assets................................................   1,053,663     1,342,951
Long-term debt..............................................     552,876       522,715
Stockholders' equity........................................     435,681       764,407



                                                                       AS OF MAY 31, 2000(6)
                                                              ---------------------------------------
                                                               U.S.(7)      MEXICO(8)        TOTAL
                                                              ----------    ----------    -----------
OTHER OPERATING DATA:
Potential customers.........................................  35,323,000    99,000,000    134,323,000
Covered potential customers.................................   1,200,000    27,700,000     28,900,000
Customers...................................................      46,000       250,000        296,000
Proportionate potential customers(9)........................  33,518,000    22,176,000     55,694,000


-------------------------
(1) These amounts have been restated for the adoption during fiscal 1999 of the equity method retroactive to the initial date of Leap's investment in Chase Telecommunications Holdings. See Note 2 of the notes to the consolidated financial statements included elsewhere in this prospectus.

(2) For the fourth quarter of fiscal 1999, the financial statements of Smartcom are included in the consolidated financial data as a result of Leap's acquisition of the remaining 50% interest in Smartcom on April 19, 1999. Before the fourth quarter, Leap's investment in Smartcom was accounted for using the equity method of accounting.


(3) The basic and diluted net loss per common share for the year ended August 31, 1999 and for the six months ended February 28, 1999 and February 29, 2000 was calculated by dividing the net losses by 17,910,440, 17,717,486 and 19,788,203, respectively, the weighted average number of common shares outstanding during each of the periods. The basic and diluted net loss per common share for the pro forma year ended August 31, 1999 and pro forma six months ended February 29, 2000 was calculated by dividing the net losses by 18,405,939 and 20,289,147, respectively, the weighted average number of common shares outstanding during each of the periods. Leap was a wholly owned subsidiary of Qualcomm before September 23, 1998. The basic and diluted net loss per common share for the fiscal years ended August 31, 1996, 1997 (restated) and 1998 (restated) were calculated by dividing the net losses by the 17,647,685 shares of Leap common stock issued in the distribution to Qualcomm's stockholders on September 23, 1998.

(4) EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance and as a measure of debt service ability. It is not a measure of financial performance under generally accepted accounting principles.


(5) For the years ended August 31, 1996, 1997, 1998 and 1999 and the pro forma year ended August 31, 1999, our earnings were insufficient to cover fixed charges by $0.4 million, $1.4 million, $23.6 million, $47.6 million and $77.8 million, respectively. For the six months ended February 28, 1999 and February 29, 2000 and the pro forma six months ended February 29, 2000, our earnings were insufficient to cover fixed charges by $10.6 million, $99.9 million and $91.0 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortized discounts related to indebtedness and that portion of rent expenses deemed to be interest.



(6) On June 2, 2000, we sold all of the outstanding shares of Smartcom to Endesa, so potential customer and customer data for Smartcom has been omitted.



(7) These amounts assume the acquisition by Leap of wireless licenses representing approximately 1.2 million potential customers from PCS Devco, approximately 5.0 million potential customers from Radiofone, approximately
    1.3 million potential customers from Zuma, approximately 3.7 million potential customers from Beta, approximately 1.0 million potential customers from CM PCS and approximately 0.3 million potential customers from Center Point PCS. We completed the acquisition of wireless licenses from AirGate in January 2000. We have signed acquisition agreements with PCS Devco, Radiofone, Zuma, Beta, CM PCS and Center Point PCS, but the acquisitions have not been completed and remain subject to closing conditions, including FCC approval.



(8) As of the date of this prospectus, Leap owns 22.4% of the outstanding capital stock of Pegaso.



(9) Proportionate potential customers information is provided as of May 31, 2000, and represents our present equity share of the potential customers included in the licenses owned or to be acquired by our subsidiaries and ventures. As of May 31, 2000, we owned a 94.89% interest in Cricket Communications Holdings, Inc. and a 22.4% interest in Pegaso in Mexico. We presently own a 100% interest in Cricket Communications Holdings and a 22.4% interest in Pegaso.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should carefully consider the following risks before making an investment decision.

WE HAVE SUBSTANTIAL INDEBTEDNESS, AND WE MAY INCUR MORE INDEBTEDNESS

     The following table shows some important credit statistics.


                                                               AT MAY 31,
                                                                  2000
                                                              -------------
                                                              (IN MILLIONS)
Total debt..................................................     $782.5
Shareholders' equity........................................      422.6
Total debt as a percentage of total capitalization..........       54.0%


     The indenture limits, but does not prohibit, our incurrence of additional indebtedness. Moreover, the indenture permits us to incur an unlimited amount of indebtedness to finance the acquisition of equipment, inventory and network assets.

     Our substantial indebtedness will have important consequences to you. For example:

     - The debt service requirements of any additional indebtedness could make it more difficult for us to make payments on the notes.

     - Our ability to borrow additional money for working capital, capital expenditures, debt service requirements or other purposes will be limited.

     - A substantial portion of our future cash flow from operations, if any, will be used to pay principal and interest on our indebtedness and other obligations and will not be available for our business.

     - Our flexibility in planning for, or reacting to changes in, our business and our ability to take advantage of future business opportunities may be restricted.

     - We may have more indebtedness than certain of our competitors, which may place us at a competitive disadvantage.

     - We may be limited in our ability to react to changing market conditions, changes in our industry, or economic downturns.

     Our ability to pay interest on the notes and meet our other debt service obligations will depend on our future performance, which in turn depends on successful implementation of our strategy and on financial, competitive, regulatory, technical and other factors, many of which are beyond our control. If we cannot generate sufficient cash flow from operations to meet our debt service requirements, we may be required to refinance our indebtedness, including the notes. Our ability to obtain that financing will depend on our financial condition at the time, the restrictions in the agreements governing our indebtedness and other factors, including general market and economic conditions. If that refinancing were not possible, we could be forced to dispose of assets at unfavorable prices. In addition, we could default on our debt obligations, including our obligation to make payments on the notes.

WE HAVE A LIMITED OPERATING HISTORY

     We have only operated as an independent company since September 1998. Because we are at an early stage of development, we face risks generally associated with establishing a new business enterprise.

When considering our prospects, investors must consider the risks, expenses and difficulties encountered by companies in their early stages of development. These risks include possible disruptions and inefficiencies associated with rapid growth and workplace expansion, the difficulties associated with raising money to finance new enterprises and the difficulties of establishing a significant presence in highly competitive markets.

THE CRICKET BUSINESS STRATEGY IS UNPROVEN

     Our business strategy in the United States, marketed under the brand name Cricket, is to offer consumers a service plan that allows them to make and receive virtually unlimited local calls for a low, flat monthly rate. This strategy, which has been introduced in only two markets, is a new approach to marketing wireless services and may not prove to be successful. Our marketing efforts may not draw the volume of customers necessary to sustain our business plan, our capital and operating costs may exceed planned levels, and we may be unable to compete effectively with landline and other wireless service providers in our markets. In addition, potential customers may perceive the Cricket service to be less appealing than other wireless plans, which offer more features and options, including the ability to roam outside of the home service area. If our business strategy proves to be successful, other wireless providers are likely to adopt similar pricing plans and marketing approaches. Should our competitors choose to adopt a strategy similar to the Cricket strategy, some of them may be able to price their services more aggressively or attract more customers because of their stronger market presence and geographic reach and their larger financial resources.

THE FCC'S DECISION THAT WE ARE QUALIFIED TO HOLD C-BLOCK AND F-BLOCK LICENSES IS SUBJECT TO REVIEW AND APPEAL

     Our business plan anticipates and depends on our acquisition and operation of C-Block and F-Block licenses in the U.S. We believe that currently C-Block and F-Block licenses are generally more available and are less expensive to obtain than licenses in other FCC auction blocks, partly because a licensee may hold these licenses only if it qualifies as a "designated entity" under FCC rules.

     In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses. The order approved our acquisition of the 36 C-Block licenses for which we were the highest bidder in the FCC's 1999 spectrum re-auction, and the transfer of three F-Block licenses from AirGate to one of our subsidiaries which cover portions of North Carolina, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued to us the 36 re-auctioned licenses. In addition, in March 1999, the FCC approved the transfer to us of 11 C-Block licenses from Chase Telecommunications and one C-Block license from PCS Devco.

     Each of the conditions imposed by the FCC has been satisfied. We have a continuing obligation, during the designated entity holding period for our C-Block and F-Block licenses, to limit our debt to Qualcomm to 50% or less of our outstanding debt and to ensure that persons who are or were previously officers or directors of Qualcomm do not comprise a majority of our board of directors or a majority of our officers. If we fail to continue to meet any of the conditions imposed by the FCC or otherwise fail to maintain our qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on our business and financial condition.


     Various parties previously challenged our qualification to hold C-Block and F-Block licenses, which challenges were rejected in the FCC's July 1999 order. One of these parties, a wireless operating company, has requested that the FCC review its order, as well as the order consenting to the transfer of licenses to us from Chase Telecommunications and PCS Devco, and has opposed all of our pending assignment or transfer applications at the FCC. In addition, Nextel Communications, Inc. has opposed one of our pending FCC applications, alleging that we may no longer be compliant with C- and F-Block

"total asset" eligibility requirements. Further judicial review of the FCC's orders granting us licenses is possible.


     We may not prevail in connection with any such appeal and we may not remain qualified to hold C-Block or F-Block licenses. If the FCC determines that we are not qualified to hold C-Block or F-Block licenses, it could take the position that all of our licenses should be divested, cancelled or reauctioned.

OUR ABILITY TO SERVICE THE NOTES DEPENDS ON OUR ABILITY TO GET CASH FROM OUR SUBSIDIARIES

     Leap, the issuer of the notes, is a holding company with no independent operations or significant assets other than the stock of our subsidiaries and investments in our joint ventures. The cash flow and consequent ability of Leap to service its debt obligations, including the notes, are dependent upon the ability of Leap to receive cash from its subsidiaries. These subsidiaries are separate legal entities and, except for Cricket Communications Holdings, which is a guarantor of the notes, have no obligations to pay amounts due under the notes or to make funds available for such payment. In addition, applicable law of the jurisdictions in which these subsidiaries are organized or contractual or other obligations, including vendor financing agreements, to which they are subject may limit their ability to pay dividends or make payments on intercompany loans. Claims of creditors of these subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the holders of Leap's debt, including the notes. Accordingly, the notes will generally be effectively subordinated to the liabilities of these subsidiaries.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT

     The notes are not secured by any of our assets except the pledged securities as described under "Description of the Notes -- Security." We expect to incur future indebtedness which may be secured, particularly through equipment, network or working capital financings. If we default on our other secured indebtedness, or in the event of our bankruptcy, liquidation or reorganization, our assets would be available to pay our obligations on the notes only after we had made all payments on that secured debt. To the extent that the value of the encumbered assets was insufficient to repay our secured debt, holders of that secured debt would be entitled to share in any of our remaining assets on parity with you and other unsecured creditors.

OUR DEBT INSTRUMENTS CONTAIN PROVISIONS AND REQUIREMENTS THAT COULD LIMIT OUR ABILITY TO PURSUE BORROWING OPPORTUNITIES

     The restrictions contained in the indenture, and the restrictions contained in the senior debt of our subsidiaries, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and engage in opportunistic transactions, such as the acquisition of wireless licenses. Our senior debt, among other things, restricts our ability and the ability of our subsidiaries and our future subsidiaries to do the following:

     - create liens;

     - make certain payments, including payments of dividends and distributions in respect of capital stock;

     - consolidate, merge and sell assets;

     - engage in certain transactions with affiliates; and

     - fundamentally change our business.

     In addition, our senior debt requires us to maintain certain ratios, including:

     - leverage ratios;

     - interest coverage ratios; and

     - fixed charges ratios;

and to satisfy certain tests, including tests relating to:

     - minimum covered population in order to incur additional indebtedness; and

     - minimum number of subscribers to our services in order to incur additional indebtedness.

     We may not satisfy the financial ratios and tests under our senior debt due to events that are beyond our control. If we fail to satisfy any of the financial ratios and tests, we could be in default under our senior debt or may be limited in our ability to access additional funds under our senior debt, which could result in our being unable to make payments on the notes.

THE GUARANTEE OF THE NOTES DOES NOT PROVIDE SIGNIFICANT ADDITIONAL ASSURANCE OF PAYMENT TO THE HOLDERS OF THE NOTES

     The notes are guaranteed on a senior, unsecured basis by Cricket Communications Holdings. Cricket Communications Holdings is a holding company with no independent operations or significant assets other than the stock of Cricket Communications, Inc. Cricket Communications Holdings is not expected to generate income from operations or acquire additional assets in the future. Accordingly, the guarantee does not provide any significant additional assurance of payment to the holders of the notes.

     Enforcement of the guarantee against Cricket Communications Holdings or any future guarantors would be subject to some defenses available to guarantors generally, and would also be subject to some defenses available to Leap regarding enforcement of the notes, including, without limitation, the right to force the Trustee to exercise its remedies prior to commencement of any action on the guarantee. Cricket Communications Holdings will waive, with respect to the notes, all such defenses to the extent it may legally do so. See "Description of the Notes -- Guarantee."

FRAUDULENT CONVEYANCE CONSIDERATIONS -- FEDERAL AND STATE COURTS MAY UNDER SPECIFIC CIRCUMSTANCES VOID GUARANTEES

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee of Cricket Communications Holdings could be voided, or claims in respect of the guarantee could be subordinated to all other debts of Cricket Communications Holdings if, among other things, Cricket Communications Holdings, at the time it incurred the indebtedness evidenced by the guarantee: (1) received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and was insolvent or rendered insolvent by reason of such incurrence; (2) was engaged in a business or transaction for which Cricket Communications Holdings' remaining assets constituted unreasonably small capital; or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature. In addition, any payment by Cricket Communications Holdings pursuant to the guarantee could be voided and required to be returned to Cricket Communications Holdings, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if: (1) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; (2) if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or (3) it could not pay its debts as they become due.

     The indenture requires that certain future domestic subsidiaries guarantee the notes. These considerations will also apply to these guarantees.

THE BANKRUPTCY LAWS MAY REDUCE YOUR CLAIM IN THE EVENT OF OUR INSOLVENCY

     If a bankruptcy case were commenced by or against us under the U.S. Bankruptcy Code after the issuance of the notes, your claim with respect to the principal amount of the notes may be limited to an amount equal to the sum of the initial offering price and that portion of the original issue discount that is not deemed to constitute unmatured interest for purposes of the U.S. Bankruptcy Code. Any original issue discount that had not amortized as of the date of the bankruptcy filing could constitute unmatured interest for purposes of the U.S. Bankruptcy Code. To the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, you may recognize taxable gain or loss upon payment of your claim in bankruptcy.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES FOR REGISTERED NOTES, YOUR NOTES WILL CONTINUE TO HAVE RESTRICTIONS ON TRANSFER

     If you do not exchange your outstanding notes for registered notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances described in the registration rights agreement discussed in the section "Description of Notes -- Registration Rights."

THE ISSUANCE OF THE REGISTERED NOTES MAY ADVERSELY AFFECT THE MARKET FOR OUTSTANDING NOTES

     If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer -- Consequences of Failure to Exchange."

YOU MAY FIND IT DIFFICULT TO SELL YOUR REGISTERED NOTES BECAUSE NO PUBLIC TRADING MARKET FOR THE REGISTERED NOTES EXISTS

     The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to list the registered notes on any national securities exchange or to seek the admission of the registered notes for quotation through the Nasdaq Stock Market, Inc. Although Morgan Stanley & Co. presently intends to make a market in the registered notes, Morgan Stanley is not obligated to do so, and they may discontinue any market-making activity with respect to the notes at any time without notice. In addition, the registered notes will not be eligible for trading on the PORTAL Market.

     Accordingly,

     - a market for the registered notes may not develop;

     - you may not be able to sell your registered notes; and

     - you may not be able to sell your registered notes at any particular price.

WE HAVE HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES AND OUR EARNINGS IN THE FUTURE MAY NOT BE SUFFICIENT TO COVER THOSE FIXED CHARGES


     For the years ended August 31, 1999, 1998, 1997 and 1996, and the pro forma year ended August 31, 1999, our earnings were insufficient to cover fixed charges by approximately $47.6 million, $23.6 million, $1.4 million, $0.4 million, and $77.8 million, respectively. For the six months ended February 29, 2000 and February 28, 1999 and the pro forma six months ended February 29, 2000, our earnings were insufficient to cover fixed charges by $99.9 million, $10.6 million and $91.0 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortized discounts and related indebtedness and that portion of rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges, including our obligations on the notes.


WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES


     Leap experienced net losses of approximately $32.2 million in the third quarter of fiscal 2000, $83.0 million in the second quarter of fiscal 2000, $46.3 million in the first quarter of fiscal 2000, $164.6 million in fiscal 1999, $46.7 million in fiscal 1998 and $5.2 million in fiscal 1997. According to generally accepted accounting principles, Leap must recognize some or all of its subsidiaries' losses. These losses are likely to be significant for the next several years as we launch service in new markets and seek to increase our customer bases in new and existing markets. We may not generate profits in the short term or at all. If we fail to achieve profitability, that failure could have a negative effect on the market value of our common stock.


LEAP MAY FAIL TO RAISE REQUIRED CAPITAL

     We require significant additional capital to build-out and operate planned networks and for general working capital needs. We also require additional capital to invest in any new wireless opportunities, including capital for license acquisition costs. Capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital. Developing companies in emerging markets such as Latin America have found it particularly difficult to raise capital. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in one or more of our subsidiaries or other ventures earlier than planned or at a "distressed sale" price.

ADVERSE REGULATORY CHANGES COULD IMPAIR OUR ABILITY TO MAINTAIN EXISTING LICENSES AND OBTAIN NEW LICENSES

     We must maintain our existing telecommunications licenses and those we acquire in the future to continue offering wireless telecommunications services. Changes in regulations or failure to comply with the terms of a license or failure to have the license renewed could result in a loss of the license, penalties and fines. For example, we could lose a license if we fail to construct or operate a wireless network as required by the license. If we lose a license, that loss could have a material adverse effect on our business and financial condition.

     State regulatory agencies, the FCC, the U.S. Congress, the courts and other governmental bodies regulate the operation of wireless telecommunications systems and the use of licenses in the U.S. The FCC, Congress, the courts or other federal, state or local bodies having jurisdiction over our operating companies may take actions that could have a material adverse effect on our business and financial condition.

     The FCC has announced plans to hold a reauction of C-Block and F-Block licenses in November 2000. In connection with this reauction, a number of large carriers, including SBC Communications, Inc., Nextel Communications, Inc., BellSouth Corporation, Bell Atlantic Corporation and AT&T Wireless Services, Inc. have requested that the FCC, via waiver or a rulemaking proceeding, relax the eligibility rules for acquiring C-Block and F-Block licenses, so that these and possibly other large companies would be able to compete with us and other designated entities and small businesses in acquiring C-Block and F-Block licenses. The FCC has, in response to these petitions and requests, initiated an expedited rulemaking proceeding to examine the issue, as well as other rules related to the holding or transfer of C-Block or F-Block licenses. While we have vigorously opposed the relaxation of the designated eligibility rules, FCC action relaxing them could have a material adverse effect on our business and financial condition, including our ability to continue acquiring C-Block and F-Block licenses.


     Foreign governmental authorities regulate the operation of wireless telecommunications systems and the use of licenses in the foreign countries in which we operate. In some cases, the regulatory authorities also operate our competitors. Changes in the current regulatory environment of these markets could have a negative effect on us. In addition, the regulatory frameworks in some of these countries are relatively new, and the interpretation of regulations is uncertain.

     We believe that acquiring new telecommunications licenses will be highly competitive. If we are not able to obtain new licenses, or could not otherwise participate in companies that obtain new licenses, our ability to expand our operations would be limited.

WE HAVE ENCOUNTERED RELIABILITY PROBLEMS DURING THE INITIAL DEPLOYMENT OF OUR NETWORKS


     As is typical with newly-constructed networks, we and the companies that we have agreed to acquire have experienced reliability problems with respect to network infrastructure equipment in initial years of operation. We are working with equipment suppliers to address these problems. Chase Telecommunications is in the process of replacing the majority of its network infrastructure in Chattanooga with equipment from a different vendor that we believe is better suited to the high usage patterns of the Cricket service. Replacing system components requires significant expenditures and diverts management's attention from other matters. If our network infrastructure equipment ultimately fails to perform as expected, that failure could have a material adverse effect on our business and financial condition.


WE MAY EXPERIENCE DIFFICULTIES IN CONSTRUCTING AND OPERATING OUR
TELECOMMUNICATIONS NETWORKS

     We will need to construct new telecommunications networks and expand existing networks. We will heavily depend on suppliers and contractors to successfully complete these complex construction projects. We may experience quality deficiencies, cost overruns and delays on these construction projects, including deficiencies, overruns and delays not within our control or the control of our contractors. In addition, the construction of new telecommunications networks requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. Failure to receive these approvals in a timely fashion can delay system rollouts and can raise the costs of completing construction projects. Pegaso's launch of commercial service in Mexico City was delayed several months due to delays in obtaining the required permits from local authorities for cell site construction.

     We may not complete construction projects within budget or on a timely basis. A failure to satisfactorily complete construction projects could jeopardize wireless licenses and customer contracts. As a result, a failure of this type could have a material adverse effect on our business and financial condition.

     Even if we complete construction in a timely and cost effective manner, we will also face challenges in managing and operating our telecommunications systems. These challenges include operating and maintaining the telecommunications operating equipment and managing the sales, advertising, customer support, billing and collection functions of the business. Our failure in any of these areas could undermine customer satisfaction, increase customer turnover, reduce revenues and otherwise have a material adverse effect on our business and financial condition.

IF WE EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER, OUR COSTS COULD INCREASE

     Many providers in the U.S. personal communications services, or PCS, industry have experienced a high rate of customer turnover as compared to cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto cellular networks, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. If our competitors choose to provide a service plan with pricing similar to the Cricket service, competitive factors could also cause increased customer turnover. A high rate of customer turnover could reduce revenues and increase marketing costs in order to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business and financial condition.

CALL VOLUME UNDER CRICKET FLAT PRICE PLANS COULD EXCEED THE CAPACITY OF OUR WIRELESS NETWORKS

     Our Cricket strategy in the U.S. is to offer consumers a service plan that allows them to make virtually unlimited local calls for a low, flat monthly rate. Our business plans for this strategy assume that Cricket customers will use their wireless phones for substantially more minutes per month than customers who purchase service from other providers under more traditional plans. We intend to design our U.S. networks to accommodate the expected high call volume. Although we believe CDMA-based networks will be well suited to support high call volumes, if wireless use by Cricket customers exceeds the capacity of our future networks, service quality may suffer, and we may be forced to raise the price of Cricket service to reduce volume or otherwise limit the number of new customers. If our planned networks cannot handle the call volumes they experience, our competitive position and business prospects in the U.S. could be materially adversely affected.

RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS


     We face many risks from our international activities. Pegaso in Mexico largely depends on the Mexican economy. The Mexican market is subject to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product.



     Mexico's currency and financial markets continue to experience volatility. The impact on the Mexican economy of the economic crisis that began in Asia and then spread to Eastern Europe and Brazil has affected the ability of Mexican companies to access the capital markets. The ability of Mexican companies to access the capital markets may not improve and may deteriorate further in the future. The economy of Mexico historically is affected by fluctuations in the price of oil and petroleum products. Fluctuations in the prices of these products and continuing political tensions in Mexico could negatively impact our prospects in Mexico.



     In addition, foreign laws and courts govern many of the agreements of Pegaso. Other parties may breach or may make it difficult to enforce these agreements.

OUR RESULTS OF OPERATIONS MAY BE HARMED BY FOREIGN CURRENCY FLUCTUATIONS



     We are exposed to risk from fluctuations in foreign currency rates, which could impact our results of operations and financial condition. Although we report our financial statements in U.S. dollars, Pegaso reports its results in Mexican pesos. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the applicable local currency will affect our results of operations as well as the value of our ownership interest in Pegaso and other future foreign ventures. We do not currently hedge against foreign currency exchange rate risks.



     Generally, our international ventures generate revenues that are paid in their local currency. However, many of these ventures' major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the national currency of an international venture could significantly increase the venture's expenses and could have a material adverse effect on our business and financial condition. For example, our international ventures may be unable to satisfy their obligations under equipment supply agreements denominated in U.S. dollars in the event of currency devaluations. In some developing countries, including Mexico, significant currency devaluations relative to the U.S. dollar have occurred and may occur again in the future. In such circumstances, Leap and its international ventures may experience economic loss with respect to the collectability of payments from their business partners and customers and the recoverability of their investments.


WE FACE SIGNIFICANT COMPETITION

     The wireless telecommunications industry generally is very competitive and competition is increasing. Unlike many wireless providers, we also intend to compete directly with landline service providers in the telecommunications industry. Many competitors have substantially greater resources than we have, and we may not be able to compete successfully.


     In the U.S., we will compete directly with other wireless providers and traditional landline carriers in each of our markets, many of whom have greater resources than we do and entered the market before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. Furthermore, the FCC is actively pursuing policies designed to increase the number of wireless competitors in each of our markets. The FCC will soon auction licenses that will authorize the entry of two additional wireless providers in each market. In addition, other wireless providers in the U.S. could attempt to implement our domestic strategy of providing unlimited local service at a low, flat monthly rate if our strategy proves successful. The landline services with which we will compete are already used by some of our potential customers, and we may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.



     Although the deployment of advanced telecommunications services is in its early stages in many developing countries, we believe competition is increasing as businesses, and foreign governments realize the market potential of telecommunications services. In Mexico, a number of international telecommunications companies, including Bell Atlantic, AT&T, MCI, Motorola, Nextel and SBC, as well as local competitors such as Telmex and other Mexican telecommunications companies, continue to actively engage in developing telecommunications services. Pegaso also competes against landline carriers, including government-owned telephone companies. We also expect the prices that Pegaso may charge for its products and services in some regions will decline over the next few years as competition increases in its markets. Our competitors in Mexico have greater financial resources and more established operations than Pegaso. Pegaso is at an early stage of development and may not be able to compete successfully.

     We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. We may compete in the future with companies who offer new technologies and market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless communications service, which may make their services more attractive to customers. In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of traditional landline telephone services as do we, energy companies, utility companies and cable operators who expand their services to offer communications services.

THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY

     We have employed digital wireless communications technology based on CDMA technology. We are required under an agreement entered into with Qualcomm in connection with our spin-off to use only cdmaOne systems in international operations through January 2004. Other digital technologies may ultimately prove to have greater capacity or features and be of higher quality than CDMA. If another technology becomes the preferred industry standard in any of the countries in which we operate, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures or implement new technology on a timely basis, or at an acceptable cost. If CDMA technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our business and financial condition. For a more detailed discussion of CDMA technology see "Business -- CDMA Technology."

IF WIRELESS HANDSETS POSE HEALTH AND SAFETY RISKS, WE MAY BE SUBJECT TO NEW REGULATIONS, AND DEMAND FOR OUR SERVICES MAY DECREASE

     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that digital technologies pose health concerns and cause interference with hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our wireless service.

IF AN EVENT CONSTITUTING A CHANGE IN CONTROL OF LEAP OCCURS, WE MAY BE UNABLE TO FULFILL OUR OBLIGATION TO PURCHASE YOUR NOTES

     Under the indenture governing the notes we will be permitted to incur senior debt in the future with terms that could prohibit us from purchasing any of the notes before their stated maturity. Under the indenture, upon a change in control we will, subject to some contractual limitations, be required to make an offer to repurchase all of the notes. In the event we become subject to a change in control at a time when we are prohibited from purchasing the notes, we may be required to seek the consent of the holders of our other senior debt to purchase the notes or attempt to refinance the debt that contains the prohibition. If we do not obtain a consent or repay the other senior debt, our failure to purchase the tendered notes could constitute an event of default under the indenture, which would in turn result in a default under the senior debt. Even if we obtain the consent, we may not have sufficient resources to repurchase the notes following the change in control.

THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS

     We believe our success depends on the contributions of a number of our key personnel. These key personnel include Harvey P. White, Chairman of the Board and Chief Executive Officer of Leap, and Susan G. Swenson, President and Chief Operating Officer of Leap and Chief Executive Officer of our Cricket Communications subsidiary. If we lose the services of key personnel, that loss could materially harm our business. We do not maintain "key person" life insurance on any employee.


BECAUSE THE SENIOR DISCOUNT NOTES AND THE SENIOR NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT, YOU WILL HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH TO THE EXTENT OF THE ORIGINAL ISSUE DISCOUNT



     The senior discount notes and the senior notes were issued at a substantial discount from their principal amount at maturity. Original issue discount, i.e., the difference between the stated redemption price at maturity of the notes, including all cash payments of principal and interest, and the issue price of the notes (other than stated interest on the senior notes), unless the amount is considered de minimis, will accrue from the issue date of the notes and will be included in your gross income for federal income tax purposes before you receive the cash payment of such interest. U.S. federal income tax law may postpone or limit our interest deduction for original issue discount. See "Certain U.S. Federal Tax Considerations."


A DETERMINATION THAT LEAP IS AN INVESTMENT COMPANY COULD ADVERSELY AFFECT OUR BUSINESS


     Our ownership interest in Pegaso was 22.4% as of May 31, 2000, and we expect that future investments in ventures will include ownership interests of less than 50% and that our interests will vary over time as the ventures raise additional capital. As a result, we could be subject to the registration requirements of the Investment Company Act of 1940. The Investment Company Act of 1940 requires registration of companies that engage primarily in the business of investing in stock. Because we intend to actively participate in the business operations of our subsidiaries and other ventures, we do not believe that we are primarily engaged in the business of investing in stock. We intend to monitor and adjust our interests in our ventures to the extent practical to avoid being subject to the Investment Company Act of 1940. In addition, to clarify our status under the Investment Company Act of 1940, in September 1998 we filed a request for an exemptive order from the SEC declaring Leap to be primarily engaged in a business other than investing in stock. The SEC has not yet ruled on our application and we are in the process of responding to their comments. The requested exemptive order may not be granted. If we must register as an investment company under the Investment Company Act of 1940, compliance with these regulations will negatively impact our business.


YEAR 2000 RELATED SYSTEM FAILURES OR MALFUNCTIONS COULD HARM OUR BUSINESS

     As of the date of this prospectus, our systems have operated without any apparent Year 2000 related problems and appear to be Year 2000 compliant. We are not aware that any of our primary vendors or systems maintained by third parties, such as landline, long-distance and power systems, have experienced significant Year 2000 compliance problems. However, while no such problem has been discovered as of the date of this prospectus, Year 2000 issues may not become apparent immediately and, therefore, Leap may be affected in the future. We will continue to monitor the issue and work to remediate any Year 2000 issues that may arise.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Leap, including, among other things:

     - the ability to successfully deploy wireless networks;

     - the ability to raise sufficient funds to finance such deployment;

     - the ability to control costs relating to constructing, expanding and operating the networks;

     - the ability to close pending asset acquisitions and dispositions;

     - the ability to attract new subscribers and the rate of growth of the subscriber base;

     - the usage and revenue generated from subscribers;

     - the range of services offered;

     - the ability to effectively manage growth and the intense competition in the wireless communications industry, as well as conditions governing the use of network licenses set by various government and regulatory authorities; and

     - developments in current or future litigation.

     You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Leap as of February 29, 2000. You should read this table together with "Selected Consolidated Financial Data and Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined and consolidated financial statements and related notes appearing elsewhere in this prospectus.

     The unaudited pro forma financial data are derived from the unaudited pro forma financial information that gives effect to:


     - the acquisition of substantially all the assets of Chase
       Telecommunications Holdings in March 2000;



     - Leap's sale on June 2, 2000 of all of the outstanding shares in Smartcom, S.A.;


     - Leap's acquisition of wireless licenses from AirGate in January 2000; and

     - Leap's pending wireless license acquisitions from PCS Devco, Radiofone, Zuma, Beta, CM PCS and Center Point PCS, as if they had already occurred.


                                                          AS OF FEBRUARY 29, 2000
                                                          -----------------------
                                                           ACTUAL      PRO FORMA
                                                          ---------    ----------
                                                              (IN THOUSANDS,
                                                            EXCEPT SHARE DATA)
Cash and cash equivalents...............................  $ 599,935    $  729,216
                                                          =========    ==========
Restricted cash equivalents and investments(1)..........  $ 108,478    $   79,536
                                                          =========    ==========
Short-term debt(2)......................................  $  32,007    $       --
                                                          =========    ==========
Long-term debt:
  Lucent credit agreement(3)............................  $  21,027    $   54,128
  Deferred payment and credit agreements(4).............    119,484            --
  Note payable to Telex-Chile...........................     17,082            --
  Debt obligations to the FCC(5)........................      9,346        82,650
  12 1/2% Senior Notes due 2010.........................    156,606       156,606
  14 1/2% Senior Discount Notes due 2010................    229,331       229,331
                                                          ---------    ----------
          Total long-term debt..........................    552,876       522,715
                                                          ---------    ----------
Stockholders' equity:
  Common stock(6), 75,000,000 shares authorized,
     24,841,412 shares issued and outstanding,
     25,336,911 shares issued and outstanding on a pro
     forma basis(7).....................................          3             3
  Additional paid-in capital(7).........................    787,887       846,690
  Accumulated deficit...................................   (346,134)      (76,211)
  Accumulated other comprehensive loss..................     (6,075)       (6,075)
                                                          ---------    ----------
          Total stockholders' equity....................    435,681       764,407
                                                          ---------    ----------
          Total capitalization..........................  $ 988,557    $1,287,122
                                                          =========    ==========


-------------------------

(1) Restricted cash equivalents and investments reflect $79.5 million of the proceeds of the units offering, including accrued interest, which have been pledged to secure the first seven interest payments on the Senior Notes and $28.9 million of pledged collateral to secure Leap's obligations under letters of credit used to secure bank loans to Smartcom. Leap's cash collateral was released as a result of the sale of Smartcom on June 2, 2000.



(2) Leap had loans payable to banks in Chile of $10.3 million and $7.6 million which bore interest at rates of 8.2% and 7.85% per annum, respectively, and were due to be repaid in September 2000. Smartcom had loans payable to a bank of $14.1 million which bore interest at the weighted-average rate of 7.01% per annum and are due to be repaid in July 2000. These bank loans have been repaid by Leap or assumed by Endesa, as applicable, as a result of the sale of Smartcom on June 2, 2000.


(3) A subsidiary of Leap has entered into an agreement with Lucent Technologies, Inc. for the purchase of infrastructure products and services. Lucent agreed to finance these purchases plus additional working capital under a credit facility.


(4) Qualcomm and Smartcom have entered into deferred payment and credit agreements under which Qualcomm agreed to defer collection of amounts related to Smartcom's purchase of equipment, software and services from Qualcomm. Qualcomm released Leap and Inversiones Leap Wireless Chile from all of their respective obligations under the deferred payment and credit agreements in connection with the sale of Smartcom on June 2, 2000.



(5) As part of the consideration for wireless licenses acquired from AirGate in January 2000, Leap assumed $11.1 million ($9.6 million, net of discount) of debt obligations to the FCC. Under the purchase method of accounting, this obligation, which bears interest at a below-market rate, has been recorded at its fair value assuming an interest rate of 10.75%. The Pro Forma amount includes the debt obligations to the FCC in connection with the acquisition of Chase Telecommunications of $78.8 million, and pending wireless license acquisitions from PCS Devco, Radiofone and CM PCS of $0.9 million, $1.5 million and $0.6 million, respectively. The fair value of these obligations included in the Pro Forma amount are $70.3 million, $0.9 million, $1.5 million and $0.6 million, respectively. We completed the acquisition of Chase Telecommunications in March 2000. The other acquisitions have not yet been consummated and remain subject to certain conditions, including FCC approval.


(6) Each share of our common stock includes a right to purchase one one-thousandth of a share of our Series A Junior Participating preferred stock issued in connection with our rights plan.


(7) The Pro Forma amount includes 232,754, 170,374 and 92,371 shares of Leap's common stock to be issued as consideration for pending wireless license acquisitions from Radiofone, from three subsidiaries of Zuma and from PCS Devco, respectively. These acquisitions have not yet been consummated and remain subject to certain conditions, including FCC approval.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     AND UNAUDITED PRO FORMA FINANCIAL DATA

     The following tables contain selected historical consolidated statement of operations data, consolidated balance sheet data and other financial data for Leap. The historical consolidated financial data for the fiscal years ended August 31, 1997, 1998 and 1999 are derived from the audited consolidated financial statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data as of February 29, 2000 and for the six months ended February 28, 1999 and February 29, 2000 are derived from the unaudited consolidated financial statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data for the fiscal year ended August 31, 1996 are derived from the audited consolidated financial statements of Leap which are not included in this prospectus. The historical consolidated statement of operations gives effect to the distribution of Leap common stock as if it had occurred as of September 1, 1995.

     The unaudited pro forma financial data are derived from the unaudited pro forma financial information that gives effect to:


     - the acquisition of substantially all the assets of Chase
       Telecommunications Holdings in March 2000;



     - Leap's sale on June 2, 2000 of all the outstanding shares of Smartcom, S.A.;


     - Leap's acquisition of wireless licenses from AirGate in January 2000; and

     - Leap's pending wireless license acquisitions from PCS Devco, Radiofone, Zuma, Beta, CM PCS and Center Point PCS, as if they had already occurred.


     The unaudited pro forma financial data are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma consolidated balance sheet data give effect to the acquisition of substantially all the assets of Chase Telecommunications Holdings, the sale of all of the outstanding shares of Smartcom and the pending acquisitions of wireless licenses as if they had occurred as of February 29, 2000. The unaudited pro forma consolidated statement of operations data gives effect to the acquisition of substantially all the assets of Chase Telecommunications Holdings, the sale of all of the outstanding shares of Smartcom, the acquisition of wireless licenses from AirGate and the pending acquisitions of wireless licenses from PCS Devco, Radiofone, Zuma, Beta, CM PCS and Center Point PCS, as if they had occurred as of September 1, 1998. The unaudited pro forma financial data are provided for illustrative purposes only and do not purport to represent what Leap's results of operations or financial condition actually would have been had these acquisitions in fact occurred on such dates or to project Leap's results of operations or financial condition for any future period or date.

     These tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements and unaudited pro forma financial information included elsewhere in this prospectus.


                                            YEAR ENDED AUGUST 31,                                  SIX MONTHS ENDED
                          ---------------------------------------------------------   ------------------------------------------
                                                                             PRO                                     PRO FORMA
                                                                            FORMA     FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 29,
                           1996      1997(1)      1998(1)       1999        1999        1999(1)          2000           2000
                          -------   ----------   ----------   ---------   ---------   ------------   ------------   ------------
                                    (RESTATED)   (RESTATED)                            (RESTATED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA(2):
Operating revenues......  $    --    $     --     $     --    $   3,907   $   4,522     $     --      $  14,283       $  5,361
Operating expenses:
  Cost of operating
    revenues............       --          --           --       (3,810)     (7,513)          --        (22,462)        (8,104)
  Selling, general and
    administrative
    expenses............     (396)     (1,361)     (23,888)     (28,745)    (31,506)      (8,284)       (33,041)       (19,141)
  Depreciation and
    amortization........       --          --           --       (5,824)     (8,157)        (265)       (10,248)       (19,858)
                          -------    --------     --------    ---------   ---------     --------      ---------       --------
      Total operating
        expenses........     (396)     (1,361)     (23,888)     (38,379)    (47,176)      (8,549)       (65,751)       (47,103)
                          -------    --------     --------    ---------   ---------     --------      ---------       --------
  Operating loss........     (396)     (1,361)     (23,888)     (34,472)    (42,654)      (8,549)       (51,468)       (41,742)
Equity in net loss of
  unconsolidated
  wireless operating
  companies.............       --      (3,793)     (23,118)    (100,300)    (66,271)     (35,408)       (50,059)       (29,897)
Write-down of
  investments in
  unconsolidated
  wireless operating
  companies.............       --          --           --      (27,242)    (27,242)          --             --             --
Interest income.........       --          --          273        2,505       2,453        1,825          1,577          1,457
Interest expense........       --          --           --      (10,356)    (24,508)      (1,913)       (21,120)       (23,907)
Foreign currency
  transaction losses....       --          --           --       (7,211)         --           --         (1,396)            --
Gain on sale of wholly
  owned subsidiary......       --          --           --        9,097       9,097           --             --             --
Gain on issuance of
  stock by
  unconsolidated
  wireless operating
  company...............       --          --           --        3,609       3,609           --             --             --
Minority interest.......       --          --           --           --          --           --            518            518
Other income (expense),
  net...................       --          --           --         (243)        276           --         (2,868)        (2,465)
                          -------    --------     --------    ---------   ---------     --------      ---------       --------
Loss before
  extraordinary item....     (396)     (5,154)     (46,733)    (164,613)  $(145,240)     (44,045)      (124,816)      $(96,036)
                                                                          =========                                   ========
Extraordinary loss on
  early extinguishment
  of debt...............       --          --           --           --                       --         (4,422)
                          -------    --------     --------    ---------                 --------      ---------
Net loss................  $  (396)   $ (5,154)    $(46,733)   $(164,613)                $(44,045)     $(129,238)
                          =======    ========     ========    =========                 ========      =========
Basic and diluted net
  loss per common
  share(3):
  Loss before
    extraordinary
    item................  $ (0.02)   $  (0.29)    $  (2.65)   $   (9.19)  $   (7.89)    $  (2.49)     $   (6.31)      $  (4.73)
                                                                          =========                                   ========
  Extraordinary loss....       --          --           --           --                       --          (0.22)
                          -------    --------     --------    ---------                 --------      ---------
Net loss per common
  share.................  $ (0.02)   $  (0.29)    $  (2.65)   $   (9.19)                $  (2.49)     $   (6.53)
                          -------    --------     --------    ---------                 --------      ---------
Shares used to calculate
  basic and diluted net
  loss per common
  share(3)..............   17,648      17,648       17,648       17,910      18,406       17,717         19,788         20,289
                          =======    ========     ========    =========   =========     ========      =========       ========

                                            YEAR ENDED AUGUST 31,                                  SIX MONTHS ENDED
                          ---------------------------------------------------------   ------------------------------------------
                                                                             PRO                                     PRO FORMA
                                                                            FORMA     FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 29,
                           1996      1997(1)      1998(1)       1999        1999        1999(1)          2000           2000
                          -------   ----------   ----------   ---------   ---------   ------------   ------------   ------------
                                    (RESTATED)   (RESTATED)                            (RESTATED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
EBITDA(4)...............  $  (396)   $ (5,154)    $(47,006)   $(150,938)  $(115,028)    $(43,692)     $ (99,447)      $(53,728)
Capital expenditures....       --          --           --       (6,864)                  (2,950)       (55,298)
Net cash used in
  operating
  activities............     (285)     (1,193)     (18,378)     (34,105)                 (13,572)       (35,019)
Net cash used in
  investing
  activities............       --     (46,000)    (140,742)    (158,333)                 (97,191)      (143,873)
Net cash provided by
  financing
  activities............      285      47,193      159,120      216,476                  116,835        750,858
Ratio of earnings to
  fixed charges(5)......       --          --           --           --                       --             --



                                                           AS OF AUGUST 31,                   AS OF FEBRUARY 29, 2000,
                                             ---------------------------------------------    ------------------------
                                             1996        1997          1998         1999        ACTUAL      PRO FORMA
                                             -----    ----------    ----------    --------    ----------    ----------
                                                      (RESTATED)    (RESTATED)
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................  $  --     $    --       $     --     $ 26,215    $  559,955    $  729,216
Working capital (deficit)..................   (111)       (279)       (14,789)       6,587       629,564       888,744
Restricted cash equivalents and
  investments..............................     --          --             --           --       108,478        79,536
        Total assets.......................     --      42,267        157,752      335,331     1,053,663     1,342,951
Long-term debt.............................     --          --             --      221,812       552,876       522,715
Stockholders' equity (deficit).............   (111)     41,988        142,963       70,900       435,681       764,407


-------------------------
(1) These amounts have been restated for the adoption during fiscal 1999 of the equity method retroactive to the initial date of Leap's investment in Chase Telecommunications Holdings. See Note 2 of the notes to the consolidated financial statements included elsewhere in this prospectus.

(2) For the fourth quarter of fiscal 1999, the financial statements of Smartcom are included in the consolidated financial data as a result of Leap's acquisition of the remaining 50% interest in Smartcom on April 19, 1999. Before the fourth quarter, Leap's investment in Smartcom was accounted for using the equity method of accounting.


(3) The basic and diluted net loss per common share for the year ended August 31, 1999 and for the six months ended February 28, 1999 and February 29, 2000 was calculated by dividing the net losses by 17,910,440, 17,717,486 and 19,788,203, respectively, the weighted average number of common shares outstanding during each of the periods. The basic and diluted net loss per common share for the pro forma year ended August 31, 1999 and pro forma six months ended February 29, 2000 was calculated by dividing the net losses by 18,405,939 and 20,289,147, respectively, the weighted average number of common shares outstanding during each of the periods. Leap was a wholly owned subsidiary of Qualcomm before September 23, 1998. The basic and diluted net loss per common share for the fiscal years ended August 31, 1996, 1997 (restated) and 1998 (restated) were calculated by dividing the net loss by the 17,647,685 shares of Leap common stock issued in the distribution to Qualcomm's stockholders on September 23, 1998.


(4) EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance and as a measure of debt service ability. It is not a measure of financial performance under generally accepted accounting principles.

(5) For the years ended August 31, 1996, 1997, 1998 and 1999 and the Pro Forma year ended August 31, 1999, our earnings were insufficient to cover fixed charges by $0.4 million, $1.4 million, $23.6 million, $47.6 million and $77.8 million, respectively. For the six months ended February 28, 1999 and February 29, 2000 and the Pro Forma six months ended February 29, 2000, our earnings were insufficient to cover fixed charges by $10.6 million, $99.9 million and $91.0 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortized discounts related to indebtedness and that portion of rent expenses deemed to be interest.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is based upon our financial statements as of the dates and for the periods presented in this section. You should read this discussion and analysis in conjunction with our financial statements and related notes contained in this prospectus.

     Except for the historical information contained herein, this document contains forward-looking statements reflecting management's current forecast of certain aspects of Leap's future. It is based on current information which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause or contribute to such differences, including factors relating to joint ventures and other entities in which we have interests, include, but are not limited to: the ability to successfully deploy wireless networks; the ability to raise sufficient funds to finance such deployment; the ability to control costs relating to constructing, expanding and operating the networks; the ability to close pending asset acquisitions and dispositions; the ability to attract new subscribers and the rate of growth of the subscriber base; the usage and revenue generated from subscribers; the range of services offered; the ability to effectively manage growth and the intense competition in the wireless communications industry, as well as conditions governing the use of network licenses set by various government and regulatory authorities; and developments in current or future litigation. The forward-looking statements should be considered in the context of these and other risk factors detailed in this prospectus, under the heading "Risk Factors." Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update the forward-looking statements contained herein to reflect future events or developments.

OVERVIEW

     Leap is a wireless communications carrier with a unique approach to providing digital wireless service that is designed to appeal to the mass market. We intend to transform wireless into a mass consumer product by deploying customer-oriented, low-cost, simple wireless services. We generally seek to address a much broader population segment than incumbent wireless operators have addressed to date. In the United States, we are employing a unique business strategy to extend the benefits of mobility to the mass market by offering wireless service under the brand name Cricket that is as simple as, and priced at rates competitive with, traditional landline service. Chase Telecommunications, Inc., a company we acquired in March 2000, introduced Cricket service in Chattanooga and Nashville, Tennessee in March 1999 and January 2000, respectively. To expand the Cricket service, we currently have acquired or agreed to acquire wireless licenses covering approximately 35 million potential customers.


     Internationally, we are involved in developing and operating a nationwide digital wireless system in Mexico. While our current emphasis is on our U.S.-based operations, we plan to focus our international efforts in markets primarily in the Americas where we believe the combination of unfulfilled demand and our attractive wireless service offerings will fuel rapid growth. In Mexico, we were a founding shareholder and have invested $100 million in Pegaso, a joint venture with Grupo Pegaso and Grupo Televisa, the largest media company in the Spanish-speaking world. We currently own 22.4% of Pegaso, which is deploying the first 100% digital wireless communications network in Mexico. Pegaso holds wireless licenses generally in the 1900 MHz band to provide nationwide service covering all of Mexico, with approximately 99 million potential customers.



     On June 2, 2000, we completed the sale of our Chilean operating subsidiary, Smartcom, S.A., to Endesa, S.A., a Spanish utility company. Under the terms of our agreement with Endesa, Endesa purchased all of the outstanding capital stock of Smartcom from our subsidiary, Inversiones Leap Wireless Chile, S.A., and its designated shareholder nominee (who held one share of the Series A preferred stock of Smartcom in order to comply with Chilean law which requires two shareholders for each Chilean sociedad anonima), in exchange for gross consideration of approximately $381.5 million, consisting of cash, three promissory notes and the release of cash collateral. In addition, the sale of the Smartcom shares resulted in the removal of approximately $191.4 million of Smartcom liabilities from our consolidated balance sheet.



     Smartcom held a nationwide wireless license in the 1900 MHz band and operated a nationwide digital wireless system in Chile. In April 1999, we acquired the remaining 50% of Smartcom that we did not already own. Subsequently, we recruited a new management team, upgraded the network capabilities and, in November 1999, relaunched service under a new brand name, SMARTCOM PCS. Smartcom's network is the only CDMA-based network in Chile.



     We are in the early stages of development and our financial results continue to reflect the considerable investment associated with completion of our network build-outs and the initial launch of commercial service in new markets. As we continue to expand our operations, our net operating losses and our proportionate share of the losses in our unconsolidated wireless operating companies are expected to grow.



     The term "operating company" refers to Cricket Communications, Chase Telecommunications and Pegaso.


RECENT OR PENDING ACQUISITIONS

     Chase Telecommunications. In March 2000, we completed the acquisition of substantially all of the assets of Chase Telecommunications Holdings, including wireless licenses. The purchase price included approximately $6.3 million in cash, the assumption of principal amounts of liabilities that totaled approximately $139.0 million at February 29, 2000, a warrant to purchase 1% of the common stock of our subsidiary Cricket Communications Holdings at an exercise price of $1.0 million, and contingent earn-out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition. The liabilities assumed included approximately $78.8 million in principal amounts owed to the FCC associated with the wireless licenses that bear interest at the rate of 7.0% per annum and must be repaid in quarterly installments of principal and interest through September 2006.


     Other Wireless Licenses. In September 1999, we agreed to acquire a wireless license covering the Dayton, Ohio market from PCS Devco for a purchase price of approximately $2.4 million in cash and the assumption of principal amounts of approximately $1.1 million in debt obligations to the FCC. Amounts owed to the FCC bear interest at the rate of 6.25% per annum and must be repaid in quarterly installments of principal and interest through July 2007. In addition, Leap agreed to transfer to PCS Devco a wireless license that covers 135,000 potential customers. Until closing, Leap was required to make PCS Devco's payments under its FCC debt, with any payments made by Leap reducing the cash payment to PCS Devco. In February 2000, the FCC consented to the transfer of PCS Devco's license to us, although the decision has not yet become a final order and as a result of a challenge by a third party, is currently subject to further administrative review. Because the decision did not become a final order prior to March 2000, the agreement was subject to termination by either party at its discretion. In May 2000, the parties amended the agreement to, among other things, revise the consideration payable and modify the conditions to closing. Under the revised agreement, PCS Devco will be merged into a subsidiary of Leap in exchange for (1) $8.1 million in cash, less the $1.1 million principal amount ($0.9 million net of discount) of the 6.25% per annum note due in June 2007 to the FCC related to the license and (2) $8.1 million of Leap common stock, with the number of shares of common stock issuable based on an average of market closing prices before the date the transaction closes. Prior to the closing, in lieu of the merger described above, PCS Devco may elect to assign the license directly to Leap in exchange for $16.2 million in cash, less the principal amount of FCC debt owed on the license. Under the revised agreement, Leap will retain the wireless license that it was to transfer to PCS Devco under the original agreement. The transaction is subject to customary closing conditions, although a final order regarding the FCC's consent is not a condition to closing under the amended agreement. We expect that the transaction will close in July after satisfaction of the closing conditions specified in the revised agreement. In the event that the transaction has not closed within 90 days after the later of July 31, 2000 or the date when all closing conditions have been satisfied or waived, it may be terminated by either party.


     In January 2000, we acquired three wireless licenses covering markets in North Carolina from AirGate for a purchase price of approximately $13.9 million in cash and the assumption of principal amounts of approximately $11.1 million in debt obligations to the FCC. Amounts owed to the FCC bear interest at the rate of 6.25% per annum and must be repaid in quarterly installments of principal and interest through April 2007.

     Also in January 2000, we agreed to acquire two wireless licenses covering the Pittsburgh, Pennsylvania and Denver, Colorado markets from Radiofone. The purchase price for the Pittsburgh license is approximately $18.4 million in cash and the purchase price for the Denver license is 232,754 shares of our common stock and approximately $3.4 million in cash, less the amount of debt owed by Radiofone to the FCC associated with the Denver license which will be assumed by Leap at the closing. As of February 29, 2000, the outstanding principal amount owed to the FCC associated with the Denver license was approximately $1.5 million. The amounts owed to the FCC must be repaid in quarterly installments of principal and interest through April 2007. As a condition to closing the purchase of the Denver license, we must file and have declared effective a resale shelf registration statement with the SEC covering the shares of our common stock to be issued to the seller, subject to certain "lock-up" restrictions on resale. The transaction is subject to FCC approval and other conditions. Either party may terminate the Radiofone agreement in October 2000 if the transactions are not consummated by that date.

     In February 2000, we agreed to acquire all of the outstanding stock of three subsidiaries of Zuma, which own wireless licenses covering markets in Albany, Columbus and Macon, Georgia for an aggregate purchase price of 170,374 shares of our common stock. The merger agreement provides that these corporations will have no indebtedness or other liabilities at the closing. The merger agreement also provides that we must file and have declared effective a resale shelf registration statement with the SEC covering the shares of our common stock issued to the seller as soon as reasonably practicable after the closing of the transaction, subject to certain "lock-up" restrictions on resale. The transaction is subject to FCC approval and other conditions. Either party may terminate the merger agreement in February 2001 if the transaction is not consummated by that date.

     In March 2000, we agreed to acquire three wireless licenses covering the Phoenix, Arizona, Reno, Nevada and Roswell, New Mexico markets from Beta Communications, L.L.C. The purchase price for the licenses is $33.3 million in cash. The transaction is subject to FCC approval and other conditions. Our agreement with Beta Communications may be terminated by either party in September 2000 if the transaction is not consummated by that date, subject to certain rights to extend the agreement to December 2000.

     In April 2000, we agreed to acquire a wireless license covering the Omaha, Nebraska market from CM PCS, Inc. The purchase price for the license is $14.2 million in cash plus the assumption of approximately $0.6 million in indebtedness to the FCC related to the license. Also in April 2000, we agreed to acquire a wireless license covering the Lincoln, Nebraska market from Center Point PCS. The purchase price for the wireless license is $4.3 million in cash. These agreements may be terminated by either party if the transaction is not consummated by April 2001.

     These transactions are subject to FCC approval and other conditions prior to closing. Accordingly, the transactions ultimately may not be consummated.

     In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses. The order approved our acquisition of the 36 C-Block licenses for which we were the highest bidder in the FCC's 1999 spectrum re-auction, and the transfer of three F-Block licenses from AirGate to one of our subsidiaries which cover portions of North Carolina, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued to us the 36 re-auctioned licenses. In January 2000, the FCC released an order consenting to the transfer of control of wireless licenses from ChaseTel Licensee Corp. to us and to the mutual assignments of wireless licenses from us to PCS Devco and vice versa.


     Various parties previously challenged our qualification to hold C-Block and F-Block licenses, which challenges were rejected in the FCC's July 1999 order. One of these parties, a wireless operating company, has requested that the FCC review the July 1999 order. In March 2000, the same party filed an application for review of the FCC's January 2000 order, and has opposed all of our pending assignment or transfer applications at the FCC. In addition, Nextel Communications, Inc. has challenged one of our pending FCC applications, alleging that we may no longer be compliant with C- and F- Block "total asset" eligibility requirements. Further judicial review of the FCC's orders granting us licenses is possible.



     We may not prevail in connection with any such appeals or proceedings and we may not remain qualified to hold C-Block or F-Block licenses. If the FCC determines that we are not qualified to hold C-Block or F-Block licenses, it could take the position that all of our licenses should be divested, cancelled or reauctioned.


PRESENTATION

     Management's Discussion and Analysis of Financial Condition and Results of Operations reviews the financial condition of the businesses that Qualcomm transferred to us in September 1998 as if we were a separate entity for all periods discussed. We adopted the equity method of accounting for our investment in Chase Telecommunications Holdings, Inc. in the third quarter of fiscal 1999. Before that, we accounted for our investment in Chase Telecommunications Holdings under the cost method. Accordingly, all prior periods presented in the accompanying financial statements have been adjusted retroactively in accordance with generally accepted accounting principles.


     In April 1999, we increased our ownership interest in Smartcom from 50% to 100%. As a result of the reporting lag we have adopted for our foreign operating companies, we began fully consolidating Smartcom's results of operations in June 1999, the beginning of the fourth quarter of fiscal 1999. Before that, we accounted for our investment in Smartcom under the equity method of accounting. On June 2, 2000, we sold all of the outstanding shares of Smartcom to Endesa. We account for our interest in Pegaso under the equity method of accounting. As of February 29, 2000, we owned 28.6% of Pegaso.


     The directors of the Transworld Companies, partially owned subsidiaries of a company in which we have an indirect interest, recently voted to liquidate the companies. The decision followed the Transworld Companies' loss of leased satellite transmission capacity and the companies' failure to develop an acceptable business plan that did not utilize satellite transmission. As a result of these developments, we wrote down our indirect investment in the Transworld Companies in the fourth quarter of fiscal 1999. In addition, we have ceased funding loans to Metrosvyaz and, as a result, have written-off our remaining investment in Metrosvyaz.

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


RESULTS OF OPERATIONS


     The results of operations discussed below include period-to-period comparisons that may not reflect the character of our future results of operations because of the following events:

     - the liquidation of the Transworld Companies;

     - the initial launch of the Cricket service in the U.S.;

     - our acquisition of wireless licenses from AirGate and agreements to acquire the wireless licenses of PCS Devco, Radiofone, Zuma, Beta Communications, CM PCS and Center Point PCS;


     - the consolidation of Smartcom with Leap after our purchase of the remaining 50% interest in Smartcom that we did not already own and the subsequent sale of Smartcom to Endesa on June 2, 2000;


     - the purchase and consolidation of Chase Telecommunications with Leap in March 2000; and

     - the decrease in our percentage interest in Pegaso from 28.6% to 22.4% which resulted from Sprint PCS's investment of $200 million in the Mexican wireless carrier in April 2000.

THREE AND SIX MONTHS ENDED FEBRUARY 29, 2000 COMPARED TO THREE AND SIX MONTHS ENDED FEBRUARY 28, 1999

     We incurred a net loss of $83.0 million and $129.2 million, respectively, during the three and six month periods ended February 29, 2000 compared to a net loss of $23.1 million and $44.0 million, respectively, in the corresponding periods of the prior fiscal year. The increase relates primarily to the launch of network service in new markets. Pegaso launched operations in Tijuana, Guadalajara and Monterrey in February through September 1999 and in Mexico City in December 1999. Cricket wireless service was launched in Nashville, Tennessee in late January 2000. In addition, in November 1999 we re-launched service in Chile under a new brand name and corporate identity. As a result, total subscribers on our networks reached approximately 311,000 subscribers at February 29, 2000 (37,000 in the U.S., 92,000 in Chile and 182,000 in Mexico), compared to a total subscriber base of approximately 32,000 subscribers at February 29, 1999.

     As a direct result of the consolidation of Smartcom, we recorded $8.8 million and $14.2 million of operating revenues, $15.1 million and $22.5 million of cost of operating revenues, $12.0 million and $19.4 million of additional selling, general and administrative expenses, $4.9 million and $9.9 million of additional depreciation and amortization, $2.5 million and $5.4 million of additional net interest expense, and $1.4 million of foreign currency transaction gains and $1.4 million of foreign currency transaction losses during the three and six month periods ended February 29, 2000, respectively. Smartcom's net loss of $26.4 million and $47.1 million recognized during the three and six month periods ended February 29, 2000, respectively, before intercompany eliminations, compared to $4.1 million and $7.5 million that we recognized under the equity method for our 50% interest in the corresponding periods of the prior fiscal year. During the first half of fiscal 1999, we did not report any operating revenues because all of our operating companies were accounted for under the equity method of accounting. Our operating companies did not generate material revenues in the first half of fiscal 1999.

     We incurred $19.5 million and $33.0 million of selling, general and administrative expenses during the three and six month periods ended February 29, 2000, respectively, compared to $4.0 million and $8.3 million in the corresponding periods of the prior fiscal year. The increase included $12.0 million and $19.4 million, respectively, from the consolidation of Smartcom. Excluding Smartcom, selling, general and administrative expenses increased by $3.5 million and $5.3 million, respectively, over the corre-sponding three and six month periods of the prior fiscal year due to increased staffing and business development activities related to our domestic subsidiary, Cricket Communications.

     We incurred an operating loss of $30.9 million and $51.5 million during the three and six month periods ended February 29, 2000, respectively, compared to operating losses of $4.2 million and $8.5 million in the corresponding periods of the prior fiscal year. The $26.7 million and $43.0 million respective increases primarily reflect the consolidation of Smartcom. We expect substantial growth in subscribers, operating revenues and operating expenses as a result of our acquisition and consolidation of Chase Telecommunications commencing in the third quarter of fiscal 2000 and the planned development and launch of Cricket service in multiple U.S. markets. We also expect substantial growth in Pegaso's subscribers, operating revenues and operating expenses; however, because Pegaso is accounted for under the equity method, its operating revenues and expenses are not fully consolidated.

     Equity in net loss of unconsolidated wireless operating companies was $33.9 million and $50.1 million during the three and six month periods ended February 29, 2000, respectively, compared to $19.4 million and $35.4 million in the corresponding periods of the prior fiscal year. During the first half of the current fiscal year, our equity share in the net loss of our unconsolidated wireless operating companies related to Pegaso and Chase Telecommunications. During the corresponding period of fiscal 1999, our equity share in the net loss of our unconsolidated wireless operating companies also included Smartcom (prior to Leap's acquisition of the remaining 50 percent interest) and our Russian investments which have been subsequently written-down, liquidated or are in the process of liquidation.

     Interest expense was $13.9 million and $21.1 million during the three and six month periods ended February 29, 2000, respectively, compared to $0.9 million and $1.9 million in the corresponding periods of the prior fiscal year. Interest expense related primarily to borrowings under our credit agreement with Qualcomm and Smartcom's financing of its wireless communications network. We expect interest expense to increase substantially in the future due to senior notes and senior discount notes borrowings and expected borrowings used to fund the construction of wireless networks in various markets across the United States.

     Foreign currency transaction gains (losses) of $1.4 million and $(1.4) million during the three and six month period ended February 29, 2000, respectively, reflected unrealized foreign exchange gains (losses) recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

     During the three month period ended February 29, 2000, in connection with the repayment of the Qualcomm Credit Agreement, we wrote-off and reported as an extraordinary loss $4.4 million in related unamortized debt issue costs.

FISCAL YEAR ENDED AUGUST 31, 1999 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1998

     We incurred a net loss of $164.6 million in fiscal 1999 compared to a net loss of $46.7 million in fiscal 1998. The increase resulted primarily from start-up costs associated with our international operating companies. Our share of these start-up costs, $100.3 million in fiscal 1999, is recorded as equity in net loss of unconsolidated wireless operating companies. In addition, in fiscal 1999, we recorded a write-down of equity investments of $27.2 million, interest expense and amortization of debt discount and facility fee of $10.4 million, foreign currency transaction losses of $7.2 million, a gain on the sale of a wholly owned subsidiary of $9.1 million and a gain on issuance of stock by an unconsolidated wireless operating company of $3.6 million.

     As a direct result of the consolidation of Smartcom in the fourth quarter of fiscal 1999, we recorded $3.9 million of operating revenues, $3.8 million of cost of operating revenues, $4.5 million of additional selling, general and administrative expenses, $5.3 million of additional depreciation and amortization,

$2.9 million of additional interest expense, and $7.2 million of foreign currency transaction losses. Smartcom's full consolidation increased our net loss in fiscal 1999 by $9.9 million. During the prior fiscal year, we did not report any operating revenues because all of our operating companies were accounted for under the equity method of accounting. Our operating companies did not generate material revenues in the prior fiscal year.

     We incurred $28.7 million of selling, general and administrative expenses in fiscal 1999 compared to $23.9 million in fiscal 1998. The increase resulted from the consolidation of Smartcom in the fourth quarter of fiscal 1999. Excluding Smartcom, selling, general and administrative expenses remained relatively flat, despite increased staffing as a result of Leap becoming a stand-alone entity. We expect that general and administrative expenses will increase in the future as a result of ongoing development efforts on current and new projects.

     We incurred an operating loss of $34.5 million in fiscal 1999 compared to an operating loss of $23.9 million in fiscal 1998. The $10.6 million increase primarily reflects the consolidation of Smartcom in the fourth quarter of fiscal 1999. We expect that fiscal 1999 operating revenues, operating expenses and operating losses are not representative of future results and believe operating revenues and expenses will increase in the future. We expect substantial growth in customers, operating revenues and operating expenses as a result of our acquisition and consolidation of Chase Telecommunications, the planned development and launch of Cricket service in multiple U.S. markets, and an increase in marketing efforts in Chile. We also expect substantial growth in Pegaso's number of customers, operating revenues and operating expenses; however, because Pegaso is accounted for under the equity method, its operating revenues and expenses are not fully consolidated.

     Equity in net loss of unconsolidated wireless operating companies was $100.3 million in fiscal 1999 compared to $23.1 million in fiscal 1998. The significant increase in our share of the net loss of our unconsolidated wireless operating companies related primarily to the expenditures they incurred in launching their network services, including marketing and other expenses, and the amortization of their capitalized network costs. Smartcom, accounted for under the equity method until the fourth quarter of fiscal 1999, launched nationwide service in September 1998. Pegaso launched operations in Tijuana, Guadalajara and Monterrey in February through September 1999. Chase Telecommunications launched its traditional mobile service in the U.S. in September 1998 and re-launched service utilizing Leap's Cricket wireless concept in March 1999. In addition, Petrosvyaz, a Metrosvyaz joint venture, launched commercial service in St. Petersburg in April 1999.

     Equity in net loss of unconsolidated wireless operating companies included a $16.9 million asset impairment charge in fiscal 1999. Orrengrove, a company in which we have an indirect ownership interest, recorded the charge when the satellite that the Transworld Companies relied on to deliver long-distance service in Russia failed. The Transworld Companies are partially owned subsidiaries of Orrengrove. As a result of the satellite failure, the Transworld Companies began using fiber lines to provide long-distance service as a short-term alternative to the satellite transmission option they previously used. They also began to explore long-term alternative methods to provide long-distance services.

     After reviewing a series of alternative business plans that did not meet their minimum financial performance criteria, the directors of the Transworld Companies voted to liquidate the companies and to distribute their net assets to their stockholders. As a result, we recorded a $17.6 million write-down in the fourth quarter of fiscal 1999, reducing our investment in Orrengrove to the liquidation proceeds we expect to receive.

     In September 1999, we declared default under loans to Metrosvyaz, stopped funding those loans, wrote off our remaining $9.6 million investment in Metrosvyaz and issued a demand for arbitration against Metrosvyaz and one of its directors with respect to those loans. In response, on March 21, 2000, Metrosvyaz filed suit against us and certain of our directors and officers in the U.S. District Court for the Southern District of California. The Metrosvyaz suit alleged claims for libel, trade libel, intentional and negligent interference with prospective advantage and breach of fiduciary duty.

     On April 27, 2000, we resolved our differences with Metrosvyaz. As part of the settlement, Metrosvyaz dismissed its action against Leap and its officers in the federal court in San Diego, Leap dismissed its demand for arbitration, and both companies agreed to general releases. Leap surrendered its interest in a joint venture company that owned an interest in Metrosvyaz, wrote off the remaining balance of its investments in Russia and received a contractual right to certain contingent payments from Qualcomm.

     We expect our share of the equity losses of our unconsolidated wireless operating companies to decrease in fiscal 2000 as a result of the consolidation of Smartcom, the acquisition of Chase Telecommunications, the discontinuance of funding to Metrosvyaz and the reduction in our percentage equity interest in Pegaso from 33.3% to 28.6%. We expect the decrease to be offset in part by increased equity losses from Pegaso's continued build-out in Mexico.

     Interest expense in fiscal 1999 related primarily to borrowings under our credit agreement with Qualcomm and the consolidation of $2.9 million of Smartcom interest expense in the fourth quarter of fiscal 1999. Smartcom's interest expense related primarily to the financing of its wireless communications network. We expect interest expense to substantially increase in fiscal 2000 as a result of the consolidation of Smartcom and expected borrowings to fund the construction of domestic telecommunications networks. Leap did not incur any interest expense during the prior fiscal year.

     Foreign currency transaction losses of $7.2 million in fiscal 1999 reflected unrealized foreign exchange losses recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso during the fourth quarter of fiscal 1999.

     Gain on sale of wholly owned subsidiary of $9.1 million in fiscal 1999 resulted from our sale of OzPhone Pty. Ltd., our Australian operating company. OzPhone held wireless licenses but had not initiated service.

     Gain on issuance of stock by unconsolidated wireless operating company of $3.6 million in fiscal 1999 effectively reflects a reduction in our share of Pegaso's accumulated losses as a result of a decrease in our percentage ownership of Pegaso. In July 1999, several other investors increased their ownership interest in Pegaso by contributing $50 million of capital as previously planned.

FISCAL YEAR ENDED AUGUST 31, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1997

     General and administrative expenses were $23.9 million for fiscal 1998, compared to $1.4 million for fiscal 1997. The increase was due principally to increases in business development activities relating to projects to create our operating companies in Mexico and Russia. These development activities resulted in significantly higher consulting expenses and an increase in Qualcomm's corporate overhead allocated to us. We expect that general and administrative expenses will increase in the future as a result of ongoing development efforts on current and new projects.

     Equity in net loss of unconsolidated wireless operating companies for fiscal 1998 was $23.1 million, compared to $3.8 million in fiscal 1997. The net loss for fiscal 1998 represented our share of the net losses of the wireless operating companies in which we then held an ownership interest accounted for under the equity method of accounting. These losses consisted of costs incurred before service launch during the network build-out and testing phases, such as salary and related benefits, overhead expenses, professional and consulting fees, and interest on long-term debt. Through August 31, 1998, there was no depreciation of network equipment and no amortization of licenses as service had not been launched commercially. Equity in net loss of unconsolidated wireless operating companies of $3.8 million for fiscal 1997 primarily reflected our equity share in the net loss of Chase Telecommunications Holdings, which began network planning and initial build-out activities earlier in the year.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL


     Over the next twelve months, we have budgeted a total of approximately $1,051.2 million for the following capital requirements:



     - approximately $955.0 million for capital expenditures for the build-out of our first 25 Cricket networks in our initial phase of development and to fund operating losses expected to be incurred by Cricket Communications;



     - approximately $79.2 million in connection with our pending acquisitions of wireless licenses from Radiofone, Beta, PCS Devco, CM PCS and Center Point PCS; and


     - approximately $17.0 million for general corporate overhead and other expenses.


     Our actual expenditures may vary significantly depending upon whether we purchase additional wireless licenses, the progress of the build-out of our networks and other factors, including unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks. Additionally, we are seeking additional financing commitments from our infrastructure equipment vendors. If we fail to obtain such commitments, we may reduce our budgeted capital expenditures.



     As of May 31, 2000, we had a total of approximately $1,117.0 million in unused capital resources for our future cash needs as follows:



     - approximately $583.9 million in consolidated cash, cash equivalents and investments on hand, excluding Smartcom; and



     - approximately $533.1 million in commitments under vendor financing arrangements with Lucent Technologies, with availability subject to the total amounts of equipment purchased.



     In addition, in June 2000, we received approximately $220.4 million in cash as a result of the sale of Smartcom, net of repayment of loans payable to banks in Chile totaling $19.5 million.


     Accordingly, we believe that if we do not make any additional license acquisitions or any investments in new ventures, we have adequate capital resources to fund our operations for the next twelve months.

     We expect to incur significant operating losses and to generate significant negative cash flow from operating activities in the future while we continue to build-out our networks and build our customer base. Our ability to satisfy our debt repayment obligations and covenants depends upon our future performance, which is subject to a number of factors, many of which are beyond our control. We cannot guarantee that we will generate sufficient cash flow from our operating activities to meet our debt service and working capital requirements, and we may need to refinance our indebtedness. However, our ability to refinance our indebtedness will depend on, among other things, our financial condition, the state of the public and private debt and equity markets, the restrictions in the instruments governing our indebtedness and other factors, some of which may be beyond our control. In addition, if we do not generate sufficient cash flow to meet our debt service requirements or if we fail to comply with the covenants governing our indebtedness, we may need additional financing in order to service or extinguish our indebtedness. We may not be able to obtain financing or refinancing on terms that are acceptable to us, or at all.

     Although we are unable to predict the amount of expenditures that we will make beyond fiscal 2000, we may need to raise additional capital to fund and expand our business operations. We also may need to raise additional capital if we decide to acquire additional licenses or businesses. We are exploring other debt and equity financing alternatives, including the sale from time to time of convertible preferred stock, convertible debentures and other debt and equity securities. However, we may not be able to raise additional capital on terms that are acceptable to us, or at all.


     We expect that we will require $1,450.0 million over the next several years to substantially complete the build-out of our planned wireless networks in the U.S., not including the acquisition of additional licenses and the build-out of markets related to additional licenses. These capital requirements include license acquisition costs, capital expenditures for network construction, operating cash flow losses and other working capital costs, debt service and closing fees and expenses. As is typical for start-up telecommunications networks, we expect our networks to incur operating expenses significantly in excess of revenues in their early years of operations. We intend to finance the construction and operation of Cricket networks primarily through the proceeds of existing equipment financing agreements, cash on hand and additional financings.



     We have no direct obligation to fund the operations of Pegaso, our venture in Mexico, and expect Pegaso to be funded independently. Although Pegaso has raised or obtained commitments for debt and equity capital in excess of $1.2 billion, Pegaso will need to obtain substantial additional capital to complete the build-out, launch and operation of its planned networks. As a result, Pegaso is seeking additional debt and equity financing, including additional vendor financing.


     In February 2000, we completed a public equity offering of 4,000,000 shares of common stock at a price of $88.00 per share. Net of underwriters' discounts and commissions, we received $82.72 per share, or $330.9 million in the aggregate. We expect to pay approximately $0.9 million of expenses related to the equity offering, and these costs have been recorded as reductions to additional paid-in capital. A portion of the net proceeds from the equity offering was used for the repayment of the Qualcomm credit agreement. The remaining proceeds from the equity offering will be used for capital expenditures, acquisitions of wireless licenses, strategic investments, sales and marketing activities and working capital and general corporate purposes.

CREDIT FACILITIES AND OTHER FINANCING ARRANGEMENTS

     UNITS OFFERING. In February 2000, we completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 (Senior Note) and one warrant to purchase our common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 (Senior Discount Note) and one warrant to purchase our common stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively, and $164.4 million of the total proceeds were allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model. In addition, we capitalized certain debt issuance costs of $13.5 million, consisting of underwriting, printing, legal and accounting fees. A portion of the net proceeds from the units offering was used for the repayment of borrowings under the Qualcomm credit agreement. The remaining proceeds from the units offering will be used for capital expenditures, acquisitions of wireless licenses, strategic investments, sales and marketing activities and working capital and general corporate purposes.

     Interest on the Senior Notes will be payable on April 15 and October 15 of each year, beginning on April 15, 2000. We used $79.5 million of the proceeds from the Senior Notes to purchase and pledge, for the benefit of the holders of the Senior Notes, certain U.S. Government securities to provide for the payment of the first seven scheduled interest payments on the Senior Notes. The remaining unpaid portion of such amounts is classified as restricted cash equivalents and investments in the accompanying condensed consolidated balance sheet.

     Each warrant included as part of the Senior Units is initially exercisable to purchase 5.146 shares (1,157,850 shares in aggregate) of our common stock at an exercise price of $96.80 per share. Each warrant included as part of the Senior Discount Units is initially exercisable to purchase 2.503 shares (1,672,004 shares in aggregate) of our common stock at an exercise price of $96.80 per share. The warrants may be exercised at any time on or after February 23, 2001 and prior to April 15, 2010. We are obligated to file a shelf registration statement covering the resale of the warrants and related common stock issuable within 180 days after the closing of the units offering.

     See "Description of the Notes" for a summary of the terms of the notes.


     Lucent Equipment Financing. Cricket Communications has agreed to purchase $330.0 million of infrastructure products and services from Lucent Technologies. The Lucent Credit Agreement is subject to early termination at Cricket Communications's convenience subject to payments for equipment purchased. Lucent agreed to finance these purchases plus additional working capital under a credit facility. The credit facility permits up to $641.0 million in total borrowings by Cricket Communications with borrowing availability based on total amounts of equipment purchased, subject to various covenants and conditions typical for a loan of this type, including minimum levels of customers and covered potential customers which must increase over time, limits on annual capital expenditures and dividend restrictions and other financial ratio tests. Borrowings under the Lucent credit facility accrue at an interest rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA. Cricket Communications must pay a commitment fee equal to 1.25% per annum of the commitments under the credit facility until the aggregate principal amount of borrowings equals $175 million, at which time the rate decreases to 1.0% until the aggregate principal amount equals $350 million, at which time the rate further decreases to 0.75%. Principal payments are scheduled to begin after three years with a final maturity after eight years. Repayment is weighted to the later years of the repayment schedule. The obligations under the Lucent credit agreement are secured by all of the stock of Cricket Communications and its subsidiaries, all of their respective assets, the assets of Cricket Communications Holdings and the stock of each special purpose subsidiary of Leap formed to hold wireless licenses. At May 31, 2000, Cricket Communications had $111.0 million outstanding under the Lucent Credit Agreement, including $3.1 million in accrued and capitalized interest.


     Ericsson Equipment Financing. Cricket Communications also has agreed to purchase $330.0 million of next-generation infrastructure products that are currently in development and related services from Ericsson. Purchases from Ericsson will be on substantially similar terms to the Lucent agreement, including a credit facility providing for borrowings up to $495.0 million with borrowing availability based on a ratio of total amounts of equipment purchased. The commitment of funds by Ericsson is subject to the development of the next generation equipment, the negotiation of definitive documentation and the approval of Ericsson's board of directors.

     Obligations to the FCC. We have assumed $11.1 million and $78.8 million in debt obligations to the FCC as part of the purchase price for the wireless licenses from AirGate and Chase Telecommunications in January and March 2000, respectively. We also will assume additional debt obligations to the FCC in the aggregate principal amount of approximately $3.2 million as part of the purchase price for the pending acquisitions of wireless licenses from PCS Devco, Radiofone and CM PCS.

PEGASO FINANCING


     Qualcomm and another equipment vendor have agreed to provide approximately $580.0 million of secured equipment financing to Pegaso, a portion of which has already been advanced to the venture. The shares of Pegaso Comunicaciones y Sistemas, S.A. de C.V., Pegaso's subsidiary that holds wireless licenses, serve as collateral for Pegaso's obligations under the equipment financing.


     In addition, in May 1999, Pegaso entered into a loan agreement with several banks with credit support from Qualcomm. We guaranteed 33% of Pegaso's obligations under the initial commitment from the lenders of $100 million. In December 1999, as a condition of the guarantee, Leap received an option to subscribe for and purchase up to 243,090 limited voting series "N" treasury shares of Pegaso. The number of shares to be purchased by Leap under the option will be calculated to provide a total internal rate of return on the average outstanding balance of the bridge loan of 20%. The options have an exercise price of $0.01 per share and expire ten years from the date of issuance. The options are exercisable at any time after the date on which all amounts under the loan agreement are paid in full.


     In July 1999, several existing investors contributed $50.0 million to Pegaso as previously planned. On April 26, 2000, Sprint PCS invested $200 million in Pegaso by purchasing shares from Pegaso and shareholders other than Leap. Pegaso expects to fund a large portion of its development and operating activities in fiscal 2000 with cash from operations, proceeds of the $50 million investment from several existing investors and the investment from Sprint PCS, and borrowings under the $100 million loan agreement. Several other existing investors are committed to contribute $50.0 million in additional equity capital to Pegaso by August 2000. In addition, Pegaso is seeking additional debt and equity financing, including additional vendor financing.

OPERATING ACTIVITIES

     We used $35.0 million in cash for operating activities during the six month period ended February 29, 2000 compared to $13.6 million in the corresponding period of the prior fiscal year. The increase is primarily attributable to increased marketing and other customer acquisition costs associated with launching new markets, as well as the effect of the full consolidation of Smartcom. We expect that cash used in operating activities will increase substantially in the future as a result of our acquisition and consolidation of Chase Telecommunications and other activities related to the launch of our U.S. networks.

INVESTING ACTIVITIES

     Cash used in investing activities was $143.9 million during the six month period ended February 29, 2000 compared to $97.2 million in the corresponding period of the prior fiscal year. Investments during the six month period ended February 29, 2000 consisted of $108.5 million of restricted cash equivalents and investments, which have been pledged to provide for the payment of the first seven scheduled interest payments on the senior notes payable and to secure our obligations under a letter of credit with a bank, loans to Chase Telecommunications of $17.0 million, the purchase of wireless licenses totaling $13.4 million and capital expenditures, primarily by Smartcom, of $13.8 million, offset by $9.8 million of proceeds received from the liquidation of the Transworld Companies. Investments in the corresponding period of the prior fiscal year consisted primarily of a $60.7 million capital contribution to Pegaso, loans and advances of $32.8 million to our operating companies and a $17.5 million loan, net of repayments of $7.5 million, provided to a related party. In the remainder of fiscal 2000, Leap and its subsidiaries expect to make significant investments in capital assets, including network equipment and wireless communications licenses.

FINANCING ACTIVITIES

     Cash provided by financing activities during the six month period ended February 29, 2000, primarily from proceeds of our public equity offering, units offering, borrowings under the credit agreement with Qualcomm and from banks, was $750.9 million. Cash provided by financing activities in the corresponding period of the prior fiscal year was $116.8 million, representing $95.3 million of funding from Qualcomm for our operating and investing activities prior to the distribution of our common stock to Qualcomm's stockholders in September 1998, and $21.1 million of net borrowings under the credit agreement and from banks.

CURRENCY FLUCTUATION RISKS

     We report our financial statements in U.S. dollars. Our international operating companies report their results in local currencies. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the applicable local currency will affect our results of operations as well as the value of our ownership interests in our operating companies.

     Generally, our international operating companies generate revenues that are paid in their local currency. However, many of these operating companies' major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the national currency of an operating company could result in a significant increase in the operating company's expenses and could have a material adverse effect on the operating company and on us. In some emerging markets, including Mexico, significant devaluations of the local currency have occurred and may occur again in the future.

     We do not currently hedge against foreign currency exchange rate or interest rate risks.

INFLATION


     Inflation has had and may continue to have negative effects on the economies and securities markets of emerging market countries and could have negative effects on our operating companies and any new start-up project in those countries, including their ability to obtain financing. Mexico, for example, has periodically experienced relatively high rates of inflation. Our operating companies, where permitted and subject to competitive pressures, intend to increase their tariffs to account for the effects of inflation. However, in those jurisdictions where tariff rates are regulated or specified in the wireless license, the operating companies may not successfully mitigate the impact of inflation on their operations.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


INTEREST RATE RISK



     Our exposure to market risk for changes in interest rates relates primarily to our variable rate long-term debt obligations. The general level of U.S. interest rates and/or LIBOR affect the interest expense that we recognize on our variable rate long-term debt obligations. As of May 31, 2000, the principal amounts of our variable rate long-term debt obligations amounted to approximately $111.0 million, excluding principal amounts owed by Smartcom, which we sold in June 2000. An increase of 10% in interest rates would increase our interest expense for the next twelve months by approximately $1.2 million. This hypothetical amount is only suggestive of the effect of changes in interest rates on our results of operations for the next twelve months.



FOREIGN EXCHANGE MARKET RISK



     The long-term debt obligations of our wholly owned Chilean subsidiary, Smartcom, which are denominated in U.S. dollars, are subject to the effects of currency fluctuations and may affect reported earnings and losses. A significant change in the value of U.S. dollars against the Chilean peso could result in a significant increase in our consolidated expenses. As of May 31, 2000, Smartcom's long-term debt obligations that were denominated in U.S. dollars amounted to approximately $143.5 million. Our results of operations would be negatively impacted by approximately $12.0 million for the next twelve months if U.S. dollars were to appreciate against the Chilean peso by 10%. This hypothetical amount is only suggestive of the effect of currency fluctuations on our results of operations for the next twelve months (excluding the sale of Smartcom). On June 2, 2000, we completed the sale of all of the outstanding shares of Smartcom to Endesa.


YEAR 2000 ISSUE

     We have recently begun our operations and have designed and built our wireless communications networks and support systems with the Year 2000 issue in mind. To date, we have not incurred any material costs in support of the Year 2000 issue. The recent acquisition of network equipment and software does not guarantee, however, that our equipment and software are Year 2000 compliant (i.e., able to distinguish 21st century dates from 20th century dates).


     As of June 15, 2000, our systems have operated without any apparent Year 2000 related problems and appear to be Year 2000 compliant. All of our financial and operational systems were available over the millennium changeover and the integrity of the historical information contained within those systems has not been affected. Further, we are not aware that any of our primary vendors or systems maintained by third parties (such as landline, long-distance and power systems) have experienced significant Year 2000 compliance problems. However, while no such problem has been discovered as of the date indicated above, Year 2000 issues may not become apparent immediately and therefore, we may be affected in the future. We will continue to monitor the issue and work to remediate any Year 2000 issues that may arise.


FUTURE ACCOUNTING REQUIREMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which we must adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. We do not expect that the adoption of this new accounting standard will have a material impact on our consolidated financial position or results of operations.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 summarized certain of the staff's interpretations in applying generally accepted accounting principles to revenue recognition. The provisions of SAB No. 101 are effective for the Company's quarter ending August 31, 2001. Leap does not expect that the adoption of SAB No. 101 will have a material impact on its consolidated financial position or results of operations.


     In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25." FIN 44 clarifies the application of Opinion 25 for
(a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. Leap does not expect that the adoption of FIN 44 will have a material impact on its financial position or results of operations.

                               THE EXCHANGE OFFER

GENERAL

     We are offering to exchange (i) up to $225,000,000 in aggregate principal amount of registered senior notes for the same aggregate principal amount of outstanding senior notes, and (ii) up to $668,000,000 in aggregate principal amount at maturity of registered senior discount notes for the same aggregate principal amount at maturity of outstanding senior discount notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.


     On the date of this prospectus, $225,000,000 in aggregate principal amount of the outstanding senior notes is outstanding and $668,000,000 in aggregate principal amount at maturity of the outstanding senior discount notes is outstanding. As of May 31, 2000, the accreted value of the senior discount notes was $337,768,000 in aggregate principal amount. We are sending this prospectus,
together with the letter of transmittal, on approximately [               ],
2000, to all holders of outstanding notes that we are aware of. Our obligations to accept outstanding notes for exchange pursuant to the exchange offer are limited by the conditions listed under "Conditions to the Exchange Offer" below.


     We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

     We issued and sold $225,000,000 in principal amount of the outstanding senior notes and $668,000,000 in principal amount at maturity of the outstanding senior discount notes on February 23, 2000 in a transaction exempt from the registration requirements of the Securities Act. The notes issued and sold were part of units consisting of (1) one senior note and one warrant to purchase shares of common stock, or (2) one senior discount note and one warrant to purchase shares of common stock. Upon consummation of this exchange offer, the notes and warrants will become separately transferable. Because the transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance and sale of the outstanding notes, we entered into the registration rights agreement, which requires us to consummate this exchange offer by August 21, 2000, which is 180 days after the date of the closing of the offering of the notes.

     In addition, there are circumstances where we are required to use our best efforts to file a shelf registration statement with respect to resales of the notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement that this prospectus forms a part of and that has been filed with the SEC.

     We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any outstanding notes. Holders of outstanding notes that do not tender their outstanding notes or whose outstanding notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

TERMS OF THE EXCHANGE

     We are offering to exchange, upon the terms of this prospectus and the letter of transmittal, $1,000 in principal amount at maturity of registered senior notes and registered senior discount notes for each $1,000 in principal amount at maturity of the outstanding senior notes and senior discount notes, respectively. The terms of the registered notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except that the registered notes have been registered under the Securities Act and, therefore, will not be subject to restrictions on transfer applicable to the outstanding notes and will be entitled to registration rights only under limited circumstances. The registered notes will evidence the same indebtedness as the outstanding notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled "Description of the Notes."

     The exchange offer is not conditioned upon any minimum aggregate amount of outstanding notes being tendered for exchange.

     We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the registered notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the Staff in a series of no-action letters issued to third parties, we believe that registered notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for sale, resold and otherwise transferred by any holder of registered notes, other than any holder which is:

     - an affiliate of ours; or

     - a broker-dealer that purchases notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the registered notes and neither the holder nor any other person is participating in or intends to participate in a distribution of the registered notes.

Since the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for outstanding notes, where your outstanding notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution."

     You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes pursuant to the exchange offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

     The exchange offer will expire at 5:00 p.m., New York City time, on
[               ], 2000, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act. We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

     We also reserve the right to:

     - end or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified below under "-- Conditions to the Exchange Offer" which have not been waived by us; and

     - amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the outstanding notes.

     If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     Your tender to us of your outstanding notes and our acceptance of the notes will constitute a binding agreement between you and us on the terms contained in this prospectus and in the letter of transmittal.

     You may tender outstanding notes by:

     - properly completing and signing the letter of transmittal or a facsimile copy of the letter; and delivering the letter, together with the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address listed below on or before the expiration date; or

     - complying with the procedure for book-entry transfer described below; or

     - complying with the guaranteed delivery procedures described below.

     If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     THE METHOD OF DELIVERING THE OUTSTANDING NOTES, LETTERS OF TRANSMITTAL AND ALL OF THE REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO US.

     If tendered outstanding notes are registered in the name of the person who signs the letter of transmittal and the registered notes to be issued in exchange for the tendered notes are to be issued in the name of the registered holder, the signature of the signer need not be guaranteed.

     In addition, if any untendered outstanding notes are to be reissued in the name of the registered holder, the signature need not be guaranteed. A registered holder shall include any participant in The Depository Trust Company whose name appears on a security listing as an owner of outstanding notes.

     In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer, in form satisfactory to us and duly executed by the registered holder. The signature on the endorsement or instrument of transfer must be guaranteed by an eligible institution. The following are considered eligible institutions:

     - a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.;

     - a clearing agency;

     - an insured credit union;

     - a savings association or a commercial bank; or

     - a trust company having an office or correspondent in the United States.

     If the registered notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

     We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company's system may use its Automated Tender Offer Program to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the outstanding notes will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of an agent's message, an appropriate letter of transmittal with any registered signature guarantee, and any other documents required. The term agent's message means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a book-entry confirmation, stating that The Depository Trust Company has received an express acknowledgment from a participant tendering outstanding notes which are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

     If you want to tender outstanding notes in the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or you cannot comply with the procedure for book-entry transfer on a timely basis, a tender may be effected if the exchange agent has received at its address listed below before the expiration date, a letter, telegram or facsimile transmission from an eligible institution listing your name and address, the names in which the outstanding notes are registered and, if possible, the certificate number of the outstanding notes to be tendered, and stating that the tender is being made by the letter, telegram or facsimile transmission and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal, and any other required documents. Unless outstanding notes being tendered by the method described in the preceding sentence are deposited with the exchange agent within the time period described in the preceding sentence and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of the notice of guaranteed delivery from the exchange agent.

     Your tender will be deemed to have been received when:

     - the exchange agent receives your properly completed and duly signed letter of transmittal accompanied by the outstanding notes, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at The Depository Trust Company; or

     - a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

     We will issue registered notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution only when the exchange agent receives (1) the letter of transmittal and any other required documents and (2) the tendered outstanding notes.

     We will determine all questions regarding the validity, form, eligibility, time of receipt and acceptance of outstanding notes tendered for exchange. You should be aware that:

     - We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes which acceptance might, in our judgment or that of our counsel, be unlawful.

     - We reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder that seeks to tender outstanding notes in the exchange offer.

     - Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions, shall be final and binding on all parties.

     - Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time as we shall determine.

     - Neither we, the exchange agent nor any other person shall have any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

     If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate they are acting in that capacity when signing, and, unless waived by us, you should provide evidence of their authority to act in that capacity.

     If you tender, you will be representing to us that:

     - the registered notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving registered notes, whether or not the person is the holder;

     - you are not an affiliate of ours;

     - you are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes; and

     - if you are a broker or dealer registered under the Exchange Act, you will receive the registered notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities. You must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     By signing and returning the letter of transmittal you will be agreeing to the following terms and conditions, which are part of the exchange offer.

     - You are exchanging, assigning and transferring the outstanding notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.

     - You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the outstanding notes and acquire registered notes issuable upon the exchange of tendered outstanding notes.

     - When we accept outstanding notes for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

     - You will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of such outstanding notes on the account books maintained by The Depository Trust Company.

     Your acceptance of any tendered outstanding notes and our issuance of registered notes in exchange for the outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement to complete the exchange offer.

     All authority conferred by you will survive your death or incapacity and every obligation of yours will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators. You will also make the representations described above under "Procedures for Tendering Outstanding Notes."

WITHDRAWAL RIGHTS

     You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal, sent by telegram, facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

     - specify the name of the person that tendered the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

     - specify the principal amount of outstanding notes to be withdrawn;

     - include a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

     - specify the name in which any of the outstanding notes are to be registered, if different from that of the person that tendered the outstanding notes.

     The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn outstanding notes or otherwise comply with The Depository Trust Company's procedures.

     Any outstanding notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to its book-entry transfer procedures, the outstanding notes will be credited to an account with The Depository Trust Company specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Outstanding Notes" above at any time on or before the expiration date.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF REGISTERED NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all outstanding notes properly tendered and will issue the registered notes promptly after the acceptance. Please refer to the section in this prospectus entitled "-- Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange, when we give notice of acceptance to the exchange agent.

     For each outstanding note accepted for exchange, the holder of the outstanding note will receive a registered note having a principal amount at maturity equal to that of the surrendered outstanding note.

     In all cases, we will issue registered notes for outstanding notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the outstanding notes or a book-entry confirmation of the outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal and all other required documents.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or to issue registered notes in exchange for, any outstanding notes and may end or amend the exchange offer, by notice to the exchange agent or by a timely press release, if at any time before the acceptance of the outstanding notes for exchange or the exchange of the registered notes for the outstanding notes, any of the following conditions exist:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

     - any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we become aware of facts that have or may have adverse significance with respect to the value of the outstanding notes or the registered notes or that may materially impair the contemplated benefits of the exchange offer to us; or

     - any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated which, in our good faith determination, does not permit us to effect the exchange offer; or

     - any governmental approval has not been obtained, which we think is necessary for the completion of the exchange offer; or

     - there shall have been proposed, adopted or enacted any law, statute, rule or regulation, or an amendment to any existing law, statute, rule or regulation, which might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

     - there shall occur a change in the current interpretation by the staff of the SEC which permits the registered notes issued pursuant to the exchange offer in exchange for outstanding notes to be offered for resale, resold and otherwise transferred by holders, other than any holder that is a broker-dealer or an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of such registered notes.

     We reserve the right to end the exchange offer and reject for exchange any outstanding notes upon the occurrence of any of the preceding conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist.

     In addition, we will reject for exchange any outstanding notes tendered, and no registered notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. If any stop order is in effect we will be required to use our best efforts to obtain its withdrawal at the earliest possible time.

     The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

EXCHANGE AGENT

     We have appointed State Street Bank and Trust Company as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the addresses listed below:

BY OVERNIGHT COURIER AND BY
HAND:                            State Street Bank and Trust Company
                                 Two Avenue de Lafayette
                                 5th Floor, Corporate Trust Window
                                 Boston, MA 02111-1724
                                 Attention: Mackenzie Elijah

BY MAIL:                         State Street Bank and Trust Company
                                 P.O. Box 778
                                 Boston, MA 02102-0078
                                 Attention: Mackenzie Elijah

BY FACSIMILE:                    (617) 662-1452

CONFIRM BY TELEPHONE:            (617) 662-1525

     You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

     DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS BY A FACSIMILE NUMBER OTHER THAN AS LISTED ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate that those expenses will be, in the aggregate, approximately $500,000, including fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

     Neither the delivery of this prospectus nor any exchange made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the outstanding notes would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction concerned.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, certificates representing registered notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of the transfer taxes whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The registered notes will be recorded at the carrying value of the outstanding notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of registered notes for outstanding notes. We will amortize the expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your outstanding notes for registered notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the notes. In general, the outstanding notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled "Description of the Notes -- Registration Rights."

     Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your outstanding notes. Please refer to the section in this prospectus entitled "Certain U.S. Federal Tax Considerations."

     As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors -- If You Do Not Exchange Your Outstanding Notes for Registered Notes, Your Notes Will Continue to Have Restrictions on Transfer."

     We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ form the terms of the exchange offer.

RESALE OF REGISTERED NOTES

     As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the registered notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

     - cannot rely on the applicable interpretations of the staff; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act.

     A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of registered notes. Each broker-dealer that receives registered notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by a broker-dealer as a result of market-making activities or other trading activities must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the registered notes. A secondary resale transaction in the United States by a holder using the exchange offer to participate in a distribution of outstanding notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled "Plan of Distribution."

     In addition, to comply with the securities laws of some jurisdictions, the registered notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the registered notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the registered notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any registered notes.

                                    BUSINESS

OVERVIEW


     Leap is a wireless communications carrier that is deploying unique, low-cost, simple wireless services designed to accelerate the transformation of mobile wireless into a mass consumer product. We generally seek to address a much broader population segment than incumbent wireless operators have addressed to date. In the United States, we are offering wireless service under the brand name "Cricket." Our innovative Cricket strategy is to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and priced competitively with, traditional landline service. To expand the Cricket service, we currently have acquired or agreed to acquire wireless licenses covering approximately 35 million potential customers. We are also currently involved in developing and operating a nationwide digital wireless network in Mexico. In each of our markets, we are deploying 100% digital, CDMA networks that provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our markets.


BUSINESS STRATEGY

     Our business strategy is to bring innovative wireless communications products and services to markets with strong growth potential in the U.S. and elsewhere in the Americas. Key elements of this strategy include:

     - Enhancing the Mass Market Appeal of Wireless Service. We are working to remove the price and complexity barriers that we believe have prevented many potential customers from using wireless service. We believe that large segments of the population do not use wireless service because they view wireless service as an expensive luxury item, believe they cannot control the cost of service, or find existing service plans too confusing. Our service plans are designed to offer appealing value in simple formats that customers can understand and budget for.


     - Offering an Appealing Value Proposition. Specific service plans will differ among our operations and ventures; however, we strive to provide service offerings that combine high quality and advanced features with simplicity and attractive pricing to create a "high value/reasonable price" proposition and broaden the market for wireless services. These offerings include, for example, the Cricket flat rate service plan in the U.S. and such innovative features as a fully-functioning phone out-of-the-box and per-second billing in our Mexican operations.


     - Controlling and Minimizing Costs. To become one of the lowest-cost providers in the wireless industry, we are deploying advanced network technology to minimize our capital costs and streamlining marketing, distribution and back-office procedures.

     - Leveraging CDMA Technology. We are deploying state-of-the-art CDMA networks that provide higher capacity at a lower capital cost and can be easily upgraded to support enhanced capacity. We believe this enables us to operate superior networks that support rapid customer growth and high usage with lower costs per unit than other wireless carriers. In addition, we believe our CDMA networks will provide a better platform to expand into data and other services based on advances in second generation systems and on third generation digital technology in the future.

     - Expanding Our Service Through Acquisitions of Domestic Licenses. As a designated entity under the FCC rules, we intend to expand the Cricket service to selected metropolitan areas in the U.S. through the acquisition of additional wireless licenses. We believe that our designated entity status gives us opportunities that are not available to many of our larger competitors to acquire additional wireless licenses at generally attractive prices.

     - Investing Selectively in New Foreign Ventures. While our current emphasis is on our U.S.-based operations, we plan to selectively pursue wireless ventures in foreign markets with strong growth potential. When investing in foreign ventures, we generally seek investment partners that provide familiarity and marketing know-how in their local markets, financial and technical resources, or other attributes that can contribute to building a successful wireless business. We expect to be actively involved in the operations of each foreign venture in which we participate.


     Although each of our subsidiaries and ventures has adopted a strategy particular to its competitive strengths and market opportunities, they uniformly strive to offer high-quality, digital CDMA-based services to customers under simple, value-conscious rate plans.

     When making new international investments, we generally expect to seek investment partners that provide familiarity with local markets, financial and technical resources, an ability to facilitate development in a particular market, or other attributes that can contribute to a successful network-building enterprise. We seek to ensure that our strategic alliances will enable us to better prepare and equip our subsidiaries and ventures for successful development.

     Although we may not hold a majority ownership in many of the ventures in which we elect to participate due to, among other things, regulatory requirements or our investment priorities, we expect to exercise, to varying degrees, significant management influence and oversight over the businesses in which we invest. We believe our experience and business relationships enable us to add value to our subsidiaries and ventures and increase their performance and likelihood of success.

LEAP OPERATING COMPANIES

CRICKET

     General. In the U.S., our business strategy is different from existing models used by typical cellular or PCS wireless providers. Most of these providers offer consumers a complex array of rate plans that include additional charges for minutes above a set maximum as well as fees for roaming and long distance that may result in monthly service charges that are higher than expected. Approximately 70% of the U.S. population currently does not subscribe to wireless service, and we believe that many of these potential customers perceive wireless service to be too expensive and complicated. The Cricket service is based on our vision that the mass market wants mobile wireless service to be: predictable, affordable and as simple to understand and use as traditional landline telephone service, but with the benefits of mobility.

     We have designed the Cricket service to appeal to consumers who make the majority of their calls within the local areas in which they live, work and play. The Cricket service allows customers to make and receive virtually unlimited calls within a local calling area for a low, flat monthly rate of $29.95 that is competitive with landline service. Because the Cricket service is provided on a prepaid basis only, there are no long-term contracts or credit checks, and customers are not obligated to continue to pay for a service that may not meet their needs. In addition to local calling, long distance minutes can be purchased on a prepaid basis and direct dialed without the use of a special code or card by debiting the customer's prepaid long distance balance.

     We expect Cricket's simple pricing to attract customers who have been apprehensive about the more complicated and unpredictable pricing plans offered by other wireless providers. The simplicity of the Cricket service also allows us to control costs by eliminating costly features of wireless services, such as expansive geographic coverage and roaming, that our target customers are likely to use infrequently. We are therefore able to offer our customers a high quality mobile service at a compelling price.

     Strategy. We believe that the Cricket service offering will help transform wireless phone service from a luxury product into a mass consumer product. The Cricket strategy is to provide digital wireless service to the mass market with a simple, easy to understand approach. As a part of the Cricket strategy, we intend to:

     - attract new customers more quickly than other wireless providers that offer complex pricing plans with peak/off-peak rates, roaming charges and expensive "extra" minutes;

     - maintain lower customer acquisition costs by offering one simple service plan with a choice of only one or two handsets, and distributing our product through company stores and multiple points of sale where the mass market shops;

     - sustain lower operating costs per customer compared to other wireless providers through streamlined billing procedures, reduced customer care expenses, lower credit investigation costs and reduced bad debt; and

     - deploy our capital more efficiently by building our networks to cover only the urban and suburban areas of our markets where our potential customers live, work and play, while avoiding rural areas and corridors between distant markets.

     Market Opportunity. Wireless penetration was approximately 28% in the U.S. at the end of June 1999, according to the Cellular Telecommunications Industry Association. Wireless companies have generally focused their U.S. marketing on highly mobile customers, including business users, who are likely to generate the highest revenues. Customers are typically offered multiple service plans with prices based on the customer's minutes of use during the billing period. Leap believes that the numerous plans offered by wireless companies have tended to confuse many potential customers. Market research indicates that many people are interested in a wireless product but are concerned about the cost and complexity of wireless pricing plans.

     Sales and Distribution. We expect to distinguish the Cricket service concept and increase our market share through promoting a simplified buying process and focusing marketing efforts on potential customers in the communities covered by our local wireless networks. The Cricket approach is to rapidly penetrate our target markets while minimizing our sales and marketing expenses, primarily by keeping the customer's purchase decision simple and minimizing the need for sales agents.

     The Cricket service and wireless handsets will be sold through three main channels:

     - Cricket retail stores in high-traffic strip malls and Cricket kiosks located in major shopping malls;

     - the local stores of national retail chains such as Walmart, Staples and Office Depot; and

     - independent third-party dealers who are well positioned through their principal lines of business to reach our target potential customers, such as furniture and appliance retailers and rental companies, convenience stores, beauty shops and other local service businesses.

     The Cricket service plan is designed so that a potential customer can make a purchase decision with little or no sales assistance. Customers can read about the Cricket service on the retail package for our wireless handsets and learn virtually all they need to know about the service without consulting a complicated plan summary or a specialized sales person. We simplify the customer's decision process by limiting the Cricket handset options to just two models. Upon opening the box and dialing any telephone number from a new Cricket handset, the customer is automatically routed to the Cricket customer care center for immediate activation and any assistance required in using the phone. We believe the sales costs for the Cricket service are significantly lower than most other wireless providers because of this streamlined sales approach.

     We currently offer just two types of handsets: one is presented as an economically-priced handset at approximately $100, and the other is positioned as a premium handset at approximately $130. We expect to continue to charge customers a subsidized price for handsets to ensure that they have made an investment in the equipment related to our wireless service and provide a moderate economic incentive to maintain the Cricket service rather than switching to the services of a competitor. We do not, however, require customers to sign a service contract, a feature which we believe customers find appealing compared to other wireless providers that require long-term commitments.

     We combine mass marketing strategies and tactics to build awareness of the Cricket service concept and brand name within the communities we service. Because the Cricket service is offered in distinct markets with local calling capacity only, we target our advertising at the community level. We advertise in local publications, on local radio stations and in local spot television commercials. In addition to local advertising efforts, we maintain an informational Web site for the Cricket service, although we currently do not sell our products or services over the Internet.

     Network and Operations. The Cricket service is based on providing customers with near-landline levels of usage at prices that are competitive with traditional landline services and substantially lower than our wireless competitors. We believe our success depends on designing our networks to provide high, concentrated capacity rather than broad, geographically dispersed coverage. We plan to build the Cricket networks only in high-use local population centers of self-contained communities where roaming is not an important component of service for our target customers. Unlike traditional wireless providers who build comprehensive networks to permit full-roaming by their customers, we believe that we can deploy our capital more efficiently by tailoring our networks only to our target population centers and omitting underutilized roaming sites between those population centers.

     The principal objectives for the build-out of the Cricket networks are to:

     - Establish quality wireless networks in targeted markets that enable us to offer appealing service with full mobility throughout the local population centers where a high concentration of potential customers live, work and play.

     - Initiate service in new markets on a phased basis. The appeal of our service in any given market is not dependent on the Cricket service having ubiquitous coverage in the rest of the country or region surrounding the market. Because our business model is scalable, we can roll out our networks on a market-by-market basis.

     - Complete or commence building networks in 17 markets in the year 2000, in our initial phase of construction. We believe we can build each new market with an average expected time from initiating network construction to commercial launch of 12 to 15 months. By the end of 2000, we expect Cricket networks in the U.S. will cover approximately 7.0 million potential customers.

     - Deploy capital efficiently by tailoring the coverage footprint of local Cricket networks to the urban and suburban areas of our target markets and purchasing network infrastructure equipment in large volumes and at correspondingly favorable prices and terms. We also intend to rely on tower co-locations to minimize cell site costs and to employ third generation equipment which is less expensive to operate than the existing technology already installed by many incumbent wireless providers.


     We believe that our status as a "designated entity" under FCC rules will allow us to acquire C-Block and F-Block licenses at attractive prices and terms. We recently acquired 36 wireless licenses in the federal government's 1999 reauction of wireless licenses, which was open only to designated entities. We also recently acquired three wireless licenses from AirGate and 11 wireless licenses from Chase Telecommunications. We also have entered into agreements to purchase 11 other wireless licenses from various third parties.

     The following table shows the wireless licenses for approximately 35 million potential customers that we have acquired or agreed to acquire.



                            1998 BTA
                       POPULATION(1)    MHZ
                       -------------    ---
MARKETS LAUNCHED
  Chattanooga,
    TN(2)............        548,320     15
  Nashville, TN(2)...      1,662,927     15
                       -------------
                           2,211,247
                       =============
OTHER MARKETS
SOUTH EAST REGION
  Florence, AL(2)....        183,960     15
  Albany, GA(3)......        343,557     15
  Columbus, GA(3)....        357,914     30
  Macon, GA(3).......        640,286     30
  Middlesboro,
    KY(2)............        120,774     15
  Charlotte, NC(4)...      1,915,210     10
  Greensboro, NC(4)..      1,371,782     10
  Hickory, NC(4).....        322,521     10
  Clarksville,
    TN(2)............        258,087     15
  Cookeville, TN(2)..        131,891     15
  Kingsport, TN(2)...        690,437     15
  Knoxville, TN(2)...      1,073,640     15
                       -------------
                           7,410,059
                       =============
NORTH WEST REGION
  Anchorage, AK......        442,324     30
  Merced, CA.........        211,145     15
  Modesto, CA........        477,212     15
  Redding, CA........        276,425     15
  Boise, ID..........        534,196     30
  Idaho Falls, ID....        212,301     30
  Lewiston, ID.......        123,479     30
  Twin Falls, ID.....        158,946     30
  Salem, OR..........        512,535     30
  Bozeman, MT........         78,996     30
  Reno, NV(8)........        548,661     10
  Kenewick, WA.......        183,433     15
  Spokane, WA........        725,591     15
  Yakima, WA.........        253,207     15
                       -------------
                           4,738,451
                       =============
NORTH EAST REGION
  Dayton, OH(5)......      1,222,446     10
  Pittsburgh, PA(6)..      2,503,395     10
                       -------------
                           3,725,841
                       =============

                            1998 BTA
                       POPULATION(1)    MHZ
                       -------------    ---
CENTRAL REGION
  Blytheville, AR....         72,228     30
  Fayetteville, AR...        287,594     30
  Fort Smith AR......        312,750     30
  Hot Springs, AR....        135,173     15
  Little Rock, AR....        928,467     30
  Pine Bluff, AR.....        150,421     30
  Russellville, AR...         93,530     15
  Coffeyville, KS....         61,901     15
  Wichita, KS........        633,382     30
  Lincoln, NB(9).....        333,096     10
  Omaha, NB(10)......        970,593     10
  Fargo, ND..........        310,802     30
  Grand Forks, ND....        212,006     15
  Tulsa, OK..........        913,095     15
  Dyersburg, TN(2)...        118,191     15
  Jackson, TN(2).....        275,578     15
  Memphis, TN(2).....      1,499,222     15
                       -------------
                        7,308,029(7)
                       =============
SOUTH WEST REGION
  Nogales, AZ........         38,020     30
  Phoenix, AZ(8).....      3,089,889     10
  Tucson, AZ.........        790,975     15
  Denver, CO(6)......      2,471,889     10
  Pueblo, CO.........        299,154     30
  Albuquerque, NM....        800,201     15
  Roswell, NM(8).....         80,005     15
  Gallup, NM.........        140,668     15
  Santa Fe, NM.......        205,922     15
  Provo, UT..........        341,401     30
  Salt Lake City,
    UT...............      1,527,987     30
  Casper, WY.........        142,951     30
                       -------------
                           9,929,062
                       =============


-------------------------
 (1) Demographic data related to 1998 population and population growth estimates provided by Easy Analytic Software Incorporated.

 (2) Represents licenses that Leap acquired from Chase Telecommunications Holdings. The acquisition was completed in March 2000. The Chattanooga market was launched in March 1999 using the existing infrastructure of Chase Telecommunications and the Nashville market was launched in late January 2000.

 (3) Represents licenses that Leap has agreed to acquire from Zuma. A merger agreement has been signed under which Leap will acquire the outstanding capital stock of three Zuma subsidiaries which own the licenses. The transaction is subject to FCC approval and other closing conditions.

 (4) Represents licenses that Leap acquired from AirGate in January 2000.


 (5) Represents a license that Leap has agreed to acquire from PCS Devco. An acquisition agreement has been signed, but the transaction has not yet been completed. In February 2000, the FCC consented to the transfer of PCS Devco's license to us, although the decision has not yet become a final order and as a result of a challenge by a third party, is currently subject to further administrative review. Because the decision did not become a final order prior to March 2000, the agreement was subject to termination by either party at its discretion. In May 2000, the parties amended the agreement to revise the consideration payable and modify the conditions to closing. The transaction is subject to customary closing conditions, although a final order regarding the FCC's consent is not a condition to closing under the amended agreement.


 (6) Represents licenses that Leap has agreed to acquire from Radiofone. An acquisition agreement has been signed, but the transaction has not yet been completed and is subject to FCC approval and other closing conditions.


 (7) Leap has agreed to divest two wireless licenses covering 233,716 potential customers in Grand Island and North Platte, Nebraska, which, accordingly, are not included in the table above.


 (8) Represents licenses that Leap has agreed to acquire from Beta. An acquisition agreement has been signed, but the transaction has not been completed and is subject to FCC approval and other closing conditions.

 (9) Represents a license that Leap has agreed to acquire from Center Point PCS. An acquisition agreement has been signed, but the transaction has not been completed and is subject to FCC approval and other closing conditions.

(10) Represents a license that Leap has agreed to acquire from CM PCS. An acquisition agreement has been signed, but the transaction has not been completed and is subject to FCC approval and other closing conditions.

     Cricket Communications has entered into an infrastructure equipment purchase agreement with Lucent Technologies to lead the overall build-out of our initial phase of Cricket networks. Under the terms of the agreement, Cricket Communications is responsible for all site acquisition activities and Lucent is responsible for providing all other products and services associated with site development. Lucent expects to subcontract many of these services to a number of different suppliers.

     As part of the Cricket strategy, we seek to maintain lower operating costs than other wireless providers and large landline carriers and pass the savings on to customers in the form of our low, flat monthly charges. We believe that our network operating costs are less than those of most other wireless service providers because of the concentrated coverage footprint of a Cricket network compared to the broad, geographically dispersed footprints of our wireless competitors. Based on call traffic patterns in Chattanooga, we believe the inbound/outbound call ratio of Cricket networks is higher than other wireless carriers. The Cricket service also does not permit roaming, which allows us to sustain lower costs than other wireless providers. The technology used in Cricket networks is designed to permit migration to third generation technology which costs less to operate than less-advanced wireless platforms.

     We also seek to maintain lower operating costs through simplified billing. Our simple, straight-forward bills show the monthly flat rate of $29.95 and no per-call itemization. This simple format should result in fewer billing inquiries to our customer service center. Fewer calls to our customer service center should, in turn, result in reduced customer service expenses compared to more traditional wireless providers. In addition, because Cricket customers prepay each month's service, we minimize our costs of credit checks, bad debt expenses and customer fraud. We also maintain low operating costs by outsourcing our customer service center to a third-party in Devil's Lake, North Dakota. By centralizing nationwide customer service in a single location, we are able to streamline our customer care operations and gain economies of scale while maximizing customer service availability.


     Leap's Rights and Interests. Cricket Communications Holdings, Inc. owns Cricket Communications, Inc., which is the operating company that is implementing the Cricket strategy.



     On June 15, 2000, we acquired the remaining 5.11% of Cricket Communications Holdings that we did not already own through a subsidiary merger. These shares were owned by individuals, including directors and employees of Leap and Cricket Communications Holdings. Under the terms of the merger, each issued and outstanding share of Cricket Communications Holdings common stock not held by Leap was converted into the right to receive 0.315 of a fully paid and nonassessable share of Leap common stock. As a result, an aggregate of 1,048,635 shares of Leap common stock were issued. The value of the shares issued in excess of the minority interest will be allocated to goodwill. In addition, we assumed all unexpired and unexercised Cricket Communications Holdings stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of Leap common stock. We also assumed an obligation to issue 202,566 shares of our common stock for an aggregate exercise price of $1.0 million upon the conversion and exercise of Chase Telecommunications Holdings' warrant to purchase 643,068 shares of Cricket Communications Holdings.



     Capital Requirements and Projected Investments. We will require substantial capital to develop and operate wireless networks in the numerous markets in which we plan to operate the Cricket service in the U.S. The amount of financing that we will require for these efforts will vary depending on the number of these networks that are developed, including any markets covered by our future license acquisitions, and the speed at which we construct and launch these networks. In fiscal 2000, we expect to finance these development and operation costs largely through vendor financing, as well as from a portion of the net proceeds from our units and equity offerings completed in February 2000 and other financings. We expect, however, that we will also need to raise additional capital to fund our planned roll-out of domestic networks and acquisitions of spectrum in fiscal 2000.


     Regulatory Environment. Our business plan anticipates and depends on our acquisition and operation of C-Block and F-Block licenses in the U.S. Although C-Block and F-Block licenses are generally more available and less expensive to obtain than licenses in other wireless blocks, a licensee may hold these licenses only if it qualifies as a "designated entity" under FCC rules. For a description of the extensive regulation governing our domestic business, see "-- Government Regulation."

     In July 1999, the FCC issued an opinion and order that found that we were qualified to acquire C-Block and F-Block licenses. The order also approved our acquisition of the 36 C-Block licenses for which we were the high bidder in the FCC's 1999 spectrum reauction, and approved the transfer to Leap of three F-Block licenses covering portions of North Carolina, in each case subject to the fulfillment of some conditions. In October 1999, the FCC issued the 36 licenses we acquired in the reauction.


     Each of the conditions imposed by the FCC has been satisfied. We have a continuing obligation, during the designated entity holding period for our C-Block and F-Block licenses, to limit our debt to Qualcomm to 50% or less of our outstanding debt and to ensure that persons who are or were previously officers or directors of Qualcomm do not comprise a majority of our board of directors or a majority of our officers. If we fail in the future to meet any of the conditions imposed by the FCC or otherwise fail to


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maintain our qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on our financial condition and business prospects.


     Various parties, including the U.S. Small Business Administration, previously challenged our qualification to hold C-Block and F-Block licenses, which challenges were rejected in the FCC's July 1999 order. One of these parties, a wireless operating company, has requested that the FCC review its order, as well as the order consenting to the transfer of licenses to us from Chase Telecommunications and PCS Devco, and has opposed all of our pending assignment or transfer applications at the FCC. In addition, Nextel Communications, Inc. has opposed one of our pending FCC applications, alleging that we may no longer be compliant with C- and F-Block "total asset" eligibility requirements. Further judicial review of the FCC's orders granting us licenses is possible. The FCC is currently examining, in an expedited rulemaking proceeding, rules that would, if adopted, make it easier for large companies to acquire these licenses at auction and in the aftermarket.



     Competition. The U.S. telecommunications industry is very competitive and competition is increasing. The Cricket service will compete directly with other wireless providers and traditional landline carriers in each of our markets, many of whom have greater resources than we do and entered the market before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. Furthermore, the FCC is actively pursuing policies designed to increase the number of wireless competitors in each of our markets. The FCC will soon auction licenses that will authorize the entry of two additional wireless providers in each market. In addition, other wireless providers in the U.S. could attempt to implement our domestic strategy of providing virtually unlimited local service at a low, flat monthly rate if our strategy proves successful. The landline services with which we will compete generally are used already by our potential customers, and we may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service. Also, some competitors will likely market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. We also expect to compete with new entrants to the U.S. wireless market as well as other telecommunications technologies, including paging, enhanced specialized mobile radio and global satellite networks.


CHASE TELECOMMUNICATIONS

     The Cricket service was introduced in Chattanooga, Tennessee in March 1999 by Chase Telecommunications, a company that we acquired in March 2000. Chase Telecommunications owned wireless licenses covering approximately 6.6 million potential customers in a region that includes approximately 97% of Tennessee. Chase Telecommunications began offering wireless service in Chattanooga in October 1998. In March 1999, Chase Telecommunications re-launched its service, offering the Cricket concept in Chattanooga, Tennessee under a management agreement that required the management of Chase Telecommunications to control the business until our acquisition received all necessary governmental approvals and was completed. In Chattanooga, Chase Telecommunications's network covers approximately 315,000 of the 550,000 potential customers in the license area, concentrated in an area that is similar to Chattanooga's local calling area for landline telephone service. At the time we completed the acquisition, Chase Telecommunications had begun efforts to expand the Cricket service to other markets in Tennessee and had launched service in Nashville in late January 2000.

     On March 17, 2000, we completed the acquisition of substantially all the assets of Chase Telecommunications Holdings, Inc. The acquisition was effected pursuant to an asset purchase agreement entered into on December 1998. We acquired all of the outstanding common stock of ChaseTel Licensee Corp., and our indirect subsidiary, Cricket Communications, Inc., acquired substan-

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

tially all of the other assets of Chase Telecommunications Holdings, including all of the outstanding common stock of Chase Telecommunications, Inc. The purchase price paid included:

     - approximately $6.3 million in cash;

     - a five-year warrant to purchase 1% of the common stock of our subsidiary Cricket Communications Holdings at an exercise price of $1.0 million;

     - the return to Chase Telecommunications Holdings of shares of Chase Telecommunications Holdings common stock held by us; and

     - contingent earn-out payments of up to $41.0 million based on Chase Telecommunications's earnings during the fifth full year following the closing of the acquisition.

     We and Cricket acquired the Chase Telecommunications Holdings assets subject to outstanding indebtedness:

     - to Qualcomm Incorporated in the amount of approximately $29 million;

     - to Cricket in the amount of approximately $77 million; and

     - to the FCC in the principal amount of approximately $79 million.

Concurrently with the completion of the acquisition, the outstanding indebtedness to Qualcomm Incorporated was repaid with the proceeds of borrowings under Cricket's credit facility with Lucent Technologies Inc., and following the completion of the acquisition, the outstanding indebtedness to Cricket was forgiven.

PEGASO


     General. We were a founding shareholder and currently own 22.4% of Pegaso, a joint venture formed to construct and operate the first 100% digital wireless communications network in Mexico. In October 1998, a wholly owned subsidiary of Pegaso acquired nine regional PCS licenses and a public telecommunications network license constituting nationwide coverage generally in the 1900 MHz band in Mexico for approximately $234 million (based on exchange rates in effect on the dates the license payments were made). Pegaso launched commercial service in Tijuana in February 1999 and extended its coverage area with launches in Mexico's three largest cities, Mexico City, Guadalajara and Monterrey, in December, September and August 1999, respectively. As of May 31, 2000, Pegaso had approximately 250,000 customers. In December 1999, Pegaso launched service in Mexico City, bringing its total covered potential customers in Mexico to approximately 27.7 million. Pegaso is continuing its network expansion and plans to build networks in up to 63 additional metropolitan areas throughout Mexico.


     Strategy. To implement its goal of becoming a leading provider of wireless communications services in Mexico, Pegaso's strategy is to:

     - compete with other wireless service providers by delivering higher-quality digital service through Mexico's only all-digital wireless network;

     - offer Pegaso handsets and services through multiple points of sale targeted to a broad range of consumers;

     - simplify the purchase process for wireless phones and service by offering a fully functional "phone in a box" that is activated in prepaid mode when initially turned on after purchase, after which a customer service representative contacts the new customer to determine the most appropriate rate plans going-forward;

     - promote distinct Pegaso brand awareness that focuses on Pegaso's core philosophy of simplicity, honesty, and commitment to innovation;

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

     - offer service plans that provide superior value, for example by billing calls per the second, and offer superior prepaid service options, including Mexico's only digital prepaid plans and the ability of prepaid customers to obtain value-added features such as voicemail; and

     - leverage the strengths of its strategic investors, including Leap, Grupo Televisa and Grupo Pegaso.

     Market Opportunity. In early 1998, Pegaso acquired nine regional PCS licenses and a public telecommunications network license constituting nationwide coverage of Mexico's population of approximately 99 million people. Before Pegaso entered the market, only two wireless carriers operated in each of Mexico's nine regions. Although other licensees may begin to offer nationwide coverage, we believe Pegaso currently is well-positioned to obtain a significant market share because it is one of only three nationwide wireless carriers. Mexico's population is approximately 70% urban with approximately 45% living in the regions containing Mexico City, Guadalajara and Monterrey. In 1998, Mexico's teledensity was approximately 10.4% and its cellular penetration was approximately 3.5%.

     Sales and Distribution. Pegaso's sales strategy is to offer a simplified "phone in a box" product which enables broad distribution through multiple channels and makes it easy for a customer to obtain a wireless handset and begin service. This sales approach is designed to make the purchase of a wireless handset and accompanying service as simple as the sale of any consumer electronics item.

     Pegaso's distribution channels include Pegaso-owned stores, grocery store chains, master distributors, other retail chains and a direct sales force targeting corporate and other large accounts. The majority of Pegaso's sales currently occur at grocery stores like Gigante, convenience retail stores like 7-Eleven and Oxxo, and Pegaso-owned stores. In addition, Pegaso has negotiated distribution agreements with select national and regional merchandisers specializing in consumer electronics and appliances, including SKY TV, an electronics retailer.

     Similar to the Cricket strategy, Pegaso's "phone in a box" approach permits potential customers to make a purchase decision with little or no sales assistance. Pegaso offers a variety of handsets, which are packaged in brightly colored boxes that are well-suited for in-store displays. Each handset includes a block of prepaid minutes which permits a new customer to begin making wireless calls immediately upon purchase. Within hours of a customer's first use of a Pegaso handset, a customer service representative calls the new customer to offer assistance with any questions about the service and to explain Pegaso's postpaid and prepaid plans to determine the package best-suited for that particular customer. This "Welcome to Pegaso" phone call is a key part of Pegaso's customer service and follow-on sales strategy.

     As part of its dynamic sales strategy, Pegaso seeks to develop innovative payment options to reduce the barriers to entry to Mexican consumers of utilizing its wireless service. Pegaso's initial prepaid service from its "phone in a box" followed by the option to adopt a postpaid plan permits the consumer ongoing flexibility in payment options. Pegaso offers the same choice of handsets, national roaming capabilities and access to calling features to prepaid and postpaid customers. Customers who select the prepaid option may purchase phone cards for wireless minutes in various denominations at approximately 1,300 retail outlets in Mexico.

     Pegaso seeks to differentiate its wireless service with simplicity, honesty, and a commitment to innovation. Pegaso's primary marketing message for its initial launch into the Mexican market is "Pago Justo Por Segundo" which means "pay just for the second and justly for what you use," referring to Pegaso's per second billing approach. Also, we believe that other providers charge from the moment customers press the "send" button on their wireless phone while Pegaso charges only for connected calls.

     Pegaso also offers roaming across the U.S-Mexico border as a result of its agreement with Sprint PCS. The agreement permits Pegaso customers to use Sprint PCS's nationwide wireless network in the

U.S. and will allow Sprint PCS customers to roam on Pegaso's network in Mexico. Pegaso believes this feature will be attractive to the highly-mobile customers in Mexico's border cities.

     Pegaso believes that, to achieve long-term success, it must establish a strong national brand position throughout Mexico. Pegaso builds brand recognition though national television and print advertising coupled with a strong local radio presence and sponsorship of local and regional sports teams and events. Pegaso has sponsored the Mexican national soccer team and other professional soccer teams in its efforts to increase consumer awareness of the Pegaso wireless brand. Pegaso also seeks to leverage its relationship with Grupo Televisa, one of its key investors and the largest media company in the Spanish-speaking world, to enhance its marketing efforts. Pegaso maintains a Web site that provides product and service information, although no sales currently are transacted over the Internet.

     Pegaso operates one central customer care center in Mexico City. Pegaso distinguishes its customer care from its competitors through "one touch" service, whereby the customer service representative who answers the initial call is trained to respond to all of the customer's concerns without transferring the customer to another department. The center's information technology systems permit representatives to identify new customers for the initial "Welcome to Pegaso" call and monitor the status of customer inquiries from the first call to the customer care center to ultimate resolution of the question.

     Network and Operations. Pegaso's principal objective for the build-out of its network is to target its capital expenditures to provide full coverage within targeted geographic areas, rather than building out the widest possible coverage area. It has successfully launched service in Mexico's four largest cities -- Mexico City, Guadalajara, Monterrey and Tijuana -- and plans to launch service in approximately 14 more cities by the end of 2000. In addition, Pegaso intends to selectively build sites along major highways to connect the cities it currently services or will service by the end of 2000. Ultimately, Pegaso plans to construct and operate wireless systems in up to an additional 63 metropolitan areas in Mexico, subject to the availability of additional capital.

     The following table presents the approximate number of potential customers covered by Pegaso's network in the four cities in which Pegaso launched service in 1999.

                                                         1999
                                                       COVERED
                                                      POTENTIAL
                   LICENSED AREAS                     CUSTOMERS
                   --------------                     ----------
Mexico City.........................................  19,200,000
Guadalajara.........................................   3,900,000
Monterrey...........................................   3,500,000
Tijuana.............................................   1,100,000
                                                      ----------
  Total.............................................  27,700,000
                                                      ==========

     In bidding for its wireless licenses, Pegaso agreed to provide coverage to municipalities containing at least 20% of the total population of most of the licensed regions by October 2001 and to provide coverage to municipalities containing at least 50% of the total population of most of the licensed regions by October 2003.

     Because Pegaso's systems are 100% digital, it does not face the operating difficulties of many of its wireless competitors that are seeking to manage both analog and digital systems and to transition to all-digital platforms while maintaining quality analog systems. Pegaso's operations include an advanced prepaid platform and related systems that administer customers' use of their prepaid wireless minutes and other features. Pegaso's advanced information technology systems also support the billing process and the variety of payment plans offered to Pegaso's customers, and assist the customer care center's activities, including scheduling "Welcome to Pegaso" calls and monitoring customer inquiries.

     Leap has entered into a management and operations agreement with Pegaso to provide operator services and, in turn, has subcontracted those services to GTE Data Services Mexico, a subsidiary of GTE.

     Strategic Partners. In addition to Leap, Pegaso Comunicaciones y Servicios, S.A. de C.V. and an affiliate of Grupo Televisa have interests in Pegaso. Grupo Televisa is the largest media company in the Spanish-speaking world and a major participant in the international entertainment business. Pegaso Comunicaciones y Servicios is 99%-owned by Alejandro Burillo Azcarraga, a member of our board of directors, and is affiliated with Grupo Pegaso, a private investment group with investments in various industries including cable television, communications, retail electronics, real estate, sports and entertainment. Our management believes that the strong financing resources of Grupo Televisa and Grupo Pegaso, as well as their political access in Mexico, provide Pegaso critical resources and relationships for assisting the network build-out and in marketing and distributing Pegaso's wireless services. Citicorp, the Latin America Infrastructure Fund and Nissho Iwai have also invested in Pegaso.

     On April 26, 2000, Sprint PCS invested $200 million in Pegaso by purchasing shares from Pegaso and shareholders other than Leap. As a result of this transaction, our percentage interest in Pegaso was reduced from 28.6% to 22.4%.

     Leap's Rights and Interests. We currently own a 22.4% interest in Pegaso and have invested $100 million of the $496 million of capital that has been contributed by the members of the joint venture. We expect that our ownership interest in Pegaso will be reduced in the future. Several other existing investors are committed to contribute an additional $50 million of financing by August 2000 and Pegaso is currently seeking additional debt and equity financing. As noted above, we also provide operator services to Pegaso under a management and operations agreement.

     In December 1999, as a condition of our guarantee of a portion of Pegaso's obligations under its working capital facility, Leap received an option to subscribe for and purchase up to 243,090 limiting voting series "N" treasury shares of Pegaso. The number of shares to be purchased by Leap under the option will be calculated to provide a total internal rate of return on the average outstanding balance of the bridge loan of 20%. The options have an exercise price of $0.01 per share and expire ten years from the date of issuance. The options are exercisable at any time after the date on which all amounts under the loan agreement are paid in full.

     Capital Requirements and Projected Investments. Pegaso has already raised or obtained commitments for substantial amounts of capital. To date, the members of the joint venture have contributed $496 million of equity, and other members have committed an additional $50 million of equity contributions. In addition, Qualcomm and another equipment vendor have agreed to provide approximately $580 million of secured equipment financing to the venture, a portion of which has already been advanced. In May 1999, a Pegaso subsidiary also entered into a working capital facility with several banks and credit support from Qualcomm. We guaranteed 33% of Pegaso's obligations under the initial commitment from the lenders of $100 million. To complete the build-out, launch and operation of its planned networks, however, Pegaso will need to obtain substantial additional capital.

     As a result, Pegaso is seeking additional debt and equity financing, including additional vendor financing.

     Regulatory Environment. The Mexican Secretariat of Communications and Transportation, or SCT, and Federal Telecommunications Commission, or COFETEL, an independent regulatory body within the SCT, regulate the provision and operation of telecommunications services in Mexico. The

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

principal law governing the provision of telecommunications services in Mexico is the 1995 Federal Telecommunications Law and regulations promulgated thereunder; however, other federal laws and regulations apply.

     To provide PCS service in Mexico, the service provider must obtain two licenses, or concessions, from the SCT: a frequency license and a public telecommunications network license. A frequency license specifies the type of service, for example, PCS; allocated spectrum; geographical region; and certain other rights and obligations. A public telecommunications network license specifies the licensee's rights and obligations as a provider of telephone service to the public. Pegaso holds frequency licenses in each of the nine geographic regions in Mexico allowing it to provide nationwide service. Pegaso is also licensed as a public telecommunications network provider. The frequency licenses are for initial terms of 20 years and may be renewed at the discretion of the SCT. The public telecommunications network license is for an initial term of 30 years, and may be renewed as long as Pegaso complies with applicable regulations.

     The SCT may grant licenses only to Mexican individuals and to Mexican corporations in which non-Mexicans hold no more than 49% of the voting shares. Cellular and PCS licensees may be more than 49% foreign-owned through a structure involving limited- or non-voting interests with the prior approval of the Mexican Foreign Investment Commission. Licenses may be sold or otherwise transferred only with the prior authorization of the SCT. In addition, any transfer of the shares of the holder of a license in excess of 10% of the total equity outstanding requires the prior approval of the SCT and may require notification to the Federal Competition Commission. A license may be terminated upon expiration or dissolution of the holder of the license. The SCT may revoke a license prior to its expiration under certain circumstances, including failure to comply with the obligations and conditions specified in the license. The Mexican government may also expropriate or temporarily seize assets related to a license, but is obligated to compensate at market value the owner of such assets.

     Pegaso is interconnected nationwide with other Mexican wireless and landline operators. Though interconnection arrangements are negotiated privately, Telmex is required by law to interconnect with wireless operators, and COFETEL will intervene where private parties reach an impasse. Wireless rates are not regulated in Mexico but the rates must be registered with the SCT.

     Competition. Although the deployment of advanced telecommunications services is in its early stages in Mexico, we believe competition is increasing as a number of international telecommunications companies, including Bell Atlantic, AT&T, MCI, Motorola, Nextel and SBC, and local competitors such as Telmex and other Mexican telecommunications companies, actively engage in developing telecommunications services in Mexico. Following the Mexican government's recent wireless auctions, there is one existing nationwide wireless operator, Telmex, which operates through its subsidiaries Telcel and Dipsa; one carrier, Iusacell, with a large mixed band footprint consisting of four 800 MHz licenses and two 1900 MHz licenses; and Pegaso, which holds PCS licenses with nationwide coverage. In addition, Unefon has been granted nationwide licenses, and recently launched wireless local loop service. There are also several regional wireless carriers who offer wireless service in one or more of Mexico's nine regions but who do not have a broad national presence.

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

SMARTCOM


     On June 2, 2000, we completed the sale of our Chilean operating subsidiary, Smartcom, S.A., to Endesa, S.A., a Spanish utility company. Under the terms of our agreement with Endesa, Endesa purchased all of the outstanding capital stock of Smartcom from our subsidiary, Inversiones Leap Wireless Chile, S.A., and its designated shareholder nominee (who held one share of the Series A preferred stock of Smartcom in order to comply with Chilean law which requires two shareholders for each Chilean sociedad anonima) in exchange for gross consideration of approximately $381.5 million. The purchase price consisted of:



     - approximately $156.8 million in cash;



     - repayment of Smartcom indebtedness to us and Inversiones of approximately $17.5 million and $35.8 million, respectively;



     - release of cash collateral posted by us in the United States to collateralize our reimbursement obligation with respect to a standby letter of credit issued in favor of ABN AMRO Bank (Chile) to secure Smartcom indebtedness of approximately $28.2 million; and



     - three promissory notes issued by Endesa to Inversiones in the aggregate amount of $143.2 million.



     One of the promissory notes is subject to a one year right of set-off to secure the indemnification obligations of Leap and Inversiones under the share purchase agreement between the parties. Another of the promissory notes is subject to adjustment based upon an audit of the closing balance sheet of Smartcom to be completed within 60 days following the closing of the agreement. Each of the promissory notes matures on June 2, 2001 and bears interest at a rate equal to the 3-month LIBOR, compounded semi-annually. In addition, the sale of the Smartcom shares resulted in the removal of approximately $191.4 million of Smartcom liabilities from our consolidated balance sheet.



     Smartcom acquired a nationwide license in 1997 in the 1900 MHz band to offer PCS services in Chile. Smartcom's nationwide system began operation in September 1998. In April 1999, we increased our ownership of Smartcom from 50% to 100% when our Chilean subsidiary purchased 50% of Smartcom from Telex-Chile, a Chilean telecommunications company, and one of its affiliates for $28 million in cash and a $22 million interest-free note payable in three years. Following the acquisition, we recruited a new management team, upgraded the network capabilities and, in November 1999, relaunched service under a new brand name, SMARTCOM PCS. As a result of the favorable terms offered by Endesa for purchase of the Smartcom shares, which represented a substantial return on our original investment, we concluded that we could realize greater stockholder return through the sale than we could through continued investment in Smartcom.



DISCONTINUED FOREIGN VENTURES



     Through a subsidiary, we own a 35% interest in Orrengrove Investments Limited, which in turn owns a 60% interest in three related companies referred to as the Transworld Companies, which are being liquidated. The third party satellite that the companies used to provide long distance service failed in April 1999. The directors of the Transworld Companies voted to liquidate the companies after reviewing a series of alternative business plans that did not meet their minimum financial performance criteria. As a result, we wrote down our investment in Orrengrove to the proceeds we expect to receive in connection with the pending liquidations.



     Through another subsidiary, we owned a 35% interest in Metrosvyaz Limited, a company that is attempting to establish joint ventures in Russia to construct and operate networks providing wireless local loop service. Metrosvyaz was funding its activities in part through a working capital facility from us. In September 1999, we declared default under loans to Metrosvyaz, stopped funding those loans and wrote off our remaining $9.6 million investment in Metrosvyaz. See "Legal Proceedings."

     In August 1999, we sold our Australian subsidiary, OzPhone Pty. Limited, for $16.0 million. We had invested approximately $6.9 million in OzPhone before the sale. We concluded that we could achieve greater stockholder return through this sale than we could through years of continued investment in and development of OzPhone. Although OzPhone owned wireless licenses, it had not yet introduced service.



CDMA TECHNOLOGY



     The primary digital technologies available for wireless fixed and mobile applications are CDMA and Time Division Multiple Access, or TDMA. TDMA includes several variants, including Digital Advanced Mobile Phone System also known as D-AMPS which is deployed primarily in North and South America, and Global System for Mobile Communication, or GSM, which is widely deployed in Europe, where the technology was developed, and in many other markets around the world.



     We are currently committed to owning and participating in networks that utilize CDMA technology. We believe that CDMA technology is the best platform to meet current network requirements as well as the best platform for migration to third generation, or "3G," based services. We believe CDMA technology is best-suited to our general business strategy of providing high quality, high volume wireless service at a low cost. We believe CDMA technology provides important system performance benefits, including the following:



     - Greater Capacity. CDMA technology allows a larger number of calls within one allocated frequency and reuses the full frequency spectrum in each cell. CDMA systems are expected to provide capacity gains of at least seven times over the current analog systems and at least three times greater than TDMA and GSM systems. Because CDMA networks provide high capacity using less spectrum and fewer cell site towers, our initial capital expenditures as well as ongoing operational and maintenance costs should be less than wireless providers that use analog, TDMA or GSM technologies.



       Additional capacity improvements are expected for CDMA networks over the next two years as new third generation standards are approved and implemented that will allow for high-speed data and an even greater increase in the voice traffic capacity. In addition, "1XRTT," the first phase of third generation CDMA technology, is expected to provide more than double the voice capacity of existing CDMA systems and to deliver high speed data to users.


       The capacity advantages of CDMA not only provide the highest available efficiency of valuable spectrum, but in doing so also permit operators using CDMA the flexibility of deploying other services, such as data services, in the spare spectrum.

     - Wireless Local Loop. CDMA systems have the unique advantage of providing even greater capacity in fixed terminal systems known as Wireless Local Loop, or "WLL." The approximate capacity increase of CDMA systems in fixed environments is two times the capacity of mobile environments. This capacity gain permits deployment of WLL systems at competitive costs to existing copper-based telephony systems.

     - Seamless Handoffs. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks which use a "hard hand-off" and disconnect the call from the current cell site as it connects with a new one.

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

     - Simplified Frequency Planning. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Currently, cellular service providers spend considerable money and time on frequency planning. With CDMA technology, the same subset of allocated frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management. Because TDMA and GSM based systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is comparable to planning for the current analog systems.

     While we believe CDMA has the inherent benefits discussed above, TDMA networks are generally less expensive when overlaying existing analog systems because the TDMA spectrum usage is more compatible with analog spectrum planning. In addition, the GSM technology standard generally allows multi-vendor equipment to be used in the same network more easily than CDMA technology. GSM technology also is currently more widely deployed throughout the world than CDMA, which provides economies of scale for handset and equipment purchases for wireless providers using that standard. A standards process is also underway which will allow wireless handsets to support analog, TDMA and GSM technologies in a single unit. Currently, there are no plans to have CDMA handsets that support either the TDMA or GSM technologies.

GOVERNMENT REGULATION

     The spectrum licensing, construction, operation, sale and interconnection arrangements of wireless communications networks are regulated to varying degrees by state regulatory agencies, the FCC, Congress, the courts and other governmental bodies. Proceedings before these bodies, such as the FCC and state regulatory authorities, could have a significant impact on the competitive market structure among wireless providers and on the relationships between wireless providers and other carriers. These mandates may impose significant financial obligations on us and other wireless providers. We are unable to predict the scope, pace or financial impact of legal or policy changes that could be adopted in these proceedings.

     Licensing of PCS Systems. A broadband PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS. Broadband PCS systems generally are used for two-way voice applications. Narrowband PCS systems, in contrast, are for non-voice applications such as paging and data service and are separately licensed. The FCC has segmented the U.S. PCS markets into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awards two broadband PCS licenses for each major trading area and four licenses for each basic trading area. Thus, generally, six licensees will be authorized to compete in each area. The two major trading area licenses authorize the use of 30 MHz of spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both to a third party. Two cellular licenses are also available in each market. Cellular markets are defined as either metropolitan statistical or rural service areas.

     The FCC's spectrum allocation for PCS includes two licenses, the 30 MHz C-Block license and a 10 MHz F-Block license, that are designated as "Entrepreneur's Blocks." The FCC requires holders of these licenses to meet certain threshold financial size qualifications. In addition, the FCC has determined that designated entities who qualify as small businesses or very small businesses, as defined by a complex set of FCC rules, receive additional benefits, such as bidding credits in C- or F-Block spectrum auctions or reauctions, and in some cases, an installment loan from the federal government for a significant portion of the dollar amount of the winning bids in the FCC's initial auctions of C- and F-Block licenses. The

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FCC's rules also allow for publicly traded corporations with widely dispersed voting power, as defined by the FCC, to hold C- and F-Block licenses and to qualify as small or very small businesses. In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses as a publicly traded corporation with widely dispersed voting power and a very small business under FCC rules.

     Under the FCC's current rules specifying spectrum aggregation limits affecting broadband PCS and cellular licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 MHz of PCS, cellular and certain specialized mobile radio services where there is significant overlap, except in rural areas. In rural areas, up to 55 MHz of spectrum may be held. Passive investors may hold up to a 40% interest. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). In a September 15, 1999 FCC order revising the spectrum cap rules, the FCC noted that new broadband wireless services, such as third generation wireless services, may be included in the cap when those services are authorized.

     All PCS licenses have a 10-year term, at the end of which they must be renewed. The FCC will award a renewal expectancy to a PCS licensee that has:

     - provided substantial service during its past license term; and

     - has substantially complied with applicable FCC rules and policies and the Communications Act.

     All PCS licensees must satisfy coverage requirements. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

     For a period of up to five years, subject to extension, after the grant of a PCS license, a licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. To secure a sufficient amount of unencumbered spectrum to operate our PCS systems efficiently and with adequate population coverage, we may need to relocate one or more of these incumbent fixed microwave licensees.

     This transition plan currently allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for the costs of relocating to alternate spectrum locations.

     PCS services are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and may be subject to regulation under Federal environmental laws and the FCC's environmental regulations. State or local zoning and land use regulations also apply to our activities. We expect to use common carrier point to point microwave facilities to connect the transmitter, receiver, and signaling equipment for each PCS or cellular cell, the cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes PCS. The FCC does not regulate commercial mobile radio service or private mobile radio service rates.

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     Transfer and Assignment of PCS Licenses. The Communications Act and FCC
rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS or cellular system. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval subject to the FCC's spectrum aggregation limits.



     In addition, C- and F-Block licenses are subject to certain other transfer and assignment restrictions. These licenses cannot be assigned for a period of at least five years from the initial license grant date to any entity that fails to satisfy financial qualification requirements for a designated entity. If such an assignment occurs to an entity that does not qualify for the same level of bidding credits or installment payments, if any, granted to the licensee, then the assignment would be conditioned upon a repayment of the bidding credit and an adjustment of its installment payment, if any, to the FCC to effect the payment plan applicable to the new entity. After the fifth year, C- and F-Block licenses may be transferred to non-designated entities, subject again to certain costs and reimbursements to the government of bidding credits and/or outstanding principal and interest payments owed to the FCC. These transfer and unjust enrichment rules may be revised subject to certain pending FCC proceedings that are re-examining C-and F-Block eligibility rules.



     Continuation of C- and F-Block Eligibility Rules. The FCC has announced plans to hold a reauction of C- and F-Block licenses in November 2000. In connection with this reauction, a number of large wireless carriers, including SBC Communications, Inc., Nextel Communications, Inc., Bell South Corporation, Bell Atlantic Corporation and AT&T Wireless Services, Inc. have requested that the FCC, via waiver or a rulemaking proceeding, relax the eligibility rules for acquiring C- and F-Block licenses, such that these and possibly other large companies would be able to compete with us and other designated entities and small businesses in acquiring C- and F-Block licenses. The proposed rule changes could affect licenses available at FCC auction and in the aftermarket. While we have vigorously opposed the rule changes proposed by the large carriers, FCC action approving them could have a material adverse effect on our business and financial condition, including our ability to continue acquiring C- and F-Block licenses.


     Foreign Ownership. Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-US citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our wireless licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

     Recent Industry Developments. FCC rules currently require wireless carriers to make available emergency 911 services, including enhanced emergency 911 services that provide the caller's telephone number. While the FCC's rules include a requirement that emergency 911 services be made available to users with speech or hearing disabilities, the FCC has granted waivers of this requirement to various vendors pending the development of adequate technology. We may need to acquire such a waiver. Additionally, FCC regulations will require wireless carriers to identify the location of emergency

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911 callers by use of either network-based or handset-based technologies. In a
September 15, 1999 order, the FCC ruled that carriers electing to use handset-based technologies must:

     - begin selling compliant handsets by March 1, 2001;

     - ensure that 50% of all newly activated handsets are compliant by October 1, 2001 and that at least 95% of all newly activated digital handsets are compliant by October 1, 2002; and

     - comply with additional requirements relating to passing location information upon the request of emergency 911 operators.

     On November 18, 1999, the FCC made certain modifications to its wireless emergency 911 requirements, including removal of a requirement that a mechanism be in place for wireless carriers to recover their costs of emergency 911 implementation before the emergency 911 obligation is triggered. The potential effect of this development on our business is uncertain.

     The Telecommunications Act mandated significant changes in existing regulation of the telecommunications industry intended to promote the competitive development of new service offerings, expand the public availability of telecommunications services and streamline regulation of the industry. The Telecommunications Act establishes a general duty of all telecommunications carriers, including PCS licensees, to interconnect with other carriers, directly or indirectly. The Telecommunications Act also contains a detailed list of requirements with respect to the interconnection obligations of local exchange carriers.

     On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the U.S. Court of Appeals for the Eighth Circuit, on January 25, 1999, the U.S. Supreme Court reversed the Eighth Circuit and upheld the FCC in all respects material to our operations. On June 10, 1999, the Eighth Circuit issued an order requesting briefs on certain issues it did not address in its earlier order, including the pricing regime for interconnection. While appeals have been pending, the rationale of the FCC's order has been adopted by many states' public utility commissions, with the result that the charges that PCS operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

     Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time. However, they are also required to contribute to both federal and state universal service funds. Many states are also moving forward to develop state universal service fund programs, which require contributions from commercial mobile radio service providers.


     The FCC has adopted rules on telephone number portability that will enable customers to migrate their landline and cellular telephone numbers to cellular or PCS providers and from a cellular or PCS provider to another service provider. On February 8, 1999, the FCC extended the deadline for compliance with this requirement to November 24, 2002, subject to any later determination that an earlier number portability deadline is necessary to conserve telephone numbers. The FCC also has adopted rules requiring providers of wireless services that are interconnected to the public switched telephone network to provide functions to facilitate electronic surveillance by law enforcement officials. On August 26, 1999, the FCC adopted an order requiring wireless providers to provide information that identifies the cell sites at the origin and destination of a mobile call to law enforcement personnel in response to a lawful court order or other legal requirement. On May 31, 2000, Cricket petitioned the FCC for a temporary waiver of these requirements and we are currently working with law enforcement officials on a flexible deployment schedule.


     The FCC has determined that commercial mobile radio service providers are subject to "rate integration" requirements added by the Telecommunications Act that mandate providers of interstate

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interexchange, commonly referred to as "long distance", services to charge the same rates for these services in every state. However, the implementation and application of these requirements to various commercial mobile radio service offerings is still subject to pending FCC proceedings, and neither the outcome of these proceedings nor the impact of the rate integration requirement generally on our operations can be predicted at this time.


     In addition, state commissions have become increasingly aggressive in their efforts to conserve numbering resources. On March 17, 2000, the FCC released an order intended to optimize numbering resources by ensuring that telephone numbers are not warehoused or left unused by carriers. At the same time, it asked for further comment on other administrative and technical measures that would promote more efficient allocation and use of numbering resources. Adoption of some of the proposed methods could have a disproportionate impact on commercial mobile radio services providers.


     The FCC has adopted billing rules for landline telecommunications service providers and is considering whether to extend those rules to commercial mobile radio services providers. The FCC may require that more billing detail be provided to consumers, which could add to the expense of the billing process. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to bill customers for services in the most commercially advantageous way.

     The FCC has adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities under Section 255 of the Telecommunications Act. The order requires telecommunications services providers, including Leap, to offer equipment and services that are accessible to and usable by persons with disabilities, if "readily achievable," meaning easily accomplishable and able to be carried out without much difficulty or expense, as determined by a number of factors enumerated in the Americans with Disabilities Act. The rules require us to develop a process to evaluate the accessibility, usability and compatibility of covered services and equipment. While we expect our vendors to develop equipment compatible with the rules, we may be required to make material changes to our network, product line or services, depending upon how the rules are interpreted and enforced.

     In June 1999, the FCC initiated an administrative rulemaking proceeding to help facilitate the offering of calling party pays as an optional wireless service. Under the calling party pays service, the party placing the call to a wireless customer pays the wireless airtime charges. Most wireless customers in the U.S. now pay both to place calls and to receive them. Adoption of a calling party pays system on a widespread basis could make commercial mobile radio service providers more competitive with traditional landline telecommunications providers for the provision of regular telephone service. The FCC's implementation of calling party pays may adversely affect our business.


     The FCC is currently examining a request by Sprint to clarify that wireless carriers are entitled to reciprocal compensation to cover the additional costs of switching or delivering to wireless customers local calls that originate on another network.


     State Regulation and Local Approvals. Congress has given the FCC the authority to preempt states from regulating rates or entry into commercial mobile radio service, including PCS. The FCC, to date, has denied all state petitions to regulate the rates charged by commercial mobile radio service providers. State and local governments are permitted to manage public rights of way and can require fair and reasonable compensation from telecommunications providers, on a competitively neutral and nondiscriminatory basis for the use of such rights of way by telecommunications carriers, including PCS providers, so long as the compensation required is publicly disclosed by the government. The siting of base stations also remains subject to state and local jurisdiction, although proceedings are pending at the FCC to determine the scope of that authority. States may also impose competitively neutral requirements that are necessary for universal service, to protect the public safety and welfare, to ensure

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continued service quality and to safeguard the rights of consumers. While a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or to adopt new such requirements is unclear.

EMPLOYEES


     On May 31, 2000, we employed approximately 215 full time employees, including the employees of our subsidiary Cricket Communications. In addition, as of May 31, 2000 (prior to its sale), Smartcom employed approximately 618 employees.


FACILITIES


     We have leased approximately 50,000 square feet of office space in San Diego, California. We currently lease this building for sales, marketing, product development and administrative purposes. We do not own any real property.


LEGAL PROCEEDINGS

     In September 1999, we declared default under loans to Metrosvyaz, stopped funding those loans, wrote off our remaining $9.6 million investment in Metrosvyaz and issued a demand for arbitration against Metrosvyaz and one of its directors with respect to those loans. In response, on March 21, 2000, Metrosvyaz filed suit against us and certain of our directors and officers in the U.S. District Court for the Southern District of California. The Metrosvyaz suit alleged claims for libel, trade libel, intentional and negligent interference with prospective advantage and breach of fiduciary duty.

     On April 27, 2000, we resolved our differences with Metrosvyaz. As part of the settlement, Metrosvyaz dismissed its action against Leap and its officers in the federal court in San Diego, Leap dismissed its demand for arbitration, and both companies agreed to general releases. Leap surrendered its interest in a joint venture company that owned an interest in Metrosvyaz, wrote off the remaining balance of its investments in Russia and received a contractual right to certain contingent payments from Qualcomm.

     Various other claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on Leap's consolidated financial position, results of operations or cash flows.

                           RELATIONSHIP WITH QUALCOMM


     To transfer the Leap business from Qualcomm to us, Qualcomm entered into various agreements with us that are described below. The agreements have been amended from time to time, including changes required by the FCC as a condition to allowing us to acquire specific wireless licenses. In May 1999, Qualcomm sold its network infrastructure division to Ericsson. In connection with that sale, Qualcomm transferred to Ericsson its rights to sell network infrastructure equipment to Leap and its subsidiaries and ventures. In February 2000, Qualcomm sold its subscriber division to Kyocera. In connection with that sale, Qualcomm transferred to Kyocera its rights to sell customer equipment to Leap and its subsidiaries and ventures.


     Qualcomm purchased $150.0 million (original purchase price) of senior discount units in our units offering in February 2000. We used a portion of the net proceeds from our February 2000 equity offering to repay all outstanding borrowings under our credit agreement with Qualcomm and terminated the

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credit agreement. As a result of Qualcomm's participation in the units offering, however, Qualcomm remains a significant lender to us. Our relationship with Qualcomm may also create conflicts of interest between us and Qualcomm. In addition, Qualcomm is not restricted from competing with us or directly pursuing wireless telecommunications businesses or interests which would also be attractive to us.

SEPARATION AND DISTRIBUTION AGREEMENT

     Immediately before the distribution of Leap common stock to Qualcomm's stockholders, we entered into the Separation and Distribution Agreement with Qualcomm. The Separation and Distribution Agreement governed the principal transactions required to effect the separation of the companies and the distribution, and other agreements governing the relationship between the parties.

     To effect the separation of the companies, Qualcomm transferred some of its businesses and ventures to us. Qualcomm also contributed to us the following:

     - $10 million in cash;

     - Qualcomm's right to receive payment of approximately $113 million of debt from the operating companies;

     - Qualcomm's rights under specific agreements relating to our business and ventures; and

     - other assets.

     Qualcomm's performance as an equipment vendor is not a condition of payment to us under the notes and other debt transferred. We did not receive any intellectual property in connection with the separation of the companies, and Qualcomm retained all rights not expressly transferred regarding agreements with our subsidiaries and ventures.

     In connection with the transfer of assets and rights by Qualcomm, we issued a warrant to Qualcomm to purchase 5,500,000 shares of our common stock for $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise of the warrant to 4,500,000. The warrant is currently exercisable and remains exercisable until 2008. Qualcomm has agreed that it will not exercise the warrant in a manner that would cause Qualcomm and its officers and directors to collectively hold more than 15% of our outstanding common stock.

     In the Separation and Distribution Agreement, we also assumed some liabilities of Qualcomm, including:

     - funding obligations to our subsidiaries and ventures totaling approximately $75 million;

     - Qualcomm's rights and obligations to manage our subsidiaries and ventures; and

     - $2 million of accrued liabilities regarding our employees.

     The Separation and Distribution Agreement provides for:

     - releases of claims of each party against the other;

     - the allocation of potential liabilities; and

     - indemnification rights between the parties.

     The Separation and Distribution Agreement also provides that, in international markets, we will deploy, and will cause our affiliates to deploy, only systems using cdmaOne until January 1, 2004.

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CdmaOne is the original standard for fixed or mobile wireless communications systems based on or derived from Qualcomm's CDMA technology and successor standards that Qualcomm has adopted. The Telecommunications Industry Association and other recognized international standards bodies have adopted cdmaOne as an industry standard. We also agreed that, in international markets, we would invest only in companies using cdmaOne systems until January 1, 2004.

     Under the Separation and Distribution Agreement, we also granted Qualcomm a non-exclusive, royalty-free license to any patent rights developed by us or our affiliates. In addition, under the Separation and Distribution Agreement, we granted Qualcomm a right of first refusal for a period of three years with respect to proposed transfers by us of our investments and joint venture interests. We further agreed to take an active role in the management of companies in which we hold stock or joint venture interests. The parties also generally agreed that, for a period of three years following our spin-off from Qualcomm, neither party would solicit or hire employees of the other.

MASTER AGREEMENT REGARDING EQUIPMENT ACQUISITION

     The Master Agreement Regarding Equipment Acquisition contains our obligations regarding the purchase and sale of terrestrial-based cdmaOne infrastructure and customer equipment. As a result of Qualcomm's sale of its network infrastructure division to Ericsson, we owe some purchase obligations to Ericsson with respect to network equipment and, as a result of the sale of Qualcomm's subscriber division to Kyocera, with respect to customer equipment. Under the Master Agreement Regarding Equipment Acquisition, we generally agreed that:

     - For five years, we will purchase at least 50% of our requirements for infrastructure equipment from Ericsson and 50% of our requirements for customer equipment from Kyocera.

     - For each initial investment by us made before October 2002 in a wireless telecommunication entity operating in the U.S., we will require the U.S. operator to enter into an equipment requirements agreement with Kyocera and Ericsson. The equipment requirements agreement will require the U.S. operator to purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for customer equipment from Kyocera, in each case for a five year period.

     - For each investment by us in a U.S. operator of wireless communications made after October 2002, we will attempt to require the U.S. operator to provide Ericsson and Kyocera with an opportunity to bid on its requirements for infrastructure equipment and customer equipment, respectively. We also will encourage the U.S. operator to acquire equipment from Ericsson and Kyocera.

     Leap and the U.S. companies in which it invests must comply with these requirements only if Kyocera or Ericsson, as applicable, offers competitive equipment on competitive terms, and its bid to sell equipment and related services is less than or equal to the lowest competing bid that Leap or such companies would accept; provided, however, until Kyocera has received contracts from us and the companies in which we invest for at least $250 million of customer equipment for use in the U.S., Leap and U.S. companies in which it initially invests before 2002 must comply with these requirements if Qualcomm's bid is 110% or less than the lowest competing bid Leap or such other company would accept.

     Under the terms of the agreement, because we have already received more than $60 million in financing from parties other than Qualcomm, if we make an initial investment in a wireless communications company operating outside of the U.S., we will seek to provide Kyocera and Ericsson with an opportunity to bid on the foreign operator's infrastructure and customer equipment. We will also encourage the foreign operator to acquire its equipment from Kyocera and Ericsson. The obligations of

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all the foreign operators will depend on Kyocera and Ericsson offering competitive equipment on competitive terms, including price.

     All the obligations of Leap regarding equipment purchases under the Master Agreement Regarding Equipment Acquisition will expire in September 2007.

     If Leap attempts to acquire equipment on a "bundled" basis, then Ericsson and Kyocera are entitled, in some cases, to respond separately to each portion of the proposed bundled acquisition. If Leap does not attempt to acquire the equipment on a competitive basis from multiple vendors, but instead decides to negotiate exclusively with Ericsson or Kyocera, then Ericsson or Kyocera, as applicable, will offer and sell the equipment to us on a "most favored pricing" basis.

CONVERSION AGREEMENT

     Under the Conversion Agreement, we agreed to issue up to 2,271,060 shares of our common stock to the holders of the Trust Convertible Preferred Securities of Qualcomm Financial Trust I, a wholly owned statutory business trust of Qualcomm, upon the conversion of their securities. We also agreed to reserve and keep available shares of our common stock for issuance and delivery upon that conversion. We also filed and must keep effective a registration statement covering the shares of our common stock issuable upon conversion of the Trust Convertible Preferred Securities. If we determine that any event requires changes to the registration statement so that the registration statement and the prospectus contained therein do not contain a material misstatement or omission, or if the continued effectiveness of the registration statement would require us to disclose a material financing, acquisition or other material corporate transaction or development (and our board of directors has determined that such disclosure is not in our best interests or the best interests of our stockholders), then we may suspend the issuance of our common stock issuable upon conversion of the Trust Convertible Preferred Securities until we have prepared and filed, and the SEC has declared effective, a post-effective amendment to the registration statement which contains the required disclosures.

     On March 6, 2000, Qualcomm issued a call for the redemption of the remaining outstanding Trust Convertible Preferred Securities, all of which have now been converted or redeemed. In sum, we issued an aggregate of 2,268,732 shares of our common stock to the holders of the Trust Convertible Preferred Securities under the Conversion Agreement. The remaining 2,328 shares reserved for issuance under the Conversion Agreement were not issued as a result of cash payments in lieu of fractional shares that would have been issued upon conversion of the Trust Convertible Preferred Securities and redemptions by Qualcomm. Upon conversion of the Trust Convertible Preferred Securities, Qualcomm received a benefit in the form of forgiveness of debt, but we received no benefit or other consideration.


DEFERRED PAYMENT AGREEMENTS WITH SMARTCOM



     Smartcom entered into a Deferred Payment Agreement, as amended and restated, with Qualcomm related to Smartcom's purchase of equipment, software and services from Qualcomm. Under the terms of the Deferred Payment Agreement, Qualcomm agreed to defer collection of principal amounts up to a maximum of $115.7 million, including capitalized interest. The obligations under the Deferred Payment Agreement were secured by all of the assets of Smartcom. Inversiones had agreed to pledge its shares in Smartcom as collateral for its guarantee of Smartcom's obligations to Qualcomm under the agreement. The Deferred Payment Agreement required Smartcom to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on Smartcom's ability to pay dividends and to distribute assets. As a result, substantially all the net assets of Smartcom were restricted from distribution to Leap. The deferred payments bore interest at a rate equal to LIBOR plus 5.0% to 6.5% or a bank base rate plus 4.0% to 5.5%, in each case with the specific rate based on specific financial ratios. Accrued interest could be added to the outstanding principal amount of the applicable borrowing until September 2001.


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Amounts deferred under the agreement were to have been repaid by September 2006.
At May 31, 2000, we had $98.4 million outstanding under the Deferred Payment Agreement.



     In February 2000, Smartcom and Qualcomm entered into an Equipment Credit Agreement related to Smartcom's equipment supply and service agreements with a vendor. The Equipment Credit Agreement permitted up to $38.5 million borrowings, including capitalized interest. The Equipment Credit Agreement provided for financial and operating covenants similar to the Deferred Payment Agreement. Borrowings under the Equipment Credit Agreement accrued at an interest rate equal to LIBOR plus 5.0% to 7.0% or a bank base rate plus 4.0% to 6.0%, in each case with the specific rate based on certain financial ratios. Principal payments were scheduled to begin in March 2002 with a final maturity of September 2006. At May 31, 2000, Smartcom had financed amounts totaling $16.3 million, including capitalized interest, under the Equipment Credit Agreement.



     In February 2000, Smartcom and Qualcomm entered into a Subscriber Deferred Payment Agreement related to Smartcom's purchase of handsets and accessories and test equipment from Qualcomm. Under the terms of the agreement, Qualcomm had agreed to defer collection of amounts up to a maximum of $11.2 million, including capitalized interest. The Subscriber Deferred Payment Agreement provided for certain financial and operating covenants similar to the Deferred Payment Agreement. Borrowings under the Subscriber Deferred Payment Agreement accrued at an interest rate equal to LIBOR plus 3.5% to 5.0% or a bank base rate plus 2.5% to 4.0%, in each case with the specific rate based on certain financial ratios. Principal outstanding was due at maturity in September 2001. At May 31, 2000, Smartcom had financed amounts totaling $11.2 million under the Subscriber Deferred Payment Agreement.



     In connection with our sale of Smartcom, we entered into a Waiver, Release and Termination of Obligations with Qualcomm, Inversiones and Smartcom, whereunder Qualcomm released us and Inversiones from our respective obligations under the Deferred Payment Agreement, the Equipment Credit Agreement, the Subscriber Deferred Payment Agreement and all other related agreements.


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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth information concerning the directors and executive officers of Leap as of June 15, 2000:



                 NAME                   AGE                       POSITION
                 ----                   ---                       --------
Harvey P. White.......................  66     Chairman of the Board, Chief Executive Officer
                                               and Director
Thomas J. Bernard.....................  68     Vice Chairman, President -- International
                                               Business Division and Director
Susan G. Swenson......................  52     President, Chief Operating Officer and
                                               Director of Leap
William R. Hinchliff..................  49     Senior Vice President, International
                                               Operations
James E. Hoffmann.....................  50     Senior Vice President, General Counsel and
                                               Secretary
Stewart Douglas Hutcheson.............  44     Senior Vice President, Business Development
Daniel O. Pegg........................  54     Senior Vice President, Public Affairs
Leonard C. Stephens...................  43     Senior Vice President, Human Resources
Thomas D. Willardson..................  49     Senior Vice President, Finance and Treasurer
Alejandro Burillo Azcarraga...........  48     Director
Robert C. Dynes.......................  57     Director
Scot B. Jarvis........................  39     Director
John J. Moores........................  55     Director
Michael B. Targoff....................  55     Director
Jeffrey P. Williams...................  48     Director


     Additional information concerning the directors and executive officers is set forth below:

     HARVEY P. WHITE has served as Chairman of the Board, Chief Executive Officer and a Director of Leap since its formation in June 1998 and also served as President of Leap from June 1998 to July 1999. Mr. White is one of the founders of Qualcomm and served as Vice Chairman of the Board of Qualcomm from June 1998 to September 1998. From May 1992 until June 1998, he served as President of Qualcomm and from February 1994 to August 1995, as Chief Operating Officer of Qualcomm. Before May 1992, he was Executive Vice President and Chief Operating Officer, and was also a Director of Qualcomm since it began operations in July 1985 until he resigned in September 1998 when Leap became an independent, publicly-traded company. From March 1978 to June 1985, Mr. White was an officer of LINKABIT (M/A-COM LINKABIT after August 1980), where he was successively Chief Financial Officer, Vice President, Senior Vice President and Executive Vice President. Mr. White became Chief Operating Officer of LINKABIT in July 1979 and a Director of LINKABIT in December 1979. Mr. White is currently a Director of Verance, Inc., a privately-held multimedia technology start-up company, Applied Micro Circuits Corporation, a supplier of high-bandwidth silicon connectivity and Cibernet Corp., a company that provides financial settlement services to telecommunications companies. Mr. White holds a B.A. from Marshall University.

     THOMAS J. BERNARD has served as a Director of Leap since its formation in June 1998. Mr. Bernard is also the Vice Chairman and President-International Business Division of Leap. From June 1998 to July 1999, he served as Executive Vice President of Leap. From April 1996 to June 1998, Mr. Bernard served as a Senior Vice President of Qualcomm and General Manager of Qualcomm's Infrastructure Products division. Mr. Bernard had retired in April 1994, but returned to Qualcomm in August 1995 as Executive Consultant and became Senior Vice President, Marketing, in December 1995. Mr. Bernard

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


first joined Qualcomm in September 1986. He served as Vice President and General Manager for the OmniTRACS division and in September 1992 was promoted to Senior Vice President of Qualcomm. Before joining Qualcomm, Mr. Bernard was Executive Vice President and General Manager, M/A-COM LINKABIT, Telecommunications Division, Western Operations. Mr. Bernard also serves as a Director of AirFiber Inc., a privately-held company that markets high-speed open-air optical communication systems; and Advanced Remote Communications Solutions, Inc., a provider of remote information technology solutions.



     SUSAN G. SWENSON has served as President and a Director since July 1999 and Chief Operating Officer since October 1999. She has also served as Cricket Communications's Chief Executive Officer since July 1999 and as President of Cricket Communications since December 1999. From March 1994 to July 1999, she served as President and Chief Executive Officer of Cellular One, a joint venture between AirTouch and AT&T Wireless that provided wireless telecommunications services to regions covering approximately 10 million potential customers. From 1979 to 1994, Ms. Swenson held various operating positions with Pacific Telesis Group, including Vice President and General Manager of Pacific Bell's San Francisco Bay Area operating unit for one year and President and Chief Operating Officer of PacTel Cellular for two and one-half years. Ms. Swenson also serves as a Director of Wells Fargo & Company, General Magic, Inc., Working Assets Funding Service and Palm Computing, Inc., a subsidiary of 3Com Corporation. Ms. Swenson holds a B.A. from San Diego State University.


     WILLIAM R. HINCHLIFF joined Leap in August 1999 and has served as Senior Vice President, International Operations since October 1999. From July 1998 to August 1999, Mr. Hinchliff was President of Nextel del Peru, where he was in charge of all aspects of start-up, launch and ongoing operations of the Nextel property in Peru. From May 1994 to June 1998, Mr. Hinchliff held several management positions with Motorola Network Management Group, where he was most recently involved with business operations for Motorola's satellite ventures division and was general director of both Cedetel and Norcel, two Motorola joint ventures in Mexico. Mr. Hinchliff holds a B.S. from Stetson University and an M.B.A. from the University of Miami.

     JAMES E. HOFFMANN has served as Senior Vice President, General Counsel and Secretary of Leap since its formation in June 1998. Mr. Hoffmann also served as a Director of Leap from September 1998 to July 1999. From June 1998 to September 1998, Mr. Hoffmann was Vice President, Legal Counsel of Qualcomm. From February 1995 to June 1998, he served as Vice President of Qualcomm and Division Counsel for the Infrastructure Products Division, having joined Qualcomm as Senior Legal Counsel in June 1993. Before joining Qualcomm, Mr. Hoffmann was a partner in the law firm of Gray, Cary, Ames & Frye, where he practiced transactional corporate law. Mr. Hoffmann holds a B.S. from the United States Naval Academy, an M.B.A. from Golden Gate University and a J.D. from University of California, Hastings College of the Law.

     STEWART DOUGLAS HUTCHESON has served as Senior Vice President, Business Development since April 2000, having previously served as Vice President, Business Development since Leap's formation in September 1998. From February 1995 to September 1998, Mr. Hutcheson served as Vice President, Marketing in the Wireless Infrastructure division at Qualcomm. Before joining Qualcomm, Mr. Hutcheson held operational and technical management positions at Solar Turbines, Inc. for 13 years. Mr. Hutcheson holds a B.S. in mechanical engineering from California State Polytechnic University and an M.B.A. from University of California, Irvine.

     DANIEL O. PEGG has served as Senior Vice President, Public Affairs since September 1998. From March 1997 to September 1998, Mr. Pegg served as Senior Vice President, Public Affairs of Qualcomm. Before joining Qualcomm, Mr. Pegg was President and Chief Executive Officer of the San Diego Economic Development Corporation for 14 years. Mr. Pegg served on the Board of Directors of Gensia

Pharmaceuticals from 1986 to 1996. Mr. Pegg holds a B.A. from California State University at Los Angeles.

     LEONARD C. STEPHENS has served as Senior Vice President, Human Resources since September 1998. From December 1995 to September 1998, Mr. Stephens was Vice President, Human Resources Operations for Qualcomm. Before joining Qualcomm, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14 year career. Mr. Stephens holds a B.A. from Howard University.

     THOMAS D. WILLARDSON has served as Senior Vice President, Finance and Treasurer since July 1998. From July 1995 to July 1998, Mr. Willardson was Vice President and Associate Managing Director of Bechtel Enterprises, Inc., a wholly owned investment and development subsidiary of Bechtel Group, Inc. From January 1986 to July 1995, Mr. Willardson was a principal at The Fremont Group, an investment company. Mr. Willardson has served as a Director of Cost Plus, Inc. since March 1991. Mr. Willardson holds a B.S. in Finance from Brigham Young University and an M.B.A. from the University of Southern California.

     ALEJANDRO BURILLO AZCARRAGA has served as a Director of Leap since September 1998. Mr. Burillo has more than 30 years experience working for Grupo Televisa. Mr. Burillo presently serves as Vice-Chairman of the Board of Directors of Grupo Televisa, a position to which he was appointed in 1991. In addition, Mr. Burillo served as President of International Affairs of Grupo Televisa from 1997 to 1999, and before that time served as Chief Operating Officer of Grupo Televisa. Mr. Burillo also holds a controlling interest in Grupo Pegaso, a private investment group with interests in various industries including cable television, communications, retail electronics, real estate, sports and entertainment. Mr. Burillo also serves as a Director of Grupo Desc, an NYSE-listed company and one of Mexico's main industrial groups.

     ROBERT C. DYNES has served as a Director of Leap since July 1999. He has served as the Chancellor of the University of California, San Diego since 1996 and as a Professor of Physics at UCSD since 1991 and was Senior Vice
Chancellor -- Academic Affairs of UCSD from 1995 to 1996. Before 1991, Chancellor Dynes held numerous research science positions at AT&T Bell Laboratories. Chancellor Dynes holds a B.Sc. in Mathematics and Physics from the University of Western Ontario and a M.Sc. and Ph.D. in Physics from McMaster University in Hamilton, Ontario. Chancellor Dynes is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences, the Canadian Institute of Advanced Research and the American Physical Society. Chancellor Dynes serves on numerous scientific and educational boards and committees.

     SCOT B. JARVIS has served as a Director of Leap since September 1998. Mr. Jarvis is a cofounder and managing member of Cedar Grove Partners, LLC, a privately-owned company formed to make investments in telecommunications ventures. From 1994 to 1996, Mr. Jarvis was a Vice President of Operations for Eagle River, Inc., a telecommunications investment company owned by Craig O. McCaw. While at Eagle River, Mr. Jarvis was the cofounder and acting President of Nextlink Communications, Inc., now a publicly-traded competitive local exchange company. Mr. Jarvis was also responsible for certain operations and was a Director of NEXTEL Communications, a nationwide provider of specialized mobile radio service. From 1985 to 1994, Mr. Jarvis held a number of executive positions at McCaw Cellular Communications which was sold to AT&T in August 1994. His responsibilities included Acquisitions and Development, International Development, and he operated two separate Cellular One Districts in California from 1990 to 1993. Mr. Jarvis also serves as a Director of Point.com, Metawave Communications Corp. and Wireless Facilities, Inc. Mr. Jarvis holds a B.A. from the University of Washington.

     JOHN J. MOORES has served as a Director of Leap since June 1999. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P., and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. In 1980, Mr. Moores founded BMC Software, Inc. and served as its President and Chief Executive Officer from 1980 to 1986 and as Chairman of its Board of Directors from 1980 to 1992. Mr. Moores also serves as a Director of Bindview Development Corporation, NEON Systems, Inc., Peregrine Systems, Inc. and several privately-held corporations. Mr. Moores holds a B.S. and a J.D. from the University of Houston.

     MICHAEL B. TARGOFF has served as a Director of Leap since September 1998. He is founder and CEO of Michael B. Targoff and Co., a company that seeks controlling investments in telecommunications and related industry companies. From its formation in January 1996 through January 1998, Mr. Targoff was President and Chief Operating Officer of Loral Space & Communications Limited. Before that time, Mr. Targoff was Senior Vice President of Loral Corporation. From 1991, Mr. Targoff was a Director and a principal Loral executive responsible for Loral's satellite manufacturing joint venture with Alcatel, Aerospatiale, Alenia and Daimler Benz Aerospace. Mr. Targoff was also the President and is a Director of Globalstar Telecommunications Limited, the company that is the public owner of Globalstar, Loral's global mobile satellite system. Before joining Loral Corporation in 1981, Mr. Targoff was a Partner in the New York law firm of Willkie Farr and Gallagher. Mr. Targoff is also a Director of Foremost Corporation of America. Mr. Targoff holds a B.A. from Brown University and a J.D. from Columbia University School of Law, where he was a Hamilton Fisk Scholar and Editor of the Columbia Journal of Law and Social Problems.

     JEFFREY P. WILLIAMS has served as a Director of Leap since September 1998. He has been a Managing Partner at Greenhill & Co., LLC, an investment banking firm, since 1998. From September 1996 to January 1998, Mr. Williams was Executive Vice President, Strategic Development and Global Markets for McGraw-Hill Companies, and from 1984 through 1996, he was an investment banker with Morgan Stanley & Co. Incorporated in their Telecommunications and Media Group. Mr. Williams has a Bachelor of Architecture from the University of Cincinnati and an M.B.A. from Harvard University Graduate School of Business Administration.

EMPLOYMENT AGREEMENT


     Leap and Ms. Swenson entered into an employment offer letter dated June 11, 1999 which provides that Ms. Swenson will serve as President of Leap. Ms. Swenson currently serves as President, Chief Operating Officer and Director of Leap and President and Chief Executive Officer of Cricket Communications. Under the letter, Ms. Swenson is entitled to an annual salary of $400,000 and, beginning with fiscal 1999, an annual bonus of up to 60% of her base salary. In connection with the letter, Ms. Swenson received an option under Leap's option plan to acquire 250,000 shares of Leap common stock at a price of $19.00 per share. The option vests at the rate of 20% per year upon each anniversary of the grant date. Under the letter, Ms. Swenson also received an option to purchase 350,000 shares of Cricket Communications Holdings, Inc. common stock at a price of $2.00 per share, that will become fully vested after five years from the grant date. In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000, Ms. Swenson's outstanding options to purchase shares of Cricket Communications Holdings common stock were converted into options to purchase 70,875 shares of Leap's common stock at a price of $6.35 per share. Under the letter, Ms. Swenson is eligible to participate in Leap's executive retirement plan and is also entitled to comprehensive benefits. The letter includes a special termination provision that requires Leap to pay to Ms. Swenson 12 months base pay if her employment is terminated for other than gross misconduct or gross neglect of duty within 12 months of her date of hire. If Ms. Swenson is terminated for other than


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

gross misconduct or gross neglect of duty within 13 to 24 months of her date of hire, Leap is required to make payment to Ms. Swenson equal to nine months of her base pay.

EXECUTIVE OFFICER DEFERRED STOCK PLAN

     In December 1999, Leap established an Executive Officer Deferred Stock Plan that provides for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant's account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of Leap's common stock on the bonus payday. Share units represent the right to receive shares of Leap's common stock in accordance with the plan. Leap will also credit to a matching account that number of shares units equal to 20% of the share units credited to the participant's accounts. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. Leap has reserved 25,000 shares of its common stock for issuance under the plan.

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

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of June 15, 2000, information with respect to the beneficial holdings of each director, the Chief Executive Officer and the four most highly-paid executive officers during fiscal 1999, and all of our executive officers and directors as a group, as well as each of our stockholders who, based on our records, was known to us to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of our common stock.



                                                                          PERCENTAGE OF
                                                 NUMBER OF SHARES      SHARES BENEFICIALLY
   NAME AND ADDRESS OF BENEFICIAL OWNER(1)     BENEFICIALLY OWNED(2)          OWNED
   ---------------------------------------     ---------------------   -------------------
Qualcomm Incorporated(3).....................        4,500,000                14.5%
Harvey P. White(4)(5)(10)....................          638,876                 2.4
Thomas J. Bernard(5)(6)(10)..................           88,732                   *
James E. Hoffmann(5)(7)(10)..................           31,571                   *
Daniel O. Pegg(5)(8).........................           23,316                   *
Leonard C. Stephens(5)(10)...................           46,124                   *
Scot B. Jarvis(5)(9).........................          297,392                 1.1
Alejandro Burillo Azcarraga(5)...............           12,000                   *
Jeffrey P. Williams(5).......................          161,215                   *
Robert C. Dynes(5)...........................            6,000                   *
John J. Moores(5)............................            6,000                   *
Michael B. Targoff(5)........................           58,500                   *
All executive officers and directors as a
  group (15 persons).........................        1,560,287                 5.9%


-------------------------
  *  Less than one percent.


 (1) This table is based upon information supplied by officers, directors and principal stockholders of Leap and by Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121. Applicable percentages are based on 26,472,128 shares of Leap common stock outstanding, adjusted as required by rules promulgated by the SEC.


 (2) In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts.


 (3) Consists entirely of the right to purchase shares of Leap common stock for approximately $6.11 per share, or an aggregate purchase price of approximately $27.5 million, under a warrant. The warrant is fully exercisable and expires in September 2008. On a fully diluted basis, as of June 15, 2000, Qualcomm would own approximately 10.9% of our common stock upon exercise of the warrant. This table does not include warrants to purchase approximately 771,450 shares of common stock at an exercise price of $96.80 per share which Qualcomm purchased in our February 2000 units offering. Such warrants are not exercisable until February 23, 2001. Qualcomm's business address is 5775 Morehouse Dr., San Diego, California 92121.


 (4) Includes 2,500 shares held in a foundation of which Mr. White disclaims beneficial ownership. Also includes 357,048 shares held in family trusts, 7,500 shares held in a family limited partnership, 250 shares held in a charitable remainder trust, 78,765 shares held in a family trust for the benefit of grandchildren and 60,032 shares held in trusts for the benefit of relatives.



 (5) Includes shares issuable upon exercise of options exercisable within 60 days of June 15, 2000 as follows: Mr. Bernard, 53,650 shares (including 5,650 shares subject to options held by Mr. Bernard's spouse); Mr. Burillo, 6,000 shares; Mr. Dynes, 6,000 shares; Mr. Hoffmann, 24,000 shares; Mr. Jarvis, 8,000 shares; Mr. Moores, 6,000 shares; Mr. Pegg, 16,520 shares; Mr. Stephens, 22,000 shares; Mr. Targoff, 6,000 shares; Mr. White, 132,400 shares; and Mr. Williams, 12,000 shares.


 (6) Includes 60 shares held by Mr. Bernard's spouse.


 (7) Includes 2,500 shares held in a custodial account for the benefit of Mr. Hoffmann's spouse and 15,834 shares held in a family trust.


 (8) Includes 5,000 shares held by a family trust, 525 shares held in a custodial account for the benefit of Mr. Pegg's spouse and 25 shares held for the benefit of Mr. Pegg's minor son.

 (9) Includes 50 shares held in an IRA account and 150 shares held for the benefit of Mr. Jarvis's children.


(10) Includes shares subject to vesting 20% per year over a five-year period commencing on September 24, 1999 as follows: Mr. White, 47,250 shares; Mr. Bernard, 23,625 shares; Mr. Hoffmann, 7,560 shares; and Mr. Stephens, 18,900 shares.


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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH DIRECTORS

     Before the spin-off of Leap from Qualcomm, Scot B. Jarvis and Jeffrey P. Williams, two of our directors, worked with Qualcomm to develop the Cricket unlimited local calling strategy that Leap has adopted and refined for use in domestic wireless markets. Messrs. Jarvis and Williams are also directors of Cricket Communications Holdings, Inc., a subsidiary of Leap that owns the company that is implementing the Cricket strategy. In June 1999, Cricket Communications Holdings granted Messrs. Jarvis and Williams options to purchase 795,000 and 410,000 shares, respectively, of its common stock, exercisable at $1.00 per share. Messrs. Jarvis and Williams have exercised these options in full, and as a result they own approximately 1.5% and 0.8%, respectively, of the outstanding common stock of Cricket Communications Holdings.

     Mr. Jarvis fully exercised his Cricket Communications Holdings stock options in July 1999. Upon exercise, Mr. Jarvis paid $346,334 in cash and issued to Cricket Communications Holdings a promissory note for the remaining balance of $448,666. The promissory note is secured by 498,666 shares of Cricket Communications Holdings common stock. The note accrues interest at a rate of 9% per annum, compounded annually, on the outstanding balance of the loan. The loan matures on August 31, 2000.

     Mr. Williams fully exercised his Cricket Communications Holdings stock options in July 1999 and paid to Cricket Communications the exercise price of $410,000 in cash.


     In December 1999, Mr. Jarvis and Mr. Williams and Michael B. Targoff, also a director of Leap, purchased 121,483, 63,700, and 166,667 shares of Cricket Communications Holdings, respectively, at a price of $6.00 per share. The shares were acquired in exchange for issuance of demand promissory notes issued to Cricket Communications Holdings by Messrs. Jarvis, Williams and Targoff in the amounts of $728,898, $382,200 and $1,000,002, respectively. The promissory notes are secured by the shares and accrue interest at the rate of 10% per annum.



     In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap, each issued and outstanding share of Cricket Communications Holdings not held by Leap was converted into the right to receive
0.315 of a fully paid and nonassessable share of Leap common stock.


     In late September 1998, we provided a $17.5 million loan to Pegaso Comunicaciones y Servicios, S.A. de C.V., a Mexican company 99%-owned by Alejandro Burillo Azcarraga, one of our directors and a member of the board's compensation committee. The purposes of this loan were to facilitate investment by Pegaso Comunicaciones in Pegaso, a joint venture in which we have an interest, and to ensure that the investors in Pegaso made all capital contributions to Pegaso that were required for the acquisition of certain Mexican telecommunications licenses on September 30, 1998. This loan was paid in full, as scheduled, in two payments of $7.5 million and $10 million made in October 1998 and December 1998, respectively. We earned interest at the rate of 13% per annum on the loan to Pegaso Comunicaciones.

     In April 1999, we entered into an agreement with Pegaso to provide it with network management and operations services for five years, subject to earlier termination in accordance with the terms of the agreement. We generally subcontracted these services to a subsidiary of an international telecommunications company. From the September 23, 1998 spin-off of Leap until April 1999, we also provided management and operations services to Pegaso through a subsidiary of the international telecommunications company. In fiscal 1999, Pegaso paid us $28.2 million for services plus related expenses under these arrangements. Mr. Burillo is a director of Leap and he and his affiliates own an interest of approximately 14.6% in Pegaso. We own an interest of approximately 22.4% in Pegaso.

TRANSACTIONS WITH QUALCOMM

     For a discussion of Leap's relationship with Qualcomm, see "Relationship with Qualcomm."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

LUCENT EQUIPMENT FINANCING

     Cricket Communications has agreed to purchase $330 million of infrastructure products and services from Lucent Technologies. The agreement is subject to early termination at Cricket Communications' convenience subject to payments for equipment purchased. Lucent agreed to finance these purchases plus additional working capital under a credit facility. The credit facility permits up to $641 million in total borrowings by Cricket Communications with borrowing availability based on total amounts of equipment purchased, subject to various covenants and conditions typical for a loan of this type.

     The Lucent credit agreement contains various financial ratio tests and other covenants that generally restrict the ability of Cricket Communications and its subsidiaries to, among other things:

     - incur additional indebtedness, except for the notes and certain other limited indebtedness;

     - make guarantees;

     - grant liens;

     - engage in mergers, acquisitions, investments, consolidations, liquidations, dissolutions and asset sales other than certain exceptions, such as the acquisition of assets from Chase Telecommunications Holdings;

     - make certain restricted payments and dividends;

     - engage in transactions with their affiliates;

     - prepay certain indebtedness;

     - dispose of wireless licenses or cell site interests; and

     - make capital expenditures in excess of annual target amounts.

     The Lucent credit agreement also contains operating covenants including, among other things:

     - minimum levels of covered potential customers which must increase over time; and

     - minimum levels of customers which must increase over time.

     Borrowings under the Lucent credit facility accrue at an interest rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA. Cricket Communications must pay a commitment fee equal to 1.25% per annum of the commitments under the credit facility until the aggregate principal amount of borrowings equals $175 million, at which time the rate decreases to 1.0% until the aggregate principal amount equals $350 million, at which time the rate further decreases to 0.75%. Principal payments are scheduled to begin after three years with a final maturity after eight years. Repayment is weighted to the later years of the repayment schedule.

     The obligations under the Lucent credit agreement are guaranteed by Cricket Communications Holdings, all existing and future subsidiaries of Cricket Communications and each existing or future special purpose subsidiary of Leap formed to hold wireless licenses. In addition, Leap guarantees certain loans under the credit agreement. The obligations under the Lucent credit agreement are secured by all of the stock of Cricket Communications and its subsidiaries, all of their respective assets, the assets of

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

Cricket Communications Holdings and the stock and assets of each special purpose subsidiary of Leap formed to hold wireless licenses.

ERICSSON EQUIPMENT FINANCING

     Cricket Communications also has agreed to purchase $330 million of next-generation infrastructure products which are currently in development and related services from Ericsson. Purchases from Ericsson will be on substantially similar terms to the Lucent agreement, including a credit facility providing for borrowings up to $495.0 million with borrowing availability based on a ratio of total amounts of equipment purchased. The commitment of funds by Ericsson is subject to the development of the next generation equipment, the negotiation of definitive documentation and the approval of Ericsson's board of directors.

OBLIGATIONS TO THE FCC

     We have assumed $11.1 million in debt obligations to the FCC as part of the purchase price for the wireless licenses from AirGate in January 2000. We also have assumed or will assume additional debt obligations to the FCC in the aggregate principal amount of approximately $81.4 million as part of the purchase price for the acquisition of Chase Telecommunications Holdings and the pending acquisitions of wireless licenses from PCS Devco, Radiofone and CM PCS.

     The following table presents certain information relating to these debt obligations:


                                                                      COMMENCEMENT
                                                                        DATE OF
                                        PRINCIPAL AMOUNT               QUARTERLY
                                             AS OF         INTEREST    PRINCIPAL       MATURITY
         RELATED ACQUISITION              MAY 31, 2000       RATE       PAYMENTS         DATE
         -------------------            ----------------   --------   ------------   ------------
Chase Telecommunications
  Holdings(1).........................   $78.8 million       7.00%    January 2003   January 2007
AirGate Licenses(1)...................   $10.5 million       6.25%    July 1999      April 2007
PCS Devco Dayton License(2)...........   $ 1.0 million       6.25%    October 1999   July 2007
Radiofone Denver License(2)...........   $ 1.5 million       9.75%    July 1997      April 2007
CM PCS Omaha License(2)...............   $ 0.6 million       6.25%    July 1999      April 2007


-------------------------
(1) We completed the acquisition of wireless licenses from AirGate in January 2000 and we completed our acquisition of substantially all the assets of Chase Telecommunications Holdings in March 2000.


(2) We have signed acquisition agreements with PCS Devco, Radiofone and CM PCS but the acquisitions have not been completed and remain subject to closing conditions, including FCC approval.

                            DESCRIPTION OF THE NOTES

     The outstanding notes were, and the registered notes will be, issued under an indenture, dated as of February 23, 2000, between Leap, as Issuer, Cricket Communications Holdings, Inc., as Guarantor, and State Street Bank and Trust Company, as Trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. A copy of the indenture is available upon request from Leap.

     The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, the notes and the guarantee, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see
"-- Certain Definitions." For purposes of the Description of Notes, the words "we," "our," "ours" and "us" refer only to Leap Wireless International, Inc. and do not include subsidiaries of Leap Wireless International, Inc., except for purposes of financial data determined on a consolidated basis.

GENERAL

     The form and terms of the registered notes are substantially identical to the form and terms of the outstanding notes except that the registered notes will be registered under the Securities Act. Therefore, the registered notes will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The registered notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the registered notes.

MATURITY, INTEREST AND PRINCIPAL OF THE SENIOR NOTES

     The senior notes:

     - were initially limited to $225 million in aggregate principal amount at maturity;

     - mature on April 15, 2010; and

     - accrue interest at the rate of 12  1/2% per annum.

     Interest on the senior notes is payable semiannually in arrears on April 15 and October 15 of each year, commencing April 15, 2000, to Holders of record at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date. Interest payments due on the first seven Interest Payment Dates for the senior notes are secured by amounts on deposit in the Pledge Account described below. See "-- Security" below. See "-- Registration Rights" for a description of the circumstances under which the interest rate on the notes may be increased.

     We may, subject to the covenants described below under "-- Covenants" and applicable law, issue additional senior notes under the indenture having identical terms and conditions to the senior notes offered hereby. The senior notes offered hereby and any additional senior notes subsequently issued would be treated as a single class for all purposes of the indenture.

MATURITY, INTEREST AND PRINCIPAL OF THE SENIOR DISCOUNT NOTES

     The senior discount notes:

     - were initially limited to $668 million in aggregate principal amount at maturity;

     - mature on April 15, 2010; and

     - were offered at a discount from their aggregate principal amount at maturity, with the initial Accreted Value per $1,000 in principal amount of senior discount notes equal to $486.68 (representing the original price at which the senior discount notes were offered).

     The senior discount notes accrete (representing the amortization of original issue discount) on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the senior discount notes on April 15, 2005 (the "Full Accretion Date"). See "Certain U.S. Federal Tax Considerations."

     No interest is payable in cash on the senior discount notes prior to the Full Accretion Date, other than interest payable as a result of an increase in the interest as described under the caption "-- Registration Rights." Beginning on the Full Accretion Date, the senior discount notes accrue interest at the rate of 14 1/2% per annum from the Full Accretion Date or from the most recent Interest Payment Date to which interest has been paid, payable in cash semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2005, to Holders of record on the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date. See
"-- Registration Rights" for a description of the circumstances under which the interest rate on the notes may be increased.

     We may, subject to the covenants described below under "-- Covenants" and applicable law, issue additional senior discount notes under the indenture having identical terms and conditions to the senior discount notes offered hereby. The senior discount notes offered hereby and any additional senior discount notes subsequently issued would be treated as a single class for all purposes of the indenture.

RANKING

     The notes (except to the extent described under "-- Security" below with respect to the senior notes):

     - are senior, unsecured obligations of Leap and rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will be senior in right of payment to all of our future subordinated indebtedness; and

     - are not secured by any assets and are effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness and to all indebtedness and other liabilities (including trade payables and lease obligations) of our subsidiaries other than any Guarantor.


As of May 31, 2000 (excluding indebtedness and other liabilities of Smartcom), we and our subsidiaries had approximately $239.9 million of indebtedness to which Holders of the notes would have been effectively subordinated.


     Our operations are conducted through our subsidiaries and, therefore, we are dependent upon cash flow from those entities to meet our obligations. None of our subsidiaries other than any Guarantor will have any direct obligation to pay amounts due on the notes and will not guarantee the notes. As of the date of this exchange offer, Cricket Communications Holdings is our only subsidiary which is a Guarantor. The Guarantee:

     - is a senior, unsecured obligation of the Guarantor;

     - ranks equally in right of payment with all existing and future senior, unsecured indebtedness of the Guarantor; and

     - is subordinate in right of payment to all secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness.

See "Risk Factors -- Our Ability to Service the Notes Depends on Our Ability to Get Cash from Our Subsidiaries" and "-- The Notes Will be Effectively Subordinated to Our Secured Debt." We and our subsidiaries will be permitted to incur additional secured and unsecured indebtedness. See "Risk Factors -- We Will Have Substantial Indebtedness, and We May Incur More Indebtedness." See "-- Covenants -- Limitation on Indebtedness" for a description of additional indebtedness that may be incurred.

     We granted a security interest to the Trustee for the benefit of the Holders of the senior notes in the Pledge Account and all amounts on deposit therein. The Holders of the senior notes have a claim on the amounts on deposit in the Pledge Account and any investment and reinvestment thereof that is prior to the claims of our other creditors.

PAYMENT, DENOMINATIONS

     If a Holder has given us wire transfer instructions, we will make all principal, premium, if any, and interest payments on that Holder's notes in accordance with those instructions. All other payments on the notes will be payable, and the notes may be exchanged or transferred, at our office or agency maintained for such purpose in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 61 Broadway, New York, New York 10006); unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity of the notes and integral multiples thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

GUARANTEE

     Cricket Communications Holdings has jointly and severally with any future Guarantors, as primary obligor and not merely as surety, unconditionally and irrevocably guaranteed (the "Guarantee") the due and punctual payment of the principal of, premium, if any, and interest on the notes, on an unsecured basis, in accordance with the terms thereof and of the indenture. The Guarantee is limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance Considerations." We will cause any future domestic Restricted Subsidiary (other than any direct or indirect Subsidiary of Cricket Communications Holdings or any License Subsidiary) and any Restricted Subsidiary which guarantees certain Indebtedness of ours to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will jointly and severally with all other Guarantors, as primary obligor and not merely as surety, unconditionally and irrevocably guarantee the due and punctual payment of the principal of, premium, if any, and interest on the notes, on an unsecured basis, in accordance with the terms thereof and of the indenture. See "-- Covenants -- Limitation on

Issuances of Guarantees by Restricted Subsidiaries" and "-- Future Subsidiary Guarantors." If no Event of Default has occurred and is continuing, concurrently with any sale or disposition of all of the Capital Stock of any Guarantor or all or substantially all of the assets of any Guarantor to any Person that is not an Affiliate of ours, which sale or disposition is in compliance with the covenant entitled "-- Limitation on Asset Sales" described below, or upon the designation of any Guarantor as an Unrestricted Subsidiary in compliance with the indenture, such Guarantor will automatically and unconditionally be released from all obligations under its Guarantee.

SECURITY

     The Trustee established the Pledge Account in connection with the issuance of the senior notes. On the closing date of our units offering, we deposited in the Pledge Account, for the benefit of the Holders of the senior notes, an amount from the net proceeds of the units offering of the senior notes sufficient to acquire Pledged Securities in an amount as will be sufficient upon receipt of scheduled interest and principal payments on such Pledged Securities to provide payment in full when due of the first seven scheduled interest payments due on the senior notes. We used approximately $78.3 million of the net proceeds from the February 2000 units offering, which included the senior notes, to acquire the Pledged Securities. The Pledged Securities were deposited in the Pledge Account on the closing date of the units offering.

     All amounts deposited in the Pledge Account and the Pledged Securities were pledged by us to the Trustee for the benefit of the Holders of the senior notes pursuant to the Pledge Agreement. Pursuant to the Pledge Agreement, immediately prior to an Interest Payment Date for the senior notes, we may either deposit with the Trustee from funds otherwise available to us cash sufficient to pay the interest scheduled to be paid on such date or we may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the senior notes. In the event we exercise the former option, we may direct the Trustee to release a like amount of proceeds from the Pledge Account. The Pledged Securities and Pledge Account also secure the repayment of the principal amount and premium on the senior notes.

     If an Event of Default shall have occurred and be continuing and the senior notes shall have been accelerated, the Trustee shall apply the funds in the Pledge Account in the following order of priority:

     - first, to the Trustee for amounts due to the Trustee under the indenture;

     - second, to the Holders for amounts due and unpaid on the senior notes for interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the senior notes for interest; and

     - third, to the Holders for amounts due and unpaid on the senior notes for principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the senior notes for principal.

     Under the Pledge Agreement, once we make the first six scheduled interest payments on the senior notes, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the senior notes will be unsecured.

OPTIONAL REDEMPTION

OPTIONAL REDEMPTION OF SENIOR NOTES

     At our option, the senior notes are redeemable, in whole or in part, at any time or from time to time, on or after April 15, 2005 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing April 15, of the years set forth below:

                      YEAR                        REDEMPTION PRICE
                      ----                        ----------------
2005............................................      106.250%
2006............................................      104.167%
2007............................................      102.083%
2008 and thereafter.............................      100.000%

     In addition, at any time prior to April 15, 2003, we may redeem up to 35% of the aggregate principal amount of the senior notes originally issued with the Net Cash Proceeds of one or more Qualified Equity Offerings, at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 112.50%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of senior notes originally issued remains outstanding after each such redemption and notice of such redemption is given to the Holders within 60 days after consummation of such Qualified Equity Offering.

OPTIONAL REDEMPTION OF SENIOR DISCOUNT NOTES

     At our option, the senior discount notes will be redeemable, in whole or in part, at any time or from time to time, on or after April 15, 2005 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing April 15, of the years set forth below:

                      YEAR                        REDEMPTION PRICE
                      ----                        ----------------
2005............................................      107.250%
2006............................................      104.833%
2007............................................      102.417%
2008 and thereafter.............................      100.000%

     In addition, at any time prior to April 15, 2003, we may redeem up to 35% of the aggregate principal amount at maturity of the senior discount notes originally issued with the Net Cash Proceeds of one or more Qualified Equity Offerings, at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of Accreted Value on the Redemption Date) of 114.5%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that 65% of the aggregate principal amount at maturity of the senior discount notes originally issued remains outstanding after each such redemption and notice of such redemption is given to the Holders within 60 days after consummation of such Qualified Equity Offering.

SELECTION

     In the case of any partial redemption, selection of the senior notes or senior discount notes, as the case may be, to be redeemed will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, on a pro rata basis or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no notes of $1,000 or less in principal amount of the senior notes or Accreted Value of the senior discount notes shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

SINKING FUND

     The notes will not have the benefit of any sinking fund.

REGISTRATION RIGHTS

     We entered into a registration rights agreement on February 23, 2000 with Morgan, Stanley & Co. Incorporated and certain other placement agents. Pursuant to the registration rights agreement, we agreed to use our best efforts, at our cost, to file and cause to become effective this registration statement with respect to a registered offer to exchange the senior notes and the senior discount notes, respectively, for senior notes and senior discount notes, respectively (the "Exchange Notes"), to be issued under the indenture with terms identical to the senior notes and senior discount notes, respectively (except that the Exchange Notes will not be subject to the interest rate step-up provision applicable to the outstanding notes or bear legends restricting the transfer thereof).

     Upon this registration statement being declared effective, we will offer the Exchange Notes in return for surrender of the notes. The exchange offer will remain open for not less than 20 business days after the date notice of the exchange offer is mailed to Holders. For each senior note or senior discount note surrendered to us under the exchange offer, the Holder will receive an Exchange Note of equal principal amount at maturity. Interest on each Exchange
Note issued in exchange for a senior note will accrue from the last Interest Payment Date on which interest was paid on the senior notes so surrendered. The Accreted Value of each Exchange Note issued in exchange for a senior discount note will be identical to, and will be determined in the same manner as, the Accreted Value of the senior discount notes surrendered and exchanged. Interest on each Exchange Note issued in exchange for a senior discount note will be calculated and paid in the same manner as interest on the senior discount notes surrendered and exchanged.

     In the event that applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or under certain other circumstances, we will, at our cost, use our best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the notes and to keep such registration statement effective until the earlier of the expiration of the time period referred to in Rule 144(k) under the Securities Act and the date upon which all of the notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. We will, in the event of such a shelf registration, provide to each registered Holder copies of the prospectus, notify each registered Holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit resales of the notes. A Holder that sells its notes pursuant to the Shelf Registration Statement generally will be:

     - required to be named as a selling security holder in the related prospectus;

     - required to deliver a prospectus to purchasers;

     - subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - bound by the provisions of the registration rights agreement that are applicable to such a Holder (including certain indemnification obligations).

     If the exchange offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to August 21, 2000 (180 days after the Closing Date):

     - the interest rate borne by the senior notes will be increased by .50% per annum over the rate shown on the cover page of this prospectus; and

     - interest in addition to the accrual of original issue discount and in addition to interest otherwise due for periods after the Full Accretion Date will accrue on the senior discount notes at a rate per annum equal to .50% of the Accreted Value thereof, in each case until the exchange offer is consummated or a Shelf Registration is declared effective. In the event of such an increase in the per annum interest rate on the notes, the Trustee will provide notice thereof to the Holders upon receipt of notice from us of such increase.

     We are entitled to close the exchange offer 20 business days after the commencement thereof, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer will bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the indenture, including transfer restrictions. Holders of notes who do not participate in the exchange offer may thereafter hold a less liquid security.

     We are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in this registration statement in connection with the resale of Exchange Notes for a period of 180 days from the issuance of the Exchange Notes.

     This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Accreted Value" means, as of any date prior to April 15, 2005, an amount per $1,000 principal amount at maturity of the senior discount notes that is equal to the sum of (a) the initial offering price ($486.68 per $1,000 principal amount at maturity of the senior discount notes) of such senior discount notes and (b) the portion of the excess of the principal amount of such senior discount notes over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each April 15 and October 15 at the rate of 14 1/2% per annum from the date of original issue of the senior discount notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after April 15, 2005, the principal amount of each senior discount note.

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Leap and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Leap or any of its Restricted Subsidiaries by such other Person during such period;

          (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Leap or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Leap or any of its Restricted Subsidiaries;

          (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time of determination permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (iv) any gains or losses (on an after-tax basis) attributable to sales of assets of Leap or any Restricted Subsidiary other than in the ordinary course of business;

          (v) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of Leap or any Restricted Subsidiary owned by Persons other than Leap and any of its Restricted Subsidiaries;

          (vi) all extraordinary gains and extraordinary losses;

          (vii) any compensation expense paid or payable solely with Capital Stock (other than Disqualified Capital Stock) of Leap or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Capital Stock) of Leap; and

          (viii) the cumulative effect of a change in accounting principles.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Leap and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), excluding write-ups of capital assets (other than write-ups of tangible assets in connection with accounting for acquisitions made in conformity with GAAP), after deducting therefrom (i) all current liabilities of Leap and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, copyrights, organizational and developmental expenses, unamortized debt discount and expense, unamortized deferred charges and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of Leap and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by Leap or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Leap or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of Leap and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by Leap or any of its Restricted Subsidiaries of the property and assets of any Person other than Leap or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of Leap and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by Leap or any of its Restricted Subsidiaries (other than to Leap or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of Leap or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Leap or any of its Restricted Subsidiaries to any Person other than Leap or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of Leap or any of its Restricted Subsidiaries or (iii) any other property and assets of Leap or any of its Restricted Subsidiaries outside the ordinary course of business of Leap or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of Leap; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of (as determined by the Board of Directors whose good faith determination shall be conclusive and evidenced by a Board Resolution), provided that the consideration received consists of property or assets (other than current assets) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, Leap and its Restricted Subsidiaries existing on the date of such sale or other disposition or (d) sales or other dispositions of assets with a fair market value not in excess of $1,000,000 per year (as certified in an Officer's Certificate).

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

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     "Board of Directors" means the Board of Directors of Leap or any committee thereof duly authorized to act on behalf of the Board of Directors.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, Personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of Leap on a fully diluted basis; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by Leap's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the notes were originally issued under the indenture.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (i) Consolidated Interest Expense,
(ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Leap and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (a) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (b) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Leap or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is guaranteed or secured by Leap or any of its Restricted

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Subsidiaries) and all but the principal component of rentals in respect of
Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Leap and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of Leap and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to (ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of Leap have been filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Reference Period"); provided that, in making the foregoing calculation, (a) pro forma effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Reference Period; (b) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period or thereafter but on or prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (c) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Leap or any Restricted Subsidiary during such Reference Period or thereafter but on or prior to the Transaction Date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period, provided that to the extent that clause (b) or (c) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available and shall be prepared in good faith by Leap on a basis consistent with Regulation S-X under the Securities Act.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of Leap and its Restricted Subsidiaries filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of Leap or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Cricket Communications Holdings" means Cricket Communications Holdings,
Inc.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

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     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction, including an acquisition of FCC wireless licenses, a member of the Board of Directors who is not an officer or employee of Leap and would not be a party to, or have a financial interest in, such transaction. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock of Leap.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the notes, (ii) redeemable at the option of the Holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the Holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Leap's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of notes Upon a Change of Control" covenants described below.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that the fair market value of any FCC wireless licenses for purposes of the definition of "Qualified Proceeds" shall be as determined in good faith by the Board of Directors, including a majority of the Disinterested Directors, which determination shall be conclusive if evidenced by a Board Resolution.

     "FCC" means the Federal Communications Commission.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the notes and (ii) except as otherwise provided, the amortization of any amount required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantees" mean any guarantees by the Guarantors of the obligations of Leap under the indenture and the notes.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or

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

advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means any Subsidiary of Leap that executes a Guarantee in accordance with the provisions of the indenture and their respective successors and assigns.

     "Holder" means any record Holder of a Note.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (i) all indebtedness of such Person for borrowed money;

          (ii) all obligations of such Person evidenced by bonds, notes, notes or other similar instruments;

          (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (v) all Capitalized Lease Obligations;

          (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness;

          (vii) all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person; and

          (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

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     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (1) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (2) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" so long as such money is held to secure the payment of such interest, (3) contingent obligations arising in connection with the acquisition of any business or Person, based on the future performance of such business or Person, shall not constitute Indebtedness except to the extent such obligations are not paid within seven business days of the date such contingency is resolved under GAAP and are recorded as a liability on the books of Leap and its Subsidiaries and
(4) liabilities for federal, state, local or other taxes shall not constitute Indebtedness.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Leap or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, notes or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by Leap or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event Leap or any Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided that the Net Cash proceeds are applied in accordance with clause (a) and (b) of the "Limitation on Asset Sales" covenant.

     "License Subsidiary" means a Wholly Owned Subsidiary of Leap directly owned by Leap formed for the purpose of holding wireless licenses granted by the FCC.

     "Licensed Domestic POPS" means the number of potential customers in the geographic areas within the United States covered by wireless licenses granted by the FCC and owned by Leap or any of its domestic Restricted Subsidiaries based on population statistics published in a recognized demographic data source using as a basis for its population estimates the most recent U.S. Census Bureau Data.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

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     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (i) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Leap or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Leap and its Restricted Subsidiaries, taken as a whole, (c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (1) is secured by a Lien on the property or assets sold or (2) is required to be paid as a result of such sale and (d) appropriate amounts to be provided by Leap or any Restricted Subsidiary of Leap as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (ii) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Leap or any Restricted Subsidiary of Leap) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer by Leap to purchase notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

          (i) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

          (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (iii) that any note not tendered will continue to accrue interest or original issue discount pursuant to its terms;

          (iv) that, unless Leap defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest or original issue discount on and after the Payment Date;

          (v) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

          (vii) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased shall be in an integral multiple of $1,000 of the principal amount at maturity of the notes and each new note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof.

On the Payment Date, Leap shall (a) accept for payment on a pro rata basis notes or portions thereof validly tendered pursuant to an Offer to Purchase: (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officer's Certificate specifying the notes or portions thereof accepted for payment by Leap. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased shall be in an integral multiple of $1,000 of the principal amount at maturity of the notes and each new note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. Leap will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. Leap will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that Leap is required to repurchase notes pursuant to an Offer to Purchase. To the extent that the provisions of any applicable federal or state securities laws or regulations conflict with the provision of the indenture relating to an Offer to Purchase, Leap will comply with such laws or regulations and will not be deemed to have breached such provisions of the indenture by virtue thereof.

     "Officer's Certificate" of any Person means a certificate signed on behalf of such Person by the principal executive officer, the principal accounting officer or the principal financial officer of such Person.

     "Permitted Cricket Holdings Shares and Options" means the issuance by Cricket Communications Holdings, Inc. of (i) shares of its common stock upon the exercise of that certain warrant to be issued to Chase Telecommunications Holdings, Inc. for a number of shares not to exceed 1% of its outstanding common stock and (ii) options for common stock issued pursuant to stock option plans of Cricket Communications Holdings, which have been approved by the Board of Directors and shares of common stock issued upon exercise of such options.

     "Permitted Investment" means:

          (i) an Investment in Leap or a domestic Restricted Subsidiary or a Person which will, upon the making of such Investment, become a domestic Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Leap or a domestic Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of Leap and its Restricted Subsidiaries on the date of such Investment;

          (ii) Temporary Cash Investments;

          (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (iv) stock, obligations or securities received in satisfaction of judgments;

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

          (v) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and worker's compensation, performance and other similar deposits made in the ordinary course of business;

          (vi) Interest Rate Agreements and Currency Agreements designed solely to protect Leap and its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

          (vii) loans or advances to officers or employees of Leap or any Restricted Subsidiary that do not in the aggregate exceed $3 million at any time outstanding;

          (viii) Investments in Restricted Subsidiaries of Leap in Chile not to exceed $100 million in the aggregate after the Closing Date;

          (ix) Investments existing on the Closing Date;

          (x) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the "Asset Sale" covenant; and

          (xi) Investments in securities received in satisfaction of accounts receivable pursuant to any plan of reorganization or similar arrangement upon the bankruptcy of the obligor on such accounts receivable.

     "Permitted Liens" means:

          (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (iv) Liens incurred or deposits made (including deposits made to the FCC) to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Leap or any of its Restricted Subsidiaries;

          (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of design, development, acquisition, construction, installation, integration or improvement) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to

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     refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

          (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Leap and its Restricted Subsidiaries, taken as a whole;

          (viii) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

          (ix) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (x) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of Leap or any Restricted Subsidiary other than the property or assets acquired;

          (xi) Liens in favor of Leap or any Restricted Subsidiary;

          (xii) Liens arising from the rendering of a final judgment or order against Leap or any Restricted Subsidiary of Leap that does not give rise to an Event of Default;

          (xiii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (xv) Liens encumbering customary initial deposits and margin deposit, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect Leap or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Leap or any of its Restricted Subsidiaries in the ordinary course of business;

          (xvii) Liens on or sales of receivables;

          (xviii) Liens on wireless licenses issued by the FCC to secure obligations in favor of the FCC;

          (xix) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

          (xx) Liens on the Capital Stock of License Subsidiaries to secure Indebtedness under credit facilities with any vendor, supplier or contractor (or any financial institution providing financing arranged by or on behalf of such vendor, supplier or contractor) permitted to be incurred under the "Limitation on Indebtedness" covenant;

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          (xxi) Liens on promissory notes evidencing intercompany loans from
     Leap to Restricted Subsidiaries to secure Indebtedness under credit facilities with any vendor, supplier or contractor (or any financial institution providing financing arranged by or on behalf of such vendor, supplier or contractor) permitted to be Incurred under the "Limitation on Indebtedness" covenant; and

          (xxii) Liens that secure Indebtedness with an aggregate principal amount not in excess of $10 million at any time outstanding.

     "Pledge Account" means an account established with a securities intermediary for the benefit of the Trustee pursuant to the terms of the Pledge Agreement for the deposit of certain of the net cash proceeds from the senior notes and the Pledged Securities to be purchased by Leap with such net cash proceeds and all proceeds therefrom.

     "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the Closing Date, made by Leap in favor of the Trustee governing the security interest in, and the disbursement of funds from, the Pledge Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "Pledged Securities" means the U.S. Government Obligations to be purchased by Leap with a portion of the proceeds from the issuance and sale of the senior notes and held by the Trustee in the Pledge Account in accordance with the Pledge Agreement.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

     "Qualified Equity Offering" means an underwritten primary public offering or private placement of Capital Stock (other than Disqualified Stock) of Leap resulting in aggregate Net Cash Proceeds to Leap of $50 million or more; provided, however, that no public offering or private placement consummated on, or within 180 days after, the Closing Date shall constitute a Qualified Equity Offering.

     "Qualified Proceeds" means (i) Net Cash Proceeds received by Leap on or after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Leap and (ii) 80% of the fair market value on the date of acquisition of FCC wireless licenses acquired by Leap or its Restricted Subsidiaries after the Closing Date to the extent the consideration paid therefor is Capital Stock of Leap (other than Disqualified Stock).

     "Restricted Subsidiary" means any Subsidiary of Leap other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following:

          (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case

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     (other than with respect to Pledged Securities) maturing within one year after the date of acquisition;

          (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any moneymarket fund sponsored by a registered broker dealer or mutual fund distribution;

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;

          (iv) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of Leap) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

          (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by Leap or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of Leap that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of Leap) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Leap or any Restricted Subsidiary; provided that (a) any guarantee by Leap or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Leap or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (b) either
(1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (c) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving effect to such designation (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred)

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for all purposes of the indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which full faith and credit of the United States of America is pledged and which are not callable at Leap's option.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Warrants" means the Warrants issued on the Closing Date.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person. Notwithstanding the foregoing Cricket Communications Holdings shall be deemed Wholly Owned by Leap as long as Leap owns not less than 85% of its outstanding Capital Stock on a fully diluted basis.

COVENANTS

     The indenture contains, among others, the following covenants.

LIMITATION ON INDEBTEDNESS

     (a) We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the notes issued on the Closing Date and Indebtedness existing on the Closing Date); provided that we may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6 to 1.

     (b) Notwithstanding the foregoing, we and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

          (i) Indebtedness under one or more credit facilities in an aggregate principal amount not to exceed $300 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

          (ii) Indebtedness owed (a) by a Restricted Subsidiary to us or (b) by us or a Restricted Subsidiary to any Restricted Subsidiary; provided that
     (1) if Leap or any Guarantor is the obligor on such Indebtedness, such Indebtedness shall be evidenced by a promissory note expressly subordinated to the notes and any Guarantees and if any Restricted Subsidiary is the obligor on any such Indebtedness to us or a Guarantor such Indebtedness shall be evidenced by a promissory note which is unsubordinated except to secured Indebtedness permitted under the indenture, and (2) any event which results in any Restricted Subsidiary which is an obligor on such Indebtedness ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

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          (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (viii) or
     (x) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes or the Guarantees shall only be permitted under this clause (iii) if (a) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes or any Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes or such Guarantees,
     (b) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes and the Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes and the Guarantees at least to the extent that the Indebtedness to be refinanced is subordinated to the notes and the Guarantees and (c) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may our Indebtedness or that of any Guarantor's be refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Guarantor pursuant to this clause (iii);

          (iv) Indebtedness (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (b) under Currency Agreements and Interest Rate Agreements; provided that such agreements (1) are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or those of any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Leap (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Leap for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

          (v) Our Indebtedness, to the extent the net proceeds thereof are promptly (a) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or (b) deposited to defease the notes as described below under "Defeasance";

          (vi) Guarantees of the notes and guarantees of our Indebtedness by any Restricted Subsidiary provided the guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

          (vii) Indebtedness (including guarantees of such indebtedness) Incurred to finance the cost (including the cost of design, development, site acquisition, construction, installation, integration or improvement) of equipment, inventory or telecommunications network assets acquired (including by way of Capital Lease and acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by us or any Restricted Subsidiary after the Closing Date;

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          (viii) Our Indebtedness not to exceed, at any one time outstanding, two times Qualified Proceeds received by us to the extent such Qualified Proceeds have not been used pursuant to clause (C)(2) of the first paragraph of, or clauses (iii), (iv), (vii), (viii) or (ix) of the second paragraph of, the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes;

          (ix) Acquired Indebtedness of our Restricted Subsidiaries to the extent that we could have Incurred such Indebtedness in accordance with the first paragraph of this covenant on the date such Indebtedness becomes Acquired Indebtedness of such Restricted Subsidiary; and

          (x) Indebtedness Incurred by us not otherwise permitted to be Incurred pursuant to clauses (i) through (ix) above, which together with all other Indebtedness Incurred pursuant to this clause (x), has an aggregate principal amount not in excess of $20 million at any time outstanding.

     (b) Notwithstanding any other provisions of this "Limitation on Indebtedness" covenant, (i) we and our domestic Restricted Subsidiaries may not Incur Indebtedness pursuant to paragraph (a) or clauses (i) through (x) of this "Limitation on Indebtedness" covenant, if after giving effect to the Incurrence of such Indebtedness, the aggregate principal amount of our Indebtedness and that of our domestic Restricted Subsidiaries would exceed the sum of (1) the product of $75.00 multiplied by Licensed Domestic POPS plus (2) the principal amount of Indebtedness Incurred on or after the Closing Date, the proceeds of which are used to make Investments which constitute Permitted Investments pursuant to clause (viii) of the definition of "Permitted Investments" in an aggregate principal amount not to exceed $100 million (such sum being the "Aggregate Limitation"), provided that we and our domestic Restricted Subsidiaries may Incur Indebtedness pursuant to paragraph (a) or clauses (i) through (x) of this "Limitation on Indebtedness" covenant in excess of the Aggregate Limitation in an aggregate principal amount not to exceed the product of $10.00 multiplied by Licensed Domestic POPS, to the extent the payment of principal of, premium if any, interest and other payment obligations in respect of such Indebtedness is expressly subordinate to the prior payment in full in cash of the notes or any Guarantee, as the case may be, and any other of our Indebtedness or that of our domestic Restricted Subsidiaries, as the case may be, permitted to be Incurred under the indenture and designated by us or such Restricted Subsidiary as senior indebtedness; and (ii) Cricket Communications Holdings may not Incur any Indebtedness other than the Guarantee of the notes and guarantees of (1) Indebtedness of Cricket Communications, Inc. and (2) our Indebtedness to the extent the proceeds of such Indebtedness are contributed to Cricket Communications Holdings.

     (c) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (d) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (i) guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (ii) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, will classify and from time to time may reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

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LIMITATION ON RESTRICTED PAYMENTS

     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on or with respect to our Capital Stock or such Restricted Subsidiary's Capital Stock (other than (a) dividends or distributions payable solely in shares of our Capital Stock or such Restricted Subsidiary's Capital Stock of the same class (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (b) pro rata dividends or distributions on Common Stock of any Restricted Subsidiary held by minority interest Holders) held by Persons other than us or any of our Restricted Subsidiaries;

          (ii) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (a) Leap or any Guarantor or any Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (b) a Restricted Subsidiary other than a Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of ours (other than a Wholly Owned Restricted Subsidiary) or any Holder (or any Affiliate of such Holder) of 5% or more of our Capital Stock;

          (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of our Indebtedness or that of any Guarantor that is subordinated in right of payment to the notes or any Guarantee; or

          (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

             (A) a Default or Event of Default shall have occurred and be continuing, or would result from such Restricted Payment;

             (B) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal quarter period, we could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

             (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of:

                (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by us or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant; plus

                (2) the aggregate Qualified Proceeds received by us (except to the extent such Qualified Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant) or from the issuance to a Person who is not a Subsidiary of ours of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that

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           are redeemable at the option of the Holder, or are required to be redeemed, prior to the Stated Maturity of the notes); plus

                (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

          (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

          (iii) the repurchase, redemption or other acquisition of our Capital Stock (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) other than to a Subsidiary of Leap;

          (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Indebtedness or that of any Guarantor which is subordinated in right of payment to the notes or the Guarantees in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock);

          (v) payments or distributions to dissenting stockholders that are not Affiliates of Leap or any of our Subsidiaries pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

          (vi) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of our Capital Stock to the extent necessary in the good faith judgment of our Board of Directors, to prevent the loss or secure the renewal or reinstatement of any material license or franchise held by us or any Restricted Subsidiary from any governmental agency;

          (vii) the purchase, redemption, retirement or other acquisition for value of our Capital Stock or Cricket Communications Holdings, or options to purchase such shares, held by our directors, employees or former directors or employees or any Restricted Subsidiary (or their donees, trusts for their benefit or the benefit of their family members, their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options after the Closing Date does not exceed (a) $2 million in any fiscal year or (b) $5 million in the aggregate, plus in the case of each of

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     clause (a) and clause (b), the aggregate of Net Cash Proceeds we received from the issuance of Capital Stock to our directors, employees or former directors or employees or any Restricted Subsidiary, provided that the amount of any such Net Cash Proceeds that are utilized for any such purchase, redemption, retirement or other acquisition shall be excluded from clause (C)(2) of the first paragraph of this "Limitation on Restricted Payments" covenant;

          (viii) Investments in any Person that is primarily engaged in a business that is related, ancillary or complementary to our business and that of our Restricted Subsidiaries on the date of such Investment; provided that the aggregate amount of such Investments (after taking into account the amount of all other Investments made pursuant to this subclause
     (viii)) does not exceed the sum of (a) $10,000,000 and (b) the amount of Qualified Proceeds received by us, except to the extent such Qualified Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant;

          (ix) Investments acquired in exchange for our Capital Stock (other than Disqualified Capital Stock);

          (x) our redemption of any of the Warrants pursuant to the mandatory disposition or redemption provisions thereof or any purchase of any fractional share of Common Stock (or our other Capital Stock issuable upon exercise of the Warrants) in connection with an exercise of the Warrants;

          (xi) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof;

          (xii) other Restricted Payments in an aggregate amount not to exceed $10 million;

provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof, or an Investment referred to in clause (ix) thereof or repurchases of Capital Stock referred to in clause (xi) thereof), and the Qualified Proceeds from any issuance of Capital Stock referred to in clauses
(iii), (iv) and (viii), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is pari passu with the notes, then the Qualified Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to us or any other Restricted Subsidiary, (iii) make loans or advances to us or

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any other Restricted Subsidiary or (iv) transfer any of its property or assets to us or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions:

          (i) existing on the Closing Date in the indenture, Pledge Agreement or any other agreements in effect on the Closing Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (ii) existing under or by reason of applicable law;

          (iii) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or those of any Restricted Subsidiary not otherwise prohibited by the indenture or
     (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or the value of the property or assets of any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

          (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

          (vi) contained in the terms of any Indebtedness of a Restricted Subsidiary, or any agreement pursuant to which such Indebtedness was issued, if the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, if the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by us) and if we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent us or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of our property or assets or those of any of our Restricted Subsidiaries that secure our Indebtedness or that of any of our Restricted Subsidiaries.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to

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purchase shares of such Capital Stock) except (i) to us or a Wholly Owned
Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) Permitted Cricket Holdings Shares and Options; (iv) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale, or (iv) issuances and sales of Common Stock of any Restricted Subsidiary, provided that Leap or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (a) or (b) of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any of our Indebtedness or that of any Guarantor ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary (a) is a Guarantor or (b) simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of payment of the notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; provided that this paragraph shall not be applicable to (a) any guarantee by a Restricted Subsidiary existing on the Closing Date or in respect of Indebtedness Incurred pursuant to clause (i) or
(vii) of the second paragraph of the "Limitation on Indebtedness" covenant or
(b) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (1) pari passu with the notes or any Guaranty, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Guarantee or (2) subordinated to the notes or any Guaranty, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

     Notwithstanding the foregoing, any Guarantee executed by a Restricted Subsidiary pursuant to this provision shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of ours, of all of our Capital Stock and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Holder (or any Affiliate of such Holder) of 5% or more of any class of our Capital Stock or with any Affiliate of ours or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to us or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a Holder or an Affiliate.

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     The foregoing limitation does not limit, and shall not apply to (i)
transactions (a) approved by a majority of the Disinterested Directors or (b) for which Leap or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between us and any of our Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;
(iii) the payment of reasonable and customary regular fees to our directors who are not employees of Leap; (iv) any payments or other transactions pursuant to any tax-sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through
(v) of this paragraph, (1) must be approved in the manner provided for in clause
(i)(a) above and a certified Board Resolution to such effect delivered to the Trustee, if the aggregate amount of such transaction exceeds $2 million, and (2) must be determined fair in the manner provided for in clause (i)(b) above, if the aggregate amount of such transaction exceeds $10 million.

LIMITATION ON LIENS

     We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of our assets or properties or those of any Restricted Subsidiary of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and the Guarantees and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or our Capital Stock or that of our Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is permitted to be Incurred under clause (i) of the "Limitation on Indebtedness" covenant; (v) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any of our property or assets or those of any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;
(vi) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary (or obligations in respect thereof) or Indebtedness of any Restricted Subsidiary guaranteed by such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or (vii) Permitted Liens.

     Notwithstanding the foregoing, we will not create, incur or suffer to exist any Lien on the capital stock of Cricket Communications Holdings.

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     We will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of our assets or properties or those of any Restricted Subsidiary whether now owned or hereafter acquired, whereby we sell or transfer, or a Restricted Subsidiary sells or transfers, such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which we, or such Restricted Subsidiary, as the case may be, intend to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

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     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between us and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) Leap or such Restricted Subsidiary, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (a) or (b) or of the second paragraph of the "Limitation on Asset Sales" covenant described below.

FUTURE SUBSIDIARY GUARANTORS

     We will cause each domestic Restricted Subsidiary other than any direct or indirect Subsidiary of Cricket Communications Holdings or any License Subsidiary to execute and deliver a Guarantee pursuant to which each such Subsidiary will, jointly and severally, Guarantee irrevocably and unconditionally all principal, premium, if any, and interest on the notes on an unsecured basis.

LIMITATION ON ASSET SALES

     We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by us or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as evidenced by a Board Resolution filed with the Trustee, and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments, provided that the amount of any (a) of our liabilities (as shown on our most recent balance sheet or such Restricted Subsidiary's most recent balance sheet) or those of any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that irrevocably releases us or such Restricted Subsidiary from further liability shall be deemed to be cash for purposes of this provision.

     In the event and to the extent that the Net Cash Proceeds received by us or any of our Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Leap and our Subsidiaries has been filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then we shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay our unsubordinated Indebtedness or that of any Guarantor or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than Leap or any of our Restricted Subsidiaries or (b) invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Leap and our Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

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     If, as of the first day of any calendar month, the aggregate amount of
Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10,000,000, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the senior notes or Accreted Value of the senior discount notes, plus, in each case, accrued interest (if any) to the Payment Date.

ADDITIONAL HOLDING COMPANIES

     We shall not create any subsidiary which directly or indirectly owns (i) Capital Stock of Cricket Communications Holdings or (ii) Capital Stock of Cricket Communications, Inc., other than Cricket Communications Holdings.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     We must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount of the senior notes or Accreted Value of the senior discount notes, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as may be contained in other securities of ours which might be outstanding at the time). The above covenant requiring us to repurchase the notes will, unless consents are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     We will furnish to each of the Holders of notes within the time period specified in the SEC's rules and regulations (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on forms 10-Q and form 10-K as if we were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and any consolidated Subsidiaries and, with respect to the annual information only, reports thereon by our independent public accountants (which shall be firms of established national reputation) and
(ii) all information that will be required to be filed with the SEC on form 8-K as if we were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, we shall file a copy of all such information and reports with the Commission for public availability within the time period specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to security analysts and prospective investors upon request for so long as any notes remain outstanding. In addition, we shall furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the indenture:

          (a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first six scheduled interest payments on the senior notes on the applicable Interest Payment Date will constitute an Event of Default if such default continues for a period of three days;

          (c) our failure or that of any Guarantor to comply with the provisions of the indenture relating to mergers, consolidations and transfers of all or substantially all of our assets or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

          (d) Leap or any Restricted Subsidiary fails to perform or breaches any other covenant or agreement of ours in the indenture, in the notes or in the Pledge Agreement (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the senior notes or the Holders of 25% or more of the aggregate principal amount at maturity of the senior discount notes, as the case may be;

          (e) there occurs with respect to any issue or issues of our Indebtedness or that of any Restricted Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (1) an event of default that has caused the Holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (2) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g) a court having jurisdiction in the premises enters a decree or order for (1) relief in respect of us or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours or any Restricted Subsidiary or for all or substantially all of our property and assets or those of any Restricted Subsidiary or (3) the winding up or liquidation of our affairs or those of any Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

          (h) Leap or any Restricted Subsidiary (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (2) consents to the appointment of or

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     taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours or any Restricted Subsidiary or for all or substantially all of our property and assets or any Restricted Subsidiary or (3) effects any general assignment for the benefit of creditors;

          (i) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms;

          (j) except upon the release of any Guarantee in accordance with the indenture, (1) any Guarantee ceases to be in full force and effect or is declared null and void or (2) any Guarantor denies that it has any further liability under the Guarantee or gives notice to that effect; or

          (k) there shall have occurred any loss, suspension, revocation or non-renewal of our wireless licenses and those of our Restricted Subsidiaries covering 50% or more of the total potential customers covered by all of our wireless licenses and those of our Restricted Subsidiaries.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to Leap) occurs and is continuing under the indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the senior notes or the Holders of at least 25% in aggregate principal amount at maturity of the senior discount notes, as the case may be, then outstanding, by written notice to us (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of all outstanding senior notes or the Accreted Value of all outstanding senior discount notes, as the case may be, together with premium, if any, and all accrued and unpaid interest thereon to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by Leap or the relevant Subsidiary or waived by the Holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to Leap, the principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of the outstanding senior notes or the Holders of at least a majority in aggregate principal amount at maturity of the outstanding senior discount notes by written notice to us and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding senior notes or Holders of at least a majority in aggregate principal amount at maturity of the outstanding senior discount notes, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the indenture or the notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25%

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in aggregate principal amount of outstanding senior notes or the Holders of at least a majority in aggregate principal amount at maturity of the outstanding senior discount notes, as the case may be, make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

     The indenture requires certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and those of our Restricted Subsidiaries and our performance under the indenture and our Restricted Subsidiaries' performance under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We are also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us unless: (i) we shall be the surviving or continuing Person, or the Person (if other than Leap) formed by such consolidation or into which we are merged or that acquired or leased such property and assets of ours shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the notes and under the indenture; (ii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, Leap or any Person becoming the successor obligor of the notes shall have a Consolidated Net Worth equal to or greater than our Consolidated Net Worth immediately prior to such transaction, provided that this clause (iii) shall only apply to a sale of less than all of our assets; (iv) immediately after giving effect to such transaction on a pro forma basis Leap, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above; provided that this clause (v) shall not apply to a consolidation or merger or sale of all (but not less than all) of our assets if all Liens and Indebtedness of ours or any Person becoming the successor obligor on the notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and our Indebtedness and that of our Restricted Subsidiaries outstanding immediately prior to such transaction, shall be deemed to have been Incurred) for all purposes of the indenture; (vi) if we are not the surviving or continuing Person, each Guarantor shall have delivered a written instrument in form satisfactory to the Trustee confirming its Guarantee; and (vii) we deliver to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clauses
(iii) and (iv)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of our Board of

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Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     We will not permit any Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the indenture in connection with any transaction complying with the provisions described in the "Limitation on Assets Sales" covenant described above) to, in a single transaction or a series of related transactions, (i) consolidate with or merge with or into any other Person (other than a Guarantor which is a Wholly Owned Restricted Subsidiary) or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets, unless:
(a) the Guarantor shall be the surviving or continuing Person, or the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or that acquired or leased such property and assets of the Guarantor shall be organized under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Guarantor's obligations under the indenture; (b) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction on a pro forma basis, Leap or any Person becoming a successor obligor on the notes, as the case may be, could Incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above; and (d) we shall have delivered to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clause (c)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

DEFEASANCE

DEFEASANCE AND DISCHARGE

     The indenture provides that Leap and the Guarantors will be deemed to have paid and will be discharged from any and all obligations in respect of the senior notes and/or the senior discount notes on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (i) we have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes, (ii) we have delivered to the Trustee (a) either (1) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (2) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and
(b) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit); the trust funds will not be

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subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (iii) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we or our Subsidiaries are a party or by which we or our Subsidiaries are bound, and (iv) if at such time the notes are listed on a national securities exchange, we have delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

     The indenture further provides that the provisions of the indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes, the satisfaction of the provisions described in clauses (ii)(b), (iii) and (iv) of the preceding paragraph and the delivery by us to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT

     In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraphs and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding senior notes or the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding senior discount notes, as the case may be; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any note, (ii) reduce the principal of, or premium, if any, or interest on, any note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note, (v) reduce the above-stated percentage of outstanding notes the consent of whose Holders is necessary to modify or amend the indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the notes or (vii) reduce the percentage or aggregate principal amount of

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outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the Pledge Agreement, the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of ours or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     The registered notes will initially be issued in the form of one or more registered notes in global form without coupons. These registered notes are referred to in the prospectus as the "global notes." The global notes will be deposited on the date of the closing of the exchange of the registered notes for outstanding notes with, or on behalf of, The Depository Trust Company and registered in the name of The Depository Trust Company or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of The Depository Trust Company and its direct or indirect participants, which may change from time to time.

     The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, or "direct participants," and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers banks, trust companies, clearing corporations and certain other organizations. Access to The Depository

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Trust Company's system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant. These entities are referred to as "indirect participants." The Depository Trust Company may hold securities beneficially owned by other persons only through the direct or indirect participants and the other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant and/or indirect participant, and not on the records maintained by The Depository Trust Company.

     The Depository Trust Company has also advised us that, pursuant to The Depository Trust Company's procedures,

          (1) upon deposit of the global notes, The Depository Trust Company will credit the accounts of the direct participants with an interest in the global notes, and

          (2) The Depository Trust Company will maintain records of the ownership interests of the direct participants in the global notes and the transfer of ownership interests by and between direct participants.

     The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

     Investors in the global notes may hold their interests in the global notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. All ownership interests in any global notes may be subject to the procedures and requirements of The Depository Trust Company.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge the interest to persons or entities that are not direct participants in The Depository Trust Company, or to otherwise take actions in respect of the interests, may be affected by the lack of physical certificates evidencing the interests.

     Except as otherwise described in this prospectus, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or Holders of the notes under the indenture for any purpose.

     Under the indenture, State Street Bank and Trust Company will treat the persons in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the United States Trust Company to The Depository Trust Company or its nominee as the registered Holder under the indenture. Consequently, neither we, the United States Trust Company nor any agent of ours or the United States Trust Company will have any responsibility or liability for:

          (1) any aspect of The Depository Trust Company's records or any direct participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust

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     Company's records or any direct participant's or indirect participant's records relating to the beneficial ownership interests in any global note;
     or

          (2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct participants or indirect participants.

     The Depository Trust Company has advised us that its current payment practice, for payments of principal, interest and the like, with respect to securities such as the notes is to credit the accounts of the relevant direct participants with the payment on the payment date in amounts proportionate to the direct participants' respective ownership interests in the global notes as shown on The Depository Trust Company's records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be our responsibility or the responsibility of The Depository Trust Company or the United States Trust Company. Neither we nor the United States Trust Company will be liable for any delay by The Depository Trust Company or its direct participants or indirect participants in identifying the beneficial owners of the notes, and both we and the United States Trust Company may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee as the registered owner of the notes for all purposes.

     Interests in the global notes are expected to be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. Therefore, transfers between direct participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of the direct participant but generally will settle in immediately available funds. The Depository Trust Company has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which the direct participant or direct participants has or have given direction. However, if there is an Event of Default under the notes, The Depository Trust Company reserves the right to exchange global notes, without the direction of one or more of its direct participants, for legended notes in certificated form, and to distribute the certificated forms of notes to its direct participants. Please refer to the section in this prospectus entitled "-- Transfers of Interests in Global Debentures for Certificated Debentures."

     Although The Depository Trust Company has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among direct participants, it is under no obligation to perform or to continue to perform these procedures, and the procedures may be discontinued at any time. Neither we nor the United States Trust Company will have any responsibility for the performance by The Depository Trust Company, or direct or indirect participants of their respective obligations under the rules and procedures governing any of their operations.

     We have obtained the information in this section concerning The Depository Trust Company and its book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of these statements.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

     An entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons ("certificated notes") if any of the following events happens:

          (1) The Depository Trust Company (x) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act;

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          (2) we notify the State Street Bank and Trust Company in writing that we elect to cause the issuance of certificated notes; or

          (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

If any of these events occurs, we will notify the State Street Bank and Trust Company in writing that, upon surrender by the direct and indirect participants of their interest in the Global Note, Certificated Notes will be issued to each person that the direct and indirect participants and The Depository Trust Company identify as being a beneficial owner of the related notes.

     Beneficial interests in global notes held by any direct or indirect participant may be exchanged for certificated notes upon request to The Depository Trust Company, by the direct participant, for itself or on behalf of an indirect participant, but only upon at least 20 days' prior written notice given to the State Street Bank and Trust Company by or on behalf of The Depository Trust Company in accordance with customary The Depository Trust Company procedures. Certificated Notes delivered in exchange for any beneficial interest in any global notes will be registered in the names, and issued in any approved denominations, requested by The Depository Trust Company on behalf of these direct or indirect participants, in accordance with The Depository Trust Company's customary procedures.

     Neither we nor the United States Trust Company will be liable for any delay by the Holder of the global notes or The Depository Trust Company in identifying the beneficial owners of notes, and both we and the United States Trust Company may conclusively rely on, and will be protected in relying on, instructions from the Holder of the Global Note or The Depository Trust Company for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the notes represented by the global notes, including principal, premium, if any and interest, if any, be made by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Notes. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated notes or, if no account is specified by a Holder, by mailing a check to that Holder's registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

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                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS


     The following discussion is a summary of certain anticipated U.S. federal income tax consequences of the exchange offer and the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets by initial holders who are U.S. holders and who purchased the notes at their initial offering price as a part of the units offering in February 2000, and does not deal with special situations, such as those of dealers in securities, financial institutions, insurance companies, tax exempt organizations, real estate investment companies, regulated investment companies, non-U.S. holders and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to straddle or "hedging" transactions. The discussion below is based upon the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (including retroactively) so as to result in federal income tax consequences different from those discussed below. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF NOTES THAT MAY BE SPECIFIC TO THEM, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN LAWS.



     As used herein, the term "U.S. holder" means a beneficial owner of a note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust described in Section 7701(a)(30) of the Code, or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis (a "U.S. holder").



EXCHANGE OFFER



     The exchange of notes for registered notes under the terms of the exchange offer should not constitute a taxable exchange. As a result, a holder (i) should not recognize taxable gain or loss as a result of exchanging notes for registered notes under the terms of the exchange offer; (ii) the holding period of the registered notes should include the holding period of the notes exchanged for the registered notes; and (iii) the adjusted tax basis of the notes should be the same as the adjusted tax basis immediately before the exchange of the notes exchanged for the registered notes.



INTEREST AND ORIGINAL ISSUE DISCOUNT



     Payments of Stated Interest. Payments of stated interest on the senior notes generally will be taxable to a U.S. holder as ordinary income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for federal income tax purposes). Alternatively, a U.S. holder may elect to include stated interest on the senior notes (as well as original issue discount ("OID") described below and, if any, market discount, de minimis market discount and unstated interest on the notes, as adjusted by any amortizable bond premium or acquisition premium) in gross income on a constant-yield basis. The mechanics and implications of such an election are beyond the scope of this discussion and, as a result, U.S. holders should consult their own tax advisors regarding the advisability of making such an election.



     Original Issue Discount. The notes will be issued with OID for federal income tax purposes. Each U.S. holder of a note with OID is required to include OID in income as it accrues on a yield-to-maturity basis over the term of the discount note in advance of cash payments attributable to such income (regardless of whether the holder is a cash or accrual basis taxpayer). The amount of OID with respect to a discount note equals the excess of the stated redemption price at maturity of such discount note over its issue price.


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     The price of a note will equal the portion of the issue price of the unit
(of which the note was issued as a part of), allocated to the note based on the relative values of the notes and warrants. The issue price of a unit is the first price at which a substantial portion of the units are sold for money (excluding sales to underwriters, placement agents, brokers or similar persons or organizations). Based on the relative value of the warrants and the notes, we have allocated (i) out of $1,000 of the issue price of the senior unit, $698.86 to a senior note and (ii) out of $486.68 of the issue price of the senior discount unit, $342.06 to a senior discount note. The Internal Revenue Service is not bound by such allocations. However, holders are bound by such allocation unless such holders disclose in their timely filed U.S. federal income tax return to use a different allocation. The stated redemption price at maturity of a note is the total of all payments on the note that are not payments of "qualified stated interest." A qualified stated interest payment is a payment of stated interest unconditionally payable, in cash or property (other than debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the note that appropriately takes into account the length of intervals between payments. Stated interest on the senior notes will be treated as qualified stated interest. The amount of OID is considered de minimis and thus ignored if it is less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. Based on our allocation of the issue price of a senior unit between a senior note and the accompanying warrants, the senior note as well as senior discount notes are issued with a more than de minimis amount of OID.



     A U.S. holder of a debt instrument that bears OID in excess of a de minimis amount is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the U.S. holder holds the debt instrument. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period with respect to the senior notes and senior discount notes generally will be equal to the product of the adjusted issue price of the such notes at the beginning of the accrual period (the issue price of the notes determined as described above, generally increased by all prior accruals of OID and decreased by the amount of payments made on the notes other than qualified stated interest) and the notes' yield-to-maturity (the discount rate, which, when applied to all payments under the notes, results in a present value equal to the issue price of the notes). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity (other than the qualified stated interest) and the adjusted issue price at the beginning of the accrual period. All payments on a discount note (other than qualified stated interest) generally will be viewed first as a payment of previously accrued OID (to the extent thereof), with payments considered made from the earliest accrual period, and then as a payment of principal.



     We will furnish annually to the IRS and to U.S. holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the senior notes and senior discount notes were held by the U.S. holders.



SALE OR REDEMPTION OF THE NOTES



     Upon the disposition of a note by sale, exchange or redemption, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued and unpaid interest) and (ii) the U.S. Holder's tax basis in the note. Assuming the note is held as a capital asset, such gain or loss will generally constitute capital gain or loss and will be long-term gain or loss if the U.S. holder has held such note for longer than one year. A U.S. holder's tax basis in a note generally will equal the portion of the issue price of a unit allocated to the note, increased by the OID on the note, if any, previously included (or currently includable) in such holder's gross income to the date of disposition, and reduced by any payments other than payments of qualified stated interest made on such note. When a note is sold, disposed of or redeemed between interest payment dates, the portion of the amount realized on the disposition that is attributable to interest accrued to the date of sale must be reported as interest income by a cash method investor and by an accrual method investor that has not included the interest in income as it accrued.



INFORMATION REPORTING AND BACKUP WITHHOLDING



     In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the notes by a noncorporate U.S. holder within the United States.



     Payments made on, and proceeds from the sale of, the notes may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the Internal Revenue Service.



CERTAIN POTENTIAL FEDERAL INCOME TAX CONSEQUENCES TO US AND TO CORPORATE HOLDERS



     The notes will constitute applicable high yield discount obligations ("AHYDOs") if (i) their yield to maturity equals or exceeds the sum of the relevant applicable federal rate ("AFR") plus five percentage points and (ii) the notes are issued with significant OID. In such event, we will not be entitled to deduct OID that accrues with respect to such notes until amounts attributable to such OID are paid. In addition, if the notes constitute AHYDOs and their yield to maturity exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), our deduction for the "disqualified portion" of the OID accruing on the notes will be disallowed. In general, the "disqualified portion" of the OID for any accrual period will be equal to the product of (i) a percentage determined by dividing the Excess Yield by the yield to maturity and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, holders that are United States corporations will be entitled to a dividends-received-deduction (generally at a rate of 70%) with respect to any disqualified portion of the accrued OID to the extent that we have sufficient current or accumulated earnings and profits. If the disqualified portion exceeds our current and accumulated earnings and profits, the excess will continue to be taxed as ordinary OID income in accordance with the OID rules described above.


     HOLDERS OF THE NOTES SHOULD CONSULT THEIR OWN ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION, TO THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS.

     The exchange of notes for registered notes under the terms of the exchange offer should not constitute a taxable exchange. As a result, a holder (A) should not recognize taxable gain or loss as a result of exchanging notes for registered notes under the terms of the exchange offer, (B) the holding period of the registered notes should include the holding period of the notes exchanged for the registered notes and (C) the adjusted tax basis of the notes should be the same as the adjusted tax basis, immediately before the exchange of the notes exchanged for the registered notes.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker dealer registered under the Exchange Act that purchases notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that exchanges outstanding notes for registered notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the registered notes will be allowed to resell the registered notes to the public without further registration under the Securities Act and without delivering to the purchasers of the registered notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires registered notes in the exchange offer for the purpose of distributing or participating in a distribution of the registered notes, such holder cannot rely on the position of the Staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of registered notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

     As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

     - are not an affiliate of ours;

     - are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes;

     - are acquiring the registered notes in the ordinary course of business;
       and

     - if they are a broker dealer, they will receive the registered notes for their own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities. Each broker dealer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes.

     Any broker dealer registered under the Exchange Act who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities, other than outstanding notes acquired directly from us or any affiliate of ours, may exchange such outstanding notes for registered notes pursuant to the exchange offer; however, such broker dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker dealer of this prospectus, as it may be amended or supplemented from time to time. We have agreed to use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days from the exchange date, and to make this prospectus, as amended or supplemented, available to any such broker dealer for use in connection with resales. Any broker dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of registered notes received by it in the exchange offer. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     We will not receive any proceeds from any sale of registered notes by a broker dealer. Registered notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealers and/or the purchasers of any such registered notes. Any broker dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker dealer that participates in a distribution of such registered notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of broker dealers, and will indemnify the holders of the outstanding notes, including any broker dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Latham & Watkins in San Diego, California will pass upon the validity of the securities offered under this prospectus and certain other legal matters.

                                    EXPERTS

     The consolidated financial statements as of August 31, 1999 and 1998 and for each of the three years in the period ended August 31, 1999 of Leap Wireless International, Inc. included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements as of December 31, 1998 and 1997 and for the year ended December 31, 1998, for the period from March 3, 1997 (inception) to December 31, 1997 and for the period from March 3, 1997 (inception) to December 31, 1998 of Smartcom S.A., formerly named Chilesat Telefonia Personal S.A., included in this prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of December 31, 1998 and for the period from July 28, 1998 (inception) to December 31, 1998 of Orrengrove Investments Ltd. included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from June 24, 1998 (inception) to December 31, 1998 of Pegaso Telecomunicaciones, S.A. de C.V. included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements as of August 31, 1999 and 1998 and for each of the two years in the period ended August 31, 1999, for the period from December 1, 1996 (inception) to August 31, 1997 and for the period from December 1, 1996 (inception) to August 31, 1999 of Cricket Communications Holdings, Inc. included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 of Chase Telecommunications Holdings, Inc. included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's sale of substantially all of its assets as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE TO FIND ADDITIONAL INFORMATION

     Leap is subject to the informational requirements of the Securities Exchange Act of 1934, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also access filed documents at the SEC's Web site at www.sec.gov.

     We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     We incorporate by reference the following documents we have filed, or may file, with the SEC:


     - Our Annual Report on Form 10-K for the fiscal year ended August 31, 1999 filed with the SEC on October 20, 1999, Amendment No. 1 thereto filed on Form 10-K/A with the SEC on December 13, 1999 and Amendment No. 2 thereto filed on Form 10-K/A with the SEC on June 28, 2000;


     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999 filed with the SEC on January 14, 2000;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2000 filed with the SEC on April 14, 2000;


     - Our Current Report on Form 8-K dated March 17, 2000 filed with the SEC on April 3, 2000 and Amendment No. 1 thereto filed on Form 8-K/A with the SEC on May 25, 2000;



     - Our Current Report on Form 8-K dated June 2, 2000 filed with the SEC on June 19, 2000 and Amendment No. 1 thereto filed on Form 8-K/A with the SEC on June 28, 2000;


     - Our Proxy Statement for the 1999 Annual Meeting of Stockholders filed with the SEC on November 2, 1999; and

     - All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the expiration of the effectiveness of the related registration statement.

     A statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

     You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

                       Leap Wireless International, Inc.
                           10307 Pacific Center Court
                          San Diego, California 92121
                                 (858) 882-6000

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
LEAP WIRELESS INTERNATIONAL, INC.
Pro Forma Financial Information.............................  F-4
  Unaudited Pro Forma Consolidated Balance Sheet at February
     29, 2000...............................................  F-5
  Unaudited Pro Forma Consolidated Statement of Operations
     for the six months ended February 29, 2000.............  F-6
  Unaudited Pro Forma Consolidated Statement of Operations
     for the year ended August 31, 1999.....................  F-7
  Notes to the Pro Forma Financial Information
     (unaudited)............................................  F-8
LEAP WIRELESS INTERNATIONAL, INC.
Consolidated Financial Statements:
  Report of Independent Accountants.........................  F-12
  Consolidated Balance Sheets at August 31, 1999 and 1998
     (restated).............................................  F-13
  Consolidated Statements of Operations and Comprehensive
     Loss for the fiscal years ended August 31, 1999, 1998
     (restated) and 1997 (restated).........................  F-14
  Consolidated Statements of Cash Flows for the fiscal years ended August 31, 1999, 1998 (restated) and 1997
     (restated).............................................  F-15
  Consolidated Statements of Stockholders' Equity for each
     of the fiscal years in the period from September 1,
     1996 to August 31, 1999................................  F-16
  Notes to Consolidated Financial Statements................  F-17
LEAP WIRELESS INTERNATIONAL, INC.
Condensed Consolidated Financial Statements:
  Condensed Consolidated Balance Sheets at February 29, 2000
     (unaudited) and August 31, 1999........................  F-44
  Condensed Consolidated Statements of Operations and
     Comprehensive Loss (unaudited) for the three and six
     months ended February 29, 2000 and February 28, 1999
     (restated).............................................  F-45
  Condensed Consolidated Statements of Cash Flows
     (unaudited) for the six months ended February 29, 2000
     and February 28, 1999 (restated).......................  F-46
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-47
SMARTCOM S.A. (COMPANY IN THE DEVELOPMENT STAGE)
Financial Statements:
  Report of Independent Accountants.........................  F-62
  Balance Sheet at March 31, 1999 (unaudited), December 31,
     1998 and 1997..........................................  F-63
  Statement of Income and Comprehensive Income for the three months ended March 31, 1999 (unaudited) and March 31,
     1998 (unaudited), for the year ended December 31, 1998
     and for the periods from inception (March 3, 1997) to
     December 31, 1997, to March 31, 1999 (unaudited) and to
     December 31, 1998......................................  F-64
  Statement of Cash Flows for the three months ended March
     31, 1999 (unaudited) and March 31, 1998 (unaudited),
     for the year ended December 31, 1998 and for the
     periods from inception (March 3, 1997) to December 31,
     1997, to March 31, 1999 (unaudited) and to December 31,
     1998...................................................  F-65
  Statement of Shareholders' Equity for the period from
     Inception (March 3, 1997) to December 31, 1998 and for
     the period from January 1, 1999 to March 31, 1999
     (unaudited)............................................  F-67
  Notes to the Financial Statements.........................  F-68

                                                              PAGE
                                                              -----
ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES (A DEVELOPMENT
  STAGE COMPANY)
Consolidated Financial Statements:
  Report of Independent Accountants.........................  F-83
  Consolidated Balance Sheet at December 31, 1998...........  F-84
  Consolidated Statement of Operations for the period from
     July 27, 1998 (inception) to December 31, 1998.........  F-85
  Consolidated Statement of Cash Flows for the period from
     July 27, 1998 (inception) to December 31, 1998.........  F-86
  Consolidated Statement of Stockholders' Deficit for the
     period from July 27, 1998 (inception) to December 31,
     1998...................................................  F-87
  Notes to the Financial Statements.........................  F-88
PEGASO TELECOMUNICACIONES, S. A. DE C. V. (DEVELOPMENT STAGE
  ENTERPRISE)
Consolidated Financial Statements:
  Report of Independent Accountants.........................  F-96
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................  F-97
  Consolidated Statements of Income for the year ended
     December 31, 1999 and for the period from June 24, 1998
     (date of inception) to December 31, 1998...............  F-98
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1999 and for the period from June 24, 1998
     (date of inception) to December 31, 1998...............  F-99
  Consolidated Statements of Stockholders' Equity for the
     period from June 24, 1998 (date of inception) to
     December 31, 1998 and for the period from January 1,
     1999 to December 31, 1999..............................  F-100
  Notes to the Consolidated Financial Statements............  F-101
CRICKET COMMUNICATIONS HOLDINGS, INC. (A DEVELOPMENT STAGE
  COMPANY)
  Pro Forma Financial Information...........................  F-114
  Unaudited Pro Forma Consolidated Balance Sheet at February
     29, 2000...............................................  F-115
  Unaudited Pro Forma Consolidated Statement of Operations
     for the six months ended February 29, 2000.............  F-116
  Unaudited Pro Forma Consolidated Statement of Operations
     for the year ended August 31, 1999.....................  F-117
  Notes to the Pro Forma Financial Information
     (unaudited)............................................  F-118
CRICKET COMMUNICATIONS HOLDINGS, INC. (A DEVELOPMENT STAGE
  COMPANY)
Consolidated Financial Statements:
  Report of Independent Accountants.........................  F-120
  Consolidated Balance Sheets at February 29, 2000
     (unaudited) and August 31, 1999 and 1998...............  F-121
  Consolidated Statements of Operations for the six months
     ended February 29, 2000 (unaudited) and February 28,
     1999 (unaudited), for the years ended August 31, 1999
     and 1998, for the period from December 1, 1996
     (inception) to August 31, 1997, for the period from
     December 1, 1996 (inception) to August 31, 1999 and for
     the period from December 1, 1996 (inception) to
     February 29, 2000 (unaudited)..........................  F-122
  Consolidated Statements of Cash Flows for the six months
     ended February 29, 2000 (unaudited) and February 28,
     1999 (unaudited), for the years ended August 31, 1999
     and 1998, for the period from December 1, 1996
     (inception) to August 31, 1997, for the period from
     December 1, 1996 (inception) to August 31, 1999 and for
     the period from December 1, 1996 (inception) to
     February 29, 2000 (unaudited)..........................  F-123

                                                              PAGE
                                                              -----
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the period from December 1, 1996 (inception) to
     August 31, 1999 and for the six months ended February
     29, 2000 (unaudited)...................................  F-124
  Notes to Consolidated Financial Statements................  F-125
CHASE TELECOMMUNICATIONS HOLDINGS, INC.
Consolidated Financial Statements:
  Report of Independent Accountants.........................  F-136
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................  F-137
  Consolidated Statements of Operations for the fiscal years ended December 31, 1999, 1998 and 1997.................  F-138
  Consolidated Statements of Redeemable Stock and
     Stockholders' Deficit for each of the fiscal years in
     the period from January 1, 1996 to December 31, 1999...  F-139
  Consolidated Statements of Cash Flows for the fiscal years ended December 31, 1999, 1998 and 1997.................  F-140
  Notes to Consolidated Financial Statements................  F-141

                       LEAP WIRELESS INTERNATIONAL, INC.



                        PRO FORMA FINANCIAL INFORMATION



     The Pro Forma Financial Information is based on the historical consolidated financial statements of Leap Wireless International, Inc. and its subsidiaries ("Leap" or the "Company") at February 29, 2000, for the six months ended February 29, 2000 and for the year ended August 31, 1999, adjusted to give effect to: a) the acquisition in March 2000 of substantially all the assets of Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings") by the Company and its indirect subsidiary Cricket Communications, Inc.; b) the Company's sale on June 2, 2000 of all of the issued and outstanding shares in Smartcom, S.A. ("Smartcom"); c) the Company's wireless license acquisition from AirGate Wireless, L.L.C. ("AirGate") in January 2000; and d) the Company's pending wireless license acquisitions from PCS Devco, Inc. ("PCS Devco"), Radiofone PCS, L.L.C. ("Radiofone"), Zuma PCS, LLC ("Zuma"), Beta Communications, L.L.C. ("Beta"), CM PCS LLC ("CM PCS") and Center Point PCS ("Center Point") as if they had already occurred. The Unaudited Pro Forma Consolidated Balance Sheet at February 29, 2000 gives effect to the acquisition of substantially all the assets of Chase Telecommunications Holdings, the sale of all of the issued and outstanding shares in Smartcom and the pending acquisitions of wireless licenses from PCS Devco, Radiofone, Zuma, Beta, CM PCS and Center Point as if they had occurred as of February 29, 2000. The Unaudited Pro Forma Consolidated Statements of Operations for the six months ended February 29, 2000 and the year ended August 31, 1999 give effect to the acquisition of substantially all the assets of Chase Telecommunications Holdings, the sale of all of the issued and outstanding shares in Smartcom and the acquisition and pending acquisitions of wireless licenses from AirGate, PCS Devco, Radiofone, Zuma, Beta, CM PCS and Center Point as if they had occurred as of September 1, 1998; however, such statements do not include pro forma gain on sale of Smartcom of approximately $303.8 million and related pro forma income tax expense of approximately $33.8 million. The acquisitions and sale and related adjustments are described in the accompanying notes. The Pro Forma Financial Information is based upon available information and certain assumptions that management believes are reasonable. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. The final recorded amounts could differ although such differences are not expected to be material.



     The Pro Forma Financial Information is provided for illustrative purposes only and does not purport to represent what the Company's results of operations or financial condition actually would have been had these acquisitions in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical financial statements of the Company and Chase Telecommunications Holdings.

                       LEAP WIRELESS INTERNATIONAL, INC.



                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                                 (IN THOUSANDS)


                                                  FEBRUARY 29, 2000
                                 ----------------------------------------------------
                                           HISTORICAL              PRO FORMA ADJUSTMENTS
                                 -------------------------------   ------------------
                                                    CHASE                CHASE
                                              TELECOMMUNICATIONS   TELECOMMUNICATIONS
                                    LEAP           HOLDINGS             HOLDINGS
                                 ----------   ------------------   ------------------
ASSETS
Cash and cash equivalents......  $  599,935       $   5,336             $ (6,300)(1)
Restricted cash equivalents and
 short-term investments........      58,667              --                   --
Accounts receivable, net.......       6,354           5,925                   --
Inventories....................       5,379             145                   --
Recoverable taxes..............       8,034              --                   --
Notes receivable...............          --              --                   --
Other current assets...........       6,181             148                   --
                                 ----------       ---------             --------
   Total current assets........     684,550          11,554               (6,300)
                                 ----------       ---------             --------
Property and equipment, net....     136,777          35,559                 (892)(2)
Investments in and loans
 receivable from unconsolidated
 wireless operating
 companies.....................      71,676              --              (17,606)(2)
Intangible assets, net.........      94,626          60,456               46,565(4)
Restricted investments.........      49,811              --                   --
Deposits and other assets......      16,223             404                 (404)(2)
                                 ----------       ---------             --------
   Total assets................  $1,053,663       $ 107,973             $ 21,363
                                 ==========       =========             ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Accounts payable and accrued
 liabilities...................  $   21,361       $   8,115             $     --
Loans payable to banks.........      32,007              --                   --
Other current liabilities......       1,618           2,439                   --
                                 ----------       ---------             --------
   Total current liabilities...      54,986          10,554                   --
                                 ----------       ---------             --------
Long-term debt.................     552,876         196,985              (93,568)(2)(3)
Other long-term liabilities....      10,120              12                   --
                                 ----------       ---------             --------
   Total liabilities...........     617,982         207,551              (93,568)
                                 ----------       ---------             --------
Redeemable stock...............          --           6,777               (6,777)(3)
                                 ----------       ---------             --------
Stockholders' equity (deficit):
 Preferred stock...............          --              --                   --
 Common stock..................           3               1                   (1)(1)(2)
 Additional paid-in capital....     787,887           9,000                6,353(1)(2)
 Accumulated deficit...........    (346,134)       (115,356)             115,356(2)
 Accumulated other
   comprehensive loss..........      (6,075)             --                   --
                                 ----------       ---------             --------
   Total stockholders' equity
     (deficit).................     435,681        (106,355)             121,708
                                 ----------       ---------             --------
   Total liabilities and
     stockholders' equity
     (deficit).................  $1,053,663       $ 107,973             $ 21,363
                                 ==========       =========             ========

                                                   FEBRUARY 29, 2000
                                 ------------------------------------------------------
                                      PRO FORMA ADJUSTMENTS
                                 -----------------------------------
                                                          WIRELESS             LEAP
                                                          LICENSE          CONSOLIDATED
                                 SMARTCOM               ACQUISITIONS        PRO FORMA
                                 ---------              ------------       ------------
ASSETS
Cash and cash equivalents......  $ 209,248(9)(10)(11)     $(79,003)(18)     $  729,216
Restricted cash equivalents and
 short-term investments........    (28,942)(11)                 --              29,725
Accounts receivable, net.......     (4,731)(9)                  --               7,548
Inventories....................     (5,379)(9)                  --                 145
Recoverable taxes..............     (8,034)(9)                  --                  --
Notes receivable...............    143,173(12)                  --             143,173
Other current assets...........     (5,480)(9)                  --                 849
                                 ---------                --------          ----------
   Total current assets........    299,855                 (79,003)            910,656
                                 ---------                --------          ----------
Property and equipment, net....   (133,537)(9)                  --              37,907
Investments in and loans
 receivable from unconsolidated
 wireless operating
 companies.....................         --                      --              54,070
Intangible assets, net.........    (52,260)(9)             125,541(18)         274,928
Restricted investments.........         --                      --              49,811
Deposits and other assets......       (544)(9)                (100)(18)         15,579
                                 ---------                --------          ----------
   Total assets................  $ 113,514                $ 46,438          $1,342,951
                                 =========                ========          ==========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Accounts payable and accrued
 liabilities...................  $ (11,621)(9)            $     --          $   17,855
Loans payable to banks.........    (32,007)(9)(10)              --                  --
Other current liabilities......         --                      --               4,057
                                 ---------                --------          ----------
   Total current liabilities...    (43,628)                     --              21,912
                                 ---------                --------          ----------
Long-term debt.................   (136,566)(9)               2,988(18)         522,715
Other long-term liabilities....     23,785(9)(13)               --              33,917
                                 ---------                --------          ----------
   Total liabilities...........   (156,409)                  2,988             578,544
                                 ---------                --------          ----------
Redeemable stock...............         --                      --                  --
                                 ---------                --------          ----------
Stockholders' equity (deficit):
 Preferred stock...............         --                      --                  --
 Common stock..................         --                      --                   3
 Additional paid-in capital....         --                  43,450(18)         846,690
 Accumulated deficit...........    269,923(14)                  --             (76,211)
 Accumulated other
   comprehensive loss..........         --                      --              (6,075)
                                 ---------                --------          ----------
   Total stockholders' equity
     (deficit).................    269,923                  43,450             764,407
                                 ---------                --------          ----------
   Total liabilities and
     stockholders' equity
     (deficit).................  $ 113,514                $ 46,438          $1,342,951
                                 =========                ========          ==========



See Notes to the Pro Forma Financial Information.

                       LEAP WIRELESS INTERNATIONAL, INC.



            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                             SIX MONTHS ENDED FEBRUARY 29, 2000
                            -----------------------------------------------------------------------------------------------------
                                      HISTORICAL                           PRO FORMA ADJUSTMENTS
                            ------------------------------   --------------------------------------------------
                                              CHASE                CHASE                             WIRELESS            LEAP
                                        TELECOMMUNICATIONS   TELECOMMUNICATIONS                      LICENSE         CONSOLIDATED
                              LEAP           HOLDINGS             HOLDINGS        SMARTCOM         ACQUISITIONS       PRO FORMA
                            ---------   ------------------   ------------------   --------         ------------      ------------
Operating revenues........  $  14,283        $  5,289             $    --         $(14,211)(15)      $    --           $  5,361
                            ---------        --------             -------         --------           -------           --------
Operating expenses:
  Cost of operating
    revenues..............    (22,462)         (7,540)                 --          21,898(15)             --             (8,104)
  Selling, general and
    administrative........    (33,041)         (6,186)                716(5)       19,370(15)             --            (19,141)
  Depreciation and
    amortization..........    (10,248)        (18,546)               (944)(6)       9,880                 --            (19,858)
                            ---------        --------             -------         --------           -------           --------
    Total operating
      expenses............    (65,751)        (32,272)               (228)         51,148                 --            (47,103)
                            ---------        --------             -------         --------           -------           --------
  Operating loss..........    (51,468)        (26,983)               (228)         36,937                 --            (41,742)
Equity in net loss of
  unconsolidated wireless
  operating companies.....    (50,059)             --              20,162(7)           --                 --            (29,897)
Interest income...........      1,577              32                  --(8)         (152)(15)            --              1,457
Interest expense..........    (21,120)         (9,488)              4,962(8)        7,140(15)(16)     (5,401)(19)       (23,907)
Foreign currency
  transaction losses......     (1,396)             --                  --           1,396(15)             --                 --
Minority interest.........        518              --                  --              --                 --                518
Other income (expense),
  net.....................     (2,868)           (165)                 --             568                 --             (2,465)
                            ---------        --------             -------         --------           -------           --------
Income (loss) before
  extraordinary item......  $(124,816)       $(36,604)            $24,896         $45,889            $(5,401)          $(96,036)
                            =========        ========             =======         ========           =======           ========
Basic and diluted net loss
  per common share before
  extraordinary item......  $   (6.31)                                                                                 $  (4.73)
                            =========                                                                                  ========
Shares used to calculate
  basic and diluted net
  loss per common share
  before extraordinary
  item....................     19,788                                                                                    20,289
                            =========                                                                                  ========



See Notes to the Pro Forma Financial Information.

                       LEAP WIRELESS INTERNATIONAL, INC.



            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                         YEAR ENDED AUGUST 31, 1999
                                      ---------------------------------
                                                 HISTORICAL
                                      ---------------------------------
                                                           CHASE
                                          LEAP       TELECOMMUNICATIONS
                                      CONSOLIDATED        HOLDINGS
                                      ------------   ------------------
Operating revenues..................   $   3,907          $  4,389
                                       ---------          --------
Operating expenses:
  Cost of operating revenues........      (3,810)           (7,513)
  Selling, general and
    administrative..................     (28,745)           (7,682)
  Depreciation and amortization.....      (5,824)           (5,476)
                                       ---------          --------
    Total operating expenses........     (38,379)          (20,671)
                                       ---------          --------
  Operating loss....................     (34,472)          (16,282)
Equity in net loss of unconsolidated
  wireless operating companies......    (100,300)               --
Write-down of investments in
  unconsolidated wireless operating
  companies.........................     (27,242)               --
Interest income.....................       2,505               207
Interest expense....................     (10,356)          (16,129)
Foreign currency transaction
  losses............................      (7,211)               --
Gain on sale of wholly owned
  subsidiary........................       9,097                --
Gain on issuance of stock by
  unconsolidated wireless operating
  company...........................       3,609                --
Other income (expense), net.........        (243)              379
                                       ---------          --------
  Net income (loss).................   $(164,613)         $(31,825)
                                       =========          ========
Basic and diluted net loss per
  common share......................   $   (9.19)
                                       =========
Shares used to calculate basic and
  diluted net loss per common
  share.............................      17,910
                                       =========

                                                           YEAR ENDED AUGUST 31, 1999
                                      --------------------------------------------------------------------
                                                    PRO FORMA ADJUSTMENTS
                                      --------------------------------------------------
                                            CHASE                             WIRELESS            LEAP
                                      TELECOMMUNICATIONS                      LICENSE         CONSOLIDATED
                                           HOLDINGS        SMARTCOM         ACQUISITIONS       PRO FORMA
                                      ------------------   --------         ------------      ------------
Operating revenues..................       $    --         $(3,774)(15)       $     --         $   4,522
                                           -------         -------            --------         ---------
Operating expenses:
  Cost of operating revenues........            --           3,810(15)              --            (7,513)
  Selling, general and
    administrative..................           373(5)        4,548(15)              --           (31,506)
  Depreciation and amortization.....        (2,118)(6)       5,261(15)              --            (8,157)
                                           -------         -------            --------         ---------
    Total operating expenses........        (1,745)         13,619                  --           (47,176)
                                           -------         -------            --------         ---------
  Operating loss....................        (1,745)          9,845                  --           (42,654)
Equity in net loss of unconsolidated
  wireless operating companies......        20,900(7)       13,129(17)              --           (66,271)
Write-down of investments in
  unconsolidated wireless operating
  companies.........................            --              --                  --           (27,242)
Interest income.....................            --(8)         (259)(15)                            2,453
Interest expense....................         6,092(8)        5,810(15)(16)      (9,925)(19)      (24,508)
Foreign currency transaction
  losses............................            --           7,211(15)              --                --
Gain on sale of wholly owned
  subsidiary........................            --              --                  --             9,097
Gain on issuance of stock by
  unconsolidated wireless operating
  company...........................            --              --                  --             3,609
Other income (expense), net.........            --             140(15)              --               276
                                           -------         -------            --------         ---------
  Net income (loss).................       $25,247         $35,876            $(9,925)         $(145,240)
                                           =======         =======            ========         =========
Basic and diluted net loss per
  common share......................                                                           $   (7.89)
                                                                                               =========
Shares used to calculate basic and
  diluted net loss per common
  share.............................                                                              18,406
                                                                                               =========



See Notes to the Pro Forma Financial Information.

                       LEAP WIRELESS INTERNATIONAL, INC.



                  NOTES TO THE PRO FORMA FINANCIAL INFORMATION


                                  (UNAUDITED)



NOTE 1. DESCRIPTION OF TRANSACTIONS



     CHASE TELECOMMUNICATIONS HOLDINGS ACQUISITION



     In March 2000, the Company acquired substantially all the assets of Chase Telecommunications Holdings for: $6.3 million in cash; the assumption of certain liabilities of Chase Telecommunications Holdings; a warrant to purchase 1% of the common stock of Cricket Communications Holdings, Inc. ("Cricket Communications Holdings"), exercisable at $1.0 million; the return of the Company's existing stock ownership and warrants to purchase stock in Chase Telecommunications Holdings; and certain contingent earn-outs.



     The acquisition will be accounted for under the purchase method of accounting. Based on the fair value of Chase Telecommunications Holdings' liabilities assumed in the unaudited pro forma consolidated balance sheet and the fair value of approximately $15.3 million attributed to the warrant to purchase 1% of the common stock of Cricket Communications Holdings, the aggregate purchase price will be approximately $153.2 million ($161.7 million, excluding discount on Federal Communications Commission ("FCC") debt). The fair value of the warrant was determined on the date of closing, which was the date the number of warrant shares first became known, using the Black-Scholes option pricing model. Of this amount, approximately $46.2 million has been allocated to property and equipment and other assets and approximately $107.0 million to intangible assets, primarily wireless licenses. The contingent earn-out payments, up to a maximum of $41.0 million plus certain costs, are based upon certain targeted operating results for the Chase Telecommunications Holdings properties during the fifth full fiscal year following the closing of the transaction. These payment obligations, if any, will be recorded as additional purchase price.



     SALE OF SMARTCOM



     On June 2, 2000, the Company, its wholly-owned subsidiary Inversiones Leap Wireless Chile, S.A. ("Inversiones"), and a nominee shareholder designated by Inversiones completed the sale of all of the issued and outstanding shares of Smartcom to Endesa, S.A., a Spanish utility company ("Endesa") for $156.8 million in cash and notes totaling $143.2 million subject to certain post-closing adjustments, plus repayment of intercompany debt owed to Leap and Inversiones by Smartcom totaling $53.3 million and the release of cash collateral posted by Leap securing Smartcom indebtedness of approximately $28.2 million. Smartcom, a Chilean corporation that holds a license to offer wireless telephone services, has deployed and is operating a nationwide wireless telephone system in Chile.



     In April 1999, Inversiones acquired all of the shares of Smartcom that it did not already own. Prior to the acquisition, Inversiones owned 50% of the shares of Smartcom. The Company had previously accounted for its interest in Smartcom under the equity method.



     WIRELESS LICENSE ACQUISITION



     In January 2000, the Company purchased three wireless licenses covering markets in North Carolina from AirGate for $25.0 million. The purchase price consisted of the Company assuming $11.1 million ($9.6 million, net of discount), 6.25% per annum notes due in April 2007 to the FCC related to the licenses and the remainder payable in cash. The Company obtained the $13.9 million for

                       LEAP WIRELESS INTERNATIONAL, INC.

                                  (UNAUDITED)



the cash payment through additional borrowings under the Company's credit agreement with Qualcomm Incorporated ("Qualcomm").



     PENDING WIRELESS LICENSE ACQUISITIONS



     In May 2000, the Company agreed to renegotiate a September 1999 agreement to purchase a wireless license covering the Dayton, Ohio market from PCS Devco. The renegotiated purchase price of $16.2 million consists of $8.1 million of the Company's common stock, a $1.1 million ($0.9 million, net of discount), 6.25% per annum note due in June 2007 to the FCC related to the license which will be assumed by the Company at closing and the remainder payable in cash. Prior to closing, PCS Devco can elect to receive $8.1 million in cash in lieu of the Company's common stock. The Company is required to make PCS Devco's payments on the FCC note during the period prior to closing of the transaction, reducing the remaining cash payment to PCS Devco.



     In January 2000, the Company agreed to purchase two wireless licenses covering the Pittsburgh, Pennsylvania and Denver, Colorado markets from Radiofone. The purchase price for the Pittsburgh license is $18.4 million in cash and the purchase price for the Denver license consists of 232,754 shares of the Company's common stock (valued at approximately $20.4 million at February 29, 2000) and $3.4 million in cash less a $1.8 million ($1.5 million, net of discount), 9.75% per annum note due in April 2007 to the FCC related to the license which will be assumed by the Company at the closing. As of February 29, 2000, the outstanding principal amount of the FCC debt was approximately $1.5 million.



     In February 2000, the Company agreed to purchase all the outstanding stock of three subsidiaries of Zuma that own three wireless licenses covering markets in Albany, Columbus and Macon, Georgia. The purchase price consists of 170,374 shares of the Company's common stock (valued at approximately $14.9 million at February 29, 2000).



     In March 2000, the Company agreed to acquire three wireless licenses covering the Phoenix, Arizona, Reno, Nevada and Roswell, New Mexico markets from Beta. The purchase price for the licenses is $33.3 million in cash.



     In April 2000, the Company agreed to acquire a wireless license covering the Omaha, Nebraska market from CM PCS. The purchase price for the license is $14.2 million in cash plus the assumption of a $0.7 million ($0.5 million, net of discount), 6.25% per annum note due in April 2007 to the FCC related to the license. As of February 29, 2000, the outstanding principal amount of the FCC debt was approximately $0.6 million.



     Also in April 2000, the Company agreed to acquire a wireless license covering the Lincoln, Nebraska market from Center Point. The purchase price for the wireless license is $4.3 million in cash.



     Each of these transactions is subject to FCC approval and other conditions prior to closing. Accordingly, there can be no assurance that these transactions will ultimately be consummated.

                       LEAP WIRELESS INTERNATIONAL, INC.

                                  (UNAUDITED)



NOTE 2. PRO FORMA ADJUSTMENTS RELATED TO ACQUISITION OF SUBSTANTIALLY ALL THE ASSETS OF CHASE TELECOMMUNICATIONS HOLDINGS



 (1) To record (a) purchase consideration of $6.3 million in cash; and (b) fair value of approximately $15.3 million attributed to the warrant to purchase 1% of the common stock of Cricket Communications Holdings.



 (2) (a) Adjustment for estimated fair value of property and equipment and other assets; (b) elimination of inter-company working capital loans of $59.4 million and equipment loans of $17.6 million, including accrued and capitalized interest, provided by Leap to Chase Telecommunications Holdings; (c) adjustment to the carrying value of Chase Telecommunications Holdings debt obligation to the FCC, calculated using an interest rate of 9.75% per annum; and (d) elimination of stockholders' deficit of Chase Telecommunications Holdings upon consolidation. The carrying value of Leap's investment in and working capital loans to Chase Telecommunications Holdings have previously been reduced to zero.



 (3) To eliminate long-term debt totaling $21.8 million and redeemable preferred stock totaling $6.8 million of Chase Telecommunications Holdings not assumed by Leap in the acquisition.



 (4) To record estimated fair value of customer list of $1.6 million and wireless licenses of $105.4 million in connection with the pro forma purchase price allocation.



 (5) To eliminate Leap management and royalty fee expense recorded by Chase Telecommunications Holdings.



 (6) Additional amortization resulting from the preliminary purchase price allocation of (a) $0.9 million and $1.7 million for the six months ended February 29, 2000 and the year ended August 31, 1999, respectively, for customer list (amortized on a straight-line basis over a 12 month expected useful life for the market where service has commenced); and (b) $83,000 and $103,000 for the six months ended February 29, 2000 and the year ended August 31, 1999, respectively, for wireless licenses (amortized on a straight-line basis over a 40 year expected useful life for the market where service has commenced).



 (7) Elimination of the Company's share of the net loss of Chase
     Telecommunications Holdings previously recognized under the equity method of accounting.



 (8) (a) Elimination of interest expense recorded by Chase Telecommunications Holdings on debt balances not assumed by Leap and inter-company working capital and equipment loans provided by Leap; and (b) adjustment to interest expense resulting from the amortization of the discount on the FCC debt obligations of Chase Telecommunications Holdings. Interest income due to Leap has previously been eliminated.



NOTE 3. PRO FORMA ADJUSTMENTS RELATED TO SALE OF ALL OF THE OUTSTANDING SHARES IN SMARTCOM



 (9) Reflects assets and liabilities of Smartcom sold to Endesa.



(10) Reflects cash proceeds received by the Company of $184.9 million (including repayment of intercompany debt owed to Leap and Inversiones by Smartcom totaling $46.0 million at

                       LEAP WIRELESS INTERNATIONAL, INC.

                                  (UNAUDITED)



     February 29, 2000), net of repayment of loans payable to banks in Chile totaling $17.9 million at February 29, 2000.



(11) To reclass $28.9 million of restricted cash at February 29, 2000 which was held on account to secure a loan to Smartcom.



(12) Reflects promissory notes issued by Endesa for principal amounts in total equal to the remainder of purchase price not paid in cash at closing. The promissory notes plus accrued interest at the rate of 3-month LIBOR, compounded semi-annually, are payable to the Company on the first anniversary of closing.



(13) Reflects estimated Chilean income taxes of $33.8 million payable by Inversiones, due in April 2001.



(14) Reflects gain on sale net of estimated Chilean income taxes payable by Inversiones.



(15) To eliminate the results of operations of Smartcom.



(16) Reflects adjustment to interest expense of $2.8 million and $2.9 million for the six months ended February 29, 2000 and the year ended August 31, 1999, respectively, for a) loans payable by Inversiones to banks in Chile that were repaid at closing and b) borrowings under the Company's credit agreement with Qualcomm that related to Smartcom funding by Leap.



(17) Elimination of the Company's share of the net loss of Smartcom previously recognized under the equity method of accounting.



NOTE 4. PRO FORMA ADJUSTMENTS RELATED TO ACQUISITION AND PENDING ACQUISITIONS OF WIRELESS LICENSES



(18) To record pending acquisitions of wireless licenses summarized as follows (in thousands):



                                            PCS DEVCO   RADIOFONE    ZUMA      BETA     CM PCS    CENTER POINT    TOTAL
                                            ---------   ---------   -------   -------   -------   ------------   --------
       Cash...............................   $ 6,968     $20,285    $    --   $33,250   $14,174      $4,326      $ 79,003
       Application of deposits............       100          --         --        --       --           --           100
       Fair value of FCC debt assumed
         using an interest rate of 9.75%
         per annum........................       916       1,515         --        --      557           --         2,988
       Issuance of common stock...........     8,100      20,410     14,940        --       --           --        43,450
                                             -------     -------    -------   -------   -------      ------      --------
               Total......................   $16,084     $42,210    $14,940   $33,250   $14,731      $4,326      $125,541
                                             =======     =======    =======   =======   =======      ======      ========



(19) To record interest expense on (a) FCC debt obligations of AirGate, calculated using an interest rate of 10.75% per annum, PCS Devco, Radiofone and CM PCS, calculated using an interest rate of 9.75% per annum and (b) additional borrowings under credit agreements to fund license acquisitions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Leap Wireless International, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries at August 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2 to the consolidated financial statements, the Company adopted the equity method of accounting for its investment in Chase Telecommunications Holdings, Inc. during the year ended August 31, 1999. The accompanying financial statements have been restated to reflect the adoption of the equity method retroactive to the initial date of the Company's investment in Chase Telecommunications Holdings, Inc.

PricewaterhouseCoopers LLP

San Diego, California
October 18, 1999

                       LEAP WIRELESS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    AUGUST 31,
                                                              -----------------------
                                                                1999          1998
                                                              ---------    ----------
                                                                           (RESTATED)
ASSETS
Cash and cash equivalents...................................  $  26,215     $     --
Accounts receivable, net....................................      2,726           --
Inventories.................................................      5,410           --
Recoverable taxes...........................................      3,907           --
Other current assets........................................      1,926           --
                                                              ---------     --------
     Total current assets...................................     40,184           --
                                                              ---------     --------
Property and equipment, net.................................    116,947           --
Investments in and loans receivable from unconsolidated
  wireless operating companies..............................     94,429      150,914
Intangible assets, net......................................     73,944        6,838
Deposits and other assets...................................      9,827           --
                                                              ---------     --------
     Total assets...........................................  $ 335,331     $157,752
                                                              =========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities....................  $  16,372     $  5,789
Loans payable to banks......................................     17,225        9,000
                                                              ---------     --------
     Total current liabilities..............................     33,597       14,789
                                                              ---------     --------
Long-term debt..............................................    221,812           --
Other long-term liabilities.................................      8,504           --
                                                              ---------     --------
     Total liabilities......................................    263,913       14,789
                                                              ---------     --------
Commitments and contingencies (Note 12)
Minority interest in consolidated subsidiary................        518           --
                                                              ---------     --------
Stockholders' equity:
  Preferred stock -- authorized 10,000,000 shares $.0001 par
     value, no shares issued and outstanding................         --           --
  Common stock -- authorized 75,000,000 shares; $.0001 par
     value, 18,370,974 shares issued and outstanding........          2           --
  Additional paid-in capital................................    291,189           --
  Former parent company's investment........................         --      197,598
  Accumulated deficit.......................................   (216,896)     (52,283)
  Accumulated other comprehensive loss......................     (3,395)      (2,352)
                                                              ---------     --------
     Total stockholders' equity.............................     70,900      142,963
                                                              ---------     --------
     Total liabilities and stockholders' equity.............  $ 335,331     $157,752
                                                              =========     ========

See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED AUGUST 31,
                                                       -------------------------------------
                                                         1999          1998          1997
                                                       ---------    ----------    ----------
                                                                    (RESTATED)    (RESTATED)
Operating revenues...................................  $   3,907     $     --      $    --
                                                       ---------     --------      -------
Operating expenses:
Cost of operating revenues...........................     (3,810)          --           --
Selling, general and administrative expenses.........    (28,745)     (23,888)      (1,361)
Depreciation and amortization........................     (5,824)          --           --
                                                       ---------     --------      -------
          Total operating expenses...................    (38,379)     (23,888)      (1,361)
                                                       ---------     --------      -------
  Operating loss.....................................    (34,472)     (23,888)      (1,361)
Equity in net loss of unconsolidated wireless
  operating companies................................   (100,300)     (23,118)      (3,793)
Write-down of investments in unconsolidated wireless
  operating companies................................    (27,242)          --           --
Interest income......................................      2,505          273           --
Interest expense and amortization of discount and
  facility fee.......................................    (10,356)          --           --
Foreign currency transaction losses..................     (7,211)          --           --
Gain on sale of wholly owned subsidiary..............      9,097           --           --
Gain on issuance of stock by unconsolidated wireless
  operating company..................................      3,609           --           --
Other income (expense), net..........................       (243)          --           --
                                                       ---------     --------      -------
  Net loss...........................................   (164,613)     (46,733)      (5,154)
  Other comprehensive income (loss):
  Foreign currency translation (losses) gains........     (1,043)      (2,412)          60
                                                       ---------     --------      -------
  Comprehensive loss.................................  $(165,656)    $(49,145)     $(5,094)
                                                       =========     ========      =======
Basic and diluted net loss per common share (Note
  2).................................................  $   (9.19)    $  (2.65)     $ (0.29)
                                                       =========     ========      =======
Shares used to calculate basic and diluted net loss
  per common share (Note 2)..........................     17,910       17,648       17,648
                                                       =========     ========      =======

See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      YEAR ENDED AUGUST 31,
                                                              -------------------------------------
                                                                1999          1998          1997
                                                              ---------    ----------    ----------
                                                                           (RESTATED)    (RESTATED)
Operating activities:
  Net loss..................................................  $(164,613)   $ (46,733)     $ (5,154)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      5,824           --            --
    Gain on sale of wholly owned subsidiary.................     (9,097)          --            --
    Gain on issuance of stock by unconsolidated wireless
      operating company.....................................     (3,609)          --            --
    Equity in net loss of unconsolidated wireless operating
      companies.............................................    100,300       23,118         3,793
    Write-down of investments in unconsolidated wireless
      operating companies...................................     27,242           --            --
    Interest accrued to loans receivable and
      payable -- net........................................      8,251         (273)           --
    Other...................................................       (386)          --            --
    Changes in assets and liabilities, net of effects from
      acquisition:
      Accounts receivable, net..............................     (1,203)          --            --
      Inventories...........................................      1,873           --            --
      Recoverable taxes.....................................       (599)          --            --
      Deposits and other assets.............................     (5,989)          --            --
      Accounts payable and accrued liabilities..............      9,671        5,510           168
      Other liabilities.....................................     (1,770)          --            --
                                                              ---------    ---------      --------
Net cash used in operating activities.......................    (34,105)     (18,378)       (1,193)
                                                              ---------    ---------      --------
Investing activities:
  Purchase of property and equipment........................     (3,935)          --            --
  Investments in and loans to unconsolidated wireless
    operating companies.....................................   (124,471)    (133,904)      (46,000)
  Loan receivable to related party..........................    (17,500)          --            --
  Repayment of loan receivable from related party...........     17,500           --            --
  Acquisitions, net of cash acquired........................    (26,942)        (564)           --
  Purchase of wireless communications licenses..............    (19,009)      (6,274)           --
  Proceeds from sale of wholly owned subsidiary.............     16,024           --            --
                                                              ---------    ---------      --------
Net cash used in investing activities.......................   (158,333)    (140,742)      (46,000)
                                                              ---------    ---------      --------
Financing activities:
  Proceeds from loans payable to banks......................      6,720        9,000            --
  Borrowings under credit agreement.........................    128,584           --            --
  Repayment of borrowings under credit agreement............    (17,500)          --            --
  Issuance of common stock..................................      2,301           --            --
  Exercise of subsidiary stock options......................      1,103           --            --
  Former parent company's investment........................     95,268      150,120        47,193
                                                              ---------    ---------      --------
Net cash provided by financing activities...................    216,476      159,120        47,193
                                                              ---------    ---------      --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      2,177           --            --
                                                              ---------    ---------      --------
Net increase in cash and cash equivalents...................     26,215           --            --
Cash and cash equivalents at beginning of year..............         --           --            --
                                                              ---------    ---------      --------
Cash and cash equivalents at end of year....................  $  26,215    $      --      $     --
                                                              =========    =========      ========
Supplemental disclosure of non-cash investing and financing
  activities:
  Loans to unconsolidated wireless operating companies
    converted to equity investment..........................  $  50,196    $      --      $     --
  Long-term financing to purchase assets....................  $   8,791    $      --      $     --
  Facility fee due on long-term debt........................  $   5,300    $      --      $     --
  Repurchase of warrant.....................................  $   5,355    $      --      $     --
Supplemental disclosure of cash used for acquisitions:
  Total purchase value......................................  $  43,699    $     564      $     --
  Note payable issued, net of discount......................    (15,699)          --            --
  Cash acquired.............................................     (1,058)          --            --
                                                              ---------    ---------      --------
  Cash used for acquisitions................................  $  26,942    $     564      $     --
                                                              =========    =========      ========

See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                  ACCUMULATED
                                                                        FORMER                       OTHER
                                      COMMON STOCK       ADDITIONAL     PARENT                   COMPREHENSIVE
                                  --------------------    PAID-IN     COMPANY'S    ACCUMULATED      INCOME
                                    SHARES      AMOUNT    CAPITAL     INVESTMENT     DEFICIT        (LOSS)         TOTAL
                                  -----------   ------   ----------   ----------   -----------   -------------   ---------
Balance at August 31, 1996......           --     $--     $     --    $     285     $    (396)      $    --      $    (111)
  Transfers from former
    parent......................           --     --            --       47,193            --            --         47,193
  Net loss (restated)...........           --     --            --           --        (5,154)           --         (5,154)
  Foreign currency translation
    adjustment..................           --     --            --           --            --            60             60
                                  -----------     --      --------    ---------     ---------       -------      ---------
Balance at August 31, 1997......           --     --            --       47,478        (5,550)           60         41,988
  Transfers from former
    parent......................           --     --            --      150,120            --            --        150,120
  Net loss (restated)...........           --     --            --           --       (46,733)           --        (46,733)
  Foreign currency translation
    adjustment..................           --     --            --           --            --        (2,412)        (2,412)
                                  -----------     --      --------    ---------     ---------       -------      ---------
Balance at August 31, 1998......           --     --            --      197,598       (52,283)       (2,352)       142,963
  Transfers from former
    parent......................           --     --            --       95,268            --            --         95,268
  Distribution by former
    parent......................   17,647,685      2       292,864     (292,866)           --            --             --
  Repurchase of warrant.........           --     --        (5,355)          --            --            --         (5,355)
  Issuance of common stock......      723,289     --         2,356           --            --            --          2,356
  Effect of subsidiary and
    unconsolidated wireless
    operating company equity
    transactions................           --     --         1,324           --            --            --          1,324
  Net loss......................           --     --            --           --      (164,613)           --       (164,613)
  Foreign currency translation
    adjustment..................           --     --            --           --            --        (1,043)        (1,043)
                                  -----------     --      --------    ---------     ---------       -------      ---------
Balance at August 31, 1999......   18,370,974     $2      $291,189    $      --     $(216,896)      $(3,395)     $  70,900
                                  ===========     ==      ========    =========     =========       =======      =========

See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

     THE COMPANY AND NATURE OF BUSINESS

     Leap Wireless International, Inc., a Delaware corporation, and its wholly owned and majority-owned subsidiaries (the "Company" or "Leap") is a wireless communications carrier that deploys, owns and operates networks in domestic and international markets. Through its operating companies, Leap has launched all-digital wireless networks in the United States, Chile and Mexico. The Company was incorporated on June 24, 1998 as a wholly owned subsidiary of Qualcomm Incorporated ("Qualcomm"). On September 23, 1998 (the "Distribution Date"), Qualcomm distributed all of the outstanding shares of common stock of the Company to Qualcomm's stockholders as a taxable dividend (the "Distribution"). In connection with the Distribution, one share of Company common stock was issued for every four shares of Qualcomm common stock outstanding on September 11, 1998. Following the Distribution, the Company and Qualcomm operate as independent companies.

     THE DISTRIBUTION

     Qualcomm transferred to the Company its equity interests in the following domestic and international wireless communications operating companies: Chilesat Telefonia Personal, S.A., recently renamed Smartcom S.A. ("Smartcom"), Pegaso Telecomunicaciones, S.A. de C.V. ("Pegaso"), Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings"), Metrosvyaz Limited ("Metrosvyaz"), Orrengrove Investments Limited ("Orrengrove"), OzPhone Pty. Ltd. ("OzPhone"), and certain other development stage businesses which are today operating under the trade name "Cricket" (collectively, the "Leap Operating Companies"). Metrosvyaz, Orrengrove and OzPhone have been subsequently written off, written down or sold. See Notes 3 and 4. Qualcomm also transferred to the Company cash and its right to receive payment from working capital and other loans Qualcomm made to the Leap Operating Companies, as well as certain miscellaneous assets and liabilities. The aggregate net tangible book value of the assets transferred by Qualcomm to the Company in connection with the Distribution was approximately $236 million. The consolidated financial statements reflect the Company as if it were a separate entity for all periods presented.

     ADDITIONAL CAPITAL NEEDS

     The Company experienced net losses for the years ended August 31, 1999, 1998 and 1997 of $164.6 million, $46.7 million and $5.2 million, respectively. Further, the Leap Operating Companies are in the early stages of developing and deploying their respective telecommunications systems. Such systems require significant expenditures, a substantial portion of which is incurred before corresponding revenues are generated. In addition, the Company and its operating companies are expected to be highly leveraged which will lead to significant interest expense and principal repayment obligations. The Company therefore expects to incur significant expenses in advance of generating revenues and, as a result, to incur substantial additional losses in the near term. There can be no assurance that the Company or any of the Leap Operating Companies will achieve or sustain profitability in the future. Furthermore, there can be no assurance that the Company will generate sufficient cash flows to meet its debt obligations or successfully refinance any of its debt at maturity.

     The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of its operating companies. The Leap Operating Companies are expected to incur substantial losses for the next several years. These operating companies will require

                       LEAP WIRELESS INTERNATIONAL, INC.

substantial additional financing to build-out and operate their planned networks. If the Leap Operating Companies do not obtain additional financing in fiscal 2000, Leap expects that the scope of the planned network build-outs will be reduced. If the Company is unable to obtain additional working capital or financing, the Company may have to restrict its activities or sell its interests in one or more operating companies.

     There can be no assurance that any of the Leap Operating Companies or any other companies in which Leap may acquire an interest will be able to obtain the additional financing they require, or become profitable. The failure of these companies to build-out their systems, meet their payment obligations or become profitable would adversely affect the value of the Company's assets and its future profitability.

     The Company expects to obtain much of its required near-term financing through borrowings under its secured credit facility with Qualcomm (the "Credit Agreement"). The Credit Agreement bears interest at a variable rate, exposing the Company to interest rate risk. The Company expects that it will have borrowed substantially all of the funds available to it under the Credit Agreement by the end of calendar year 2000. As one of the conditions to the Federal Communications Commission's ("FCC") recognition of the Company's qualification to hold C-Block and F-Block licenses of PCS spectrum, however, the Company must take steps so that by January 2001, Qualcomm holds no more than 50% of the Company's debt obligations. There can be no assurance that additional sources of debt financing will be available to the Company to finance its operations after the Credit Agreement has been fully drawn or to comply with the condition imposed by the FCC regarding the Company's debt to Qualcomm. If Leap fails to meet any of the conditions imposed by the FCC or otherwise fails to maintain its qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on Leap's financial condition and business prospects.

     INTERNATIONAL RISKS

     The Company is subject to numerous risks as a result of its international activities. The Leap Operating Companies are dependent, in large part, on the economies of the markets in which they have operations. Those markets and other markets in which the Company may operate are in countries with economies in various stages of development, some of which are subject to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product. As a result, the Company and the Leap Operating Companies are exposed to market risk from these changes, and are subject to other economic and political risks, which could impact their results of operations and financial condition.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Leap and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Investments in entities, which Leap exercises significant influence, but does not control, are accounted for using the equity method. In fiscal 1999, to accommodate the different fiscal periods of the Company and its foreign operating companies, the Company extended the lag for recognition of its share of net earnings or losses of such foreign companies

                       LEAP WIRELESS INTERNATIONAL, INC.

from one month to two months. The effect of this change on previously reported amounts was not significant.

     For the fourth quarter of fiscal 1999, the financial statements of Smartcom are included in the consolidated financial statements of the Company as a result of the Company's acquisition of the remaining 50% of Smartcom that it did not already own. The accounts of Smartcom have been consolidated using a two-month lag.

     FINANCIAL STATEMENT PREPARATION

     The consolidated financial statements are prepared using generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current period presentation.

     RESTATEMENT

     The Company adopted the equity method of accounting for its investment in Chase Telecommunications Holdings in the third quarter of fiscal 1999. Prior to that time, Leap accounted for its investment in Chase Telecommunications Holdings under the cost method. Accordingly, all prior periods presented in these financial statements have been adjusted retroactively in accordance with generally accepted accounting principles.

     ISSUANCE OF STOCK BY SUBSIDIARIES AND EQUITY INVESTEES

     The Company recognizes gains and losses on issuance of stock by subsidiaries and equity investees in its Consolidated Statement of Operations and Comprehensive Loss, except for those subsidiaries and equity investees that are in the development stage. For those entities in the development stage, gains and losses are reflected in "effect of subsidiary and unconsolidated wireless operating company equity transactions" in the Consolidated Statements of Stockholders' Equity.

     FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     The Company uses the local currency as the functional currency for all of its international consolidated and unconsolidated operating companies, except where such operating companies operate in highly inflationary economies. Assets and liabilities are translated into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues and expense items are translated at the average rate prevailing during the period. Resulting unrealized gains and losses are accumulated and reported as other comprehensive income or loss.

     The functional currency of the Company's foreign investees that operate in highly inflationary economies is the U.S. Dollar. The monetary assets and liabilities of these foreign investees are re-measured into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates.

                       LEAP WIRELESS INTERNATIONAL, INC.

     Resulting re-measurement gains or losses of foreign investees are recognized in the results of operations.

     Mexico ceased to be considered a highly inflationary economy as of January 1, 1999 and, as a result, Pegaso changed its functional currency from the U.S. Dollar to its local currency on that date.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At August 31, 1999, the Company's cash and cash equivalents consisted of deposits with banks and investments in money market accounts and mutual funds. The Company has not experienced any losses on its deposits of cash and cash equivalents.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain of the Company's financial instruments, including cash equivalents, accounts receivable, recoverable taxes and accounts payable approximate fair value due to their short-term maturities. Loans payable to banks and other long-term debts approximate fair value due to their risk adjusted market rates of interest.

     ACCOUNTS RECEIVABLE

     The Company's trade accounts receivable are derived from revenue earned from customers located in Chile and are denominated in Chilean pesos. The Company records an allowance for uncollectable accounts receivable with respect to those amounts estimated not to be recoverable.

     INVENTORIES

     Inventories consist of handsets and accessories not yet placed into service and are stated at the lower of cost or market. The Company uses the first-in, first-out method of determining inventory cost.

     RECOVERABLE TAXES

     Recoverable taxes relate to value added taxes (VAT) incurred on the supply of goods and services which, are eventually borne by the final consumer. VAT payments made by the Company on the build-out of its wireless communications networks are recovered in cash from customers as services are provided.

     INVESTMENTS IN UNCONSOLIDATED WIRELESS OPERATING COMPANIES

     The Company uses the equity method to account for investments in corporate entities in which it exercises significant influence, but does not control. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in, advances to and financial guarantees for the investee. Such earnings or losses of the Company's investees are adjusted to reflect the amortization of any differences between the carrying value of the investment and the Company's equity in the net assets of the investee. For those unconsolidated subsidiaries where the Company is the only contributor

                       LEAP WIRELESS INTERNATIONAL, INC.

of assets, equity in net losses of wireless operating companies includes 100% of the losses of the equity investee.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Constructed assets are recorded at cost plus capitalized interest and direct costs incurred during the construction phase. Depreciation is applied using the straight-line method over the estimated useful lives of the assets, ranging from two to ten years, once the assets are placed in service. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Repairs and maintenance costs are expensed as incurred.

     INTANGIBLE ASSETS

     Intangible assets, primarily wireless licenses and rights to wireless network systems, are recorded at cost and amortized over their estimated useful lives upon commencement of commercial service, which currently range from ten to twenty-eight years.

     LONG-LIVED ASSETS

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

     DEBT DISCOUNT AND FACILITY FEES

     Debt discount and facility fees are amortized and recognized as interest expense under the interest method.

     REVENUE RECOGNITION

     Operating revenues are recognized as telecommunications services are rendered and as handsets and other products are delivered to customers.

     STOCK-BASED COMPENSATION

     The Company measures compensation expense for its employee and outside directors stock-based compensation using the intrinsic value method. Compensation charges related to non-employee stock-based compensation are measured using the fair value method.

     INCOME TAXES

     Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are

                       LEAP WIRELESS INTERNATIONAL, INC.

established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

     REPORTING COMPREHENSIVE INCOME (LOSS)

     Effective September 1, 1998, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement requires the Company to report in its financial statements, in addition to net income (loss), comprehensive income (loss) and its components, including foreign currency translation gains (losses). Prior period financial statements have been adjusted to conform to the requirements of SFAS No. 130.

     BASIC AND DILUTED NET LOSS PER COMMON SHARE

     Basic and diluted net loss per common share for the years ended August 31, 1999, 1998 and 1997 was calculated by dividing the net loss for each of the periods by the weighted average number of common shares outstanding for each of the periods of 17,910,440, 17,647,685 and 17,647,685, respectively. The weighted average number of common shares outstanding assumes that the 17,647,685 shares issued at Distribution were outstanding for the periods prior to Distribution. Stock options for 5,939,715 common shares, the conversion of Qualcomm's Trust Convertible Preferred Securities which are convertible into 2,270,573 shares of the Company's common stock, and the exercise of a warrant issued to Qualcomm for 4,500,000 shares of the Company's common stock have not been considered in calculating basic and diluted net loss per common share because their effect would be anti-dilutive. As a result, the Company's basic and diluted net loss per common share are the same.

     SEGMENT REPORTING

     Effective September 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 adopts the management approach which designates internal reporting used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or the financial position of the Company but did affect the disclosure of segment information.

     FUTURE ACCOUNTING REQUIREMENTS

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities", which the Company will be required to adopt for fiscal year 2000. This SOP provided guidance on the financial reporting of start-up and organizational costs. It requires start-up and organizational costs to be expensed as incurred. The Company does not expect that the adoption of SOP No. 98-5 will have a material impact on its consolidated financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all

                       LEAP WIRELESS INTERNATIONAL, INC.

derivatives must be recognized as assets and liabilities and measured at fair value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.

NOTE 3. ACQUISITIONS AND DISPOSALS

     SMARTCOM

     In April 1999, Leap acquired the remaining 50% of Smartcom that it did not already own from Telex-Chile S.A. and its operating affiliate, Chilesat S.A. (collectively "Telex-Chile"). In exchange, the Company paid $28.0 million in cash and issued a $22.0 million, non-interest-bearing note payable to Telex-Chile due in May 2002. The present value of the $22.0 million non-interest-bearing note payable to Telex-Chile was $15.7 million upon issuance. Therefore, the total purchase price was $43.7 million. The Company accounted for the transaction as a purchase and allocated the $40.8 million excess investment over the fair value of the net assets acquired to intangible assets, which include wireless licenses and rights to wireless network systems.

     The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had taken place on September 1, 1997 (in thousands, except per share data):

                                                                   YEAR ENDED
                                                                   AUGUST 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
Revenues....................................................  $   7,577    $     --
                                                              =========    ========
Net loss....................................................  $(184,782)   $(55,435)
                                                              =========    ========
Pro forma basic and diluted net loss per common share.......  $  (10.32)   $  (3.14)
                                                              =========    ========

     These unaudited pro forma amounts are for comparative purposes only and do not necessarily represent what actual results of operations would have been had the acquisition occurred on September 1, 1997, nor do they necessarily indicate results of future operations.

     LICENSES

     In September 1998, the Company agreed to purchase three wireless licenses from AirGate Wireless, L.L.C. ("AirGate") for $19.5 million, paying a deposit of $0.6 million. The acquisition is subject to certain conditions.

     In July 1999, the FCC issued a Memorandum Opinion and Order that found the Company was qualified to hold C-Block and F-Block PCS licenses in the United States. The order also approved the Company's $18.7 million cash acquisition of 36 wireless communications licenses in the U.S. government's April 1999 reauction of PCS spectrum and approved the transfer of the three licenses from AirGate to the Company. The FCC order was subject to several conditions, including the Company taking steps so that by January 2001, Qualcomm holds no more than 50% of Leap's outstanding debt obligations.

                       LEAP WIRELESS INTERNATIONAL, INC.

     OZPHONE

     In June 1998, the Company purchased all the shares of OzPhone, an Australian company, for $564,000. The entire purchase price was allocated to goodwill. OzPhone then acquired several wireless licenses to provide mobile and wireless local loop services in Australia. The total cost of the licenses was $6.3 million. In August 1999, the Company sold all of the shares of OzPhone for $16.0 million in cash and recorded a gain of $9.1 million.

NOTE 4. INVESTMENTS AND LOANS TO WIRELESS OPERATING COMPANIES

     The Company has equity interests in companies that directly or indirectly hold wireless communications licenses. Its participation in each company differs and, except for Smartcom for the fourth quarter of fiscal 1999, the Company does not have majority interests in such companies. The Company accounts for these equity interests, except for Smartcom, under the equity method. For the fourth quarter of fiscal 1999, the financial statements of Smartcom have been consolidated. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent in many cases on receiving the consent of lenders and the other participants, over which the Company has no control. The Company and its consolidated subsidiaries have investments in wireless operating companies consisting of the following:

                                                              PERCENTAGE OF
                                                                OWNERSHIP
                                                               AUGUST 31,
                                                              -------------
                                                              1999     1998
                                                              -----    ----
Chase Telecommunications Holdings (United States)...........   7.2%    7.2%
Smartcom (Chile)............................................   100%     50%
Pegaso (Mexico).............................................  28.6%     49%
Metrosvyaz (Russia).........................................    50%     50%
Orrengrove (Russia).........................................    50%     50%

                       LEAP WIRELESS INTERNATIONAL, INC.

     Condensed combined financial information for the Leap Operating Companies accounted for under the equity method is summarized as follows (in thousands):

                                                                    AUGUST 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------   ----------
                                                                          (RESTATED)
Current assets..............................................  $ 140,899   $  82,575
Non-current assets..........................................    576,765     263,543
Current liabilities.........................................   (112,539)    (99,134)
Non-current liabilities.....................................   (347,590)   (178,491)
                                                              ---------   ---------
          Total stockholders' capital.......................    257,535      68,493
Other stockholders' share of capital........................    146,059      (9,208)
                                                              ---------   ---------
Company's share of capital..................................    111,476      77,701
Excess cost of investment...................................         --      20,018
Lag period loans and advances...............................     10,195      53,195
Write-down in investments...................................    (27,242)         --
                                                              ---------   ---------
  Investments in and loans receivable from unconsolidated
     wireless operating companies...........................  $  94,429   $ 150,914
                                                              =========   =========

                                                                  YEAR ENDED AUGUST 31,
                                                           -----------------------------------
                                                             1999         1998         1997
                                                           ---------   ----------   ----------
                                                                       (RESTATED)   (RESTATED)
Operating revenues.......................................  $   8,233    $     22     $     --
                                                           ---------    --------     --------
Operating expenses.......................................   (153,062)    (20,739)      (5,234)
Other income (expense), net..............................    (22,471)    (18,403)     (18,108)
Foreign currency transaction loss........................     (1,532)     (3,970)          --
                                                           ---------    --------     --------
  Net loss...............................................   (168,832)    (43,090)     (23,342)
Other stockholders' share of net loss....................    (62,491)    (19,402)     (19,549)
                                                           ---------    --------     --------
Company's share of net loss..............................   (106,341)    (23,688)      (3,793)
Amortization of excess cost of investment................       (630)         --           --
Elimination of intercompany transactions.................      6,671         570           --
                                                           ---------    --------     --------
  Equity in net loss of unconsolidated wireless operating
     companies...........................................  $(100,300)   $(23,118)    $ (3,793)
                                                           =========    ========     ========

     CHASE TELECOMMUNICATIONS HOLDINGS

     In December 1996, the Company purchased $4.0 million of Class B Common Stock of Chase Telecommunications Holdings, representing 7.2% of the outstanding capital stock of Chase Telecommunications Holdings. The Company has also provided a working capital facility to Chase Telecommunications Holdings and has agreed in principle to increase the maximum principal that may be drawn to $45.0 million. Borrowings under the facility are subject to interest at an annual rate of prime plus 4.5%. Semi-annual principal payments are to be made ratably over a six-year period commencing June 2000, with accrued interest payable on maturity. Borrowings are collateralized by substantially all of the assets of Chase Telecommunications Holdings and are subordinated to Chase Telecommunications Holdings' equipment vendor loans from Qualcomm. At August 31, 1999, borrowings under the facility totaled

                       LEAP WIRELESS INTERNATIONAL, INC.

$36.1 million, including $3.3 million of accrued and capitalized interest. However, because the working capital facility is the only source of working capital for Chase Telecommunications Holdings, the carrying value of its investment and the loans under the facility have been reduced to zero as Leap has recognized 100% of the net losses of Chase Telecommunications Holdings to the extent of its investment and loans. The Company recorded equity losses from Chase Telecommunications Holdings of $20.9 million, $11.8 million and $4.0 million during fiscal 1999, 1998 and 1997, respectively.

     In December 1998, the Company agreed to purchase substantially all the assets of Chase Telecommunications Holdings for: $6.3 million; the assumption of certain liabilities of Chase Telecommunications Holdings (totaling approximately $114.4 million at August 31, 1999); a warrant to purchase 1% of the common stock of Cricket Communications, Inc., recently renamed Cricket Communications Holdings, Inc. ("Cricket Communications Holdings"), a majority-owned subsidiary of the Company, exercisable at $1.0 million; the Company's existing stock ownership and warrants to purchase stock in Chase Telecommunications Holdings; and certain contingent earn-outs. This acquisition involves the transfer of wireless communications licenses, which is subject to approval by the FCC. The acquisition will not occur unless the FCC approves the transfer of the licenses.

     SMARTCOM

     In April 1999, Leap acquired the remaining 50% of Smartcom that it did not already own. As a result of the reporting lag, the Company began fully consolidating Smartcom's results of operations commencing June 1, 1999. Prior to this time, the Company accounted for its investment in Smartcom under the equity method of accounting. The Company recorded equity (income) losses from Smartcom of $13.1 million, $3.1 million and $(0.2) million during fiscal 1999, 1998 and 1997, respectively.

     PEGASO

     The Company has a 28.6% interest in Pegaso, a Mexican corporation. During fiscal 1998, the Company advanced a portion of Pegaso's working capital requirements and provided a loan of $27.4 million to Pegaso. The purpose of the loan was to fund a portion of Pegaso's first PCS license payment. Interest on the loan accrued at a rate of 10% and was added to the principal amount of the loan outstanding. In September 1998, the Company provided $60.7 million of additional funding and converted its advances and loan, with accrued interest, into capital stock of Pegaso. The Company's total investment in Pegaso after these transactions was $100.0 million. On the same date, other investors also subscribed for and purchased capital stock of Pegaso such that, after these transactions, the total par value of the common equity of Pegaso was $300 million. As a result, the Company's ownership interest in Pegaso was diluted from 49.0% to 33.3%. In July 1999, several of the other investors subscribed for and purchased an additional $50.0 million of capital stock of Pegaso. As a result, the Company's ownership interest was diluted from 33.3% to 28.6%. The Company recorded equity losses from Pegaso of $23.6 million and $2.1 million during fiscal 1999 and 1998, respectively. In fiscal 1999, the Company recognized a gain of $4.4 million on the issuance of stock by Pegaso as described above. Of this amount, $0.8 million was recognized directly to additional paid-in capital for the change in interest that occurred during Pegaso's development stage.

                       LEAP WIRELESS INTERNATIONAL, INC.

     METROSVYAZ

     The Company has a 35% interest in Metrosvyaz. The Company agreed to provide a $72.5 million loan facility to Metrosvyaz to support its business plan and working capital needs. Metrosvyaz also has a $102.5 million equipment loan facility from Qualcomm. The Company has pledged its equity interest in Metrosvyaz as collateral for amounts owed under Qualcomm's loan facility to Metrosvyaz, and has subordinated its $72.5 million loan facility to Qualcomm's $102.5 million loan facility. Borrowings under the $72.5 million facility are subject to interest at 13% and are due in August 2007. Interest is payable semi-annually beginning August 2000 and, prior to such time, added to the principal amount outstanding. At August 31, 1999, borrowings under the Company's loan facility to Metrosvyaz totaled $39.5 million, including $2.7 million of accrued and capitalized interest and $1.1 million of facility fees.

     The Company's investment in Metrosvyaz consists of the outstanding loan facility, less its share of equity losses. The Company recorded equity losses of $20.0 million from Metrosvyaz in fiscal 1999. In addition, the Company stopped funding Metrosvyaz and recorded a write-down of $9.6 million, the Company's remaining investment in Metrosvyaz, in the fourth quarter. The Company recorded equity losses from Metrosvyaz of $6.1 million during fiscal 1998.

     ORRENGROVE

     The Company has a 35% interest in Orrengrove. In August 1998, Orrengrove acquired a 60% interest in Transworld Telecommunications, Inc., Transworld Communications Services, Inc., and Transworld Communications (Bermuda), Ltd. (collectively, the "Transworld Companies").

     The Transworld Companies obtained, through a number of agreements, the rights to utilize the capacity on certain Russian satellites in order to provide commercial long-distance voice, video and data services to the Russian Federation. In April 1999, the Transworld Companies were notified by Mercury Telesat ("Mercury"), provider of the satellite signal transmission capacity, that the satellite equipment used to provide their long-distance service had failed. Mercury's prognosis indicated that the satellite's operational status will not be restored. The Transworld Companies identified and put into operation a short-term terrestrial transmission solution by leasing fiber capacity and began exploring long-term alternatives to the lost satellite transmission capacity. As a result of these events, Orrengrove recognized an impairment loss of approximately $16.9 million in the third quarter of fiscal 1999 to write off certain satellite related assets. This loss is included in the Company's equity in net loss from unconsolidated wireless operating companies.

     After reviewing a series of alternative business plans that did not meet their minimum financial performance criteria, the directors of the Transworld Companies voted to liquidate those companies and to distribute the net assets to their stockholders. As a result, the Company recorded a $17.6 million write-down in the fourth quarter of fiscal 1999, reducing its investment in Orrengrove to the liquidation proceeds Leap expects to receive. In addition, the Company recorded equity losses of $22.6 million from Orrengrove during fiscal 1999, which included the write-off of the satellite related assets and impairment of the license.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 5. BALANCE SHEET COMPONENTS

                                                                  AUGUST 31,
                                                              ------------------
                                                                1999       1998
                                                              --------    ------
                                                                (IN THOUSANDS)
Accounts receivable, net:
  Trade accounts receivable.................................  $  2,197
  Other accounts receivable.................................     1,112
                                                              --------
                                                                 3,309
  Allowance for doubtful accounts...........................      (583)
                                                              --------
                                                              $  2,726
                                                              ========
Property and equipment, net:
  Land......................................................  $    310
  Buildings and infrastructure..............................   108,958
  Machinery and equipment...................................    12,897
  Other.....................................................     6,819
                                                              --------
                                                               128,984
  Accumulated depreciation and amortization.................   (12,037)
                                                              --------
                                                              $116,947
                                                              ========
Intangible assets, net:
  Wireless licenses.........................................  $ 58,488    $6,274
  Rights to wireless network systems........................    16,225        --
  Goodwill..................................................        --       564
                                                              --------    ------
                                                                74,713     6,838
  Accumulated amortization..................................      (769)       --
                                                              --------    ------
                                                              $ 73,944    $6,838
                                                              ========    ======
Accounts payable and accrued liabilities:
  Trade accounts payable....................................  $  1,523    $   --
  Accrued payroll and related benefits......................     4,597        --
  Accrued loss on handset purchase commitment...............     7,035        --
  Other accrued liabilities.................................     3,217     5,789
                                                              --------    ------
                                                              $ 16,372    $5,789
                                                              ========    ======

NOTE 6. LOANS PAYABLE TO BANKS

     Between July and November 1998, the Company borrowed $15.7 million under notes payable to banks in Chile. In February 1999, the Company was granted a one-year extension for the payment of the loans. The renewed loans of $9.0 million and $6.7 million, along with capitalized interest and fees of $1.5 million at August 31, 1999, bear interest at rates of 8.1% and 8.5% per annum, respectively, and are due to be repaid in February 2000.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 7. LONG-TERM DEBT

     As of August 31, 1999, long-term debt is summarized as follows (in thousands):

Credit Agreement, net of facility fee.......................  $120,161
Deferred Payment Agreement..................................    85,483
Note payable to Telex-Chile, net of discount (See Note 3)...    16,168
                                                              --------
                                                              $221,812
                                                              ========

     CREDIT AGREEMENT

     The Company entered into a secured Credit Agreement with Qualcomm on September 23, 1998. The Credit Agreement consists of two sub-facilities. The working capital sub-facility enables the Company to borrow up to $35.2 million from Qualcomm. The proceeds from this sub-facility may be used by the Company solely to meet the normal working capital and operating expenses of the Company, including salaries and overhead, but excluding, among other things, strategic capital investments in wireless operators, substantial acquisitions of capital equipment, and the acquisition of telecommunications licenses. The investment capital sub-facility enables the Company to borrow up to $229.8 million from Qualcomm. The proceeds from this second sub-facility may be used by the Company solely to make certain identified investments. Under the terms of the Credit Agreement, if Qualcomm assigns 10% or more of the total funding commitments to other lenders, Leap must pay a commitment fee to the lenders on unused balances.

     At August 31, 1999, the Company had borrowed $10.6 million under the working capital sub-facility, including $5.3 million to pay Qualcomm a 2% facility fee which is being amortized over the term of the Credit Agreement ($0.6 million of the facility fee was amortized in 1999). At August 31, 1999, the Company had borrowed $108.8 million under the investment capital sub-facility to make further loans to and investments in the Leap Operating Companies.

     Amounts borrowed under the Credit Agreement are due September 23, 2006. Qualcomm has a collateral interest in substantially all of the assets of the Company as long as any amounts are outstanding under the Credit Agreement. The Credit Agreement requires the Company to meet certain financial and operating covenants. Amounts borrowed under the Credit Agreement bear interest at either a prime or LIBOR rate, plus an applicable margin. At August 31, 1999, the weighted average effective rate of interest was 11.35%. Interest will be payable quarterly beginning after September 2001 and, prior to such time, accrued interest will be added to the principal amount outstanding. At August 31, 1999, $5.5 million of capitalized and accrued interest had been added to the Credit Agreement.

     DEFERRED PAYMENT AGREEMENT

     Smartcom and Qualcomm are parties to a Deferred Payment Agreement related to Smartcom's purchase of equipment, software and services from Qualcomm. The assets of Smartcom collateralize its obligations under the Deferred Payment Agreement. The Company has also pledged its shares in Smartcom as collateral for the Company's guaranty of Smartcom's obligation to Qualcomm. The Deferred Payment Agreement requires Smartcom to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on Smartcom's ability to pay dividends and to distribute assets. As a result, substantially all the net assets are restricted from distribution to Leap. Smartcom was in violation of certain covenants at August 31, 1999, however Qualcomm and Smartcom amended the

                       LEAP WIRELESS INTERNATIONAL, INC.

Deferred Payment Agreement subsequent to the end of the fiscal year to revise the covenants that were in default and defer the dates of repayment of the loan.

     Under the terms of the amended agreement, Qualcomm has agreed to defer collection of amounts up to a maximum of $84.5 million. The deferred payments bear interest at either a prime or LIBOR rate, plus an applicable margin. At August 31, 1999, the weighted average effective rate of interest was 8.2%. Accrued interest may be added to the outstanding principal amount of the applicable borrowing until October 2001.

     DEBT REPAYMENT SCHEDULE

     The scheduled principal repayments for long-term debt are as follows (in thousands):

                   YEAR ENDING AUGUST 31:
                   ----------------------
2000........................................................  $     --
2001........................................................        --
2002........................................................    44,732
2003........................................................     3,218
2004........................................................     8,045
Thereafter..................................................   176,333
                                                              --------
                                                              $232,328
Less unamortized discount and facility fee..................   (10,516)
                                                              --------
          Total.............................................  $221,812
                                                              ========

NOTE 8. OTHER LONG-TERM LIABILITIES

     Other long-term liabilities at August 31, 1999 consist primarily of deferred Chilean customs duties of $8.5 million. Under Chilean law, the payment of customs duties levied on property and equipment can be deferred over a period of up to seven years. The balance at August 31, 1999 represents amounts owing including accrued interest.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 9. INCOME TAXES

     The components of the Company's deferred tax assets (liabilities) are summarized as follows (in thousands):

                                                                  AUGUST 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
U.S. deferred tax assets:
  Net operating loss carryovers.............................  $ 32,498   $  8,754
  Equity losses in unconsolidated company...................    16,320      6,417
  Deferred charges..........................................     3,502         --
  Reserves and allowances...................................     3,402      2,984
                                                              --------   --------
                                                                55,722     18,155
Foreign deferred tax assets:
  Net operating loss carryovers.............................     8,000         --
  Reserves and allowances...................................     1,259         --
                                                              --------   --------
                                                                 9,259         --
                                                              --------   --------
Gross deferred tax assets...................................    64,981     18,155
Foreign deferred tax liabilities:
  Intangible assets.........................................    (9,136)        --
                                                              --------   --------
  Net deferred tax asset....................................    55,845     18,155
  Valuation allowance.......................................   (55,845)   (18,155)
                                                              --------   --------
                                                              $     --   $     --
                                                              ========   ========

     Management has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

     The net operating losses generated prior to the Distribution were retained by Qualcomm. At August 31, 1999 the Company had a federal net operating loss carryover of approximately $86.0 million which will expire in 2019. In addition, the Company had foreign net operating losses of approximately $52.5 million which do not expire. Should a substantial change in the Company's ownership occur as defined under Internal Revenue Code section 382, there will be an annual limitation on its utilization of net operating loss carryforwards.

     A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision is summarized as follows (in thousands):

                                                          YEAR ENDED AUGUST 31,
                                                      -----------------------------
                                                        1999       1998      1997
                                                      --------   --------   -------
Amounts computed at statutory federal rate..........  $(57,615)  $(16,357)  $(1,804)
  Non-deductible losses of investees................    16,649      2,150        --
  State income tax, net of federal benefit..........    (5,740)    (1,428)     (229)
  Other.............................................       385       (487)       --
  Increase in valuation allowance...................    46,321     16,122     2,033
                                                      --------   --------   -------
                                                      $     --   $     --   $    --
                                                      ========   ========   =======

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 10. STOCKHOLDERS' EQUITY

     STOCKHOLDER RIGHTS PLAN

     In September 1998, the Company's Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan"). Pursuant to the Rights Plan, the Board of Directors declared a dividend, payable on September 16, 1998, of one preferred purchase right (a "Right") for each share of common stock, $.0001 par value, of the Company outstanding at the close of business on September 11, 1998. Similar Rights will generally be issued in respect to common stock subsequently issued. Each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $.0001 par value per share, at a purchase price of $90 (subject to adjustment). The Rights are exercisable only if a person or group (an "Acquiring Person"), other than Qualcomm with respect to its exercise of the warrant granted to it in connection with the Distribution, acquires beneficial ownership of 15% or more of the Company's outstanding shares of common stock. Upon exercise, holders other than an Acquiring Person, will have the right (subject to termination) to receive the Company's common stock or other securities having a market value (as defined) equal to twice the purchase price of the Right. The Rights, which expire on September 10, 2008, are redeemable in whole, but not in part, at the Company's option at any time for a price of $.01 per Right.

     In conjunction with the distribution of the Rights, the Company's Board of Directors designated 75,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the Rights. At August 31, 1999, no shares of Preferred Stock were outstanding.

     WARRANT

     In connection with the Distribution, the Company issued Qualcomm a warrant to purchase 5,500,000 shares of the Company's common stock. In March 1999, Qualcomm agreed to reduce the number of shares to 4,500,000 for consideration of $5.4 million, which is the estimated fair value of the warrant repurchase as determined by an option pricing model. This warrant is currently exercisable and remains exercisable until September 2008.

     TRUST CONVERTIBLE PREFERRED SECURITIES

     Under the conversion agreement between the Company and Qualcomm, Leap has agreed to issue up to 2,271,060 shares of its common stock upon the conversion of the Trust Convertible Preferred Securities of a wholly owned statutory business trust of Qualcomm. After conversion of the Trust Convertible Preferred Securities, Qualcomm will have some of its debt reduced, but Leap will receive no benefit or other consideration. At August 31, 1999, 487 shares of the Company's common stock had been issued upon conversion.

NOTE 11. BENEFIT PLANS

     EMPLOYEE SAVINGS AND RETIREMENT PLAN.

     In September 1998, the Company adopted a 401(k) plan that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company's contribution expense for fiscal 1999 was $133,000.

                       LEAP WIRELESS INTERNATIONAL, INC.

     STOCK OPTION PLANS

     In September 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") that allows the Board of Directors to grant options to selected employees, directors and consultants to the Company to purchase shares of the Company's common stock. A total of 8,000,000 shares of common stock were reserved for issuance under the 1998 Plan. The 1998 Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. The Company also adopted the 1998 Non-Employee Directors Stock Option Plan (the "1998 Non-Employee Directors Plan"), under which options to purchase common stock are granted to non-employee directors on an annual basis. A total of 500,000 shares of common stock were reserved for issuance under the 1998 Non-Employee Directors Plan. The options are exercisable at a price equal to the fair market value of the common stock on the date of grant, vest over a five-year period and are exercisable for up to ten years from the grant date.

     A summary of stock option transactions for the 1998 Plan and the 1998 Non-Employee Directors Plan follows (number of shares in thousands):

                                                                 OPTIONS OUTSTANDING
                                                              --------------------------
                                                   OPTIONS                   WEIGHTED
                                                  AVAILABLE   NUMBER OF      AVERAGE
                                                  FOR GRANT    SHARES     EXERCISE PRICE
                                                  ---------   ---------   --------------
Options authorized..............................    8,500
Options granted at Distribution.................   (5,542)      5,542         $ 3.73
Options granted after Distribution..............   (1,768)      1,768          10.52
Options cancelled...............................      513        (720)          4.03
Options exercised...............................       --        (650)          3.11
                                                   ------       -----
August 31, 1999.................................    1,703       5,940         $ 5.78
                                                   ======       =====

     The following table summarizes information about stock options outstanding under the 1998 Plan and the 1998 Non-Employee Directors Plan at August 31, 1999 (number of shares in thousands):

                         OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                  ----------------------------------   --------------------
                               WEIGHTED
                                AVERAGE
                               REMAINING    WEIGHTED               WEIGHTED
                              CONTRACTUAL   AVERAGE                AVERAGE
    RANGE OF       NUMBER        LIFE       EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES   OF SHARES   (IN YEARS)     PRICE     OF SHARES    PRICE
---------------   ---------   -----------   --------   ---------   --------
$ 0.78 to $ 3.63    2,707        6.30        $ 2.75      1,240      $2.46
$ 3.67 to $ 5.04    1,799        7.87          4.45        573       4.31
$ 5.06 to $10.38      650        8.38          5.93        112       5.54
$15.63 to $22.00      784        9.83         19.14         --         --
                    -----                                -----
                    5,940        7.47        $ 5.78      1,925      $3.19
                    =====                                =====

                       LEAP WIRELESS INTERNATIONAL, INC.

     In June 1999, Cricket Communications adopted its own 1999 Stock Option Plan (the "1999 Cricket Plan") that allows the Cricket Communications Holdings Board of Directors to grant options to selected employees, directors and consultants to purchase shares of Cricket Communications Holdings common stock. A total of 7,600,000 shares of Cricket Communications Holdings common stock were reserved for issuance under the 1999 Cricket Plan. The 1999 Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the Cricket Communications Holdings common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the Cricket Communications Holdings common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. In June 1999, a total of 1,205,000 options to purchase Cricket Communications Holdings common stock were granted to two directors of the Company, exercisable at $1.00 per share with accelerated vesting provisions. In July 1999, all of these options vested and were fully exercised. In addition, 795,000 other options granted in June 1999 were exercised in July 1999. Cricket Communications Holdings received promissory notes totaling $0.9 million and cash of $1.1 million in consideration for the issuance of the shares. Immediately thereafter, the Company owned 96.2% of the outstanding common stock of Cricket Communications Holdings. As Cricket Communications Holdings is in the development stage, the effect of the issuance of the shares of $0.6 million has been recorded to additional paid-in capital. These transactions in fiscal 1999 have been reflected in minority interest.

     A summary of stock option transactions for the 1999 Cricket Plan follows (number of shares in thousands):

                                                                 OPTIONS OUTSTANDING
                                                              --------------------------
                                                   OPTIONS                   WEIGHTED
                                                  AVAILABLE   NUMBER OF      AVERAGE
                                                  FOR GRANT    SHARES     EXERCISE PRICE
                                                  ---------   ---------   --------------
Options authorized..............................    7,600
Options granted.................................   (3,335)      3,335         $1.16
Options cancelled...............................        2          (2)         1.00
Options exercised...............................       --      (2,000)         1.00
                                                   ------      ------
August 31, 1999.................................    4,267       1,333         $1.41
                                                   ======      ======

     The following table summarizes information about stock options outstanding under the 1999 Cricket Plan at August 31, 1999 (number of shares in thousands):

                         OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                  ----------------------------------   --------------------
                               WEIGHTED
                                AVERAGE
                               REMAINING    WEIGHTED               WEIGHTED
                              CONTRACTUAL   AVERAGE                AVERAGE
                   NUMBER        LIFE       EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES   OF SHARES   (IN YEARS)     PRICE     OF SHARES    PRICE
---------------   ---------   -----------   --------   ---------   --------
     $1.00            851        9.81        $1.00        123       $1.00
     $2.00            458        9.87         2.00         --          --
     $4.00             24        9.93         4.00         --          --
                    -----                                 ---
                    1,333        9.83        $1.40        123       $1.00
                    =====                                 ===

                       LEAP WIRELESS INTERNATIONAL, INC.

     EMPLOYEE STOCK PURCHASE PLAN

     In September 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "1998 ESP Plan") for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of such stock on the first or the last day of each offering period. A total of 200,000 shares of common stock were reserved for issuance under the 1998 ESP Plan. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. During fiscal 1999, a total of 63,779 shares were issued under the 1998 ESP Plan at $3.83 per share. At August 31, 1999, 136,221 shares were reserved for future issuance.

     EXECUTIVE RETIREMENT PLAN

     In September 1998, the Company adopted a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre tax basis. On a quarterly basis, participants receive up to a 10% match of their income in the form of the Company's common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and the Company match are unsecured and subject to the claims of general creditors of the Company. The plan authorizes up to 100,000 shares of common stock to be allocated to participants. During fiscal 1999, 8,718 shares were allocated under the plan and the Company's matching contribution amounted to $86,216. At August 31, 1999, 91,282 shares were reserved for future allocation.

     ACCOUNTING FOR STOCK-BASED COMPENSATION

     Pro forma information regarding net income (loss) and net earnings (loss) per common share is required by SFAS No. 123, "Accounting for Stock-Based Compensation". This information is required to be determined as if the Company had accounted for its stock-based awards to employees and non-employee directors (including shares issued under stock options and the 1998 ESP Plan, collectively called "options") granted subsequent to September 30, 1995 under the fair value method of SFAS No. 123. The fair value of options granted in fiscal 1999 reported below has been estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                                       1998               1999          1998
                                                 STOCK OPTION PLAN    CRICKET PLAN    ESP PLAN
                                                 -----------------    ------------    --------
Risk-free interest rate........................         5.0%              5.0%           4.5%
Volatility.....................................        50.0%              0.0%          55.0%
Dividend yield.................................         0.0%              0.0%           0.0%
Expected life (years)..........................         6.0               6.0            0.5

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated grant date fair values of stock options granted in fiscal 1999 under the 1998 Plan, the 1999 Cricket Plan and the 1998 ESP Plan were $2.37, $0.12 and $2.37 per share, respectively.

                       LEAP WIRELESS INTERNATIONAL, INC.

     For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The Company's pro forma information for the year ended August 31, 1999 is as follows (in thousands, except per share data):

                                                          AS REPORTED    PRO FORMA
                                                          -----------    ---------
Net loss................................................   $(164,613)    $(171,415)
Basic and diluted net loss per common share.............   $   (9.19)    $   (9.57)

     The Company did not recognize a tax benefit relating to pro forma compensation expense under SFAS No. 123 for fiscal 1999 as such benefit did not meet the "more likely than not" criteria for recognition of deferred tax assets.

NOTE 12. COMMITMENTS AND CONTINGENCIES

     In May 1999, Pegaso entered into a $100 million loan agreement. The Company guaranteed 33% of Pegaso's obligations under this loan agreement in the event of Pegaso's default.

     The Company has entered into non-cancelable operating lease agreements to lease its facilities, certain equipment and rental of sites for towers and antennas required for the operation of its mobile PCS telephone system in Chile. Future minimum rental payments required for all non-cancelable operating leases at August 31, 1999 are as follows (in thousands):

                   YEAR ENDED AUGUST 31:
                   ---------------------
2000........................................................  $ 2,060
2001........................................................    2,050
2002........................................................    2,049
2003........................................................    2,056
2004........................................................    1,860
Thereafter..................................................    5,840
                                                              -------
          Total.............................................  $15,915
                                                              =======

     Rent expense totaled $1.2 million in fiscal 1999. No rent expense was incurred by the Company prior to the Distribution.

     Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 13. SEGMENT DATA

     The Company's current reportable segments are countries in which it manages, supports, operates and otherwise participates in wireless communications business ventures. These reportable segments are evaluated separately because each geographic region presents different marketing strategies and operational issues, as well as distinct economic climates and regulatory constraints. The Company's reportable segments are comprised of Cricket Communications Holdings and Chase Telecommunications Holdings in the United States, and Leap's operating companies in Mexico and Chile.

                       LEAP WIRELESS INTERNATIONAL, INC.

     The accounting policies of the various segments are the same as those described in Note 2, "Summary of Significant Accounting Policies". The key operating performance criteria used by Leap includes revenue growth, operating income (loss), depreciation and amortization, capital expenditures, and purchases of wireless licenses. Segment assets exclude corporate assets. Corporate expenses are comprised primarily of general and administrative expenses, which are separately managed. The segment results of Chile and Mexico do not include any corporate allocations of general and administrative expenses from Leap.

     Summary information by segment is as follows (in thousands):

                                                        AS OF AND FOR THE YEAR ENDED AUGUST 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    ----------    ----------
UNITED STATES
Revenues..............................................   $   3,337      $     22      $     --
Operating loss........................................     (22,414)      (20,017)       (4,959)
Depreciation and amortization.........................      (2,033)         (120)         (120)
Capital expenditures..................................      (6,177)      (12,852)       (9,971)
Purchase of wireless licenses.........................     (18,920)           --            --
Total assets..........................................     109,437        88,991
CHILE
Revenues..............................................       7,444            --            --
Operating loss........................................     (27,479)       (4,380)         (274)
Depreciation and amortization.........................      (9,409)          (60)           --
Capital expenditures..................................     (26,666)      (85,036)      (15,058)
Purchase of wireless licenses.........................          --            --            --
Total assets..........................................     186,645       124,614
MEXICO
Revenues..............................................       1,203            --            --
Operating loss........................................     (68,847)       (5,350)           --
Depreciation and amortization.........................      (2,320)           --            --
Capital expenditures..................................      (8,315)         (822)           --
Purchase of wireless licenses.........................    (175,864)      (57,666)           --
Total assets..........................................     551,098        71,760

                       LEAP WIRELESS INTERNATIONAL, INC.

     A reconciliation of the Company's segment revenues, operating expenses, depreciation and amortization and total assets to the corresponding consolidated amounts is as follows (in thousands):

                                                        AS OF AND FOR THE YEAR ENDED AUGUST 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    -----------    ---------
Segment revenues......................................   $  11,984      $      22      $    --
Revenues of unconsolidated wireless operating
  companies...........................................      (8,190)           (22)          --
Other unallocable revenues............................         113             --           --
                                                         ---------      ---------      -------
  Consolidated revenues...............................   $   3,907      $      --      $    --
                                                         =========      =========      =======
Segment operating losses..............................   $(118,740)     $ (29,747)     $(5,233)
Operating losses of unconsolidated wireless operating
  companies...........................................     101,528         15,151        5,233
Corporate and eliminations............................     (17,260)        (9,292)      (1,361)
                                                         ---------      ---------      -------
  Consolidated operating loss.........................   $ (34,472)     $ (23,888)     $(1,361)
                                                         =========      =========      =======
Segment depreciation and amortization.................   $ (13,762)     $    (180)     $  (120)
Depreciation and amortization of unconsolidated
  wireless operating companies........................       8,501            180          120
Corporate depreciation and amortization...............        (563)            --           --
                                                         ---------      ---------      -------
  Consolidated depreciation and amortization..........   $  (5,824)     $      --      $    --
                                                         =========      =========      =======
Segment total assets..................................   $ 847,180      $ 285,365
Total assets of unconsolidated wireless operating
  companies...........................................    (639,738)      (285,365)
Investments in and loans to unconsolidated wireless
  operating companies.................................      94,429        150,914
Corporate assets......................................      33,460          6,838
                                                         ---------      ---------
  Consolidated total assets...........................   $ 335,331      $ 157,752
                                                         =========      =========

     Revenues and long-lived assets related to operations in the United States and other foreign countries are as follows (in thousands):

                                                        AS OF AND FOR THE YEAR ENDED AUGUST 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        ----------     ----------     ---------
REVENUES:
United States.........................................   $     --       $     --       $    --
Other foreign countries...............................      3,907             --            --
                                                         --------       --------       -------
  Total consolidated revenues.........................   $  3,907       $     --       $    --
                                                         ========       ========       =======
LONG-LIVED ASSETS:
United States.........................................   $ 23,599       $     --       $    --
Other foreign countries...............................    264,369        104,557        42,267
                                                         --------       --------       -------
  Total consolidated long-lived assets................   $287,968       $104,557       $42,267
                                                         ========       ========       =======

NOTE 14. SUBSEQUENT EVENTS

     INFRASTRUCTURE AGREEMENTS

     In September 1999, a subsidiary of Leap entered into separate infrastructure equipment purchase agreements with two major telecommunications suppliers. Under the agreements, each supplier will sell $330 million in infrastructure equipment to the subsidiary. In connection with the sales of infrastructure equipment, the suppliers will provide vendor financing that will be used for equipment, services and

                       LEAP WIRELESS INTERNATIONAL, INC.

operations needed to deploy the subsidiary's wireless networks in various markets across the United States. If the Chase Telecommunications acquisition fails to close by September 20, 2000, the Company has an obligation to repay up to $60 million of debt plus accrued interest borrowed to finance equipment which is resold to Chase Telecommunications. One of the purchase agreements is subject to the approval of the applicable supplier's board of directors.

NOTE 15. SUBSEQUENT EVENTS (UNAUDITED)

     PENDING WIRELESS LICENSE ACQUISITIONS

     In December 1999, the Company agreed to increase the purchase price of the AirGate licenses by $5.5 million. In January 2000, the Company completed the acquisition.


     In January 2000, the Company agreed to acquire two wireless licenses covering the Pittsburgh, Pennsylvania and Denver, Colorado markets from Radiofone PCS, L.L.C. ("Radiofone"). The purchase price for the Pittsburgh license is $18.4 million in cash and the purchase price for the Denver license is 232,754 shares of the Company's common stock and $3.4 million in cash less the amount of debt owed by Radiofone to the FCC related to the license which will be assumed by the Company at the closing. As of February 29, 2000, the outstanding principal amount of the FCC debt was approximately $1.5 million. The amounts owed to the FCC must be repaid in quarterly installments of principal and interest through April 2007.


     In February 2000, the Company agreed to purchase all of the outstanding stock of three subsidiaries of Zuma PCS, LLC, which own three wireless licenses covering markets in Albany, Columbus and Macon, Georgia. The purchase price consists of 170,374 shares of the Company's common stock.

     In March 2000, the Company agreed to acquire three wireless licenses covering the Phoenix, Arizona, Reno, Nevada and Roswell, New Mexico markets from Beta Communications, L.L.C. The purchase price for the licenses is $33.3 million in cash.

     In April 2000, the Company agreed to acquire a wireless license covering the Omaha, Nebraska market from CM PCS, LLC. The purchase price for the license is $14.2 million in cash plus the assumption of approximately $0.6 million in indebtedness to the FCC related to the license. Also in April 2000, the Company agreed to acquire a wireless license covering the Lincoln, Nebraska market from Center Point PCS. The purchase price for the wireless license is $4.3 million in cash.


     In May 2000, the Company agreed to renegotiate a September 1999 agreement to purchase a wireless license covering the Dayton, Ohio market from PCS Devco, Inc. ("PCS Devco"). The renegotiated purchase price of $16.2 million consists of $8.1 million of the Company's common stock, approximately $1.1 million in debt obligations to the FCC related to the license which will be assumed by the Company at closing and the remainder payable in cash. Prior to closing, PCS Devco can elect to receive $8.1 million in cash in lieu of the Company's common stock. The Company is required to make PCS Devco's payments on the FCC note during the period prior to closing of the transaction, reducing the remaining cash payment to PCS Devco.


     Each of these agreements is subject to customary closing conditions, including FCC approval, but no assurance can be given that they will be closed on schedule or at all.

                       LEAP WIRELESS INTERNATIONAL, INC.

     EXECUTIVE OFFICER DEFERRED STOCK PLAN

     In December 1999, the Company established an Executive Officer Deferred Stock Plan that provides for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant's account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of the Company's common stock on the bonus payday. Share units represent the right to receive shares of the Company's common stock in accordance with the plan. The Company will also credit to a matching account that number of share units equal to 20% of the share units credited to the participant's accounts. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The Company has reserved 25,000 shares of its common stock for issuance under the plan.

     UNITS OFFERING

     In February 2000, the Company completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 ("Senior Note") and one warrant to purchase the Company's common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 ("Senior Discount Note") and one warrant to purchase the Company's common stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively, and $164.4 million of the total proceeds were allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model. In addition, the Company capitalized certain debt issuance costs of $13.5 million, consisting of underwriting, printing, legal and accounting fees. A portion of the net proceeds from the units offering was used for the repayment of borrowings under the Company's Credit Agreement with Qualcomm. The remaining proceeds from the units offering will be used for capital expenditures, acquisitions of wireless licenses, strategic investments, sales and marketing activities, and working capital and general corporate purposes.

     Interest on the Senior Notes will be payable on April 15 and October 15 of each year, beginning on April 15, 2000. The Company used $79.5 million of the proceeds from the Senior Notes to purchase and pledge, for the benefit of the holders of the Senior Notes, certain U.S. Government securities to provide for the payment of the first seven scheduled interest payments on the Senior Notes. The remaining unpaid portion of such amounts is classified as restricted cash equivalents and investments in the accompanying condensed consolidated balance sheet.

     Each Senior Discount Note has an initial accreted value of $486.68 and a principal amount at maturity of $1,000. The Senior Discount Notes will not begin to accrue cash interest until April 15, 2005. Interest on the Senior Discount Notes will be payable on April 15 and October 15 of each year, beginning on October 15, 2005.

     The Company may redeem any of the notes beginning April 15, 2005. The initial redemption price of the Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest. In addition, before April 15, 2003, the Company may redeem up to 35% of both the Senior Notes and the Senior Discount Notes using proceeds from certain qualified equity offerings of the Company's common stock at 112.5% of their principal amount and 114.5% of their accreted value, respectively.

     The notes rank equally with the Company's other unsecured senior indebtedness. The notes are effectively subordinate to all of the Company's secured indebtedness. The notes are guaranteed by the

                       LEAP WIRELESS INTERNATIONAL, INC.

Company's domestic subsidiary, Cricket Communications Holdings. The terms of the notes include certain covenants that restrict the Company's ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets and effect a consolidation or merger. The Company is obligated to consummate an exchange offer for the notes pursuant to an effective registration statement or cause to become effective a shelf registration statement for resales of the notes. If one of these events does not occur within 180 days after the closing of the units offering, interest on the notes will increase by 0.5% per annum until the exchange offer is consummated or such shelf registration statement becomes effective.

     Each warrant included as part of the senior units is initially exercisable to purchase 5.146 shares (1,157,850 shares in aggregate) of the Company's common stock at an exercise price of $96.80 per share. Each warrant included as part of the senior discount units is initially exercisable to purchase 2.503 shares (1,672,004 shares in aggregate) of the Company's common stock at an exercise price of $96.80 per share. The warrants may be exercised at any time on or after February 23, 2001 and prior to April 15, 2010. The Company is obligated to file a shelf registration statement covering the resale of the warrants and related common stock issuable upon exercise of the warrants within 180 days after the closing of the units offering.

     EQUITY OFFERING

     In February 2000, the Company completed a public equity offering of 4,000,000 shares of common stock at a price of $88.00 per share. Net of underwriters' discounts and commissions, the Company received $82.72 per share, or $330.9 million in the aggregate. The Company expects to pay approximately $0.9 million of expenses related to the equity offering, and these costs have been recorded as reductions to additional paid-in capital. A portion of the net proceeds from the equity offering was used for the repayment of the Credit Agreement with Qualcomm. The remaining proceeds from the equity offering will be used for capital expenditures, acquisitions of wireless licenses, strategic investments, sales and marketing activities and working capital and general corporate purposes.

     CREDIT AGREEMENT

     In February 2000, the Company used a portion of the net proceeds of the units and equity offerings to repay in full $226.7 million outstanding under the Credit Agreement with Qualcomm. In connection with the repayment of the Credit Agreement, the related unamortized debt issue costs of $4.4 million were written off and reported as an extraordinary loss.

     CHASE TELECOMMUNICATIONS HOLDINGS


     In February 2000, the Company increased to $65.0 million the maximum amount of working capital loans that may be drawn by Chase Telecommunications Holdings. In March 2000, the Company completed its acquisition of substantially all the assets of Chase Telecommunications Holdings.


     LOANS PAYABLE TO BANKS

     In February 2000, the Company renewed its loans with banks in Chile, including capitalized and accrued interest. The renewed loans of $10.3 million and $7.6 million at February 29, 2000, bear interest at rates of 8.2% and 7.85% per annum, respectively, and are due to be repaid in September 2000.

                       LEAP WIRELESS INTERNATIONAL, INC.

     In November 1999, the Company and Smartcom entered into a loan arrangement with a bank. Pursuant to the arrangement, Leap acts as account party to cause the bank to issue letters of credit to secure the loan to Smartcom. At February 29, 2000, Leap has deposited funds with the bank totaling $28.9 million and pledged such funds as cash collateral to secure its obligation under the letters of credit. These funds are recorded as restricted cash equivalents in the condensed consolidated balance sheet. At February 29, 2000, borrowings from the bank totaled $14.1 million, bear interest at the weighted-average rate of 7.01% per annum and are due to be repaid in July 2000.

     SMARTCOM DEFERRED PAYMENT AND CREDIT AGREEMENTS

     Under the amended Deferred Payment Agreement, Qualcomm has agreed to defer collection of amounts up to a maximum of $115.7 million including capitalized interest. Amounts deferred under the agreement must be repaid by September 2006. At February 29, 2000, the Company had $95.3 million outstanding under the Deferred Payment Agreement.

     In February 2000, Smartcom and Qualcomm entered into an agreement (the "Equipment Credit Agreement") related to Smartcom's equipment supply and service agreements with a vendor. The Equipment Credit Agreement permits up to $38.5 million in borrowings, including capitalized interest. The Equipment Credit Agreement provides for certain financial and operating covenants similar to the Deferred Payment Agreement. Borrowings under the Equipment Credit Agreement accrue interest at a rate equal to LIBOR plus 5.0% to 7.0% or a bank base rate plus 4.0% to 6.0%, in each case with the specific rate based on certain financial ratios. Principal payments are scheduled to begin in March 2002 with a final maturity of September 2006. At February 29, 2000, Smartcom had financed amounts totaling $18.6 million under the Equipment Credit Agreement.

     In February 2000, Smartcom and Qualcomm entered into an agreement (the "Subscriber Deferred Payment Agreement") related to Smartcom's purchase of handsets and accessories and test equipment from Qualcomm. Under the terms of the agreement, Qualcomm has agreed to defer collection of amounts up to a maximum of $11.2 million, including capitalized interest. The Subscriber Deferred Payment Agreement provides for certain financial and operating covenants similar to the Deferred Payment Agreement. Borrowings under the Subscriber Deferred Payment Agreement accrue interest at a rate equal to LIBOR plus 3.5% to 5.0% or a bank base rate plus 2.5% to 4.0%, in each case with the specific rate based on certain financial ratios. Principal outstanding is due at maturity in September 2001. At February 29, 2000, the Company had $5.6 million outstanding under the Subscriber Deferred Payment Agreement.

     LITIGATION

     In September 1999, the Company declared default under loans to Metrosvyaz, stopped funding those loans, wrote off its remaining $9.6 million investment in Metrosvyaz, and issued a demand for arbitration against Metrosvyaz and one of its directors with respect to those loans. In response, in March 2000, Metrosvyaz filed suit against the Company and certain of its directors and officers in the U.S. District Court for the Southern District of California. The Metrosvyaz suit alleged claims for libel, trade libel, intentional and negligent interference with prospective advantage and breach of fiduciary duty.

     In April 2000, the Company resolved its differences with Metrosvyaz. As part of the settlement, Metrosvyaz dismissed its action against the Company and its officers in the federal court in San Diego,

                       LEAP WIRELESS INTERNATIONAL, INC.

Leap dismissed its demand for arbitration, and both companies agreed to general releases. The Company surrendered its interest in a joint venture company that owned an interest in Metrosvyaz, wrote off the balance of its investments in Russia and received a contractual right to certain contingent payments from Qualcomm.

     STOCKHOLDER RIGHTS PLAN

     In March 2000, the Company's Board of Directors approved an amendment to the Company's Stockholder Rights Plan that increases the purchase price from $90 to $350 for each one one-thousandth share of Series A Junior Participating Preferred Stock.

     PEGASO


     In April 2000, Sprint PCS invested approximately $200 million in Pegaso by purchasing shares from Pegaso and shareholders other than Leap. As a result, the Company's ownership interest in Pegaso was diluted from 28.6% to 22.4%.



     SALE OF SMARTCOM



     On June 2, 2000, the Company completed the sale of all of the issued and outstanding shares of Smartcom to Endesa, S.A., a Spanish utility company ("Endesa") for $156.8 million in cash and notes totaling $143.2 million subject to certain post closing adjustments, plus repayment of intercompany debt owed to the Company by Smartcom totaling $53.3 million and the release of cash collateral posted by Leap securing Smartcom indebtedness of approximately $28.2 million. In addition to Endesa assuming the net assets of Smartcom, the Company's loans payable to banks in Chile of $10.3 million and $7.6 million have been repaid by the Company.



     CRICKET COMMUNICATIONS HOLDINGS



     On June 15, 2000, the Company acquired the remaining 5.11% of Cricket Communications Holdings that it did not already own through a subsidiary merger. These shares were owned by individuals, including directors and employees of the Company and Cricket Communications Holdings. Under the terms of the merger, each issued and outstanding share of Cricket Communications Holdings common stock not held by the Company was converted into the right to receive 0.315 of a fully paid and nonassessable share of Company common stock. As a result, an aggregate of 1,048,635 shares of the Company's common stock were issued. The value of the shares issued in excess of the minority interest will be allocated to goodwill. In addition, the Company assumed all unexpired and unexercised Cricket Communications Holdings stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of the Company's common stock. The Company also assumed an obligation to issue 202,566 shares of its common stock for an aggregate exercise price of $1.0 million upon the conversion and exercise of Chase Telecommunications Holdings warrant to purchase 643,068 shares of Cricket Communications Holdings.


                                   *  *  *  *

                       LEAP WIRELESS INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              FEBRUARY 29,    AUGUST 31,
                                                                  2000           1999
                                                              ------------    ----------
                                                              (UNAUDITED)
ASSETS
Cash and cash equivalents...................................   $  599,935     $  26,215
Restricted cash equivalents and short-term investments......       58,667            --
Accounts receivable, net....................................        6,354         2,726
Inventories.................................................        5,379         5,410
Recoverable taxes...........................................        8,034         3,907
Other current assets........................................        6,181         1,926
                                                               ----------     ---------
     Total current assets...................................      684,550        40,184
Property and equipment, net.................................      136,777       116,947
Investments in and loans receivable from unconsolidated
  wireless operating companies..............................       71,676        94,429
Wireless licenses and other intangible assets, net..........       94,626        73,944
Restricted investments......................................       49,811            --
Deferred financing costs and other assets...................       16,223         9,827
                                                               ----------     ---------
     Total assets...........................................   $1,053,663     $ 335,331
                                                               ==========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities....................   $   21,361     $  16,372
Loans payable to banks......................................       32,007        17,225
Other current liabilities...................................        1,618            --
                                                               ----------     ---------
     Total current liabilities..............................       54,986        33,597
Long-term debt..............................................      552,876       221,812
Other long-term liabilities.................................       10,120         8,504
                                                               ----------     ---------
     Total liabilities......................................      617,982       263,913
                                                               ----------     ---------
Commitments and contingencies (Notes 2, 3, 8 and 10)
Minority interest in consolidated subsidiary................           --           518
                                                               ----------     ---------
Stockholders' equity:
  Preferred stock -- authorized 10,000,000 shares $.0001 par
     value, no shares issued and outstanding................           --            --
  Common stock -- authorized 75,000,000 shares; $.0001 par
     value, 24,841,412 shares issued and outstanding........            3             2
  Additional paid-in capital................................      787,887       291,189
  Accumulated deficit.......................................     (346,134)     (216,896)
  Accumulated other comprehensive loss......................       (6,075)       (3,395)
                                                               ----------     ---------
     Total stockholders' equity.............................      435,681        70,900
                                                               ----------     ---------
     Total liabilities and stockholders' equity.............   $1,053,663     $ 335,331
                                                               ==========     =========

See accompanying notes to condensed consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                         ---------------------------   ---------------------------
                                         FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                             2000           1999           2000           1999
                                         ------------   ------------   ------------   ------------
                                                         (RESTATED)                    (RESTATED)
Operating revenues.....................    $  8,799       $     --      $  14,283       $     --
                                           --------       --------      ---------       --------
Operating expenses:
  Cost of operating revenues...........     (15,078)            --        (22,462)            --
  Selling, general and
     administrative....................     (19,503)        (4,044)       (33,041)        (8,284)
  Depreciation and amortization........      (5,073)          (141)       (10,248)          (265)
                                           --------       --------      ---------       --------
     Total operating expenses..........     (39,654)        (4,185)       (65,751)        (8,549)
                                           --------       --------      ---------       --------
  Operating loss.......................     (30,855)        (4,185)       (51,468)        (8,549)
Equity in net loss of unconsolidated
  wireless operating companies.........     (33,866)       (19,379)       (50,059)       (35,408)
Interest income........................       1,180          1,363          1,577          1,825
Interest expense.......................     (13,946)          (862)       (21,120)        (1,913)
Foreign currency transaction gains
  (losses).............................       1,398             --         (1,396)            --
Minority interest......................         394             --            518             --
Other income (expense), net............      (2,860)            --         (2,868)            --
                                           --------       --------      ---------       --------
     Loss before extraordinary item....     (78,555)       (23,063)      (124,816)       (44,045)
Extraordinary loss on early
  extinguishment of debt...............      (4,422)            --         (4,422)            --
                                           --------       --------      ---------       --------
     Net loss..........................    $(82,977)      $(23,063)     $(129,238)      $(44,045)
                                           ========       ========      =========       ========
Other comprehensive income (loss):
  Foreign currency translation gains
     (losses)..........................      (1,752)           425         (2,680)          (162)
                                           --------       --------      ---------       --------
  Comprehensive loss...................    $(84,729)      $(22,638)     $(131,918)      $(44,207)
                                           ========       ========      =========       ========
Basic and diluted net loss per common
  share:
  Loss before extraordinary item.......    $  (3.79)      $  (1.30)     $   (6.31)      $  (2.49)
  Extraordinary loss...................       (0.21)            --          (0.22)            --
                                           --------       --------      ---------       --------
Net loss...............................    $  (4.00)      $  (1.30)     $   (6.53)      $  (2.49)
                                           ========       ========      =========       ========
Shares used to calculate basic and
  diluted net loss per common share....      20,720         17,770         19,788         17,717
                                           ========       ========      =========       ========

See accompanying notes to condensed consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    SIX MONTHS ENDED
                                                              ----------------------------
                                                              FEBRUARY 29,    FEBRUARY 28,
                                                                  2000            1999
                                                              ------------    ------------
                                                                               (RESTATED)
Operating activities:
Net cash used in operating activities.......................   $ (35,019)       $(13,572)
                                                               ---------        --------
Investing activities:
  Purchase of property and equipment........................     (14,784)         (2,950)
  Investments in and loans to unconsolidated wireless
     operating companies....................................     (17,009)        (93,552)
  Proceeds from liquidation of discontinued foreign
     venture................................................       9,794              --
  Loan receivable to related party..........................          --         (17,500)
  Repayment of loan receivable from related party...........          --          17,500
  Restricted cash equivalents and investments...............    (108,478)             --
  Purchase of wireless licenses.............................     (13,396)           (689)
                                                               ---------        --------
Net cash used in investing activities.......................    (143,873)        (97,191)
                                                               ---------        --------
Financing activities:
  Proceeds from issuance of senior discount notes...........     325,102              --
  Proceeds from issuance of senior notes....................     225,000              --
  Proceeds from loans payable to banks......................      14,000           6,720
  Borrowings under Qualcomm credit agreement................      92,672          31,888
  Repayment of borrowings under Qualcomm credit agreement...    (226,708)        (17,500)
  Payments of debt financing costs..........................     (13,758)             --
  Net proceeds from issuance of common stock................     332,916             459
  Other financing for purchase of property and equipment....       1,634              --
  Former parent company's investment........................          --          95,268
                                                               ---------        --------
Net cash provided by financing activities...................     750,858         116,835
                                                               ---------        --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       1,754              --
                                                               ---------        --------
Net increase in cash and cash equivalents...................     573,720           6,072
Cash and cash equivalents at beginning of period............      26,215              --
                                                               ---------        --------
Cash and cash equivalents at end of period..................   $ 599,935        $  6,072
                                                               =========        ========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................   $  14,653        $     --
Supplemental disclosure of non-cash investing and financing
  activities:
  Loans to unconsolidated wireless operating company
     converted to equity investment.........................   $      --        $ 28,196
  Long-term financing for loans to unconsolidated wireless
     operating company......................................   $  20,759        $     --
  Long-term financing to purchase assets....................   $  52,934        $     --
  Long-term financing to purchase wireless licenses.........   $   9,601        $     --
  Facility fee due on long-term debt........................   $      --        $  5,300

See accompanying notes to condensed consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. BACKGROUND AND BASIS OF PRESENTATION

     THE COMPANY AND NATURE OF BUSINESS

     Leap Wireless International, Inc., a Delaware corporation, and its wholly owned and majority-owned subsidiaries (the "Company" or "Leap") is a wireless communications carrier that deploys, owns and operates networks in domestic and international markets. Through its operating companies, Leap has launched all-digital wireless networks in the United States, Chile and Mexico. The Company was incorporated on June 24, 1998 as a wholly owned subsidiary of Qualcomm Incorporated ("Qualcomm"). On September 23, 1998, Qualcomm distributed all of the outstanding shares of common stock of the Company to Qualcomm's stockholders as a taxable dividend (the "Distribution"). In connection with the Distribution, one share of Company common stock was issued for every four shares of Qualcomm common stock outstanding on September 11, 1998. Following the Distribution, the Company and Qualcomm operate as independent companies. The condensed consolidated financial statements reflect the Company as if it were a separate entity for all periods presented.

     INTERIM FINANCIAL STATEMENTS

     The accompanying interim condensed consolidated financial statements have been prepared by the Company without audit, in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for a fair presentation of its financial position, results of operations, cash flows and stockholders' equity in accordance with generally accepted accounting principles. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation. These condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report to Shareholders for the Fiscal Year Ended August 31, 1999 incorporated by reference in the Company's 1999 Annual Report on Form 10-K. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year. The accounts of Smartcom S.A. ("Smartcom"), the Company's Chilean subsidiary, have been consolidated using a two-month lag.

     The condensed consolidated financial statements are prepared using generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current period presentation.

     RESTATEMENT

     The Company adopted the equity method of accounting for its investment in Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings") in the third quarter of fiscal 1999. Prior to that time, the Company accounted for its investment in Chase Telecommunications Holdings under the cost method. Accordingly, all prior periods presented in these condensed consolidated financial statements have been adjusted retroactively in accordance with generally accepted accounting principles.

                       LEAP WIRELESS INTERNATIONAL, INC.

     RESTRICTED CASH EQUIVALENTS AND INVESTMENTS

     Restricted cash equivalents and investments are debt securities which have been pledged to provide for the payment of the first seven scheduled interest payments on long-term notes payable and to secure the Company's obligations under a letter of credit with a bank. Management determines the appropriate classification of its investment in debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. At February 29, 2000, the Company's restricted cash equivalents and restricted investments, consisting of U.S. government securities classified as held-to-maturity and carried at amortized cost, which approximates fair value, are summarized as follows (in thousands):

Restricted cash equivalents...........................  $ 28,942
Restricted short-term investments.....................    29,725
Restricted long-term investments......................    49,811
                                                        --------
                                                        $108,478
                                                        ========

     BASIC AND DILUTED NET LOSS PER COMMON SHARE

     Basic and diluted net loss per common share for the three and six months ended February 29, 2000 was calculated by dividing the net loss for each of the periods by the weighted average number of common shares outstanding for each of the periods of 20,719,751 and 19,788,203, respectively. Basic and diluted net loss per common share for the three and six months ended February 28, 1999 was calculated by dividing the net loss for each of the periods by the weighted average number of common shares outstanding for each of the periods of 17,770,465 and 17,717,486, respectively. The weighted average number of common shares outstanding assumes that the 17,647,685 shares issued at Distribution were outstanding for the periods prior to Distribution. Stock options for 5,451,746 common shares and the exercise of a warrant issued to Qualcomm for 4,500,000 shares of the Company's common stock have not been considered in calculating basic and diluted net loss per common share because their effect would be anti-dilutive. As a result, the Company's basic and diluted net loss per common share are the same. The conversion of Qualcomm's Trust Convertible Preferred Securities into the Company's common stock was completed during the three months ended February 29, 2000.

     FUTURE ACCOUNTING REQUIREMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarized certain of the staff's interpretations in applying generally accepted accounting principles to revenue recognition. The provisions of SAB No. 101 are effective for the Company's quarter ending August 31, 2001. The Company does not expect that the adoption of SAB No. 101 will have a material impact on its consolidated financial position or results of operations.

                       LEAP WIRELESS INTERNATIONAL, INC.

     In March 2000, the FASB issued FASB interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25." FIN 44 clarifies the application of Opinion 25 for
(a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan,
(c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The Company does not expect that the adoption of FIN 44 will have a material effect on its financial position or results of operations.

NOTE 2. ACQUISITION AND PENDING ACQUISITIONS OF WIRELESS LICENSES

     ACQUISITION OF WIRELESS LICENSES

     In January 2000, the Company purchased three wireless licenses covering markets in North Carolina from AirGate Wireless, L.L.C. ("AirGate") for $25.0 million. The purchase price consisted of the Company assuming $11.1 million of notes due to the Federal Communications Commission ("FCC") related to the licenses and the remainder in cash.

     PENDING ACQUISITIONS OF WIRELESS LICENSES


     In May 2000, the Company agreed to renegotiate a September 1999 agreement to purchase a wireless license covering the Dayton, Ohio market from PCS Devco, Inc. ("PCS Devco"). The renegotiated purchase price of $16.2 million consists of $8.1 million of the Company's common stock, a $1.1 million, 6.25% per annum note due July 2007 to the FCC related to the license which will be assumed by the Company at closing and the remainder payable in cash. Prior to closing, PCS Devco can elect to receive $8.1 million in cash in lieu of the Company's common stock. The Company is required to make PCS Devco's payments on the FCC note during the period prior to closing of the transaction, reducing the remaining cash payment to PCS Devco.


     In January 2000, the Company agreed to acquire two wireless licenses covering the Pittsburgh, Pennsylvania and Denver, Colorado markets from Radiofone PCS, L.L.C ("Radiofone"). The purchase price for the Pittsburgh license is $18.4 million in cash and the purchase price for the Denver license is 232,754 shares of the Company's common stock and $3.4 million in cash less the amount of debt owed by Radiofone to the FCC related to the license which will be assumed by the Company at the closing. As of February 29, 2000, the outstanding principal amount of the FCC debt was approximately $1.5 million. The amounts owed to the FCC must be repaid in quarterly installments of principal and interest through April 2007.

     In February 2000, the Company agreed to purchase all of the outstanding stock of three subsidiaries of Zuma PCS, LLC, which own three wireless licenses covering markets in Albany, Columbus and Macon, Georgia. The purchase price consists of 170,374 shares of the Company's common stock.

     Each of these transactions is subject to FCC approval and other conditions prior to closing. Accordingly, there can be no assurance that these transactions will ultimately be consummated.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 3. INVESTMENTS AND LOANS TO UNCONSOLIDATED WIRELESS OPERATING COMPANIES

     The Company has equity interests in companies that directly or indirectly operate wireless telecommunications networks. Its participation in each company differs and the Company does not have majority interests in such companies. The Company accounts for these equity interests under the equity method. The Company accounts for its investments in foreign operating companies using a two-month lag. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent in many cases on receiving the consent of lenders and the other participants, over which the Company has no control.

     Commencing with the fourth quarter of fiscal 1999, the Company began accounting for Smartcom as a consolidated entity. Prior to the fourth quarter of fiscal 1999, Smartcom was accounted for under the equity method. The Company recorded equity losses from Smartcom of $4.1 million and $7.5 million during the three months and six months ended February 28, 1999, respectively.

     Condensed combined financial information for the Leap operating companies accounted for under the equity method is summarized as follows (in thousands):

                                                              FEBRUARY 29,    AUGUST 31,
                                                                  2000           1999
                                                              ------------    ----------
                                                              (UNAUDITED)
Current assets..............................................   $  58,637      $ 140,899
Non-current assets..........................................     649,299        576,765
Current liabilities.........................................    (227,096)      (112,539)
Non-current liabilities.....................................    (398,037)      (347,590)
                                                               ---------      ---------
  Total stockholders' capital...............................      82,803        257,535
Other stockholders' share of capital........................      28,733        146,059
                                                               ---------      ---------
Company's share of capital..................................      54,070        111,476
Lag period loans and advances...............................      17,606         10,195
Write-down in investments...................................          --        (27,242)
                                                               ---------      ---------
  Investments in and loans receivable from unconsolidated
     wireless operating companies...........................   $  71,676      $  94,429
                                                               =========      =========

                       LEAP WIRELESS INTERNATIONAL, INC.

                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                           ---------------------------   ---------------------------
                                           FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                               2000           1999           2000           1999
                                           ------------   ------------   ------------   ------------
                                           (UNAUDITED)    (UNAUDITED &   (UNAUDITED)    (UNAUDITED &
                                                           RESTATED)                     RESTATED)
Operating revenues.......................    $  7,853       $  1,301      $  11,354       $  6,123
                                             --------       --------      ---------       --------
Operating losses.........................     (77,554)       (39,011)      (127,873)       (52,153)
Other income (expense), net..............     (13,493)         1,055        (22,380)        (4,379)
Foreign currency transaction gains
  (losses)...............................      (4,932)        (4,450)           994         (4,024)
                                             --------       --------      ---------       --------
  Net loss...............................     (95,979)       (42,406)      (149,259)       (60,556)
Other stockholders' share of net loss....     (61,364)       (20,927)       (97,126)       (22,604)
                                             --------       --------      ---------       --------
Company's share of net loss..............     (34,615)       (21,479)       (52,133)       (37,952)
Amortization of excess cost of
  investment.............................          --            (65)            --           (309)
Elimination of intercompany
  transactions...........................         749          2,165          2,074          2,853
                                             --------       --------      ---------       --------
  Equity in net loss of unconsolidated
     wireless operating companies........    $(33,866)      $(19,379)     $ (50,059)      $(35,408)
                                             ========       ========      =========       ========

     CHASE TELECOMMUNICATIONS HOLDINGS

     In December 1996, the Company purchased $4.0 million of Class B Common Stock of Chase Telecommunications Holdings, representing 7.2% of the outstanding capital stock. The Company has also provided a working capital facility to Chase Telecommunications Holdings, which was increased from $50.0 million to $65.0 million in February 2000. At February 29, 2000, borrowings under the facility totaled $59.6 million, including $6.1 million of accrued interest. However, because the facility is the only source of working capital for Chase Telecommunications Holdings, the carrying value of the Company's investment and the loans under the facility have been reduced to zero as the Company has recognized 100% of the net losses of Chase Telecommunications Holdings to the extent of its investment and loans. The Company recorded equity losses from Chase Telecommunications Holdings of $14.7 million and $20.2 million during the three and six months ended February 29, 2000, respectively, and $2.6 million and $11.2 million during the three and six months ended February 28, 1999, respectively.


     In March 2000, the Company completed its acquisition of substantially all the assets of Chase Telecommunications Holdings. The purchase price included approximately $6.3 million in cash, the assumption of principal amounts of liabilities that totaled approximately $139.0 million at February 29, 2000, a warrant to purchase 1% of the common stock of the Company's subsidiary Cricket Communications Holdings, Inc. ("Cricket Communications Holdings") at an exercise price of $1.0 million (which had a fair value of approximately $15.3 million at the acquisition date), and contingent earn-out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition. The liabilities to be assumed include approximately $78.8 million in principal amounts owed to the FCC associated with the wireless licenses that bear interest at the rate of 7.0% per annum and must be repaid in quarterly installments of principal and interest through January 2007.

                       LEAP WIRELESS INTERNATIONAL, INC.

     PEGASO

     At February 29, 2000, the Company had a 28.6% interest in Pegaso Telecomunicaciones S.A. de C.V. ("Pegaso"), a Mexican corporation that is deploying the first 100% digital wireless communications network in Mexico. The Company invested $100.0 million in Pegaso from June to September 1998 as a founding shareholder. The Company recorded equity losses from Pegaso of $19.2 million and $29.9 million during the three and six months ended February 29, 2000, respectively, and $8.1 million and $8.7 million during the three and six months ended February 28, 1999, respectively. In April 2000, Sprint PCS invested approximately $200 million by purchasing shares from Pegaso and shareholders other than Leap. As a result, the Company's ownership interest in Pegaso was diluted from 28.6% to 22.4%.

NOTE 4. BALANCE SHEET COMPONENTS

                                                          FEBRUARY 29,    AUGUST 31,
                                                              2000           1999
                                                          ------------    ----------
                                                          (UNAUDITED)
                                                                (IN THOUSANDS)
ACCOUNTS RECEIVABLE, NET:
  Trade accounts receivable.............................    $ 5,905         $2,197
  Other accounts receivable.............................      1,623          1,112
                                                            -------         ------
                                                              7,528          3,309
  Allowance for doubtful accounts.......................     (1,174)          (583)
                                                            -------         ------
                                                            $ 6,354         $2,726
                                                            =======         ======
INVENTORIES:
  Handsets..............................................    $ 4,381         $4,320
  Accessories...........................................        998          1,090
                                                            -------         ------
                                                            $ 5,379         $5,410
                                                            =======         ======

NOTE 5. LOANS PAYABLE TO BANKS

     In February 2000, the Company renewed its loans with banks in Chile, including capitalized and accrued interest. The renewed loans of $10.3 million and $7.6 million at February 29, 2000, bear interest at rates of 8.2% and 7.85% per annum, respectively, and are due to be repaid in September 2000.

     In November 1999, the Company and Smartcom entered into a loan arrangement with a bank. Pursuant to the arrangement, Leap acts as account party to cause the bank to issue letters of credit to secure the loan to Smartcom. At February 29, 2000, Leap has deposited funds with the bank totaling $28.9 million and pledged such funds as cash collateral to secure its obligation under the letters of credit. These funds are recorded as restricted cash equivalents in the condensed consolidated balance sheet. At February 29, 2000, borrowings from the bank totaled $14.1 million, bear interest at the weighted-average rate of 7.01% per annum and are due to be repaid in July 2000.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 6. LONG-TERM DEBT

     Long-term debt is summarized as follows (in thousands):

                                                              FEBRUARY 29,
                                                                  2000
                                                              ------------
                                                              (UNAUDITED)
12.5% senior notes, due 2010, effective interest rate of
  15.8%.....................................................    $156,606
14.5% senior discount notes, face amount $668.0 million, due
  2010, effective interest rate of 16.3%....................     229,331
Smartcom deferred payment and credit agreements.............     119,484
Lucent credit agreement.....................................      21,027
U.S. government financing...................................       9,346
Note payable to Telex-Chile, net of discount................      17,082
                                                                --------
                                                                $552,876
                                                                ========

     UNITS OFFERING

     In February 2000, the Company completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 ("Senior Note") and one warrant to purchase the Company's common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 ("Senior Discount Note") and one warrant to purchase the Company's common stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively, and $164.4 million of the total proceeds were allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model. In addition, the Company capitalized certain debt issuance costs of $13.5 million, consisting of underwriting, printing, legal and accounting fees. A portion of the net proceeds from the units offering were used for the repayment of borrowings under the Company's credit agreement with Qualcomm. The remaining proceeds from the units offering will be used for capital expenditures, acquisitions of wireless licenses, strategic investments, sales and marketing activities, and working capital and general corporate purposes.

     Interest on the Senior Notes will be payable on April 15 and October 15 of each year, beginning on April 15, 2000. The Company used $79.5 million of the proceeds from the Senior Notes to purchase and pledge, for the benefit of the holders of the Senior Notes, certain U.S. Government securities to provide for the payment of the first seven scheduled interest payments on the Senior Notes. The remaining unpaid portion of such amounts is classified as restricted cash equivalents and investments in the accompanying condensed consolidated balance sheet.

     Each Senior Discount Note has an initial accreted value of $486.68 and a principal amount at maturity of $1,000. The Senior Discount Notes will not begin to accrue cash interest until April 15, 2005. Interest on the Senior Discount Notes will be payable on April 15 and October 15 of each year, beginning on October 15, 2005.

     The Company may redeem any of the notes beginning April 15, 2005. The initial redemption price of the Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest.

                       LEAP WIRELESS INTERNATIONAL, INC.

In addition, before April 15, 2003, the Company may redeem up to 35% of both the Senior Notes and the Senior Discount Notes using proceeds from certain qualified equity offerings of the Company's common stock at 112.5% of their principal amount and 114.5% of their accreted value, respectively.

     The notes rank equally with the Company's other unsecured senior indebtedness. The notes are effectively subordinate to all of the Company's secured indebtedness. The notes are guaranteed by the Company's domestic subsidiary, Cricket Communications Holdings. The terms of the notes include certain covenants that restrict the Company's ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets and effect a consolidation or merger. The Company is obligated to consummate an exchange offer for the notes pursuant to an effective registration statement or cause to become effective a shelf registration statement for resales of the notes. If one of these events does not occur within 180 days after the closing of the units offering, interest on the notes will increase by 0.5% per annum until the exchange offer is consummated or such shelf registration statement becomes effective.

     Each warrant included as part of the senior units is initially exercisable to purchase 5.146 shares (1,157,850 shares in aggregate) of the Company's common stock at an exercise price of $96.80 per share. Each warrant included as part of the senior discount units is initially exercisable to purchase 2.503 shares (1,672,004 shares in aggregate) of the Company's common stock at an exercise price of $96.80 per share. The warrants may be exercised at any time on or after February 23, 2001 and prior to April 15, 2010. The Company is obligated to file a shelf registration statement covering the resale of the warrants and related common stock issuable upon exercise of the warrants within 180 days after the closing of the units offering.

     QUALCOMM CREDIT AGREEMENT

     The Company entered into a secured credit facility (the "Qualcomm Credit Agreement") with Qualcomm on September 23, 1998. The Qualcomm Credit Agreement consisted of two sub-facilities. The working capital sub-facility enabled the Company to borrow up to $35.2 million from Qualcomm for working capital needs. The investment capital sub-facility enabled the Company to borrow up to $229.8 million from Qualcomm for strategic capital investments. In February 2000, the Company used a portion of the net proceeds of the units and equity offerings to repay in full $226.7 million outstanding under the Qualcomm Credit Agreement. In connection with the repayment of the Qualcomm Credit Agreement, the related unamortized debt issue costs of $4.4 million were written off and reported as an extraordinary loss in the accompanying condensed consolidated statements of operations.

     LUCENT CREDIT AGREEMENT

     In September 1999, Cricket Communications, Inc. ("Cricket Communications"), an indirect subsidiary of the Company, entered into an agreement with Lucent Technologies, Inc. ("Lucent") for the purchase of $330.0 million of infrastructure products and services. Lucent agreed to finance these purchases plus additional working capital under a credit facility (the "Lucent Credit Agreement"). The Lucent Credit Agreement permits up to $641.0 million in total borrowings with borrowing availability based on total amounts of equipment purchased, subject to various covenants and conditions typical for a loan of this type, including minimum levels of customers and covered potential customers which must increase over time, limits on annual capital expenditures and dividend restrictions and other financial ratio tests. The obligations under the Lucent Credit Agreement are secured by all of the stock of Cricket

                       LEAP WIRELESS INTERNATIONAL, INC.

Communications and its subsidiaries, all of their respective assets, the assets of Cricket Communications Holdings and the stock of each special purpose subsidiary of Leap formed to hold wireless licenses. Borrowings under the Lucent Credit Agreement accrue at an interest rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on certain financial ratios. Cricket Communications must pay Lucent a commitment fee equal to 1.25% per annum on the unused commitment under the facility, decreasing to 0.75% per annum. Principal payments are scheduled to begin after three years with a final maturity after eight years. Repayment is weighted to the later years of the repayment schedule. At February 29, 2000, the Company had $21.0 million outstanding under the Lucent Credit Agreement, including $0.3 million in accrued and capitalized interest.

     SMARTCOM DEFERRED PAYMENT AND CREDIT AGREEMENTS

     Smartcom has entered into a Deferred Payment Agreement, as amended and restated (the "Deferred Payment Agreement"), with Qualcomm related to Smartcom's purchase of equipment, software and services from Qualcomm. Under the Deferred Payment Agreement, Qualcomm has agreed to defer collection of amounts up to a maximum of $115.7 million including capitalized interest. The obligations under the Deferred Payment Agreement are secured by all of the assets of Smartcom. A Leap subsidiary has agreed to pledge its shares in Smartcom as collateral for its guarantee of Smartcom's obligations to Qualcomm under the agreement. The Deferred Payment Agreement requires Smartcom to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on Smartcom's ability to pay dividends and to distribute assets. As a result, substantially all the net assets of Smartcom are restricted from distribution to Leap. The deferred payments bear interest at a rate equal to LIBOR plus 5.0% to 6.5% or a bank base rate plus 4.0% to 5.5%, in each case with the specific rate based on certain financial ratios. Accrued interest may be added to the outstanding principal amount of the applicable borrowing until September 2001. Amounts deferred under the agreement must be repaid by September 2006. At February 29, 2000, the Company had $95.3 million outstanding under the Deferred Payment Agreement.

     In February 2000, Smartcom and Qualcomm entered into an agreement (the "Equipment Credit Agreement") related to Smartcom's equipment supply and service agreements with a vendor. The Equipment Credit Agreement permits up to $38.5 million in borrowings, including capitalized interest. The Equipment Credit Agreement provides for certain financial and operating covenants similar to the Deferred Payment Agreement. Borrowings under the Equipment Credit Agreement accrue at an interest rate equal to LIBOR plus 5.0% to 7.0% or a bank base rate plus 4.0% to 6.0%, in each case with the specific rate based on certain financial ratios. Principal payments are scheduled to begin in March 2002 with a final maturity of September 2006. At February 29, 2000, Smartcom had financed amounts totaling $18.6 million under the Equipment Credit Agreement.

     In February 2000, Smartcom and Qualcomm entered into an agreement (the "Subscriber Deferred Payment Agreement") related to Smartcom's purchase of handsets and accessories and test equipment from Qualcomm. Under the terms of the agreement, Qualcomm has agreed to defer collection of amounts up to a maximum of $11.2 million, including capitalized interest. The Subscriber Deferred Payment Agreement provides for certain financial and operating covenants similar to the Deferred Payment Agreement. Borrowings under the Subscriber Deferred Payment Agreement accrue at an interest rate equal to LIBOR plus 3.5% to 5.0% or a bank base rate plus 2.5% to 4.0%, in each case with the specific rate based on certain financial ratios. Principal outstanding is due at maturity in September

                       LEAP WIRELESS INTERNATIONAL, INC.

2001. At February 29, 2000, the Company had $5.6 million outstanding under the Subscriber Deferred Payment Agreement.

     U.S. GOVERNMENT FINANCING

     As part of the consideration for three wireless licenses acquired from AirGate, the Company assumed $11.1 million ($9.6 million, net of discount) of U.S. Government financing with the FCC. The terms of the notes include an interest rate of 6.25% per annum and quarterly principal and interest payments until maturity in April 2007. The notes were discounted using management's best estimate of the prevailing market interest rate to the Company at the time of purchase of the wireless licenses of 10.75% per annum.

NOTE 7. EQUITY OFFERING

     In February 2000, the Company completed a public equity offering of 4,000,000 shares of common stock at a price of $88.00 per share. Net of underwriters' discounts and commissions, the Company received $82.72 per share, or $330.9 million in the aggregate. The Company expects to pay approximately $0.9 million of expenses related to the equity offering, and these costs have been recorded as reductions to additional paid-in capital. A portion of the net proceeds from the equity offering was used for the repayment of the Qualcomm Credit Agreement. The remaining proceeds from the equity offering will be used for capital expenditures, acquisitions of wireless licenses, strategic investments, sales and marketing activities and working capital and general corporate purposes.

NOTE 8. COMMITMENTS AND CONTINGENCIES

     PEGASO

     In May 1999, Pegaso entered into a $100 million loan agreement with several banks with credit support from Qualcomm. The Company guaranteed 33% of Pegaso's obligations under this loan agreement in the event of Pegaso's default. In December 1999, as a condition of the guarantee, the Company received an option to subscribe for and purchase up to 243,090 limiting voting series "N" treasury shares of Pegaso. The number of shares to be purchased by the Company under the option will be calculated to provide a total internal rate of return on the average outstanding balance of the bridge loan of 20%. The options have an exercise price of $0.01 per share and expire 10 years from the date of issuance. The options are exercisable at any time after the date on which all amounts under the loan agreement are paid in full.

     LITIGATION

     In September 1999, the Company declared default under loans to Metrosvyaz, stopped funding those loans, wrote off its remaining $9.6 million investment in Metrosvyaz, and issued a demand for arbitration against Metrosvyaz and one of its directors with respect to those loans. In response, in March 2000, Metrosvyaz filed suit against the Company and certain of its directors and officers in the U.S. District Court for the Southern District of California. The Metrosvyaz suit alleged claims for libel, trade libel, intentional and negligent interference with prospective advantage and breach of fiduciary duty.

                       LEAP WIRELESS INTERNATIONAL, INC.

     In April 2000, the Company resolved its differences with Metrosvyaz. As part of the settlement, Metrosvyaz dismissed its action against the Company and its officers in the federal court in San Diego, Leap dismissed its demand for arbitration, and both companies agreed to general releases. The Company surrendered its interest in a joint venture company that owned an interest in Metrosvyaz, wrote off the balance of its investments in Russia and received a contractual right to certain contingent payments from Qualcomm.

     Various other claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 9. SEGMENT DATA

     The Company's current reportable segments are countries in which it manages, supports, operates and otherwise participates in wireless communications business ventures. These reportable segments are evaluated separately because each geographic region presents different marketing strategies and operational issues, as well as distinct economic climates and regulatory constraints. The Company's reportable segments are comprised of its consolidated and unconsolidated United States subsidiaries, and Leap's operating companies in Mexico and Chile.

                       LEAP WIRELESS INTERNATIONAL, INC.

     Summary information by segment is as follows (in thousands):

                                                THREE MONTHS ENDED             SIX MONTHS ENDED
                                            ---------------------------   ---------------------------
                                            FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                2000           1999           2000           1999
                                            ------------   ------------   ------------   ------------
                                                                   (UNAUDITED)
UNITED STATES
Revenues..................................    $  3,201       $    225      $   5,288      $     824
Operating loss............................     (27,420)        (4,455)       (42,918)        (8,887)
Operating loss before depreciation and
  amortization............................      (9,889)        (3,530)       (15,699)        (7,087)
Capital expenditures......................     (23,754)        (3,497)       (27,683)        (7,019)
Purchase of wireless licenses.............     (23,489)            --        (23,489)            --
Total assets..............................     152,636         85,786        152,636         85,786
CHILE
Revenues..................................       8,763          1,076         14,211          1,284
Operating loss............................     (23,176)        (5,559)       (37,501)       (10,983)
Operating loss before depreciation and
  amortization............................     (18,313)        (2,340)       (27,622)        (5,922)
Capital expenditures......................     (27,287)       (22,302)       (30,186)       (39,397)
Total assets..............................     214,574        139,283        214,574        139,283
MEXICO
Revenues..................................       4,652             --          6,066             --
Operating loss............................     (53,509)       (24,284)       (91,533)       (24,818)
Operating loss before depreciation and
  amortization............................     (48,482)       (24,222)       (84,134)       (24,740)
Capital expenditures......................     (66,067)       (71,208)      (102,346)      (131,552)
Purchase of wireless licenses.............          --             --             --       (175,864)
Total assets..............................     597,566        412,489        597,566        412,489

                       LEAP WIRELESS INTERNATIONAL, INC.

     A reconciliation of the total of the Company's segment revenues, operating losses and operating losses before depreciation and amortization to the corresponding consolidated amounts is as follows (in thousands):

                                                THREE MONTHS ENDED             SIX MONTHS ENDED
                                            ---------------------------   ---------------------------
                                            FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                2000           1999           2000           1999
                                            ------------   ------------   ------------   ------------
                                                                   (UNAUDITED)
Total segment revenues....................   $  16,616       $  1,301      $  25,565       $  2,108
Revenues of unconsolidated wireless
  operating companies.....................      (7,853)        (1,301)       (11,354)        (2,108)
Other revenues............................          36             --             72             --
                                             ---------       --------      ---------       --------
  Consolidated revenues...................   $   8,799       $     --      $  14,283       $     --
                                             =========       ========      =========       ========
Total segment operating losses............   $(104,105)      $(34,298)     $(171,952)      $(44,688)
Operating losses of unconsolidated
  wireless operating companies............      77,554         39,011        127,873         52,153
Discontinued foreign ventures.............          --         (6,146)            --         (9,898)
Corporate and eliminations................      (4,304)        (2,752)        (7,389)        (6,116)
                                             ---------       --------      ---------       --------
  Consolidated operating loss.............   $ (30,855)      $ (4,185)     $ (51,468)      $ (8,549)
                                             =========       ========      =========       ========
Total segment operating losses before
  depreciation and amortization...........   $ (76,684)      $(30,092)     $(127,455)      $(37,749)
Operating losses before depreciation and
  amortization of unconsolidated wireless
  operating companies.....................      55,045         34,805         93,304         45,214
Discontinued foreign ventures.............          --         (6,146)            --         (9,898)
Corporate and eliminations................      (4,143)        (2,611)        (7,069)        (5,851)
                                             ---------       --------      ---------       --------
Consolidated operating losses before
  depreciation and amortization...........   $ (25,782)      $ (4,044)     $ (41,220)      $ (8,284)
                                             =========       ========      =========       ========

     Revenues and long-lived assets related to operations in the United States and other foreign countries are as follows (in thousands):

                                                THREE MONTHS ENDED             SIX MONTHS ENDED
                                            ---------------------------   ---------------------------
                                            FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                2000           1999           2000           1999
                                            ------------   ------------   ------------   ------------
                                                                   (UNAUDITED)
REVENUES:
United States.............................     $   36          $--          $    72          $--
Other foreign countries...................      8,763           --           14,211           --
                                               ------          ---          -------          ---
  Total consolidated revenues.............     $8,799          $--          $14,283          $--
                                               ======          ===          =======          ===

                       LEAP WIRELESS INTERNATIONAL, INC.

                                                              FEBRUARY 29,   AUGUST 31,
                                                                  2000          1999
                                                              ------------   ----------
                                                              (UNAUDITED)
LONG-LIVED ASSETS:
United States...............................................    $ 64,638      $ 23,599
Other foreign countries.....................................     240,411       264,369
                                                                --------      --------
  Total consolidated long-lived assets......................    $305,049      $287,968
                                                                ========      ========

NOTE 10. SUBSEQUENT EVENTS

     STOCKHOLDER RIGHTS PLAN

     In March 2000, the Company's Board of Directors approved an amendment to the Company's Stockholder Rights Plan that increases the purchase price from $90 to $350 for each one one-thousandth share of Series A Junior Participating Preferred Stock.

     PENDING WIRELESS LICENSE ACQUISITIONS

     In March 2000, the Company agreed to acquire three wireless licenses covering the Phoenix, Arizona, Reno, Nevada and Roswell, New Mexico markets from Beta Communications, L.L.C. The purchase price for the licenses is $33.3 million in cash. In April 2000, the Company agreed to acquire a wireless license covering the Omaha, Nebraska market from CM PCS, LLC. The purchase price for the license is $14.2 million in cash plus the assumption of approximately $0.6 million in indebtedness to the FCC related to the license. Also in April 2000, the Company agreed to acquire a wireless license covering the Lincoln, Nebraska market from Center Point PCS. The purchase price for the wireless license is $4.3 million in cash. These transactions are subject to FCC approval and other conditions prior to closing. Accordingly, there can be no assurance that the transactions will ultimately be consummated.


     SALE OF SMARTCOM



     On June 2, 2000, the Company completed the sale of all of the issued and outstanding shares of Smartcom to Endesa, S.A., a Spanish utility company ("Endesa") for $156.8 million in cash and notes totaling $143.2 million subject to certain post closing adjustments, plus repayment of intercompany debt owed to the Company by Smartcom totaling $53.3 million and the release of cash collateral posted by Leap securing Smartcom indebtedness of approximately $28.2 million. In addition to Endesa assuming the net assets of Smartcom, the Company's loans payable to banks in Chile of $10.3 million and $7.6 million have been repaid by the Company.



     CRICKET COMMUNICATIONS HOLDINGS



     On June 15, 2000, the Company acquired the remaining 5.11% of Cricket Communications Holdings that it did not already own through a subsidiary merger. These shares were owned by individuals, including directors and employees of the Company and Cricket Communications Holdings. Under the terms of the merger, each issued and outstanding share of Cricket Communications Holdings common stock not held by the Company was converted into the right to receive 0.315 of a fully paid and nonassessable share of Company common stock. As a result, an aggregate of 1,048,635 shares of the

                       LEAP WIRELESS INTERNATIONAL, INC.

Company's common stock were issued. The value of the shares issued in excess of the minority interest will be allocated to goodwill. In addition, the Company assumed all unexpired and unexercised Cricket Communications Holdings stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of the Company's common stock. The Company also assumed an obligation to issue 202,566 shares of its common stock for an aggregate exercise price of $1.0 million upon the conversion and exercise of Chase Telecommunications Holdings warrant to purchase 643,068 shares of Cricket Communications Holdings.


                                    * * * *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Smartcom S.A.
(Company in the development stage)

     In our opinion, the accompanying balance sheets and the related statements of income and comprehensive income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Smartcom S.A., formerly named Chilesat Telefonia Personal S.A., (Company in the development stage) at December 31, 1998 and 1997, and the results of its operations and cash flows for year ended December 31, 1998, for the period from inception (March 3, 1997) to December 31, 1997, and for the period from inception (March 3, 1997) to December 31, 1998, in conformity with generally accepted accounting principles of the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards of the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     At December 31, 1998, the Company had negative working capital of US$49.7 million. At that date, US$36.6 million of the current liabilities relate to debt payable to related parties who have the option to convert such debt into shares should Smartcom S.A. be unable to meet its obligations. As a result of its negative working capital, the Company had not complied with certain financial conditions of the credit agreement described in Note 8. As described in Note 14, the Company has entered into a Second Amended and Restated Deferred Payment Agreement which substantially revised the Deferred Payment Agreement covenants, including covenants that were in default, and deferred the dates of repayment of the loan, subject to certain conditions.

Price Waterhouse
Santiago, Chile,
February 25, 1999 except as to Note 14(b) which is as of March 16, 1999; Note 14(c) which is as of April 19, 1999; and Note 14(d) which is as of October 12, 1999.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET
                      EXPRESSED IN THOUSANDS OF US DOLLARS

                                                                 AS OF      AS OF DECEMBER 31,
                                                               MARCH 31,    ------------------
                                                                 1999         1998      1997
                                                              -----------   --------   -------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $  1,058     $    942   $24,875
  Accounts receivable -- trade..............................      1,404        1,017        --
  Accounts receivable from related company..................         --           --        10
  Other accounts receivable.................................        119          134       133
  Recoverable taxes.........................................      3,308        6,480     6,228
  Inventories...............................................      1,421        4,419        --
  Other current assets......................................      1,348          779       695
                                                               --------     --------   -------
          Total current assets..............................      8,658       13,771    31,941
PROPERTY, PLANT AND EQUIPMENT, NET..........................    123,061      124,800    40,093
OTHER ASSETS................................................        641          712         4
                                                               --------     --------   -------
          Total assets......................................   $132,360     $139,283   $72,038
                                                               ========     ========   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Interest payable..........................................   $  6,962     $     --   $    --
  Interest payable to related companies.....................      2,603        6,957       543
  Accounts and note payable.................................     27,033        1,804       380
  Accounts and notes payable to related companies...........     37,167       52,572       247
  Accrued liabilities and withholdings......................        911        2,160       960
                                                               --------     --------   -------
          Total current liabilities.........................     74,676       63,493     2,130
                                                               --------     --------   -------
LONG-TERM LIABILITIES
  Note payable..............................................     43,326           --        --
  Note payable to related company...........................         --       49,807    23,655
  Other long-term liabilities...............................      8,491        8,496     4,579
                                                               --------     --------   -------
          Total long-term liabilities.......................     51,817       58,303    28,234
                                                               --------     --------   -------
COMMITMENTS AND CONTINGENCIES...............................         --           --        --
SHAREHOLDERS' EQUITY
  Preferred stock (8,400,000 shares authorized, issued and
     outstanding, with no par value; liquidation preference
     up to stated value)....................................     42,000       42,000    42,000
  Common stock (8,400,000 shares authorized, issued and
     outstanding, with no par value)........................      1,964        1,964     1,964
  Other capital contributions...............................        940          493        --
  (Deficit) surplus accumulated during the development
     stage..................................................    (33,601)     (21,943)       55
  Accumulated other comprehensive losses....................     (5,436)      (5,027)   (2,345)
                                                               --------     --------   -------
          Total shareholders' equity........................      5,867       17,487    41,674
                                                               --------     --------   -------
          Total liabilities and shareholders' equity........   $132,360     $139,283   $72,038
                                                               ========     ========   =======

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                  STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                      EXPRESSED IN THOUSANDS OF US DOLLARS

                                 FOR THE THREE MONTH                   FOR THE PERIOD        FOR THE PERIOD FROM
                                    PERIOD ENDED          FOR THE      FROM INCEPTION    INCEPTION (MARCH 3, 1997) TO
                                ---------------------    YEAR ENDED    (MARCH 3, 1997)   ----------------------------
                                MARCH 31,   MARCH 31,   DECEMBER 31,   TO DECEMBER 31,    MARCH 31,     DECEMBER 31,
                                  1999        1998          1998            1997             1999           1998
                                ---------   ---------   ------------   ---------------   ------------   -------------
                                     (UNAUDITED)                                         (UNAUDITED)
OPERATING RESULTS
  Sales.......................  $  2,386     $    --      $  1,284         $    --         $  3,670       $  1,284
  Cost of sales...............    (1,273)         --        (1,570)             --           (2,843)        (1,570)
                                --------     -------      --------         -------         --------       --------
     Gross margin.............     1,113          --          (286)             --              827           (286)
  Remunerations and other
     staff costs..............    (1,408)       (735)       (3,916)             --           (5,324)        (3,916)
  Sales commissions...........      (600)         --          (882)             --           (1,482)          (882)
  Marketing expenses..........      (196)       (352)       (3,619)             --           (3,815)        (3,619)
General and administrative
  expenses....................    (1,204)        (81)       (2,736)           (659)          (4,599)        (3,395)
  Depreciation and
     amortization.............    (4,148)        (14)       (3,743)             (4)          (7,895)        (3,747)
                                --------     -------      --------         -------         --------       --------
     Net operating loss.......    (6,443)     (1,182)      (15,182)           (663)         (22,288)       (15,845)
                                --------     -------      --------         -------         --------       --------
NON-OPERATING RESULTS
  Interest income.............        46         623         1,058           2,022            3,126          3,080
  Interest expense............    (2,702)         (7)       (3,295)             --           (5,997)        (3,295)
  Currency exchange losses....    (2,649)     (1,242)       (4,186)         (1,280)          (8,115)        (5,466)
  Other income (expenses).....        90          (4)         (393)            (24)            (327)          (417)
                                --------     -------      --------         -------         --------       --------
     Non-operating (loss)
       income.................    (5,215)       (630)       (6,816)            718          (11,313)        (6,098)
                                --------     -------      --------         -------         --------       --------
     Net (loss) income........   (11,658)     (1,812)      (21,998)             55          (33,601)       (21,943)
OTHER COMPREHENSIVE INCOME
  Currency translation
     adjustment...............      (409)     (1,390)       (2,682)         (2,345)          (5,436)        (5,027)
                                --------     -------      --------         -------         --------       --------
  Comprehensive loss..........  $(12,067)    $(3,202)     $(24,680)        $(2,290)        $(39,037)      $(26,970)
                                ========     =======      ========         =======         ========       ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
                      EXPRESSED IN THOUSANDS OF US DOLLARS

                                  FOR THE THREE MONTH                      FOR THE PERIOD          FOR THE PERIOD FROM
                                      PERIOD ENDED           FOR THE       FROM INCEPTION     INCEPTION (MARCH 3, 1997) TO
                                 ----------------------     YEAR ENDED     (MARCH 3, 1997)    -----------------------------
                                 MARCH 31,    MARCH 31,    DECEMBER 31,    TO DECEMBER 31,     MARCH 31,      DECEMBER 31,
                                   1999         1998           1998             1997              1999            1998
                                 ---------    ---------    ------------    ---------------    ------------    -------------
                                      (UNAUDITED)                                             (UNAUDITED)
CASH FLOW FROM OPERATING
  ACTIVITIES
Net (loss) income..............  $(11,658)    $ (1,812)      $(21,998)        $     55          $(33,601)       $(21,943)
  Adjustments to reconcile to
    net cash used in operating
    activities:
    Depreciation and
      amortization.............     4,148           14          3,743                4             7,895           3,747
    Use of the network and
      signal distribution
      services.................       447           --            493               --               940             493
  Changes in working capital:
    Accounts
      receivable -- trade......      (387)        (880)        (1,017)              --            (1,404)         (1,017)
    Accounts receivable from
      related companies........        --           --             10              (10)               --              --
    Other accounts
      receivable...............        15           --             (1)            (133)             (119)           (134)
    Recoverable taxes..........     3,172        1,520           (252)          (6,171)           (3,251)         (6,423)
    Inventories................     3,161           --             --               --             3,161              --
    Other current assets.......      (569)      (5,269)          (118)            (695)           (1,382)           (813)
    Accounts and note
      payable..................     3,403          494          1,424              380             5,207           1,804
    Accrued interest and
      accounts payable to
      related
      companies................       972           --          7,168              511             8,651           7,679
    Accrued liabilities and
      withholdings.............    (1,249)        (890)         1,200              957               908           2,157
                                 --------     --------       --------         --------          --------        --------
      Cash flow used in
         operating
         activities............     1,455       (6,823)        (9,348)          (5,102)          (12,995)        (14,450)
                                 --------     --------       --------         --------          --------        --------
CASH FLOW FROM INVESTING
  ACTIVITIES
  Acquisitions of property,
    plant and equipment........    (4,033)     (22,349)       (37,766)         (14,383)          (56,182)        (52,149)
  Other........................        71            4           (708)              (4)             (641)           (712)
                                 --------     --------       --------         --------          --------        --------
      Cash flow used in
         investing
         activities............    (3,962)     (22,345)       (38,474)         (14,387)          (56,823)        (52,861)
                                 --------     --------       --------         --------          --------        --------
CASH FLOW FROM FINANCING
  ACTIVITIES
  Notes payable to related
    companies..................        --       13,207         20,271               --            20,271          20,271
  Capital increase.............        --           --             --           42,000            42,000          42,000
  Other long-term
    liabilities................        --        1,377          3,917            4,579             8,496           8,496
                                 --------     --------       --------         --------          --------        --------
      Cash flow provided by
         financing
         activities............        --       14,584         24,188           46,579            70,767          70,767
                                 --------     --------       --------         --------          --------        --------
Net (decrease) increase in
  cash.........................    (2,507)     (14,584)       (23,634)          27,090               949           3,456
Effect of exchange rate changes
  on cash......................     2,623          (52)          (299)          (2,215)              109          (2,514)
                                 --------     --------       --------         --------          --------        --------
(Decrease) increase in cash and
  cash equivalents.............       116      (14,636)       (23,933)          24,875             1,058             942
Cash and cash equivalents at
  the beginning of the
  period.......................       942       24,875         24,875               --                --              --
                                 --------     --------       --------         --------          --------        --------
CASH AND CASH EQUIVALENTS AT
  THE END OF THE PERIOD........  $  1,058     $ 10,239       $    942         $ 24,875          $  1,058        $    942
                                 ========     ========       ========         ========          ========        ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
                      EXPRESSED IN THOUSANDS OF US DOLLARS

SUPPLEMENTAL CASH FLOW INFORMATION

                                       FOR THE THREE MONTH                   FOR THE PERIOD         FOR THE PERIOD FROM
                                          PERIOD ENDED          FOR THE      FROM INCEPTION    INCEPTION (MARCH 3, 1997) TO
                                      ---------------------    YEAR ENDED    (MARCH 3, 1997)   -----------------------------
                                      MARCH 31,   MARCH 31,   DECEMBER 31,   TO DECEMBER 31,    MARCH 31,      DECEMBER 31,
                                        1999        1998          1998            1997             1999            1998
                                      ---------   ---------   ------------   ---------------   ------------    -------------
                                           (UNAUDITED)                                                  (UNAUDITED)
Interest paid.......................     $4          $--          $695            $923            $1,622          $1,618

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

     The following non-cash transactions occurred during the periods presented:

                                                                       FOR THE PERIOD          FOR THE PERIOD FROM
                                FOR THE THREE MONTH      FOR THE       FROM INCEPTION     INCEPTION (MARCH 3, 1997) TO
                                   PERIOD ENDED         YEAR ENDED     (MARCH 3, 1997)    -----------------------------
                                     MARCH 31,         DECEMBER 31,    TO DECEMBER 31,     MARCH 31,      DECEMBER 31,
                                       1999                1998             1997              1999            1998
                                -------------------    ------------    ---------------    ------------    -------------
                                    (UNAUDITED)                                           (UNAUDITED)
Long-term financing received
  from related company to
  purchase fixed assets and
  inventories.................        $    --            $ 14,745         $ 23,655          $ 38,400        $ 38,400
Short-term financing received
  from related company to
  purchase fixed assets and
  inventories.................             --              42,707               --            42,707          42,707
Long-term financing to
  purchase fixed assets and
  inventories.................          1,578                  --               --             1,578              --
Purchase of fixed assets from
  party providing financing...         (1,415)            (53,067)         (23,655)          (78,137)        (76,722)
Purchase of inventories from
  party providing financing...           (163)             (4,385)              --            (4,548)         (4,385)
                                      -------            --------         --------          --------        --------
                                      $    --            $     --         $     --          $     --        $     --
                                      =======            ========         ========          ========        ========

     As indicated in Note 1, Chilesat S.A. contributed non-cash assets and liabilities to the joint venture on March 3, 1997. The net assets contributed at that date are summarized as follows:

Current assets..............................................  $   57
Property, plant and equipment...............................   2,189
Current liabilities.........................................    (282)
                                                              ------
         Net assets contributed.............................  $1,964
                                                              ======

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      EXPRESSED IN THOUSANDS OF US DOLLARS

                                                                                            (DEFICIT)
                                                                                             SURPLUS
                                                                                           ACCUMULATED    ACCUMULATED
                              NUMBER OF   NUMBER OF                            OTHER       DURING THE        OTHER
                              PREFERRED    COMMON     PREFERRED   COMMON      CAPITAL      DEVELOPMENT   COMPREHENSIVE
                               SHARES      SHARES       STOCK     STOCK    CONTRIBUTIONS      STAGE         LOSSES        TOTAL
                              ---------   ---------   ---------   ------   -------------   -----------   -------------   --------
Capital increase at
  inception on March 3,
  1997......................  8,400,000   8,400,000   $ 42,000    $1,964       $ --         $     --        $    --      $ 43,964
Share subscriptions
  receivable................        --          --     (42,000)      --          --               --             --       (42,000)
Payment of share
  subscriptions
  receivable................        --          --      42,000       --          --               --             --        42,000
Net income for the period...        --          --          --       --          --               55             --            55
Currency translation
  adjustment................        --          --          --       --          --               --         (2,345)       (2,345)
                              ---------   ---------   --------    ------       ----         --------        -------      --------
Balance at December 31,
  1997......................  8,400,000   8,400,000   $ 42,000    $1,964         --         $     55        $(2,345)     $ 41,674
                              =========   =========   ========    ======       ====         ========        =======      ========
Balance at January 1,
  1998......................  8,400,000   8,400,000   $ 42,000    $1,964       $ --         $     55        $(2,345)     $ 41,674
Other contributed capital...        --          --          --       --         493               --             --           493
Net loss for the period.....        --          --          --       --          --          (21,998)            --       (21,998)
Currency translation
  adjustment................        --          --          --       --          --               --         (2,682)       (2,682)
                              ---------   ---------   --------    ------       ----         --------        -------      --------
Balance at December 31,
  1998......................  8,400,000   8,400,000   $ 42,000    $1,964       $493         $(21,943)       $(5,027)     $ 17,487
                              =========   =========   ========    ======       ====         ========        =======      ========
Balance at January 1,
  1999......................  8,400,000   8,400,000   $ 42,000    $1,964       $493         $(21,943)       $(5,027)     $ 17,487
Other contributed capital
  (unaudited)...............        --          --          --       --         447               --             --           447
Net loss for the period
  (unaudited)...............        --          --          --       --          --          (11,658)            --       (11,658)
Currency translation
  adjustment (unaudited)....        --          --          --       --          --               --           (409)         (409)
                              ---------   ---------   --------    ------       ----         --------        -------      --------
Balance at March 31, 1999
  (unaudited)...............  8,400,00    8,400,000   $ 42,000    $1,964       $940         $(33,601)       $(5,436)     $  5,867
                              =========   =========   ========    ======       ====         ========        =======      ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1. THE COMPANY

     Smartcom S.A., formerly named Chilesat Telefonia Personal S.A., (the "Company" or "Smartcom") is a joint venture created on March 3, 1997 by Telex-Chile S.A. and its subsidiary Chilesat S.A. (together "Chilesat") and Inversiones Leap Wireless Chile S.A. ("Inversiones", formerly Inversiones Qualcomm S.A.) for the purpose of building and operating a mobile PCS telephone system (personal communication system) in Chile. Inversiones is a wholly-owned subsidiary of Leap Wireless International, Inc.

     Pursuant to the terms of the Subscription and Shareholders' Agreement ("Shareholders' Agreement"), Chilesat and Inversiones hold all of the outstanding common and preferred shares of the Company, respectively. Each partner has a 50% ownership in the joint venture. Each partner has the right to elect two representatives to the Board of Directors and a fifth independent director is elected by a vote of at least 75% of the shareholders. Approval of 4/5 of the directors is required for a number of significant operating and management decisions. The common directors are entitled to nominate the general manager, and the preferred directors are entitled to nominate the CFO. However, approval of the nominations requires approval by 4/5 of the directors.

     During 1998, an amendment was made to the Shareholders' Agreement and Qualcomm Incorporated transferred and assigned its interest in Inversiones to Leap Wireless International, Inc. All terms and conditions of the shareholders agreement are now binding on Leap Wireless International Inc.

     Because Chilesat's contributions to the joint venture were non-cash assets and liabilities whose fair values were not readily determinable, the non-cash assets and liabilities contributed were recorded at their predecessor basis.

     As one of the non-cash assets contributed, Chilesat provided a contract entitling the Company to the right to use a part of Chilesat's network for a period of 11.5 years and the right to receive signal distribution services for the same period. The contract is for the Company's sole and exclusive use of signal transmissions. Chilesat is responsible for meeting the Company's transmission requirements as well as the supervision, control, maintenance and repair of the network. Chilesat also contributed the already existing entity Smartcom, among whose assets was the PCS license to operate in Chile.

     The Company is the holder of one of three national licenses to provide PCS services in Chile. These services were required to be ready for operations under the conditions of the license by June 23, 1998 in the case of the geographical area covered by Chile's Fourth to Tenth regions and by December 23, 1998 for the remainder of the country. The Company completed construction of its mobile PCS telephone system infrastructure by the required dates. The Company entered into a System Equipment Purchase Agreement with Qualcomm Incorporated whereby Qualcomm Incorporated will provide manufacturing, engineering, equipping, integrating, installing, testing and technical assistance for the mobile PCS telephone system.

     Under the terms of the Shareholders' Agreement, the Company will purchase from Qualcomm Incorporated all network hardware and software marketed by Qualcomm Incorporated and at least 50% of all mobile and fixed handsets purchased by the Company for a period expiring in September 2000. Similarly, until the later of five years following the formation of the joint venture or the date on which

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

Inversiones ceases to hold preferred shares representing more than 24% of the capital stock of the Company, the Shareholders agree to cause the Company to use only IS95 CDMA technology.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) GENERAL

     Smartcom is a development stage company as defined in accordance with Statement of Financial Accounting Standards No. 7 due to the fact that the Company has not yet generated significant revenues from commercial operations. As indicated in Note 1, the Company has completed the construction of its mobile PCS telephone system infrastructure and testing of the installations between Chile's Fourth and Tenth regions with friendly users commenced in July, 1998. The mobile PCS telephone system began operations in September, 1998. The infrastructure necessary to cover the remainder of Chile was operational in December 1998.

     The financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"). The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

     (b) PERIOD OF FINANCIAL STATEMENTS

     The financial statements for the Company are presented for the year ended December 31, 1998 with comparative amounts for the period from the date of formation of the joint venture on March 3, 1997 through December 31, 1997. The unaudited financial statements for three months ended March 31, 1999 are presented.

     (c) TRANSLATION OF THE CHILEAN PESO FINANCIAL STATEMENTS

     The financial statements give effect to the translation of the Chilean peso financial statements of the Company (not submitted herewith) to United States dollars. All asset and liability accounts have been translated (after eliminating the effects of accounting for inflation in Chile) at the Observed Exchange Rates determined by the Central Bank of Chile at March 31, 1999, December 31, 1998 and 1997 of Ch$484.08, Ch$472.41 and Ch$439.18 per US$1,
respectively. Capital stock has been translated at historic Observed Exchange Rates. Income and expense accounts have been translated at average monthly Observed Exchange Rates. The net effects of translation are recorded in the cumulative translation adjustment account as a component of Accumulated other comprehensive losses in the Company's equity.

     (d) MONETARY ASSETS AND LIABILITIES IN OTHER CURRENCIES

     Monetary assets and liabilities denominated in foreign currency have been translated at year-end exchange rates. The effects of such translation have been recorded as exchange gains or losses in the statement of income. Certain assets and liabilities are denominated in UFs (Unidades de Fomento). The UF is a Chilean inflation-indexed, peso-denominated monetary unit which is set daily in advance based

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

on changes in the Consumer Price Index. The adjustment to the closing value of UF-denominated assets and liabilities have also been recorded as part of Currency exchange losses in the statement of income.

     (e) REVENUE RECOGNITION

     Revenue has been accrued at year end for the portion of fixed charge services earned to date. The Company also recognizes revenues for traffic in excess of the amounts attributable to the fixed charge contracts in the month such revenues are billed. The effects of the unbilled revenues at period end not recognized are not significant.

     (f) UNCOLLECTABLE ACCOUNTS

     The Company records an allowance for uncollectable accounts receivable with respect to those amounts estimated not to be recoverable.

     (g) INVENTORY

     Inventory is comprised of handsets and accessories not yet placed into service which are stated at the lower of historical cost, determined under a first-in, first-out unit flow assumption, or market.

     (h) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at acquisition cost plus capitalized interest and direct costs incurred during the construction phase of the mobile PCS telephone system. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. Depreciation with respect to the infrastructure of the mobile PCS telephone system was applied beginning in September 1998.

     (i) ADVERTISING

     It is the Company's policy to record the cost of advertising as it is incurred. For the year ended December 31, 1998, the Company recorded US$3,619,000 (US$338,000 in 1997) as advertising expense. For the three months ended March 31, 1999 (unaudited), the Company recorded US$197,000 as advertising expense.

     (j) INCOME TAXES

     Income taxes have been recorded in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109). Income taxes payable for the current year are recorded in current liabilities, if applicable. Future taxes arising from differences between the amounts shown for assets and liabilities in the balance sheet and the tax basis of those assets and liabilities at the balance sheet date have been recorded as deferred income taxes. Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     (k) LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

     (l) NETWORK USE AND SIGNAL DISTRIBUTION SERVICES

     It is the Company's policy to systematically recognize expense for the use of the network and signal distribution services provided by a related party as per an independent valuation on a straight-line basis over the remaining life of the contract as other capital contributions (Note 11c).

     (m) CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, including securities purchased under resale agreements. Securities purchased under agreements to resell include investments in instruments issued by the Central Bank of Chile acquired under resale agreements, and are stated at cost plus accrued interest.

     Cash and cash equivalents are summarized as follows:

                                                               AS OF       AS OF DECEMBER 31,
                                                             MARCH 31,     -------------------
                                                               1999         1998       1997
                                                            -----------    ------    ---------
                                                            (UNAUDITED)
Cash and bank deposits....................................    $  586        $452      $   899
Time deposits.............................................        --         490       10,195
Securities purchased under agreements to resell...........        --          --       13,736
Other.....................................................       472          --           45
                                                              ------        ----      -------
                                                              $1,058        $942      $24,875
                                                              ======        ====      =======

     (n) RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133 (FAS 133), Accounting for Derivative Instruments and Hedging Activities, is effective for fiscal years beginning after June 15, 1999. This standard establishes accounting and reporting standards for derivatives instruments, and for hedging activities. It requires that an entity recognize all derivatives on the balance sheet at fair value. Generally, changes in the fair value of derivatives must be recognized in income when they occur, the only exception being derivatives that qualify as hedges in accordance with the Standards. If a derivative qualifies as a hedge, a company can elect to use "hedge accounting" to eliminate or reduce the income-statement volatility that would arise from reporting changes in a derivative's fair value in income. The type of accounting to be applied varies depending on the nature of the exposure that is being hedged. In some cases, income-statement volatility is avoided by an entity's recording changes in the fair value of the derivative directly in shareholders' equity. In other cases, changes in the fair value of the derivative continue to be reported in earnings as they occur, but the impact is counterbalanced by the entity

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

adjusting the carrying value of the asset or liability that is being hedged. This standard is not expected to have an effect on the reporting of the Company for the three months ended March 31, 1999 (unaudited), the year ended December 31, 1998 and period ended December 31, 1997 as it did not hold derivative instruments during such periods. The effects of FAS 133 in future periods will depend upon whether the Company enters into transactions in such periods involving derivative instruments.

NOTE 3. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     At December 31, 1998 and March 31, 1999 (unaudited), the Company held no securities purchased under agreements to resell. Securities purchased under agreements to resell at December 31, 1997 are summarized as follows:

    FINANCIAL INSTITUTION       UNDERLYING FINANCIAL INSTRUMENT    AMOUNT      MATURITY DATE
    ---------------------       -------------------------------    -------     -------------
Banco de A. Edwards...........  Central Bank of Chile Debentures   $ 6,417   February 10, 1998
Banco de A. Edwards...........  Central Bank of Chile Debentures     6,491   February 12, 1998
Banco de A. Edwards...........  Central Bank of Chile Debentures       828   February 19, 1998
                                                                   -------
     Total....................                                     $13,736
                                                                   =======

     At December 31, 1997, the underlying financial instruments were in the custody of the counter party to the agreements. Central Bank of Chile Debentures are generally considered to be low-risk securities and are generally not subject to significant market volatility.

NOTE 4. RECOVERABLE TAXES

     Recoverable taxes at December 31, 1998 relate to value added taxes (VAT) of US$6,480,000 (US$6,228,000 in 1997), incurred on the purchases of property, plant and equipment required for the Company's mobile PCS telephone system and goods and services. Recoverable taxes at March 31, 1999 (unaudited) were US$3,308,000. VAT relating to the purchases of capital goods may be recovered in cash by the Company in accordance with Chilean law. Other VAT is recovered by offset against VAT raised on services rendered.

NOTE 5. INVENTORY

     Inventory is summarized as follows:

                                                           AS OF          AS OF
                                                         MARCH 31,     DECEMBER 31,
                                                           1999            1998
                                                        -----------    ------------
                                                        (UNAUDITED)
Handsets..............................................    $  749          $3,137
Accessories...........................................       672           1,282
                                                          ------          ------
                                                          $1,421          $4,419
                                                          ======          ======

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are summarized as follows:

                                                           AS OF       AS OF DECEMBER 31,
                                                         MARCH 31,     -------------------
                                                           1999          1998       1997
                                                        -----------    --------    -------
                                                        (UNAUDITED)
Land..................................................   $    332      $    340    $   140
Buildings and infrastructure..........................    113,849       114,926     39,771
Machinery and equipment...............................     13,033        10,138         88
Other.................................................      3,637         3,100         98
Less: Accumulated depreciation........................     (7,790)       (3,704)        (4)
                                                         --------      --------    -------
          Total net...................................   $123,061      $124,800    $40,093
                                                         ========      ========    =======

     Estimated useful lives of assets are:

                                                              YEARS
                                                              -----
Machinery and equipment.....................................     10
Other.......................................................  5 - 10

     For the year ended December 31, 1998, the Company capitalized US$4,830,000 (US$1,508,000 in 1997) of interest as part of the cost of construction of the mobile PCS Telephone System. There was no interest capitalized for the three month period ended March 31, 1999.

NOTE 7. ACCRUED LIABILITIES AND WITHHOLDINGS

     Accrued liabilities and withholdings are summarized as follows:

                                                                                AS OF
                                                                AS OF        DECEMBER 31,
                                                              MARCH 31,     --------------
                                                                1999         1998     1997
                                                             -----------    ------    ----
                                                             (UNAUDITED)
Construction in progress...................................     $ --        $1,365    $597
Advertising and marketing expenses.........................      167           321     278
Employee vacations.........................................      152           203      33
Other......................................................      592           271      52
                                                                ----        ------    ----
          Total............................................     $911        $2,160    $960
                                                                ====        ======    ====

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 8. RELATED COMPANY TRANSACTIONS

     a) BALANCES WITH RELATED COMPANIES AND QUALCOMM INCORPORATED

                                                                                           AS OF DECEMBER 31,
                                                                         AS OF MARCH 31,   -------------------
                        COMPANY                           RELATIONSHIP        1999           1998       1997
                        -------                           ------------   ---------------   --------   --------
                                                                           (UNAUDITED)
Accounts receivable from related company:
Chilesat Servicios Empresariales S.A....................  Affiliate         $     --       $     --   $     10
                                                                            ========       ========   ========
Interest payable to related companies:
Qualcomm Incorporated(1)................................  --                $     --       $ (5,326)  $   (543)
Leap Wireless International, Inc........................  Affiliate           (1,042)          (528)        --
Inversiones Leap Wireless Chile S.A.....................  Shareholder         (1,561)        (1,103)        --
                                                                            --------       --------   --------
                                                                            $ (2,603)      $ (6,957)  $   (543)
                                                                            ========       ========   ========
Accounts and notes payable to related companies:
Chilesat Servicios Empresariales S.A....................  Affiliate             (170)      $   (134)  $     --
Chilesat S.A............................................  Shareholder         (1,869)          (733)      (196)
Qualcomm Incorporated(1)................................  --                      --        (16,555)        --
Leap Wireless International, Inc........................  Affiliate          (14,745)       (14,745)        --
Inversiones Leap Wireless Chile S.A.....................  Shareholder        (20,271)       (20,271)        --
Telex-Chile S.A.........................................  Shareholder            (35)           (29)       (12)
Telsys S.A..............................................  Affiliate              (77)          (105)       (39)
                                                                            --------       --------   --------
                                                                            $(37,167)      $(52,572)  $   (247)
                                                                            ========       ========   ========
Note payable to related company -- long-term:
Qualcomm Incorporated(1)................................  --                $     --       $(49,807)  $(23,655)
                                                          ===========       ========       ========   ========

-------------------------
(1) Qualcomm Incorporated ceased to be an affiliate on September 23, 1998.

     b) RELATED COMPANY TRANSACTIONS

                                                                                FOR THE
                                                                              THREE MONTH        AMOUNT OF
                                                                              PERIOD ENDED     TRANSACTIONS
                                                                               MARCH 31,     -----------------
           COMPANY              RELATIONSHIP           TRANSACTION                1999        1998      1997
           -------              ------------           -----------            ------------   -------   -------
                                                                              (UNAUDITED)
Chilesat Servicios              Affiliate     Reimbursement of costs              $ --       $    --   $    47
  Empresariales S.A.                            incurred on their behalf
                                              Reimbursement of costs                42           130        --
                                                incurred in connection with
                                                construction
Chilesat S.A.                   Shareholder   Reimbursement of costs               646           586       589
                                                incurred in connection with
                                                construction
                                              Rental of office space               533           171        30
Leap Wireless International,    Affiliate     Financing of purchases from           --        14,745        --
  Inc.                                          Qualcomm Inc.
                                              Accrued interest on note             514           528        --
                                                payable
Inversiones Leap Wireless       Shareholder   Financing                             --        20,271        --
  Chile S.A.                                  Accrued interest on note             458         1,103        --
                                                payable

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

                                                                                FOR THE
                                                                              THREE MONTH        AMOUNT OF
                                                                              PERIOD ENDED     TRANSACTIONS
                                                                               MARCH 31,     -----------------
           COMPANY              RELATIONSHIP           TRANSACTION                1999        1998      1997
           -------              ------------           -----------            ------------   -------   -------
                                                                              (UNAUDITED)
Telex-Chile S.A.                Shareholder   Reimbursement of costs              $  9       $    29   $    49
                                                incurred in connection with
                                                construction
Telsys S.A.                     Affiliate     Computer services                     15           965        39

     c) TRANSACTIONS WITH QUALCOMM INCORPORATED

Qualcomm Incorporated(1)                     Purchase of equipment and           $ --       $57,452   $23,655
                                               inventory
                                             Financing of purchases                --        42,707    23,655
                                             Accrued interest on note              --         4,783       543
                                               payable

-------------------------
(1) Qualcomm Incorporated ceased to be an affiliate on September 23, 1998.

     d)  NOTES PAYABLE TO QUALCOMM INCORPORATED AND RELATED COMPANIES

     As a means of financing the purchase of infrastructure equipment from Qualcomm Incorporated, the Company entered into a Deferred Payment Agreement whereby Qualcomm Incorporated defers collection for the equipment subject to the terms and conditions set forth in the Agreement. The assets of the Company collateralize the obligation. The shares of the Company have also been pledged by Telex-Chile and Chilesat in guaranty of the note payable to Qualcomm Incorporated.

     Under the terms of the agreement, Qualcomm Incorporated will make loans for the equipment, software and services it provides to the Company up to a maximum of US$59.5 million. The original Deferred Payment Agreement was amended on June 24, 1998 to allow for an additional commitment of US$14.7 million of principal as a means of financing of goods and services relating to the PCS system and US$25.0 million of principal as a means of financing the acquisition of subscriber equipment. The rest of the terms and conditions outlined in the original Deferred Payment Agreement remain unchanged. Loans bear interest based either upon a LIBOR or Base Rate or the Eurodollar. The obligation to repay these loans and interest is evidenced by promissory notes. Interest accrues on the principal but remains unpaid, with accrued interest added monthly to the outstanding principal amount of the applicable loan until the first principal payment, at which time interest is payable on the same dates as the principal payments.

     Principal and interest on the US$14.7 million is due in full on January 31, 1999. In addition, a conversion right, discussed below, was added to the agreement relating to this amount. This commitment was subsequently transferred by Qualcomm Incorporated, as allowed by the Deferred Payment Agreement, to Leap Wireless International, Inc.

     In addition, a Working Capital Loan agreement was entered into on June 24, 1998 with Inversiones for US$20.3 million of principal for the purpose of financing the final phase of construction, working capital requirements and operating expenses during the start-up and early operation phase of the PCS system. Principal and accrued interest is due in full on January 31, 1999 (Note
14). Interest rates and

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

other terms and conditions of this agreement match those of the Deferred Payment Agreement, including the conversion right described below.

     In the event that the Company fails to pay the outstanding principal balance plus any accrued interest thereon, or Chilesat fails to contribute to the Company an aggregate amount of not less than fifty percent of the aggregate outstanding balance of the additional commitment and the Working Capital Loan on or before January 31, 1999 pursuant to a capital call by the Company, then, at any time after January 31, 1999 and on or before July 31, 1999, at Leap Wireless International, Inc.'s sole option in the case of the additional commitment and Inversiones' sole option in the case of the Working Capital Loan, the outstanding balance shall be convertible into shares of the Company's common stock (Note 14). This option expires in the event that the outstanding balance is paid in full prior to the conversion date.

     The notes payable at December 31, 1998 are comprised of LIBOR loans and bear interest at LIBOR + 3%. The scheduled principal repayments are as follows:

                                        DEFERRED PAYMENT   ADDITIONAL   WORKING CAPITAL
                                           AGREEMENT       COMMITMENT        LOAN           1998
                                        ----------------   ----------   ---------------   --------
1999..................................      $16,555         $14,745         $20,271       $ 51,571
2000..................................       18,361                                         18,361
2001..................................       16,646              --              --         16,646
2002..................................       14,199              --              --         14,199
2003..................................          601              --              --            601
                                            -------         -------         -------       --------
  Total...............................      $66,362         $14,745         $20,271       $101,378
                                            =======         =======         =======       ========

     At March 31, 1999 (unaudited), the scheduled repayments for the deferred payment agreement increased by US$1,578,000. There was no change in the additional commitment and working capital loan.

     The terms of the financing arrangements with Qualcomm Incorporated, Inversiones and Leap Wireless International, Inc. include certain positive and negative covenants, the most significant of which are as follows:

     The Company shall not

          (i) Incur any additional encumbrances or liens

          (ii) Create any indebtedness other than indebtedness incurred for the purposes of partial or full repayment of the notes payable.

          (iii) Incur operating lease obligations greater than one year and exceeding US$1 million for any twelve month period.

          (iv) Consolidate or merge with another entity.

          (v) Guarantee any indebtedness.

          (vi) Acquire stock or the assets of any other person.

          (vii) Advance funds.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

          (viii) Become liable for a capital lease obligation exceeding US$1 million.

          (ix) Enter into transactions with affiliates, except arm's length transactions in the ordinary course of business.

          (x) Invest in other than investment grade instruments.

          (xi) Declare or pay cash dividends or make distributions in excess of 30% of excess cash flows during the third and fourth annual periods of operations of the Company, increasing to 50% after period 4.

          (xii) Maintain funded debt to total capitalization greater than 0.65,
     0.71 and 0.75 in annual periods 1, 2 and 3 and thereafter, respectively.

          (xiii) Permit Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") to be less than US$1.

          (xiv) Permit funded debt to EBITDA to exceed 23.91, 4.74, 3.32 and 2.4 in annual periods 2, 3, 4 and 5, respectively.

          (xv) Permit EBITDA to interest expense to be less than 0.47, 2.38,
     3.00 and 3.00 in annual periods 2, 3, 4 and 5, respectively.

          (xvi) Incur capital expenditures greater than US$116 million until the Company has more than 50,000 subscribers, at which time the threshold increases.

          The Company is not in compliance with some of these covenants (Note
     14).

NOTE 9. OTHER LONG-TERM LIABILITIES

     This balance is mainly comprised of deferred customs duties of US$8.4 million at December 31, 1998 (US$4.6 million at December 31, 1997).

     Under Chilean law, the payment of customs duties levied on machinery and equipment can be deferred over a period of up to seven years. The balance at December 31, 1998 represents amounts owing at maturity including accrued interest. The scheduled repayments are as follows:

2000........................................................  $1,337
2001........................................................   1,081
2002........................................................   1,555
2003........................................................   1,266
2004 and thereafter.........................................   3,206
                                                              ------
  Total.....................................................   8,445
Other.......................................................      51
                                                              ------
  Total other long-term liabilities.........................  $8,496
                                                              ======

     At March 31, 1999 (unaudited), the deferred customs duties and other long-term liabilities were US$8,454,000 and US$37,000, respectively.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 10. INCOME TAXES

     The Company has not made a provision for current income taxes payable as it incurred tax losses for the year ended December 31, 1998.

     At December 31, 1998, income tax loss carryforwards of approximately US$24.3 million (US$5.2 million at December 31, 1997), were available to apply against income tax liabilities in future years. Under Chilean law, such income tax loss carryforwards never expire.

     At March 31, 1999 (unaudited), income tax loss carryforwards were approximately US$35.1 million.

     Deferred income taxes are summarized as follows:

                                                                           AS OF DECEMBER 31,
                                                        AS OF MARCH 31,    ------------------
                                                             1999            1998       1997
                                                        ---------------    --------    ------
                                                          (UNAUDITED)
Assets:
Provisions............................................      $   132        $    71     $  --
Tax loss carryforwards................................        5,259          3,649       785
Allowance for income tax loss carryforwards...........       (5,391)        (3,720)     (655)
                                                            -------        -------     -----
  Deferred income tax assets..........................           --             --       130
                                                            -------        -------     -----
Liabilities:
Other.................................................           --             --      (130)
                                                            -------        -------     -----
  Deferred income tax liabilities.....................           --             --      (130)
                                                            -------        -------     -----
  Net deferred income taxes...........................      $    --        $    --     $  --
                                                            =======        =======     =====

     Because the Company has only recently begun commercial operations and has no history of generating taxable income against which tax loss carryforwards would be applied, an allowance was recorded at December 31, 1998 with respect to those tax loss carryforwards which, based on the weight of available evidence, are not likely to be realized.

NOTE 11. SHAREHOLDERS' EQUITY

     (a) AUTHORIZED CAPITAL

     Authorized capital stock of the Company is comprised of 8,400,000 Series A preferred shares and 8,400,000 Series B ordinary shares. Inversiones holds all the outstanding preferred shares whereas Chilesat holds all the ordinary shares. The preference with respect to the preferred shares consists of the right to be paid before any other series of shares in the event of liquidation of the Company up to the amount of the stated value of the preferred shares. The preference has a duration of 6 years as from April 10, 1997, after which all shareholders shall have equal rights with respect to the liquidation of the Company.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     (b) DIVIDENDS

     Chilean law permits the payment of dividends only in Chilean pesos and these are limited to the retained earnings balances in the Company's statutory financial statements at each calendar year end. As the Company has an accumulated deficit at December 31, 1998 and 1997 in its statutory financial statements, it is prohibited from declaring and paying dividends until such time that it generates sufficient retained earnings.

     (c) CAPITAL INCREASE

     Pursuant to the terms of the Shareholders' Agreement, Inversiones agreed to subscribe for 8,400,000 Series A preferred shares in exchange for its cash contribution of US$42 million and Chilesat agreed to subscribe for 8,400,000 Series B ordinary shares for its contribution of a contract for the right to use a part of Chilesat's network and signal distribution services, the PCS license and certain net assets. Inversiones contributed the funds into an escrow account on March 3, 1997 and a receivable balance for share subscriptions was recorded. With the exception of US$1.5 million of funds made available to the Company, the funds were not to be distributed to it until official publication of the awarding of the PCS license. The awarding of the PCS license was published and the Company received the funds in June, 1997, at which time the share subscription receivable was settled. An independent valuation of the contract for the right to use a part of Chilesat's network and signal distribution services was undertaken and the appraised valued is being systematically recognized as capital contributions on a straight-line basis over the remaining life of the contract commencing on September 20, 1998, the date operations began. Other capital contributions in 1998 amounted to US$493,000 (none in 1997).

     At the Extraordinary Meeting held on June 24, 1998, the shareholders agreed to an increase in the Company's capital from Ch$26.638 million (US$56.4 million) divided into 8,400,000 Series A preferred shares and 8,400,000 Series B common shares, to Ch$44.498 million (US$94.2 million) divided into 8,400,000 Series A preferred shares and 16,000,000 Series B common shares, with no par value, which will be offered to existing shareholders in proportion to their shareholdings, and which must be totally subscribed and paid within a period of three years from the date of the meeting.

     Should Telex-Chile S.A. and Chilesat S.A. not subscribe their proportion of the new issue, they will cede their subscription rights to Inversiones.

     At their Extraordinary meeting held on December 30, 1998, the shareholders agreed to increase the company's capital by the equivalent in Chilean pesos of US$254 million by the issue of 32,987,013 Series B common shares to be subscribed and paid, within a maximum period of three years, at a price equivalent to US$7.70 per share on the date of payment. On agreeing to issue the shares, the Board of Directors must set the price for their subscription and payment at an amount equivalent to the US$7.70 per share mentioned previously plus a restatement of 10% per annum, or 5% per quarter, for the period elapsed between this date and the date of payment. The excess over the US$7.70 per share is to be credited to the "Share Premium Account".

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     (d) CALL AND PUT OPTIONS

     As part of an amendment to the Shareholders' Agreement, Chilesat and Inversiones, each have an option to require the issuance by the Company of shares of common stock at the Exercise Price to be subscribed by Chilesat and Inversiones in proportion to their holdings in the capital stock of the Company. This option may be exercised for common stock with an aggregate value at the Exercise Price of up to US$35 million. The Exercise Price shall be determined as of the exercise date and shall be the sum of (i) $5.00 per share plus (ii) 10% per annum plus an increasing premium on the original $5.00 price thereof equal to 5% additional for each quarter after the calendar quarter ending June 30, 1997. The option expires upon the exercise of the conversion rights (Note 8c).

     If either Chilesat or Inversiones do not subscribe the shares of stock to which it is entitled as a result of the exercise of the capital call option, it shall be subject to dilution. Such shares of common stock as are not exercised by Chilesat or Inversiones shall be subject to subscription at the Exercise Price by the other party (or such third party investor as a party may propose), subject to the non-subscribing party's written consent, which may not be unreasonably withheld and which may not be withheld with the purpose of preventing the capital increase.

     If Chilesat answers such capital call by making a cash capital contribution to the Company of not less than fifty percent of the balance due on the convertible loans on or before January 31, 1999, Inversiones will make its portion of the capital call by converting fifty percent of the balance due on the convertible loans into capital equity of the Company at the same price as paid by Chilesat for equity in the capital call.

     Inversiones has an option to sell its preferred shares to Chilesat in the event that the Company is no longer using Qualcomm technology in its mobile PCS telephone system.

NOTE 12. FAIR VALUE

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1998 and 1997, when the estimate of such value is practicable:

     - Cash and cash equivalents, recoverable taxes and accrued liabilities and withholdings have been stated at carrying value which is equivalent to fair value.

     - The fair values of the note payable to related company and other long-term liabilities were based on interest rates currently available to the Company for debt with similar terms and remaining maturities. The carrying value of the note payable to related company approximates fair value because the terms of the loan agreement require that the stated rate of interest be periodically adjusted to the market rate.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     The estimated fair value of the Company's financial instruments are summarized as follows:

                                           AT MARCH 31, 1999     AT DECEMBER 31, 1998    AT DECEMBER 31, 1997
                                         ---------------------   ---------------------   ---------------------
                                         CARRYING                CARRYING                CARRYING
                                         AMOUNTS    FAIR VALUE   AMOUNTS    FAIR VALUE   AMOUNTS    FAIR VALUE
                                         --------   ----------   --------   ----------   --------   ----------
                                              (UNAUDITED)
Assets:
  Cash and cash equivalents............  $ 1,058     $ 1,058     $   942     $   942     $24,875     $24,875
  Recoverable taxes....................    3,308       3,308       6,480       6,480       6,228       6,228
                                         -------     -------     -------     -------     -------     -------
       Total...........................  $ 4,366     $ 4,366     $ 7,422     $ 7,422     $31,103     $31,103
                                         =======     =======     =======     =======     =======     =======
Liabilities:
  Accrued liabilities and
    withholdings.......................  $   911     $   911     $ 2,160     $ 2,160     $   960     $   960
  Note payable.........................   43,326      43,326          --          --          --          --
  Note payable to related company......       --          --      49,807      49,807      23,655      23,655
  Other long-term liabilities..........    8,491       6,121       8,496       6,013       4,579       3,117
                                         -------     -------     -------     -------     -------     -------
       Total...........................  $52,728     $50,358     $60,463     $57,980     $29,194     $27,732
                                         =======     =======     =======     =======     =======     =======

NOTE 13. COMMITMENTS AND CONTINGENCIES

     (a) OPERATING LEASES

     At December 31, 1998, the Company had entered into operating leases relating to the rental of sites for towers and antennas required for the operation of its mobile PCS telephone system. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998:

1999........................................................  $1,068
2000........................................................   1,066
2001........................................................   1,082
2002........................................................   1,063
2003........................................................   1,040
2004 to 2008................................................   3,457
2009........................................................     526
                                                              ------
  Total.....................................................  $9,302
                                                              ======

     Rental expense for the year ended December 31, 1998 was US$602,000 (US$91,000 in 1997). Rental expense for the three months ended March 31, 1999 (unaudited) was US$267,000.

     (b) SECURITY FOR DEBT

     The Company has pledged it PCS license as security against the notes payable to Qualcomm Incorporated.

     Telex-Chile S.A. and Chilesat S.A. have pledged 83,920 and 8,316,080 Series B common shares of the Company, respectively, as security for 50% of the notes payable to Qualcomm Incorporated.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 14. SUBSEQUENT EVENTS

     (a) On February 15, 1999, Inversiones communicated to the Company that it had incurred an Event of Default as a result of its failure to repay a US$20.3 million short-term Working Capital Loan plus interest accrued thereon granted on June 24, 1998 (Note 8) and noncompliance with certain loan covenants. At the time of granting the loan, Inversiones subscribed to a capital increase and reserved its right to capitalize the loan, an option that, in addition to other potential actions to obtain repayment, is still open.

     Similarly, on February 15, 1999, Leap Wireless International, Inc. informed both the Company and Telex-Chile S.A. that the former has incurred an Event of Default with respect to the Deferred Payment Agreement, as a result of which the amount of US$14.7 million plus interest accrued thereon is due and payable. Telex-Chile S.A. is guarantor of 50% of this amount. As in the previous case, the creditor has an option to capitalize this debt or to pursue payment through other means.

     (b) Subsequently on March 2, 1999, Leap Wireless International, Inc. and Inversiones indicated their withdrawal of the above-mentioned communications reserving the right to notify the defaults again in the future. On March 16, 1999, Leap Wireless International, Inc. and Inversiones communicated defaults on the short-term Working Capital Loan of US$20.3 million plus interest accrued thereon and the Deferred Payment Agreement of US$14.7 million plus interest accrued thereon on the same terms as expressed above.

     (c) On April 12, 1999, an agreement was entered into between the shareholders whereby Chilesat sold its ownership interest in the Company to Inversiones for US$28 million in cash and US$22 million, three year, non-interest bearing debt. On April 19, 1999, the Company agreed to pay Inversiones' obligation to Chilesat S.A. and, in return, the Company was relieved of the obligation to pay certain amounts to Inversiones.

     (d) On October 12, 1999, the Company entered into a Second Amended and Restated Deferred Payment Agreement with Qualcomm Incorporated. The new agreement substantially revised the Deferred Payment Agreement covenants, including covenants that were in default, and deferred the dates of repayment of the loan, subject to certain conditions.

     (e) (Unaudited) On October 29, 1999, the Company amended the System Equipment Purchase Agreement to provide for the purchase of additional infrastructure equipment. The agreement, which originally provided for the purchase of equipment from Qualcomm Incorporated, was assigned by Qualcomm Incorporated to a subsidiary of Telefonaktiebolaget LM Ericsson (publ) ("Ericsson") in connection with Qualcomm Incorporated's sale of its infrastructure division to Ericsson.

     (f) (Unaudited) In November 1999, the Company entered into a Line of Credit Agreement with ABN Amro Bank to obtain financing of US$20 million fully secured by a Stand by Letter of Credit from Leap Wireless International, Inc. On November 10 and 24, 1999 and December 7, 1999, Smartcom drew down US$5 million, US$3 million and US$3 million, respectively, which will carry an annual interest rate of 7.3%, 6.35% and 7.2%, respectively. The accrued interest can be paid or capitalized quarterly and principal matures in July 2000.

                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Orrengrove Investments Ltd.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, of cash flows and of stockholders' deficit present fairly, in all material respects, the financial position of Orrengrove Investments Ltd. and its subsidiaries (the Company) (a development stage company) at December 31, 1998, and the results of their operations and their cash flows for the period from July 27, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the consolidated financial statements, the Board of Directors of three of the Company's subsidiaries voted in September 1999 to liquidate. The planned liquidation commenced in October 1999. The accompanying consolidated financial statements do not include any adjustments to give effect to the planned liquidation as the decision to liquidate the subsidiaries was made subsequent to the period presented herein.

PricewaterhouseCoopers LLP

McLean, Virginia
April 30, 1999, except for Note 1, as to which the date is October 15, 1999

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $35,659
  Other current assets......................................        202
                                                                -------
          Total current assets..............................     35,861
Property and equipment, net.................................      5,279
Intangible assets, net......................................     14,402
Other assets................................................          8
                                                                -------
          Total assets......................................    $55,550
                                                                -------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................    $ 5,389
                                                                -------
          Total current liabilities.........................      5,389
Note payable to related party...............................     54,758
                                                                -------
          Total liabilities.................................     60,147
                                                                -------
Commitments and contingencies (Note 8)
Minority interest...........................................        679
                                                                -------
Stockholders' deficit:
  Common stock, no par value per share; authorized, issued
     and outstanding 1,000 shares...........................          2
  Deficit accumulated during the development stage..........     (5,278)
                                                                -------
          Total stockholders' deficit.......................     (5,276)
                                                                -------
          Total liabilities and stockholders' deficit.......    $55,550
                                                                =======

See accompanying notes to consolidated financial statements.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               PERIOD FROM
                                                              JULY 27, 1998
                                                              (INCEPTION) TO
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Loss on investment in joint venture.........................     $  (670)
General and administrative expenses.........................      (3,624)
Interest expense............................................      (2,958)
Interest income.............................................         791
                                                                 -------
  Loss before minority interest.............................      (6,461)
Minority interest...........................................      (1,183)
                                                                 -------
  Net loss..................................................     $(5,278)
                                                                 =======

See accompanying notes to consolidated financial statements.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               PERIOD FROM
                                                              JULY 27, 1998
                                                              (INCEPTION) TO
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Development activities:
  Net loss..................................................     $(5,278)
  Adjustments to reconcile net loss to net cash used in
     development activities:
     Depreciation and amortization..........................       1,145
     Minority interest......................................      (1,183)
     Loss on investment in joint venture....................         670
     Changes in assets and liabilities:
       Increase in current and other assets.................        (228)
       Decrease in accounts payable and accrued
        liabilities.........................................      (2,483)
       Increase in accrued interest -- note payable to
        related party.......................................       2,958
                                                                 -------
Net cash used in development activities.....................      (4,399)
                                                                 -------
Investing activities:
  Purchases of property and equipment.......................      (2,741)
  Acquisition of Transworld Companies, net of cash
     acquired...............................................       5,997
                                                                 -------
Net cash provided by investing activities...................       3,256
                                                                 -------
Financing activities:
  Issuance of note payable to related party.................      36,800
  Issuance of common stock..................................           2
                                                                 -------
Net cash provided by financing activities...................      36,802
                                                                 -------
Net increase in cash and cash equivalents...................      35,659
Cash and cash equivalents, beginning of period..............          --
                                                                 -------
Cash and cash equivalents, end of period....................     $35,659
                                                                 =======
Supplemental disclosure of non-cash investing and financing
  activities:
  Note payable to related party issued in connection with
     acquisition of Transworld Companies....................     $15,000
                                                                 =======

See accompanying notes to consolidated financial statements

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        DEFICIT
                                                                      ACCUMULATED
                                                    COMMON STOCK      DURING THE
                                                   ---------------    DEVELOPMENT
                                                   SHARES   AMOUNT       STAGE       TOTALS
                                                   ------   ------   -------------   -------
Balance at July 27, 1998 (inception).............     --     $--        $    --      $    --
  Issuance of common stock for cash..............  1,000       2                           2
  Net loss.......................................                        (5,278)      (5,278)
                                                   -----     ---        -------      -------
Balance at December 31, 1998.....................  1,000     $ 2        $(5,278)     $(5,276)
                                                   =====     ===        =======      =======

See accompanying notes to consolidated financial statements.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

     Orrengrove Investments Ltd. ("Orrengrove"), was incorporated in the Republic of Cyprus on July 27, 1998 as a wholly owned subsidiary of Qualcomm Telecommunications Ltd. ("QualcommTel"), an Isle of Man company. In August 1998, Orrengrove acquired a 60% interest in Transworld Telecommunications, Inc., Transworld Communications Services, Inc. and Transworld Communications (Bermuda), Ltd. (collectively the "Transworld Companies"). The Transworld Companies were created to build and operate a modern long distance telecommunications business that provides domestic long distance, backhaul, and broadband services such as high speed internet access to the Commonwealth of Independent States ("CIS"), formerly known as the Soviet Union. In October 1998, QualcommTel, a majority owned subsidiary of Leap Wireless International, Inc. ("Leap") entered into an agreement with Teletal Limited ("Teletal"), a company affiliated with ITAR-TASS, the Russian government's prime news agency and a party with certain rights granted to it by the Russian government to assist in the privatization and expansion of telecommunications in Russia. QualcommTel transferred to Teletal a 50% ownership in Orrengrove under the terms of the agreement to the joint venture in exchange for Teletal's commitment to assist in the development of the Transworld Companies long distance telecommunications business.

     PLANNED LIQUIDATION OF THE TRANSWORLD COMPANIES

     In April 1999, the Company was notified by Mercury Telesat ("Mercury"), provider of the satellite signal transmission capacity, that there was an operational failure of all transponders on the Loutch II satellite. Mercury's prognosis indicated that the transponders' operational status would not be restored.

     In June 1999, as a result of the failure of the transponders, Orrengrove and the Transworld Companies determined and recognized an impairment loss of approximately $19.9 million to write-off certain satellite related assets and write-down to fair value the book value of certain other satellite related assets and the license to carry long-distance traffic. In September 1999, after reviewing a series of alternative business plans that did not meet a minimum financial performance criteria, the directors of the Transworld Companies voted to liquidate those companies and to distribute the net assets to their stockholders. In October 1999, the Company entered into a Memorandum of Agreement to facilitate the liquidation of the Transworld Companies. In accordance with the terms of the agreement, the Company transferred all of its shares of Transworld Communications Services, Inc. ("TWS") plus $3.3 million to Teletal in exchange for: (i) TWS's assumption of certain rights, obligations and claims of the remaining Transworld Companies, (ii) the assignment by TWS of certain contractual obligations to the remaining Transworld Companies and (iii) the cancellation of shares of the Company held by Teletal. The Company's share of the remaining net assets of Transworld Telecommunications, Inc. and Transworld Communications (Bermuda), Ltd. upon final distribution is expected to total approximately $11.1 million, all of which will be used to pay the note payable to related party and the Company will have no remaining net assets or operations. The liquidation of the subsidiaries is expected to be substantially completed by December 1999.

     As a result of the failure of the transponders, management intends to assign or terminate the agreement with Mercury (see Note 8) and, due to Mercury's lack of performance, does not believe that the Company will be required to pay any of the remaining $1.7 million commitment.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

     The Company's consolidated financial statements for the period presented herein do not give effect to the planned liquidation as the decision to liquidate the subsidiaries was made subsequent to the period presented.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The Company is a development stage enterprise, which has incurred operating losses and negative cash flows from operations since inception. The Company's consolidated financial statements reflect the financial position, results of operations, cash flows and changes in stockholders' deficit of Orrengrove and its majority-owned subsidiaries prepared in accordance with generally accepted accounting principles in the United States of America. The ownership of the other interest holder is reflected as minority interest. All significant inter-company accounts and transactions have been eliminated. The financial statements of the Company have been presented for the period since its inception on July 27, 1998.

     FINANCIAL STATEMENT PREPARATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

     INVESTMENT IN JOINT VENTURE

     The Company has a 50% equity investment in Tass Loutch Telecom (TLT), a joint venture. The Company uses the equity method to account for investments in corporate entities in which it has voting interest of 20% to 50% or in which it otherwise exercises significant influence. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of TLT, limited to the extent of the Company's investment in, advances to and financial guarantees for TLT. The Company is the only contributor of assets, and therefore loss on investment in joint venture included in the statement of operations includes 100% of the losses of TLT. To date, TLT has incurred recurring losses which have reduced the Company's investment in TLT to zero.

     CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the lesser of the estimated useful lives, generally ranging from five to ten years for telecommunications equipment and three to seven years for furniture, fixtures and equipment and other property. Construc-

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

tion in process reflects amounts incurred for the configuration and build-out of telecommunications equipment not yet placed in service.

     INTANGIBLE ASSETS

     Intangible assets, resulting primarily from the acquisition of the Transworld Companies (see Note 3), comprising of telecommunications licenses of $8.0 million and rights to satellite signal transmission capacity of $7.3 million are being amortized on a straight-line basis over their estimated remaining useful lives ranging from three to five years. The telecommunications licenses began amortizing upon commencement of service. For the period ended December 31, 1998, amortization expense of $1.0 million was recorded on the rights to satellite capacity.

     LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been recognized to December 31, 1998.

     INCOME TAXES

     The Company accounts for income taxes in accordance with the liability method. Deferred income taxes are recognized for tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the current tax provision and the change during the period in deferred tax assets and liabilities.

     FOREIGN CURRENCY

     The functional currency of the Company's foreign operations is United States dollars. The Company maintains most of the cash balances in dollar denominated bank accounts and has no significant foreign currency monetary assets and liabilities at December 31, 1998. Gains and losses resulting from the Company's foreign currency transactions are included in the consolidated statement of operations, and to date have been minimal.

     The Company does not currently hedge against foreign currency fluctuations although the Company may take such steps in the future. Under current practices, the Company's results of operations could be adversely affected by fluctuations in exchange rates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1998, the carrying amount of the Company's cash and cash equivalents, accounts payable, and notes payable approximate fair value due to the short-term maturities of these balances.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

     RECENT ACCOUNTING PRONOUNCEMENTS

     As of December 31, 1998, Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, has been adopted by the Company. SFAS No. 130 establishes standards for the reporting and display of comprehensive income (loss) and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. "Comprehensive income (loss)" is defined in this statement as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period (including net income (loss)) except those resulting from investments by owners and distributions to owners. The adoption of this new standard did not impact the Company's financial statements because there were no differences between net loss and comprehensive loss.

     In addition, during 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.

NOTE 3. ACQUISITION OF THE TRANSWORLD COMPANIES

     On August 4, 1998, the Company acquired a 60% common ownership interest in the Transworld Companies for an aggregate purchase price of $51.8 million, consisting of a $36.8 million cash payment to the Transworld Companies and the conversion to equity of a $15.0 million short-term loan payable to Leap, which was previously issued by the former parent of the Transworld Companies. The acquisition was recorded under the purchase method of accounting, and accordingly, the results of operations of the Transworld Companies are included in the consolidated financial statements since the date of acquisition. The sum of the fair values of the identifiable assets acquired, which include telecommunications licenses and rights to satellite signal transmission capacity, less liabilities assumed, exceeded the cost of the acquisition. The fair values of those identifiable assets acquired were reduced by a proportionate part of the excess to determine their assigned values.

     The purchase price has been allocated to the assets acquired and the liabilities assumed based upon the fair values on the date of acquisition as follows (in thousands):

Current assets..............................................    $36,841
Property and equipment......................................      2,697
Intangible assets...........................................     15,388
Other assets................................................        611
Accounts payable and other expenses.........................     (7,872)
Minority interest...........................................     (1,862)
                                                                -------
Purchase price allocation...................................     45,803
Net cash received from acquisition..........................      5,997
                                                                -------
Cash and note paid for acquisition..........................    $51,800
                                                                =======

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Telecommunications equipment................................     $1,448
Construction-in-progress....................................      3,524
Leasehold improvements......................................         81
Furniture, fixtures and office equipment....................        385
                                                                 ------
                                                                  5,438
Accumulated depreciation....................................       (159)
                                                                 ------
                                                                 $5,279
                                                                 ======

     The Company's telecommunications equipment and construction-in-progress are primarily maintained in a foreign country. Construction in progress consists of earth stations, not yet completed and operational as of December 31, 1998.

NOTE 5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following (in thousands):

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Accounts payable and other..................................     $  299
Consulting fee-related party (Note 6).......................      2,500
Consulting fee-third party..................................      2,590
                                                                 ------
                                                                 $5,389
                                                                 ======

NOTE 6. RELATED PARTY TRANSACTIONS

     NOTE RECEIVABLE FROM A RELATED PARTY

     Since inception, the Company has advanced certain amounts to another investor in TLT for the investor's share of TLT's expenses in exchange for a note receivable. The Company has advanced approximately $0.4 million to the related party through December 31, 1998. The note receivable was written off prior to December 31, 1998 since the related party was unable to fund its share of the losses in the joint venture.

     PAYABLE TO RELATED PARTY

     The Company was required to pay a consulting fee, bonus, and severance totaling $2.5 million to the majority shareholder of the former parent of the Transworld Companies. The $2.5 million was paid in March 1999.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

     NOTE PAYABLE TO RELATED PARTY

     On July 29, 1998, the Company entered into a $51.8 million collateralized Promissory Note agreement with Leap, for the purpose of purchasing the Transworld Companies. Terms of the Promissory Note provide for repayment of principal and accrued interest by paying Leap the greater of 1) 70% of the cash or other assets received by the Company from any sources, including the Transworld Companies, 2) 70% of the cash or other assets available for distribution to the Company's stockholders or 3) in the event of a final distribution from the Transworld Companies, 100% of the cash or other assets available for distribution to the Company's stockholders until principal and accrued interest is paid in full. Interest accrues quarterly in arrears at the rate of 13%, per annum, with any unpaid interest being added to the outstanding principal. For the period ended December 31, 1998, interest of $3.0 million has been accrued, but not paid. This amount is included in note payable to related party on the consolidated balance sheet as of December 31, 1998. The Promissory Note provides for certain restrictions related to dividends, redemptions and merger, and is collateralized by substantially all the assets of the Company.

NOTE 7. INCOME TAXES

     The Company has not recorded provisions for income taxes for the period from July 27, 1998 (inception) to December 31, 1998 due to net operating losses during the period.

     The following is a reconciliation from the statutory Cyprus income tax rate to the Company's effective rate of income tax expense for the period ended:

                                                               PERIOD FROM
                                                              JULY 27, 1998
                                                              (INCEPTION) TO
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Cyprus tax at statutory rate................................        25%
Minority interest...........................................        (4)
Net change in valuation allowance...........................       (24)
Effect of foreign operations................................         3
                                                                   ---
Effective tax rate..........................................        --%
                                                                   ===

     The tax effect of temporary differences which gives rise to significant portions of the deferred tax assets as of December 31, 1998, are as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Net operating loss carryforwards............................    $ 2,968
Net capitalized start-up costs..............................        717
                                                                -------
                                                                  3,685
Less: valuation allowance...................................     (3,685)
                                                                -------
                                                                $    --
                                                                =======

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

     Realization of net deferred tax assets is dependent on the Company's ability to generate taxable income, which is uncertain. Accordingly, a full valuation allowance was recorded against these assets as of December 31, 1998.

     As of December 31, 1998, the Company had net operating loss carryforwards of approximately $8.5 million for income tax purposes that begin to expire in various years between 2003 and 2017.

     There may be limitations on the annual utilization amount of these net operating losses as a result of certain changes in ownership that have occurred since the Company's inception.

NOTE 8. COMMITMENTS AND CONTINGENCIES

     TRANSPONDER AGREEMENTS

     The Company obtained, through a number of agreements, the rights to utilize certain Russian Loutch I and Loutch II program satellite signal transmission capacity for up to 20 years.

     The Company has an agreement with Commercial Company Mercury Ltd. ("Mercury"), the commercial subsidiary of a Russian satellite provider, for the sole and exclusive use of two transponders on each of the first two Loutch II satellites. At December 31, 1998, approximately $5.3 million had been paid to Mercury to modify the transponders on the first Loutch II satellite for commercial use. A remaining commitment of approximately $1.7 million due under this contract is contingent upon Mercury completing certain milestones related to the launch of the second satellite.

     CONSTRUCTION-IN-PROGRESS

     The Company has ordered the construction of six earth stations, plus certain upgrades and spares, under an agreement with a third party. The agreement established a price guarantee until September 1999 at approximately $1.0 million per earth station. In accordance with this agreement, approximately $3.5 million has been paid to December 31, 1998.

     LEASE COMMITMENTS

     The Company leases certain office space in the United States and internationally under non-cancelable operating lease agreements. Rent expense for the period July 27, 1998 (inception) to December 31, 1998 was approximately $200,000. Future minimum lease payments under all non-cancelable operating lease arrangements as of December 31, 1998 are as follows (in thousands):

1999........................................................  $  404
2000........................................................     414
2001........................................................     327
2002........................................................       1
2003........................................................      --
                                                              ------
          Total.............................................  $1,146
                                                              ======

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

     LEGAL MATTERS

     The Company is party to various legal actions and administrative proceedings arising in the normal course of business. In the opinion of the Company's management, disposition of these matters is not expected to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS



Mexico City, February 25, 2000



To the Stockholders of


Pegaso Telecomunicaciones, S.A. de C.V.



     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Pegaso Telecomunicaciones, S.A. de C.V. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations, their cash flows and the changes in their stockholders' equity for the year ended December 31, 1999 and for the period from June 24, 1998 (date of inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers



Guillermo Pineda M.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS


                          (THOUSANDS OF U.S. DOLLARS)



                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  12,138    $ 30,313
  Recoverable value added tax...............................     21,298       9,531
  Trade receivables.........................................      3,401          --
  Other accounts receivable.................................      2,115         344
  Inventories...............................................      1,615          --
  Prepaid advertising.......................................      4,274       6,256
  Other current assets......................................        547         219
                                                              ---------    --------
          Total current assets..............................     45,388      46,663
PROPERTY, FURNITURE AND TELECOMMUNICATIONS
  EQUIPMENT -- Net..........................................    306,805     132,296
PUBLIC TELECOMMUNICATIONS NETWORK CONCESSIONS -- Net........    237,380     233,530
                                                              ---------    --------
          Total assets......................................  $ 589,573    $412,489
                                                              =========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bridge loan...............................................  $  94,430    $     --
  Handsets suppliers........................................     20,831          --
  Vendor financing of equipment.............................     40,933     105,389
  Accounts payable for equipment............................     24,103          --
  Payable to affiliated.....................................      5,494      13,761
  Other accounts payable and accrued expenses...............     30,751       5,577
                                                              ---------    --------
          Total current liabilities.........................    216,542     124,727
                                                              ---------    --------
LONG-TERM LIABILITIES:
  Bank loans of credit......................................     88,951      19,090
  Vendor financing of equipment.............................    109,024          --
                                                              ---------    --------
          Total long-term liabilities.......................    197,975      19,090
                                                              ---------    --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Capital stock.............................................    350,000     300,000
  Accumulated losses........................................   (188,691)    (31,328)
  Accumulated other comprehensive income....................     13,747          --
                                                              ---------    --------
          Total stockholders' equity........................    175,056     268,672
                                                              ---------    --------
          Total liabilities and stockholders' equity........  $ 589,573    $412,489
                                                              =========    ========



The accompanying notes are an integral part of these financial statements.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES



                       CONSOLIDATED STATEMENTS OF INCOME


                          (THOUSANDS OF U.S. DOLLARS)



                                                                               PERIOD FROM
                                                                             JUNE 24 (DATE OF
                                                              YEAR ENDED      INCEPTION) TO
                                                             DECEMBER 31,      DECEMBER 31,
                                                                 1999              1998
                                                             ------------    ----------------
Revenues:
  Services.................................................   $   3,919          $     --
  Sales of handsets and accessories........................       3,350                --
                                                              ---------          --------
                                                                  7,269                --
                                                              ---------          --------
Operating costs and expenses:
  Cost of services.........................................      (5,543)               --
  Cost of handsets and accessories.........................     (25,139)               --
  Selling, general and administrative expenses.............    (102,340)          (30,090)
  Depreciation and amortization............................     (17,712)              (78)
                                                              ---------          --------
                                                               (150,734)          (30,168)
                                                              ---------          --------
Operating loss.............................................    (143,465)          (30,168)
                                                              ---------          --------
Comprehensive financing result:
  Interest expense.........................................     (16,511)            1,194
  Interest income..........................................       1,314                --
  Foreign exchange gain -- Net.............................         994                --
  Foreign exchange loss on remeasurement of financial
     statements............................................          --            (2,474)
                                                              ---------          --------
                                                                (14,203)           (1,280)
                                                              ---------          --------
Other income -- Net........................................         899               441
                                                              ---------          --------
Loss before income tax and employees' statutory profit
  sharing..................................................    (156,769)          (31,007)
Provision for:
  Income tax...............................................        (411)             (321)
  Employees' statutory profit sharing......................        (183)               --
                                                              ---------          --------
Net loss...................................................    (157,363)          (31,328)
Other comprehensive income:
  Foreign currency translation adjustment..................      13,747                --
                                                              ---------          --------
Comprehensive loss.........................................   $(143,616)         $(31,328)
                                                              ---------          --------
Basic and diluted loss per share...........................   $   (4.90)         $  (2.09)
                                                              =========          ========



The accompanying notes are an integral part of these financial statements.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                          (THOUSANDS OF U.S. DOLLARS)



                                                                               PERIOD FROM
                                                                             JUNE 24 (DATE OF
                                                              YEAR ENDED      INCEPTION) TO
                                                             DECEMBER 31,      DECEMBER 31,
                                                                 1999              1998
                                                             ------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................   $(157,363)        $ (31,328)
                                                              ---------         ---------
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization............................      17,712                78
  Other provisions.........................................       4,412                --
  Foreign exchange loss on remeasurement of financial
     statements............................................          --             2,474
Changes in assets and liabilities:
  Recoverable value added tax..............................     (11,040)           (9,443)
  Trade receivables........................................      (3,356)               --
  Other accounts receivable................................      (1,727)             (341)
  Prepaid advertising......................................      (4,013)              (67)
  Other current assets.....................................         229              (217)
  Other accounts payable and accrued expenses..............      49,145             5,753
                                                              ---------         ---------
          Total adjustments................................      51,362            (1,763)
                                                              ---------         ---------
Net cash used in operating activities......................    (106,001)          (33,091)
                                                              ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, furniture and telecommunications
  equipment................................................     (38,356)              (77)
Public telecommunications network concession...............          --          (233,530)
                                                              ---------         ---------
Net cash used in investing activities......................     (38,356)         (233,607)
                                                              ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital stock issuance.......................      50,000           300,000
Bridge loan................................................      90,000                --
                                                              ---------         ---------
Net cash provided by financing activities..................     140,000           300,000
                                                              ---------         ---------
Effect of exchange rate fluctuations on cash...............     (13,818)           (2,989)
                                                              ---------         ---------
Net (decrease) increase in cash and cash equivalents.......     (18,175)           30,313
Cash and cash equivalents at beginning of period...........      30,313                --
                                                              ---------         ---------
Cash and cash equivalents at end of period.................   $  12,138         $  30,313
                                                              =========         =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax paid............................................   $     536         $      --
Interest paid (net of amount capitalized)..................       8,922                14
Prepaid advertising contracted with notes payable..........         420             5,941
Property, furniture and telecommunications equipment
  acquired through financing...............................     121,054           132,297
Inventories acquired through financing.....................       1,615                --



The accompanying notes are an integral part of these financial statements.

                   PEGASO TELECOMUNICACIONES, S. A. DE C. V.



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                          (THOUSANDS OF U.S. DOLLARS)



                                                                   ACCUMULATED OTHER
                                          CAPITAL    ACCUMULATED     COMPREHENSIVE
                                           STOCK       LOSSES           INCOME           TOTAL
                                          --------   -----------   -----------------   ---------
Issuance of stock at inception on June
  24, 1998..............................  $     11    $      --         $    --        $      11
Capital stock issuance..................   299,989           --              --          299,989
Net loss for the period.................        --      (31,328)             --          (31,328)
                                          --------    ---------         -------        ---------
Balances at December 31, 1998...........   300,000      (31,328)             --          268,672
Capital stock issuance..................    50,000           --              --           50,000
Net loss for the period.................        --     (157,363)             --         (157,363)
Foreign currency translation
  adjustment............................        --           --          13,747           13,747
                                          --------    ---------         -------        ---------
Balances at December 31, 1999...........  $350,000    $(188,691)        $13,747        $ 175,056
                                          ========    =========         =======        =========



The accompanying notes are an integral part of these financial statements.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES



                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



NOTE 1 -- OPERATIONS OF THE COMPANY AND SUBSIDIARIES:



     Pegaso Telecomunicaciones, S. A. de C. V. (Telecomunicaciones), a Mexican holding company, was incorporated on June 24, 1998, for a duration of 99 years. At December 31, 1999 and 1998, the stockholders of Telecomunicaciones were Grupo Televisa, S. A. (through its subsidiary Corporativo del Valle de Mexico, S. A. de C. V.), Mr. Alejandro Burillo Azcarraga, Leap Wireless International, Inc. (through its subsidiary Leap PCS Mexico, Inc.) and other investments funds.



     Sprint PCS (Sprint), a U.S. telecommunications corporation, has entered into a memorandum of understanding to make an investment in Telecomunicaciones. The proposed agreement, if consummated, would result in Sprint obtaining a 30.5% interest in Telecomunicaciones.



     At December 31, 1999 and 1998, Telecomunicaciones and its subsidiaries (collectively, the "Company") held 100% of the capital stock of the following Mexican subsidiaries:



              SUBSIDIARY                                ACTIVITY
              ----------                                --------
Pegaso PCS, S. A. de C. V. (PCS)         Provides telephone services to the
                                         general public through an agency
                                         agreement with Comunicaciones y
                                         Sistemas.
Pegaso Recursos Humanos, S. A. de C. V.  Provides administrative services to
  (Recursos Humanos)                     companies in the Group.
Pegaso Comunicaciones y Sistemas, S. A.  Holds the concessions and the
  de C. V. (Comunicaciones y Sistemas)   telecommunications equipment for
                                         telephone services to be provided by
                                         PCS.



     The Company is engaged in providing nationwide telephone services in Mexico. Comunicaciones y Sistemas holds the concessions granted by the Mexican Ministry of Communications (Secretaria de Comunicaciones y Transportes) (SCT).



     The concessions include the rights to install, operate and exploit a nationwide public telecommunications network for a period up to 20 years, with an option for the Company to extend the concessions at the end of the 20-year period. (See Note 5).



     The Company's development from the date of inception has been financed by capital contributions made by the stockholders and through two lines of credit with a limit of $590,000, a bridge loan with a limit of $115,000 and a backstop financing offered by Qualcomm. See Notes 6, 7 and 8. These lines of credit are collateralized by all Company properties, rights and assets. The recoverability of the Company's investment is dependent upon future events, including, but not limited to, the stability of the Mexican economic environment, obtaining adequate financing for the Company's development program and the achievement of a level of operating revenues that is sufficient to support the Company's costs structure.



     The Company launched telecommunications operations in the cities of Tijuana, Baja California in February, Guadalajara, Jalisco in August, Monterrey, Nuevo Leon in September and Mexico, Federal District in December 1999. Prior to those dates, the Company's business consisted of the installation and construction of its network and other start-up activities. Accordingly, the Company was a "development-

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



stage enterprise" as set forth in the Statement of Financial Accounting Standards No. 7 "Accounting and Reporting by Development-Stage Enterprises" in 1998.



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



     The accompanying consolidated financial statements include the adjustment and translation/remeasurement of the Mexican peso consolidated financial statements prepared in conformity with accounting principles generally accepted in Mexico. Such financial statements constitute a suitable basis for adjustment and translation/remeasurement into U.S. dollars for purposes of expressing them in conformity with accounting principles generally accepted in the United States of America.



     The following is a summary of the Company's significant accounting policies:



     a. Translation:



     As of December 31, 1998, for the purposes of translating its Mexican peso financial statements to U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52, the Company considered its functional currency to be the U.S. dollar, since Mexico was considered a hyperinflationary economy. Consequently, monetary assets and liabilities were translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses were translated at the average exchange rate for the period, and non-monetary assets were translated at historical rates. The resulting remeasurement gains or losses were included in the consolidated statement of income.



     As of January 1, 1999, Mexico is no longer considered a hyperinflationary economy. Therefore, the Company changed the functional currency from the U.S. dollar to the Mexican peso. Accordingly, monetary and non-monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Capital stock has been translated at historic observed exchange rates. Revenues, expenses, gains and losses are translated at the average exchange rate for the year. The net equity effects of translation are recorded in the cumulative foreign currency translation adjustment account as a part of accumulated other comprehensive income.



     b. Consolidation:



     The accompanying financial statements include the accounts of Telecomunicaciones and its wholly-owned subsidiaries prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated in the consolidation.



     c. Cash equivalents:



     Cash equivalents are recorded at cost, which approximates market value, and includes all investments purchased with original maturities of three months or less.



     d. Inventories and cost of sales:



     Inventories (handsets and accessories) are recorded at average cost. The resulting amounts are not in excess of market value.



     Cost of handsets and accessories is recorded following the average cost method.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



     e. Advertising costs:



     Television advertising time purchased in advance is initially deferred and expensed when the advertising time is used. All other advertising costs are expensed as incurred.



     Advertising expense amounted to $15,890 for the year ended December 31, 1999. No advertising expenses were incurred for the period ended December 31, 1998.



     f. Property, furniture and telecommunications equipment:



     Property, furniture and telecommunications equipment are recorded at cost.



     Depreciation is calculated by the straight-line method, based on Company's estimate of the useful lives, ranging from four to twenty years.



     Leasehold improvements are capitalized at cost and are amortized using the straight-line method, applying the annual rate of 5%. If leases conclude prior this amortization period, the balance of such leasehold improvements are expensed.



     g. Public telecommunications network concessions:



     The public telecommunications network concessions include the cost of the radio-electric frequency band concession and other related costs, and are recorded at cost.



     Amortization is calculated by the straight-line method, based on the estimated useful life (concession period, twenty years).



     h. Income taxes:



     Current income tax is the amount of income tax expected to be payable for the current period. A deferred tax asset or liability is computed for both the expected future impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss carryforwards. A valuation allowance is established for net deferred tax assets not expected to be realized.



     i. Employee benefits:



     Seniority premiums to which employees are entitled upon termination of employment after fifteen years of service are recognized as expenses of the years in which the services are rendered. As the Company was incorporated on June 24, 1998, seniority premium obligations were not significant, and, therefore no liability has been recognized for each of the periods presented.



     Other compensation based on length of service to which employees may be entitled in the event of dismissal or death, in accordance with the Federal Labor Law, is charged to income in the year in which it becomes payable.



     j. Capitalized interest cost:



     Property, furniture and telecommunications equipment, as well as the public telecommunications network concessions, include the capitalization of the interest costs related to their acquisition.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



     k. Revenue recognition:



     Revenues from air time are recorded when service is provided. Sales of handsets and accessories are recorded when goods are delivered. Other revenues, mainly calling party pays and long distance services, are recognized when the related services are provided.



     l. Long-lived assets:



     The Company evaluates potential impairment loss relating to long-lived assets, by assessing whether the unamortized carrying amount can be recovered over the remaining life of the assets through undiscounted future expected cash flows generated by the assets and without interest charges. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the differences between the fair value and carrying value of the asset. Assets to be disposed of are recorded at the lower of carrying amount of fair value less cost to sell. Testing whether an asset is impaired and for measuring the impairment loss is performed for assets groupings at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups.



     Long-live assets will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment losses have been recorded by the Company.



     m. Loss per share:



     Loss per share is computed by dividing consolidated net loss by the weighted average number of shares outstanding. At December 31, 1998 and 1999, the Company did not have any potentially dilutive instruments.



     n. Estimates:



     The preparation of financial statements in conformity with generally accepted accounting principles requires Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.



     o. Fair value of financial instruments:



     The estimated fair value of the company's financial instruments has been determined using available market information and appropriate valuation methodologies. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of the short-term maturity of these instruments. The Company's bank loans and other debt are subject to interest at variable rates, and as a result, the book value of said liabilities approximates their fair values.



     p. New accounting requirements:



     On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS 133 is effective for fiscal years beginning after June 30, 2000. Upon the statement's initial application, all derivatives are

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



required to be recognized in the balance sheet as either assets or liabilities, and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS 133. Management does not believe that the adoption of this statement will significantly impact the financial statements of the Company.



NOTE 3 -- TRANSACTIONS AND BALANCES WITH AFFILIATED COMPANIES AND OTHER RELATED
          PARTIES:



     Accounts payable to affiliated companies are integrated as follows:



                                                         DECEMBER 31,
                                                       -----------------
                                                        1999      1998
                                                       ------    -------
Leap Wireless International, Inc. and subsidiaries...  $5,074    $ 7,820
Grupo Televisa, S. A. and subsidiaries...............     420      5,941
                                                       ------    -------
                                                       $5,494    $13,761
                                                       ======    =======



     Following is a summary of the main transactions with affiliated companies and other related parties:



                                                           PERIOD FROM JUNE 24
                                           YEAR ENDED     (DATE OF INCEPTION TO
                                          DECEMBER 31,        DECEMBER 31,
                                              1999                1998
                                          ------------    ---------------------
Expenses:
  Equipment purchases from Qualcomm
     Inc.(1)............................    $    --              $80,100
  Interest on advances from
     stockholders.......................         --                1,697
  Professional services(2)..............     34,484                8,671
  Advertising services..................      3,530                6,256
  Rent payments to stockholders(3)......      1,547                   40


-------------------------

(1) Qualcomm Inc. (Qualcomm) ceased being an affiliated company on September 23, 1998.



(2) Provided by Leap Wireless Services Mexico, S. A. de C. V., a subsidiary of Leap Wireless International, Inc. and represents mainly advisory services paid in connection with the Company's organization, start-up activities and supervision of the design and implementation of the network. These services are subcontracted to GTE Services Mexico, S. A. de C. V.



(3) Includes $1,415 paid to Grupo Televisa, S. A. and subsidiaries for the rent of two offices. The lease agreements expire in May and September 2003. Also includes $132 paid to Mr. Alejandro Burillo Azcarraga for the rent of two offices. The leases for these offices are each for a period of one year, from July 1999 to July 2000.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



NOTE 4 -- PROPERTY, FURNITURE AND TELECOMMUNICATIONS EQUIPMENT:



                                                     DECEMBER 31,             ANNUAL
                                                 --------------------    DEPRECIATION RATE
                                                   1999        1998             (%)
                                                 --------    --------    -----------------
Telecommunications equipment...................  $282,901    $     --     12, 10 and 5
Furniture and equipment........................     6,633         630          10
Computer equipment.............................    16,311         156          25
Transportation equipment.......................     1,439         248          25
Leasehold improvements.........................     2,999         969          5
Maintenance equipment..........................       141          --          10
                                                 --------    --------
                                                  310,424       2,003
Accumulated depreciation.......................    (7,798)        (78)
                                                 --------    --------
                                                  302,626       1,925
Land...........................................        90          85
Telecommunications equipment in the process of
  installation.................................     3,134     104,874
Construction in progress.......................        --       2,234
Advance payments to Alcatel Indetel Industria
  de Telecomunicaciones, S. A. de C. V.
  (Alcatel)....................................        --      11,478
Advance payments to Qualcomm...................        --       9,023
Advance payments to other suppliers............       955       2,677
                                                 --------    --------
                                                 $306,805    $132,296
                                                 ========    ========



     Telecommunications equipment includes $9,775 and $3,114 of capitalized interest at December 31, 1999 and December 31, 1998, respectively.



NOTE 5 -- PUBLIC TELECOMMUNICATIONS NETWORK CONCESSIONS:



     On October 7, 1998, the Company obtained the concessions to frequency bands of the radio-electric spectrum to provide nationwide wireless fixed and inducement access telecommunications services. Balances are as follows:



                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Cost of concession (includes $1,356 and $1,278 of
  capitalized interest at December 31, 1999 and
  December 31, 1998, respectively).....................  $247,700    $233,530
Accumulated amortization...............................   (10,320)         --
                                                         --------    --------
                                                         $237,380    $233,530
                                                         ========    ========

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



     Concessions include the rights to provide the following:



     - Fixed or mobile wireless telephone service.



     - Transmission or reception of signals, images, voice, sounds or information of any nature through the network, and additional services authorized by the SCT.



     - Access to data networks, video, audio and videoconferences.



     The concession agreements contain the following financial covenants:



     - The minimum capital stock must be $120,000.



     - The ratio of total liabilities to stockholders' equity should not exceed
       2.78 during the first five years of operations.



     At December 31, 1999, these financial covenants were satisfactorily complied with.



NOTE 6 -- BRIDGE LOAN:



     On May 27, 1999, the shareholders contracted a bridge loan for a total amount of $115,000 with a group of syndicated banks. This bridge loan is granted by Qualcomm (Qualcomm guaranty) as the lead lender, Citibank N. A. as administrative agent for the lenders, Societe Generale as syndication agent and ABN AMRO Bank N. V. as documentation agent. This loan is subject to interest at the Eurodollar rate plus 6% or a base rate plus 5% (12.6% in 1999), provided that in each case, the applicable margin shall increase by 0.5% on each interest adjustment date. As of December 31, 1999, $94,430 is outstanding on such loans. Interest expense in 1999 amounted to $3,729. The original maturity date of the bridge loan is November 27, 2000.



     On May 27, 1999, Telecomunicaciones entered into stock option agreements with Qualcomm, Leap Wireless International, Inc. and Mr. Alejandro Burillo Azcarraga (the Grantees). As a condition to execute the bridge loan agreement and to issue the Qualcomm guaranty, Telecomunicaciones granted each of the Grantees options to subscribe and purchase up to 353,585; 243,090 and 110,495, respectively, limited voting series "N" treasury shares of the Company's capital stock with no par value, which represented 2.4% of the aggregate capital stock.



     In accordance with the stock option agreements, the Grantees may execute the above mentioned stock options, if the total internal rate of return on the average outstanding balance of the bridge loan is less than 20%.



     The options shall have customary antidilution protection for stock dividends, stock splits, stock combinations, mergers and other similar events, but not for issuances below any particular price per share. The options will have an exercise price of $.01 per share and an expiration date of 10 years from date of issuance. The options shall be exercisable at any time after the date on which all amounts under the bridge loan agreement are paid in full and the commitments there-under are terminated.



     Also, on May 27, 1999, an irrevocable administration and guarantee trust was created by Leap Wireless International, Inc. and Mr. Alejandro Burillo Azcarraga as trustors, Qualcomm as beneficiary, and Banco INVEX, S. A., Institucion de Banca Multiple (INVEX) as trustee. The agreement

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



establishes that INVEX may exercise the option for the series "N" treasury shares mentioned above to counter-guarantee the payment of obligations arising from the bridge loan agreement.



SUBSEQUENT EVENT:



     On February 8, 2000, with the stockholders' authorization, the Company signed an amendment to the bridge loan agreement, increasing the total amount from $115,000 to $190,000. On the additional $75,000, Qualcomm agreed to change the conditions as follows:



          a. There is no up-front fee. Only the funding bank's administration fee for $93.75 is paid.



          b. The requirement to guarantee a 20% internal rate of return is waived.



          c. The right to receive stock options from the Company is waived.



     All other conditions remain the same as in the original bridge loan agreement.



NOTE 7 -- PROPOSED FINANCINGS TO BE UNDERWRITTEN BY QUALCOMM:



     On December 22, 1999, Qualcomm committed to, and the Company accepted, the underwriting of $250,000 senior secured loan facility (the "Loan Facility") with the proceeds to be used by the Company for capital expenditures, working capital and operating expenses. On the Loan Facility closing date, the initial advance will be used to repay the existing bridge loan (mentioned in Note 6). Qualcomm will underwrite the new $250,000 loan in the event that the Company fails to obtain a bank loan facility of at least $250,000 prior to April 1, 2000.



     As compensation to Qualcomm for the commitment made, the Company agreed to pay Qualcomm an underwriting fee equal to 1% of the maximum principal amount of the loan facility, payable to within five business days after Qualcomm and Telecomunicaciones execute the documentation agreed. There will also be other fee expenses, covenants, limitations and commitments related to this kind of transaction.



     In addition to the $250,000 loan facility mentioned above, Qualcomm committed to, and the Company accepted, the underwriting of a high yield bond offering of $250,000 with the proceeds of the offering to be used by the Company for capital expenditures, working capital and operating expenses. Qualcomm will underwrite this bond offering promptly after January 1, 2001; however, the amount of such offering will be reduced depending on the Company's success in obtaining any debt financing (excluding the bridge loan, the vendor financing and the $250,000 loan facility described above) and any equity financing in excess of $100,000 on a cumulative aggregate basis (excluding $50,000 of equity currently committed by the Company's existing shareholders, as explained in Note
9).



     The Company agreed to pay Qualcomm a commitment fee equal to 2% of the maximum principal amount of the notes, payable on the date the notes are issued.



     See Note 11b. for commitment to purchase handsets from Qualcomm.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



NOTE 8 -- VENDOR FINANCING AND BANK LINES OF CREDIT:



     The Company has entered into certain agreements for the acquisition of telecommunications equipment, services and installation consultancy. These commitments will be financed through the financing contracts, which are summarized as follows:



          EQUIPMENT SUPPLIER                       FINANCING AGENT              CREDIT LINE
          ------------------                       ---------------              -----------
Qualcomm...............................  Qualcomm loan managed by ABN AMRO
                                         Bank N. V.                              $310,000(1)
Alcatel................................  Syndicated loan managed by Citibank
                                         International, Plc                       280,000(2)
                                                                                 --------
                                                                                 $590,000
                                                                                 ========



---------------


(1) This credit line is to be utilized as follows:



                CREDIT                                 VALIDITY                  AUTHORIZED LINE
                ------                                 --------                  ---------------
Loan 1.................................  From the date of authorization to
                                         December 31, 2000                          $200,000
Loan 2.................................  From January 1, 2001 to December 31,
                                         2002                                         90,000
Additional loan........................  From the date of authorization to
                                         December 31, 2002                            20,000
                                                                                    --------
                                                                                    $310,000
                                                                                    ========



     Advances under loans 1 and 2 are composed of "A" and "B" tranches. Tranche "A", will be for the financing of equipment purchases and is subject to interest at the LIBOR plus 1.5 points. Tranche "B" is for the financing of customs duties (excluding value added tax) and transportation costs and is subject to interest at the LIBOR plus 4.5 points. Interest is to be paid at various intervals ranging from monthly to biannually, depending upon which loan and tranche the amount has been disbursed from.



     As of December 31, 1999, $109,024 was outstanding under this line of credit, which is shown in the consolidated balance sheet as long-term vendor financing of equipment. The short-term vendor financing of equipment balances shown in the consolidated balance sheet include liabilities of $40,933 and $105,389, as of December 31, 1999 and 1998, respectively, payable to Qualcomm and Qualcomm Wireless Services (Mexico), S. A. de C. V. which are expected to be paid through advances from the line of credit facilities.



     Principal payments of "A" and "B" tranches of credit management by ABN AMRO BANK, N.V. will be negotiated in good faith and must be agreed upon by both parties prior to disbursement.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



(2) This credit line is to be utilized as follows:



                    CREDIT                                   VALIDITY                     AUTHORIZED LINE
                    ------                                   --------                     ---------------
    Loan 1.................................  From the date of authorization to
                                             December 31, 2000                               $170,000
    Loan 2.................................  From January 1, 2001 to December 31, 2002        100,000
    Additional loan........................  From the date of authorization to
                                             December 31, 2002                                 10,000
                                                                                             --------
                                                                                             $280,000
                                                                                             ========



     These loans are subject to interest at the Eurodollar rate plus 4.5 points per year, and an adjustable margin (10.1 % and 9.75% at December 31, 1999 and 1998, respectively).



     At December 31, 1999 $88,951 was outstanding under this line of credit (credit 1) and is included in long-term bank lines of credit. The schedule of maturities of the amounts outstanding are as follows:



                      DECEMBER 31,                           AMOUNT
                      ------------                           -------
2002.....................................................    $17,790
2003.....................................................     26,685
2004.....................................................     44,476
                                                             -------
                                                             $88,951
                                                             =======



     Principal payment for this credit line will be made on the dates and in the proportions shown below:



                                                          PORTION PAYABLE ON DECEMBER 31,
                      YEAR IN WHICH THE             --------------------------------------------
                    DISBURSEMENT WAS MADE           2002    2003    2004    2005    2006    2007
                    ---------------------           ----    ----    ----    ----    ----    ----
              1998 and 1999.......................   20%     30%     50%
                   2000...........................           20%     30%     50%
                   2001...........................                   20%     30%     50%
                   2002...........................                           20%     30%     50%



     The Company has pledged all properties, rights and assets, as described in
Note 1, to collateralize the obligations derived from the financing contracts. Additionally, on June 18, 1999, Telecomunicaciones as trustor, established an irrevocable administration and guarantee trust with Citibank Mexico, S. A. de C. V., Grupo Financiero Citibank as representative of the beneficiaries of the guarantees and as agent of the guarantees, as well as with INVEX as trustee. The purpose of the trust agreement is to guarantee payment of obligations arising from the financing vendor agreements signed with Qualcomm and Alcatel. Telecomunicaciones has transferred to the trust its shares in Comunicaciones y Sistemas, PCS and Recursos Humanos.



     The lines of credit establish the following obligations and restrictions for the Company:



     a. Disbursements from the lines of credit should be utilized only for the acquisition of telecommunications equipment from Qualcomm and Alcatel.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



     b. The capital stock should be increased by two contributions of $50,000 each, by July 31, 1999 (already completed) and on August 31, 2000, respectively.



     c. Neither dividend payments nor capital distributions should be made during the loan periods.



NOTE 9 -- STOCKHOLDERS' EQUITY:



     Telecomunicaciones was incorporated on June 24, 1998, through the contribution of $11 for the subscription of 100,000 common shares, with a par value of one Mexican peso each.



     On June 30, 1998, Telecomunicaciones exchanged the original 100,000 common shares for 1,000 shares with no par value. On that same date, the Company received $1 from its stockholders in exchange for the issuance of 200 common shares with no par value.



     On September 28, 1998, Telecomunicaciones received $299,988 in exchange for the issuance of 7,499,388 Series A, Class II shares, 7,199,412 Series B, Class II shares, and 15,300,000 Series N Class II shares. On that same date, the stockholders agreed to increase the capital stock by means of two contributions of $50,000 each, before July 31, 1999 and August 31, 2000.



     On July 27 and 30, 1999, the Company received $50,000 in exchange for the issuance of 5,000,000 common series N shares with no par value.



     At December 31, 1999, the authorized capital stock is 35,000,000 no-par-value shares, all of which are issued and outstanding, as follows:



NUMBER OF
  SHARES                              DESCRIPTION                            AMOUNT
----------                            -----------                           --------
              Class I (fixed minimum portion):
       612    Series A....................................................  $      6
       588    Series B....................................................         6

              Class II (variable portion):
 7,499,388    Series A....................................................    74,994
 7,199,412    Series B....................................................    71,994
20,300,000    Series N....................................................   203,000
----------                                                                  --------
35,000,000                                                                  $350,000
==========                                                                  ========



     Series N Class II shares have limited voting rights.



     In the event of a capital stock reduction, the portion of capital stock exceeding contributions made is subject to income tax, payable by the Company, equivalent to 53.85% of such excess.



NOTE 10 -- INCOME TAX (IT), ASSET TAX (AT) AND EMPLOYEES' STATUTORY PROFIT SHARING (ESPS):



     Telecomunicaciones and its subsidiaries pay the IT and AT on individual company basis.



     For the periods ended December 31, 1999 and 1998, Telecomunicaciones generated a net tax loss of $5,218 and $4,976 and two of its subsidiaries a combined net tax loss of $173,518 and $8,394,

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



respectively. The other subsidiary, Recursos Humanos, had net taxable income of $1,186 and $944, respectively. Therefore, for the periods ended December 31, 1999 and 1998, the Company recognized a tax provision of $594 and $321 in the consolidated financial statements.



     Tax loss carryforwards can be inflation indexed by applying the Mexican National Consumer Price Index from the date on which losses arise through the date of their utilization. Such restated tax loss carryforwards can be offset against future taxable income, and expire as follows:



                     EXPIRATION YEAR                         AMOUNT
                     ---------------                        --------
    2008..................................................  $ 16,628
    2009..................................................   186,100
                                                            --------
                                                            $202,728
                                                            ========



     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:



                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------    -------
Inventories.............................................  $   (565)   $    --
Fixed assets............................................   (10,867)        --
Concession..............................................    (3,838)        --
Interest and consultancy fees capitalized...............        --     (8,692)
Preoperating expenses...................................     4,960      4,660
Other temporary items...................................      (836)        --
Tax loss carryforwards..................................    70,955      4,546
Valuation allowance.....................................   (59,809)      (514)
                                                          --------    -------
                                                          $     --    $    --
                                                          ========    =======



     The statutory IT rates for 1999 and 1998 were 35% and 34%, respectively. The following items represent the principal differences between income taxes computed at the statutory tax rate and the Company's provision for income taxes for the periods ended December 31, 1999 and 1998.



                                                              DECEMBER 31,
                                                              ------------
                                                              1999    1998
                                                              ----    ----
Tax at statutory rate.......................................  (35)%   (34)%
Foreign exchange loss on remeasurement of financial
  statements................................................   --       3%
Permanent items, including inflationary effects.............    6%      7%
Interest and consultancy fees...............................   (3)%    (5)%
Preoperating expenses.......................................   --      15%
Other temporary items.......................................   (1)%    --
Amortization of concession..................................   (7)%    --
Valuation allowance.........................................   40%     15%
                                                              ---     ---
Effective income tax rate...................................   --%      1%
                                                              ===     ===

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)



     AT is determined by applying the rate of 1.8% to the net amount of certain assets and liabilities, and is payable only when AT exceeds IT. For the periods ended at December 31, 1999 and 1998, the Company was not subject to the payment of AT.



     For the period ended December 31, 1998, the Company was not subject to the payment of ESPS. For the year ended December 31, 1999, the Company generated ESPS amounting to $183.



NOTE 11 -- COMMITMENTS AND CONTINGENCIES:



     a. The Company leases offices and other spaces related to its activity, under operating agreements expiring through 2006, which annual minimum lease payments under such leases are as follows:



                            YEAR                              AMOUNT
                            ----                              -------
2000........................................................  $ 2,917
2001........................................................    2,595
2002........................................................    2,401
2003........................................................    1,946
Thereafter..................................................      807
                                                              -------
                                                              $10,666
                                                              =======



        Additionally, the Company has site-operating leases for the network which annual amount is approximately $5,742, payable on a monthly, bimonthly and quarterly basis. These lease contracts are renovated mainly on annual basis.



        Lease payments for the periods ended December 31, 1999 and December 31,1998 recorded in the statement of income amounted to $11,697 and $824, respectively.



     b. The Company is committed to purchase 50% of its handsets under the existing handset supply agreement between the Company and Qualcomm and to use the "cdmaOne" and the "multi-carrier mode" of the ITU proposed third generation CDMA standard exclusively as the primary technology for its wireless telecommunications systems, during the period of Qualcomm financing support described in Note 7 above.



     c. The Company has issued purchase orders for the acquisition of telecommunications equipment, services, and installation consultancy, to be received in 2000, totaling $53,400.



        It is expected that these purchases will be covered through the vendor financing and bank lines of credit described in Note 8.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                        PRO FORMA FINANCIAL INFORMATION

     The Pro Forma Financial Information is based on the historical consolidated financial statements of Cricket Communications Holdings, Inc. and its subsidiaries ("Cricket Communications Holdings" or the "Company"), a development stage company, at February 29, 2000, for the six months ended February 29, 2000 and for the year ended August 31, 1999, adjusted to give effect to the Company's acquisition in March 2000 of substantially all the assets of Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings"), excluding wireless licenses which were acquired by the Company's parent, Leap Wireless International, Inc. ("Leap"). The Unaudited Pro Forma Consolidated Balance Sheet at February 29, 2000 gives effect to the acquisition as if it had occurred as of February 29, 2000. The Unaudited Pro Forma Statement of Operations for the six months ended February 29, 2000 and the year ended August 31, 1999 gives effects to the acquisition as if it had occurred as of September 1, 1998. The acquisition and related adjustments are described in the accompanying notes. The Pro Forma Financial Information is based upon available information and certain assumptions that management believes are reasonable. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. The final recorded amounts could differ.

     The Pro Forma Financial Information is provided for illustrative purposes only and does not purport to represent what the Company's results of operations or financial condition actually would have been had the pending acquisition in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical financial statements of the Company and Chase Telecommunications Holdings.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                                            FEBRUARY 29, 2000
                                -------------------------------------------------------------------------
                                            HISTORICAL                                        CRICKET
                                -----------------------------------                        COMMUNICATIONS
                                   CRICKET             CHASE                                  HOLDINGS
                                COMMUNICATIONS   TELECOMMUNICATIONS    PRO FORMA            CONSOLIDATED
                                   HOLDINGS           HOLDINGS        ADJUSTMENTS            PRO FORMA
                                --------------   ------------------   -----------          --------------
ASSETS
Cash and cash equivalents.....     $    405          $   5,336         $      --              $  5,741
Accounts receivable, net......           --              5,925                --                 5,925
Inventories...................           --                145                --                   145
Other current assets..........           --                148                --                   148
                                   --------          ---------         ---------              --------
     Total current assets.....          405             11,554                --                11,959
                                   --------          ---------         ---------              --------
Property and equipment, net...          625             35,559              (892)(2)            35,292
Investment in and loans
  receivable from
  unconsolidated wireless
  operating company...........       17,606                 --           (17,606)(2)                --
PCS licenses, net.............           --             60,456           (24,822)(3)(4)         35,634
Deposits and other assets.....          284                404              (404)(2)               284
                                   --------          ---------         ---------              --------
     Total assets.............     $ 18,920          $ 107,973         $ (43,724)             $ 83,169
                                   ========          =========         =========              ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Accounts payable and accrued
  liabilities.................     $  1,622          $   8,115         $      --              $  9,737
Other current liabilities.....           --              2,439            (1,072)(3)             1,367
                                   --------          ---------         ---------              --------
     Total current
       liabilities............        1,622             10,554            (1,072)               11,104
                                   --------          ---------         ---------              --------
Long-term debt................       21,027            196,985          (163,883)(2)(3)(4)      54,129
Other long-term liabilities...           --                 12                --                    12
                                   --------          ---------         ---------              --------
     Total liabilities........       22,649            207,551          (164,955)               65,245
                                   --------          ---------         ---------              --------
Redeemable stock..............           --              6,777            (6,777)(3)                --
                                   --------          ---------         ---------              --------
Stockholders' equity
  (deficit):
  Preferred stock.............           --                 --                --                    --
  Common stock................            6                  1                (1)(2)                 6
  Additional paid-in
     capital..................      125,868              9,000             6,353(1)(2)         141,221
  Notes receivable from
     stockholders.............      (38,815)                --             6,300(1)            (32,515)
  Deferred compensation.......          (26)                --                --                   (26)
  Accumulated deficit.........      (90,762)          (115,356)          115,356(2)            (90,762)
                                   --------          ---------         ---------              --------
     Total stockholders'
       equity (deficit).......       (3,729)          (106,355)          128,008                17,924
                                   --------          ---------         ---------              --------
     Total liabilities and
       stockholders' equity
       (deficit)..............     $ 18,920          $ 107,973         $ (43,724)             $ 83,169
                                   ========          =========         =========              ========


See Notes to the Pro Forma Financial Information.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                SIX MONTHS ENDED FEBRUARY 29, 2000
                                -------------------------------------------------------------------
                                            HISTORICAL                                  CRICKET
                                -----------------------------------                  COMMUNICATIONS
                                   CRICKET             CHASE                            HOLDINGS
                                COMMUNICATIONS   TELECOMMUNICATIONS    PRO FORMA      CONSOLIDATED
                                   HOLDINGS           HOLDINGS        ADJUSTMENTS      PRO FORMA
                                --------------   ------------------   -----------    --------------
Operating revenues............     $     --           $  5,289          $    --         $  5,289
                                   --------           --------          -------         --------
Operating expenses:
  Cost of operating
     revenues.................           --             (7,540)              --           (7,540)
  Selling, general and
     administrative...........       (6,578)            (6,186)             716(5)       (12,048)
  Depreciation and
     amortization.............           --            (18,546)          (1,711)(6)      (20,257)
                                   --------           --------          -------         --------
     Total operating
       expenses...............       (6,578)           (32,272)            (995)         (39,845)
                                   --------           --------          -------         --------
  Operating loss..............       (6,578)           (26,983)            (995)         (34,556)
Equity in net loss of
  unconsolidated wireless
  operating company...........      (20,162)                --           20,162(7)            --
Interest income...............        1,031                 32               --(8)         1,063
Interest expense..............       (2,920)            (9,488)           7,057(8)        (5,351)
Other income (expense), net...           --               (165)                             (165)
                                   --------           --------          -------         --------
  Net loss....................     $(28,629)          $(36,604)         $26,224         $(39,009)
                                   ========           ========          =======         ========


See Notes to the Pro Forma Financial Information.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                    YEAR ENDED AUGUST 31, 1999
                                -------------------------------------------------------------------
                                            HISTORICAL                                  CRICKET
                                -----------------------------------                  COMMUNICATIONS
                                   CRICKET             CHASE                            HOLDINGS
                                COMMUNICATIONS   TELECOMMUNICATIONS    PRO FORMA      CONSOLIDATED
                                   HOLDINGS           HOLDINGS        ADJUSTMENTS      PRO FORMA
                                --------------   ------------------   -----------    --------------
Operating revenues.............    $     --           $  4,389          $    --         $  4,389
                                   --------           --------          -------         --------
Operating expenses:
  Cost of operating revenues...          --             (7,513)              --           (7,513)
  Selling, general and
     administrative............     (16,545)            (7,682)             373(5)       (23,854)
  Depreciation and
     amortization..............          --             (5,476)          (3,423)(6)       (8,899)
                                   --------           --------          -------         --------
     Total operating
       expenses................     (16,545)           (20,671)          (3,050)         (40,266)
                                   --------           --------          -------         --------
  Operating loss...............     (16,545)           (16,282)          (3,050)         (35,877)
Equity in net loss of
  unconsolidated wireless
  operating company............     (20,900)                --           20,900(7)            --
Interest income................           9                207               --              216
Interest expense...............          --            (16,129)          15,442(8)          (687)
Other income (expense), net....          --                379                               379
                                   --------           --------          -------         --------
  Net loss.....................    $(37,436)          $(31,825)         $33,292         $(35,969)
                                   ========           ========          =======         ========


See Notes to the Pro Forma Financial Information.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO THE PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

NOTE 1. DESCRIPTION OF TRANSACTION

     In March 2000, the Company and Leap acquired substantially all the assets of Chase Telecommunications Holdings for: $6.3 million in cash; the assumption of certain liabilities of Chase Telecommunications Holdings; a warrant to purchase 1% of the common stock of the Company exercisable at $1.0 million; the return of the Company's existing stock ownership and warrants to purchase stock in Chase Telecommunications Holdings; and certain contingent earn-outs.


     The acquisition will be accounted for under the purchase method of accounting. Based on the fair value of Chase Telecommunications Holdings' liabilities assumed in the unaudited pro forma consolidated balance sheet and the fair value of approximately $15.3 million attributed to the warrant to purchase 1% of the common stock of the Company, the aggregate purchase price will be approximately $81.8 million. The fair value of the warrant was determined on the date of closing, which was the date the number of warrant shares first became known, using the Black-Scholes option pricing model. Of this amount, approximately $47.8 million has been allocated to property and equipment and other assets and approximately $35.6 million to intangible assets, including $34.0 million to goodwill. The contingent earn-out payments, up to a maximum of $41.0 million plus certain costs, are based upon certain targeted operating results for the Chase Telecommunications properties during the fifth full fiscal year following the closing of the transaction. These payment obligations, if any, will be recorded as additional purchase price.


NOTE 2. PRO FORMA ADJUSTMENTS RELATED TO PENDING ACQUISITION OF CHASE TELECOMMUNICATIONS

     (1) To record (a) purchase consideration of $6.3 million in cash funded by Leap and recorded as a reduction to note receivable from Leap; and (b) fair value of approximately $15.3 million attributed to the warrant to purchase 1% of the common stock of Cricket Communications Holdings.


     (2) (a) Adjustment for estimated fair value of property and equipment and other assets; (b) Elimination of inter-company working capital loans of $59.4 million and equipment loans of $17.6 million, including accrued and capitalized interest, provided by the Company to Chase Telecommunications Holdings; and (c) elimination of stockholders' deficit of Chase Telecommunications Holdings upon consolidation. The carrying value of Cricket Communications Holdings' investment in and working capital loans to Chase Telecommunications Holdings have previously been reduced to zero.


     (3) To eliminate wireless licenses of $60.5 million, interest payable of $1.1 million, long-term debt of $86.9 million and redeemable preferred stock of $6.8 million of Chase Telecommunications Holdings not acquired or assumed by Cricket Communications Holdings in the acquisition.


     (4) To record (a) estimated fair value of acquired customer list of $1.6 million; and (b) $34.0 million of goodwill for excess purchase price over the net assets acquired.



     (5) To record elimination of Cricket Communications Holdings' management and royalty fee expense recorded by Chase Telecommunications Holdings.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO THE PRO FORMA FINANCIAL INFORMATION (CONTINUED)
                                  (UNAUDITED)


     (6) Additional amortization resulting from the preliminary purchase price allocation of (a) $0.9 million and $1.7 million for the six months ended February 29, 2000 and the year ended August 31, 1999, respectively, for customer list (amortized on a straight-line basis over a 12 month expected useful life for the market where service has commenced); and (b) $0.9 million and $1.7 million for the six months ended February 29, 2000 and the year ended August 31, 1999, respectively, for purchased goodwill (amortized on a straight-line basis over a 20 year life).


     (7) Elimination of the Company's share of the net loss of Chase Telecommunications Holdings previously recognized under the equity method of accounting.

     (8) Elimination of interest expense recorded by Chase Telecommunications Holdings on debt balances not assumed by the Company and inter-company working capital and equipment loans provided by the Company. Interest income due to the Company on inter-company working capital and equipment loans has previously been eliminated.

                                    * * * *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cricket Communications Holdings, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of Cricket Communications Holdings, Inc. and its subsidiary (a development stage company) at August 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended August 31, 1999 and 1998, for the period from December 1, 1996 (inception) to August 31, 1997 and for the period from December 1, 1996 (inception) to August 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Diego, California
February 15, 2000

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            AUGUST 31,
                                                       FEBRUARY 29,    --------------------
                                                           2000          1999        1998
                                                       ------------    --------    --------
                                                       (UNAUDITED)
ASSETS
Cash and cash equivalents............................    $    405      $     --    $     --
                                                         --------      --------    --------
     Total current assets............................         405            --          --
Property and equipment, net..........................         625            --          --
Investment in and loans receivable from
  unconsolidated wireless operating company..........      17,606            --          --
Other assets.........................................         284            --          --
                                                         --------      --------    --------
     Total assets....................................    $ 18,920      $     --    $     --
                                                         ========      ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued liabilities.............    $  1,622      $  6,924    $  4,551
                                                         --------      --------    --------
     Total current liabilities.......................       1,622         6,924       4,551
Lucent credit agreement..............................      21,027            --          --
                                                         --------      --------    --------
     Total liabilities...............................      22,649            --          --
                                                         --------      --------    --------
Commitments and contingencies (Note 9)
Stockholders' equity (deficit):
  Preferred stock -- authorized 200,000 shares $.0001
     par value, no shares issued and outstanding.....          --            --          --
  Common stock -- authorized 75,000,000 shares $.0001
     par value, 64,306,766, 52,000,100 and 100 shares
     issued and outstanding at February 29, 2000
     (unaudited) and August 31, 1999 and 1998,
     respectively....................................           6             5          --
  Additional paid-in capital.........................     125,868        52,029          --
  Parent's investment and advances...................          --         4,115      20,146
  Notes receivable from stockholders.................     (38,815)         (906)         --
  Deferred compensation..............................         (26)          (34)         --
  Deficit accumulated during the development stage...     (90,762)      (62,133)    (24,697)
                                                         --------      --------    --------
     Total stockholders' deficit.....................      (3,729)       (6,924)     (4,551)
                                                         --------      --------    --------
     Total liabilities and stockholders' deficit.....    $ 18,920      $     --    $     --
                                                         ========      ========    ========

See accompanying notes to consolidated financial statements.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                  PERIOD FROM      PERIOD FROM      PERIOD FROM
                                  SIX MONTHS ENDED                                DECEMBER 1,      DECEMBER 1,      DECEMBER 1,
                             ---------------------------       YEAR ENDED             1996             1996             1996
                                                               AUGUST 31,        (INCEPTION) TO   (INCEPTION) TO   (INCEPTION) TO
                             FEBRUARY 29,   FEBRUARY 28,   -------------------     AUGUST 31,       AUGUST 31,      FEBRUARY 29,
                                 2000           1999         1999       1998          1997             1999             2000
                             ------------   ------------   --------   --------   --------------   --------------   --------------
                                     (UNAUDITED)                                                                    (UNAUDITED)
General and administrative
  expenses.................    $ (6,578)      $ (2,432)    $(16,545)  $ (8,896)     $    --          $(25,441)        $(32,019)
Equity in net loss of
  unconsolidated wireless
  operating company........     (20,162)       (11,201)     (20,900)   (11,801)      (4,000)          (36,701)         (56,863)
Interest income............       1,031             --            9         --           --                 9            1,040
Interest expense...........      (2,920)            --           --         --           --                --           (2,920)
                               --------       --------     --------   --------      -------          --------         --------
  Net loss.................    $(28,629)      $(13,633)    $(37,436)  $(20,697)     $(4,000)         $(62,133)        $(90,762)
                               ========       ========     ========   ========      =======          ========         ========

See accompanying notes to consolidated financial statements.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  PERIOD FROM      PERIOD FROM      PERIOD FROM
                                  SIX MONTHS ENDED                                DECEMBER 1,      DECEMBER 1,      DECEMBER 1,
                             ---------------------------       YEAR ENDED             1996             1996             1996
                                                               AUGUST 31,        (INCEPTION) TO   (INCEPTION) TO   (INCEPTION) TO
                             FEBRUARY 29,   FEBRUARY 28,   -------------------     AUGUST 31,       AUGUST 31,      FEBRUARY 29,
                                 2000           1999         1999       1998          1997             1999             2000
                             ------------   ------------   --------   --------   --------------   --------------   --------------
                                     (UNAUDITED)                                                                    (UNAUDITED)
Operating activities:
  Net loss.................    $(28,629)      $(13,633)    $(37,436)  $(20,697)     $(4,000)         $(62,133)        $(90,762)
  Adjustments to reconcile
    net loss to net cash
    used in operating
    activities:
    Depreciation and
      amortization.........          49             --           --         --           --                --               49
    Equity in net loss of
      unconsolidated
      wireless operating
      company..............      20,162         11,201       20,900     11,801        4,000            36,701           56,863
    Interest accrued to
      loans receivable and
      payable -- net.......        (762)            --           (9)        --           --                (9)            (771)
    Compensation expense
      related to stock
      options..............           8             --           --         --           --                --                8
    Changes in assets and
      liabilities:
        Deposits and other
          assets...........        (284)            --           --         --           --                --             (284)
        Accounts payable
          and accrued
          liabilities......      (5,302)            --        2,373      4,551           --             6,924            1,622
                               --------       --------     --------   --------      -------          --------         --------
Net cash used in operating
  activities...............     (14,758)        (2,432)     (14,172)    (4,345)          --           (18,517)         (33,275)
                               --------       --------     --------   --------      -------          --------         --------
Investing activities:
  Purchase of property and
    equipment..............        (674)            --           --         --           --                --             (674)
  Investment in and loans
    to unconsolidated
    wireless operating
    company................     (17,009)       (11,201)     (20,900)   (11,801)      (4,000)          (36,701)         (53,710)
                               --------       --------     --------   --------      -------          --------         --------
Net cash used in investing
  activities...............     (17,683)       (11,201)     (20,900)   (11,801)      (4,000)          (36,701)         (54,384)
                               --------       --------     --------   --------      -------          --------         --------
Financing activities:
  Exercise of stock
    options................          --             --        1,103         --           --             1,103            1,103
  Parent's investment and
    advances...............      32,846         13,633       33,969     16,146        4,000            54,115           86,961
                               --------       --------     --------   --------      -------          --------         --------
Net cash provided by
  financing activities.....      32,846         13,633       35,072     16,146        4,000            55,218           88,064
                               --------       --------     --------   --------      -------          --------         --------
Net change in cash.........         405             --           --         --           --                --              405
Cash at beginning of
  period...................          --             --           --         --           --                --               --
                               --------       --------     --------   --------      -------          --------         --------
Cash at end of period......    $    405       $     --     $     --   $     --      $    --          $     --         $    405
                               ========       ========     ========   ========      =======          ========         ========
Supplemental disclosure of
  non-cash investing and
  financing activities:
    Issuance of common
      stock for parent's
      advances.............    $ 15,202       $     --     $     --   $     --      $    --          $     --         $ 15,202
    Issuance of common
      stock for notes
      receivable...........    $ 58,638       $     --     $    897   $     --      $    --          $    897         $ 58,638
    Long-term financing for
      loans to
      unconsolidated
      wireless operating
      company..............    $ 20,759       $     --     $     --   $     --      $    --          $     --         $ 20,759

See accompanying notes to consolidated financial statements.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                 PARENT'S       NOTES       ACCUMULATED
                                  COMMON STOCK     ADDITIONAL   INVESTMENT    RECEIVABLE    DURING THE
                                 ---------------    PAID-IN        AND           FROM       DEVELOPMENT     DEFERRED
                                 SHARES   AMOUNT    CAPITAL      ADVANCES    STOCKHOLDERS      STAGE      COMPENSATION    TOTALS
                                 ------   ------   ----------   ----------   ------------   -----------   ------------   --------
Balance at December 1, 1996
  (inception)..................      --     $--     $     --     $     --      $     --      $     --         $ --       $     --
  Parent's investment and
    advances...................      --     --            --        4,000            --            --           --          4,000
  Net loss.....................      --     --            --           --            --        (4,000)          --         (4,000)
                                 ------     --      --------     --------      --------      --------         ----       --------
Balance at August 31, 1997.....      --     --            --        4,000            --        (4,000)          --             --
  Parent's investment and
    advances...................      --     --                     16,146            --            --           --         16,146
  Net loss.....................      --     --            --           --            --       (20,697)          --        (20,697)
                                 ------     --      --------     --------      --------      --------         ----       --------
Balance at August 31, 1998.....      --     --            --       20,146            --       (24,697)          --         (4,551)
  Parent's investment and
    advances...................      --     --                     33,969            --            --           --         33,969
  Issuance of common stock to
    parent.....................  50,000      5        49,995      (50,000)           --            --           --             --
  Exercise of stock options....   2,000     --         2,000           --          (897)           --           --          1,103
  Interest accrued on notes
    receivable from
    Stockholders...............      --     --            --           --            (9)           --           --             (9)
  Deferred compensation........      --     --            34           --            --            --          (34)            --
  Net loss.....................      --     --            --           --            --       (37,436)          --        (37,436)
                                 ------     --      --------     --------      --------      --------         ----       --------
Balance at August 31, 1999.....  52,000      5        52,029        4,115          (906)      (62,133)         (34)        (6,924)
September 1, 1999 to February
  29, 2000 (unaudited):
  Parent's investment and
    advances...................      --     --                     11,087            --            --           --         11,087
  Issuance of common stock to
    parent.....................  11,833      1        70,999      (15,202)      (34,038)           --           --         21,760
  Issuance of common stock to
    related parties............     473     --         2,840           --        (2,840)           --           --             --
  Interest accrued on notes
    receivable from
    stockholders...............      --     --            --           --        (1,031)           --           --         (1,031)
  Amortization of deferred
    compensation...............      --     --            --           --            --            --            8              8
  Net loss.....................      --     --            --           --            --       (28,629)          --        (28,629)
                                 ------     --      --------     --------      --------      --------         ----       --------
Balance at February 29, 2000
  (unaudited)..................  64,306     $6      $125,868     $     --      $(38,815)     $(90,762)        $(26)      $ (3,729)
                                 ======     ==      ========     ========      ========      ========         ====       ========

See accompanying notes to consolidated financial statements.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND BASIS OF PRESENTATION

     THE COMPANY AND NATURE OF BUSINESS

     On August 24, 1998, Leap Wireless International, Inc. ("Leap") created a wholly owned subsidiary, Cricket Communications Holdings, Inc. (the "Company" or "Cricket Communications Holdings"), a Delaware corporation. On June 22, 1999, Leap transferred to Cricket Communications Holdings its equity interest in Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings") and loans to Chase Telecommunications, Inc. ("Chase Telecommunications"), a subsidiary of Chase Telecommunications Holdings, as well as certain additional assets and liabilities.

     The Company is a wireless communications carrier that is deploying a low-cost, simple wireless service. The Company's business strategy, marketed under the brand name "Cricket", is to offer consumers a service plan that allows them to make and receive virtually unlimited local calls for a low, flat monthly rate. The Cricket service was introduced in Chattanooga, Tennessee in March 1999 by Chase Telecommunications, a company that Leap and the Company acquired in March 2000. The Cricket service was launched under an agreement that required the management of Chase Telecommunications to control the business until the acquisition was completed.

     BASIS OF PRESENTATION

     The financial statements reflect the financial position, results of operations, cash flows and changes in stockholders' equity (deficit) of the business that was transferred to the Company from Leap as if: (i) the Company was a separate entity for all periods presented, and (ii) the investment in Chase Telecommunications Holdings and loans to Chase Telecommunications prior to June 22, 1999 were entered into by the Company. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company's business. The Company maintained no cash balances from December 1, 1996 (inception) through December 15, 1999 (unaudited). During this period, when Company purchases were made, liabilities paid or investments and advances made, the cash used by the Company was provided by Leap. Changes in stockholders' equity (deficit) includes the conversion of Leap's investment and advances into common stock of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     DEVELOPMENTAL STAGE ACTIVITIES AND ADDITIONAL CAPITAL NEEDS

     The Company is in the early stages of developing and deploying its telecommunications systems. Through February 29, 2000, the Company had not generated any revenues from its planned principal operations and was therefore considered to be a development stage company in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises." The Company's telecommunications systems require significant expenditures, a substantial portion of which is incurred before corresponding revenues are generated. In

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

addition, the Company expects to be highly leveraged which will lead to significant interest expense and principal repayment obligations. The Company therefore expects to incur significant expenses in advance of generating revenues and, as a result, to incur substantial additional losses in the near term. The Company experienced net losses totaling $90.8 million for the period from December 1, 1996 (inception) to February 29, 2000 (unaudited).

     The Company expects to obtain much of its required near-term financing primarily through proceeds from vendor financing arrangements and from capital contributions from Leap. In February 2000, Leap completed an underwritten public offering (the "Equity Offering") of 4,000,000 shares of its common stock, receiving net proceeds of approximately $330.9 million. Also in February 2000, Leap issued units (the "Units Offering") consisting of notes and warrants, receiving net proceeds of approximately $537.2 million. Leap has announced that it intends to use a substantial portion of the net proceeds of the Equity Offering and the Units Offering for capital expenditures for the build-out of Cricket networks in the initial phase of development, to fund operating losses expected to be incurred by the Company, for the completed acquisition of substantially all of the assets of Chase Telecommunications Holdings in March 2000 and to acquire additional wireless licenses to be used by the Company to offer Cricket service and for repayment of debt.

     There can be no assurance that the Company will be able to obtain the additional financing it requires, or become profitable. The failure of the Company to build-out its systems, meet its payment obligations or become profitable would adversely affect the value of the Company's assets and its future profitability.

     WIRELESS LICENSES

     The Company plans to deploy the Cricket wireless service to additional markets. Management intends to enter into long-term licensing agreements with affiliates who hold wireless licenses and pay these affiliates for the use of the licenses.

     INTERIM RESULTS (UNAUDITED)

     The accompanying consolidated balance sheet as of February 29, 2000 and consolidated statements of operations and related statements of cash flows for the six months ended February 29, 2000 and February 28, 1999 are unaudited. In the opinion of management, these consolidated statements have been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the financial position and results of the interim periods. The data disclosed in these notes to consolidated financial statements for these periods is also unaudited.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Cricket Communications Holdings and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     PROPERTY AND EQUIPMENT AND NETWORK UNDER DEVELOPMENT

     Property and equipment are recorded at cost. Network development costs will be amortized on a straight-line method over their estimated useful life, estimated to be 3 to 7 years upon commencement of service. Office equipment is depreciated on a straight-line method over its estimated useful life, ranging from 3 to 7 years, once the asset is placed in service. Repairs and maintenance costs are expensed as incurred.

     Network development costs are capitalized as incurred and include all costs related to engineering, site development, interest expense and other development costs being incurred to ready the Company's networks for use.

     LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

     START-UP AND ADVERTISING COSTS

     Start-up costs are expensed as incurred. The Company expenses production costs of print, radio and television advertisements and other advertising costs as they are incurred.

     STOCK-BASED COMPENSATION

     The Company measures compensation expense for its employee and outside directors stock-based compensation using the intrinsic value method. Compensation charges related to non-employee stock-based compensation are measured using the fair value method.

     INCOME TAXES

     Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

FUTURE ACCOUNTING REQUIREMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.

     In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25." FIN 44 clarifies the application of Opinion 25 for
(a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan,
(c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The Company does not expect that the adoption of FIN 44 will have a material effect on its financial position or results of operations.

NOTE 3. BALANCE SHEET COMPONENTS

                                                                              AUGUST 31,
                                                           FEBRUARY 29,    ----------------
                                                               2000         1999      1998
                                                           ------------    ------    ------
                                                           (UNAUDITED)
                                                                    (IN THOUSANDS)
Property and equipment:
  Network under development..............................     $   95       $   --    $   --
  Office equipment.......................................        579           --        --
                                                              ------       ------    ------
                                                                 674           --        --
  Accumulated depreciation...............................        (49)          --        --
                                                              ------       ------    ------
                                                              $  625       $   --    $   --
                                                              ======       ======    ======
Other assets:
  Deferred financing costs...............................     $  276       $   --    $   --
  Other..................................................          8           --        --
                                                              ------       ------    ------
                                                              $  284       $   --    $   --
                                                              ======       ======    ======
Accounts payable and accrued liabilities:
  Trade accounts payable.................................     $   58       $   32    $4,551
  Accrued loss on handset purchase commitment............         --        6,274        --
  Accrued payroll and related benefits...................      1,564          618        --
                                                              ------       ------    ------
                                                              $1,622       $6,924    $4,551
                                                              ======       ======    ======

NOTE 4. INVESTMENT AND LOANS TO CHASE TELECOMMUNICATIONS

     The Company owns 7.2% of the outstanding capital stock of Chase Telecommunications Holdings. The Company has also provided a working capital facility to Chase Telecommunications Holdings, which was increased from $50.0 million to $65.0 million in February 2000. Borrowings under the working capital facility are subject to interest at an annual rate of prime plus 4.5%. Principal and capitalized interest amounts outstanding at March 31, 2000 are to be repaid in semi-annual payments ratably over a six-year period commencing June 2000. Accrued and capitalized interest amounts subsequent to March 31, 2000 are payable on maturity in January 2008. Borrowings are collateralized by substantially

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

all of the assets of Chase Telecommunications Holdings and are subordinated to Chase Telecommunication's equipment vendor loans. At February 29, 2000 (unaudited) and August 31, 1999, borrowings under the working capital facility totaled $59.6 million and $36.1 million, including $6.1 million and $3.3 million of accrued and capitalized interest, respectively. Because the facility is the only source of working capital for Chase Telecommunications Holdings and its subsidiaries, the carrying value of the Company's investment in Chase Telecommunications Holdings and loans to Chase Telecommunications under the working capital facility have been reduced to zero as the Company has recognized 100% of the consolidated net losses of Chase Telecommunications Holdings to the extent of its investment and loans.


     In March 2000, Leap and the Company acquired substantially all the assets of Chase Telecommunications Holdings for: $6.3 million in cash; the assumption of principal amounts of liabilities that totaled approximately $139.0 million at February 29, 2000 (unaudited); a warrant to purchase 1% of the common stock of the Company exercisable at $1.0 million (which had a fair value of approximately $15.3 million at the acquisition date); the Company's existing stock ownership and warrants to purchase stock in Chase Telecommunications Holdings; and certain contingent earn-out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition.


     During the six months ended February 29, 2000, the Company purchased equipment and services required by Chase Telecommunications and then resold the equipment and services to Chase Telecommunications on substantially similar terms (see Note 5). As of February 29, 2000 (unaudited), a total of $20.8 million of equipment had been purchased and resold to Chase Telecommunications.

     Unaudited condensed financial information for Chase Telecommunications Holdings is summarized as follows (in thousands):

                                                                             AUGUST 31,
                                                         FEBRUARY 29,   ---------------------
                                                             2000         1999        1998
                                                         ------------   ---------   ---------
Current assets.........................................   $  11,554     $   5,963   $   7,776
Non-current assets.....................................      96,419        87,282      83,528
Current liabilities....................................     (10,554)       (4,063)     (2,925)
Non-current liabilities................................    (196,997)     (148,501)   (119,976)
                                                          ---------     ---------   ---------
  Total stockholders' deficit..........................    (105,771)      (59,319)    (31,597)
Other stockholders' share of deficit...................     (98,156)      (55,048)    (29,322)
                                                          ---------     ---------   ---------
Company's share of deficit.............................      (7,615)       (4,271)     (2,275)
                                                          ---------     ---------   ---------
  Investment in and loans receivable from Chase
     Telecommunications Holdings.......................   $      --     $      --   $      --
                                                          =========     =========   =========

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                                  PERIOD FROM      PERIOD FROM      PERIOD FROM
                                  SIX MONTHS ENDED                                DECEMBER 1,      DECEMBER 1,      DECEMBER 1,
                             ---------------------------       YEAR ENDED             1996             1996             1996
                                                               AUGUST 31,        (INCEPTION) TO   (INCEPTION) TO   (INCEPTION) TO
                             FEBRUARY 29,   FEBRUARY 28,   -------------------     AUGUST 31,       AUGUST 31,      FEBRUARY 29,
                                 2000           1999         1999       1998          1997             1999             2000
                             ------------   ------------   --------   --------   --------------   --------------   --------------
Operating revenues.........    $  5,289       $    824     $  4,389   $     21      $     --         $  3,358        $   8,647
                               --------       --------     --------   --------      --------         --------        ---------
Operating losses...........     (26,983)        (6,454)     (16,282)    (4,915)       (4,960)         (25,192)         (52,175)
Other income (expense),
  net......................      (9,621)        (2,836)     (15,543)   (18,088)      (18,796)         (51,918)         (61,539)
                               --------       --------     --------   --------      --------         --------        ---------
  Net loss.................     (36,604)        (9,290)     (31,825)   (23,003)      (23,756)         (77,110)        (113,714)
Other stockholders' share
  of net loss..............     (13,544)         3,126       (7,429)   (11,202)      (19,756)         (36,913)         (50,457)
                               --------       --------     --------   --------      --------         --------        ---------
Company's share of net
  loss.....................     (23,060)       (12,416)     (24,396)   (11,801)       (4,000)         (40,197)         (63,257)
Elimination of intercompany
  transactions.............      (2,898)        (1,215)      (3,496)        --            --           (3,496)          (6,394)
                               --------       --------     --------   --------      --------         --------        ---------
  Equity in net loss of
    Chase
    Telecommunications
    Holdings...............    $(20,162)      $(11,201)    $(20,900)  $(11,801)     $ (4,000)        $(36,701)       $ (56,863)
                               --------       --------     --------   --------      --------         --------        ---------

NOTE 5. LUCENT CREDIT AGREEMENT

     In September 1999, Cricket Communications, Inc. ("Cricket Communications"), a wholly owned subsidiary of the Company, entered into an agreement with Lucent Technologies, Inc. ("Lucent") for the purchase of $330.0 million of infrastructure products and services. Lucent agreed to finance these purchases plus additional working capital under a credit facility (the "Lucent Credit Agreement"). The Lucent Credit Agreement permits up to $641.0 million in total borrowings with borrowing availability based on total amounts of equipment purchased, subject to various covenants and conditions typical for a loan of this type, including minimum levels of customers and covered potential customers which must increase over time, limits on annual capital expenditures and dividend restrictions and other financial ratio tests. The obligations under the Lucent Credit Agreement are secured by all of the stock of Cricket Communications and its subsidiaries, all of their respective assets, the assets of Cricket Communications Holdings and the stock of each special purpose subsidiary of Leap formed to hold wireless licenses. Borrowings under the Lucent Credit Agreement accrue at an interest rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on certain financial ratios. Cricket Communications must pay Lucent a commitment fee equal to 1.25% per annum on the unused commitment under the facility, decreasing to 0.75% per annum. Principal payments are scheduled to begin after three years with a final maturity after eight years. Repayment is weighted to the later years of the repayment schedule. At February 29, 2000, the Company had $21.0 million outstanding under the Lucent Credit Agreement, including $0.3 million in accrued and capitalized interest, related to the Company's purchase of equipment and services required by Chase Telecommunications and the resale of the equipment and services to Chase Telecommunications on substantially similar terms.

     Following the closing of the Chase Telecommunications acquisition in March 2000, amounts owed by Chase Telecommunications under an existing equipment financing agreement were repaid from borrowings under the Lucent Credit Agreement. As of February 29, 2000, Chase Telecommunications Holdings owed approximately $33.2 million under its existing equipment financing agreement.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. RELATED PARTY TRANSACTIONS

     LEAP WIRELESS INTERNATIONAL, INC.

     The consolidated financial statements include the allocation of shared general and administrative costs with Leap. Labor and other direct costs of Leap have been allocated to the Company based on estimates of incremental efforts expended and incremental costs incurred related to the Company's business. The Company's share of these costs were $0.4 million for the year ended August 31, 1999 and $1.3 million for the six months ended February 29, 2000 (unaudited). Management believes these allocations reasonably approximate costs incurred by Leap on behalf of the Company's operations. However, the costs as allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity.

     In November and December 1999, the Company issued 2,533,641 and 9,299,592 shares of its common stock to Leap related to the conversion of investments and advances totaling $15.2 million (unaudited) provided to the Company from June 22, 1999 to December 15, 1999, and a promissory note of $55.8 million, respectively. The promissory note bears interest at the rate of 10.0% per annum and is payable on demand. At February 29, 2000 the outstanding balance of the promissory note totaled $35.0 million, including $0.9 million of accrued interest. In March and April 2000, the Company received payments from Leap that repaid the promissory note in full.

     OTHER RELATED PARTIES

     In December 1999, the Company received promissory notes totaling $2.8 million from three directors of the Company and a director of Leap in consideration for the issuance of 473,333 shares of the Company's common stock. The promissory notes bear interest at the rate of 10.0% per annum and are payable on demand. At February 29, 2000 the outstanding balance of the promissory notes totaled $2.9 million, including approximately $59,000 of accrued interest. In April and May 2000, the Company received payments from the three directors that repaid the promissory notes in full.

NOTE 7. BENEFIT PLANS

     EMPLOYEE SAVINGS AND RETIREMENT PLAN

     The Company's employees are eligible to participate in Leap's 401(k) plan established in September 1998 that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based on earnings.

     Matching contributions were approximately $36,000 and $42,000 for the year ended August 31, 1999 and the six months ended February 29, 2000 (unaudited), respectively.

     EXECUTIVE RETIREMENT PLAN

     The Company's employees are eligible to participate in Leap's voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre tax basis. On a quarterly basis, participants receive up to a 50% match up to 10% of their income, in the form of Leap's common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and the Company match are unsecured and subject to the claims of the general

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

creditors of Leap. For the year ended August 31, 1999 and the six months ended February 29, 2000 (unaudited), 111 shares and 357 shares, respectively, of Leap common stock were allocated under the plan for the Company's employees and the Company's matching contribution amounted to approximately $2,000 and $37,000, respectively.

     STOCK OPTION PLANS

     In June 1999, the Company adopted the Cricket Communications 1999 Stock Option Plan (the "1999 Cricket Plan") that allows the Board of Directors to grant options to selected employees, directors and consultants to purchase shares of the Company. A total of 7,600,000 shares of common stock were reserved for issuance under the 1999 Cricket Plan. The 1999 Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the Company's common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the Company's common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. In July 1999, the Company received promissory notes totaling $0.9 million and cash of $1.1 million by three of the Company's directors in consideration for the issuance of 2,000,000 shares upon exercise of stock options under the 1999 Cricket Plan.

     A summary of stock option transactions for the 1999 Cricket Plan follows (number of shares in thousands):

                                    OPTIONS          OPTIONS OUTSTANDING
                                   AVAILABLE    -----------------------------
                                      FOR       NUMBER OF    WEIGHTED AVERAGE
                                     GRANT       SHARES       EXERCISE PRICE
                                   ---------    ---------    ----------------
Options authorized...............    7,600
Options granted..................   (3,335)       3,335           $1.16
Options cancelled................        2           (2)           1.00
Options exercised................       --       (2,000)           1.00
                                    ------       ------
August 31, 1999..................    4,267        1,333           $1.41
                                    ======       ======

     The following table summarizes information about stock options outstanding under the 1999 Cricket Plan at August 31, 1999 (number of shares in thousands):

                                       OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                  -----------------------------     ----------------------
                                      WEIGHTED
                                      AVERAGE          WEIGHTED                   WEIGHTED
                                     REMAINING         AVERAGE                    AVERAGE
                     NUMBER       CONTRACTUAL LIFE     EXERCISE      NUMBER       EXERCISE
EXERCISE PRICES     OF SHARES        (IN YEARS)         PRICE       OF SHARES      PRICE
---------------     ---------     ----------------     --------     ---------     --------
     $1.00              851             9.81            $1.00          123         $1.00
     $2.00              458             9.87             2.00           --            --
     $4.00               24             9.93             4.00           --            --
                      -----                                            ---
                      1,333             9.83            $1.40          123         $1.00
                      =====                                            ===

     In September 1998, Leap adopted the 1998 Stock Option Plan (the "1998 Leap Plan") that allows the board of directors of Leap to grant options to selected employees, directors and consultants of Leap

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and its affiliates, including Cricket Communications Holdings, to purchase shares of the Leap common stock. A total of 8,000,000 shares of common stock were reserved for issuance under the 1998 Leap Plan. The 1998 Leap Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock of Leap on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. Leap also adopted the 1998 Non-Employee Directors Stock Option Plan (the "1998 Leap Non-Employee Directors Plan"), under which options to purchase common stock of Leap are granted to non-employee directors on an annual basis. A total of 500,000 shares of common stock were reserved for issuance under the 1998 Leap Non-Employee Directors Plan. The options are exercisable at a price equal to the fair market value of the common stock of Leap on the date of grant, vest over a five-year period and are exercisable for up to ten years from the grant date.

     A summary of Leap stock option transactions related to employees, directors and consultants of the Company for the 1998 Leap Plan and the 1998 Leap Non-Employee Directors Plan follows (number of shares in thousands):

                                                   OPTIONS OUTSTANDING
                                              -----------------------------
                                              NUMBER OF    WEIGHTED AVERAGE
                                               SHARES       EXERCISE PRICE
                                              ---------    ----------------
Options granted.............................   222,860          $7.99
Options cancelled...........................    (9,750)          3.12
Options exercised...........................    (2,555)          2.37
                                               -------
August 31, 1999.............................   210,555           8.28
                                               =======

     The following table summarizes information about Leap stock options outstanding related to employees, directors and consultants of the Company under the 1998 Leap Plan and the 1998 Leap Non-Employee Directors Plan at August 31, 1999 (number of shares in thousands):

                               OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                    -----------------------------------------    ---------------------
                                     WEIGHTED
                                     AVERAGE         WEIGHTED                 WEIGHTED
                                    REMAINING        AVERAGE                  AVERAGE
    RANGE OF         NUMBER      CONTRACTUAL LIFE    EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES     OF SHARES       (IN YEARS)        PRICE      OF SHARES     PRICE
----------------    ---------    ----------------    --------    ---------    --------
$ 1.81 to $ 3.03      77,425           8.86           $3.00        3,275       $2.38
$ 3.44 to $ 6.75      70,130           9.00            5.79        3,480        4.28
$10.38 to $22.00      63,000           9.73           17.55           --          --
                     -------                                       -----
                     210,555                          $8.28        6,755       $3.36
                     =======                                       =====

     EMPLOYEE STOCK PURCHASE PLAN

     The Company's employees are eligible to participate in Leap's 1998 Employee Stock Purchase Plan (the "1998 Leap ESP Plan") that allows eligible employees to purchase shares of Leap's common stock at 85% of the lower of the fair market value of such stock on the first or last day of each offering period.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. For the year ended August 31, 1999 and the six months ended February 29, 2000 (unaudited), a total of 11,209 shares and 3,905 shares, respectively, of Leap common stock were issued to the Company's employees at $3.83 and $15.51 per share, respectively.

     ACCOUNTING FOR STOCK-BASED COMPENSATION

     Pro forma information regarding net income (loss) and net earnings (loss) per common share is required by SFAS No. 123, "Accounting for Stock-Based Compensation". This information is required to be determined as if the Company had accounted for its stock-based awards and stock-based awards made by Leap to the Company's employees and non-employee directors (including shares issued under stock options) under the fair value method of SFAS No. 123. The fair value of options granted in fiscal 1999 reported below has been estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                                         1998          1998
                                         1999         LEAP STOCK     LEAP ESP
                                     CRICKET PLAN    OPTION PLANS      PLAN
                                     ------------    ------------    --------
Risk-free interest rate............      5.0%             5.0%          4.5%
Volatility.........................      0.0%            50.0%         55.0%
Dividend yield.....................      0.0%             0.0%          0.0%
Expected life (years)..............      6.0              6.0           0.5

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated grant date fair values of stock options granted in fiscal 1999 under the 1999 Cricket Plan, the 1998 Leap Plan and the 1998 Leap ESP Plan were $0.12, $1.57 and $2.37 per share, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The Company's pro forma information for the year ended August 31, 1999 is as follows (in thousands, except per share data):

                                          AS REPORTED    PRO FORMA
                                          -----------    ---------
Net loss................................   $(37,436)     $(38,308)

     The Company did not recognize a tax benefit relating to pro forma compensation expense under SFAS No. 123 for fiscal 1999 as such benefit did not meet the "more likely than not" criteria for recognition of deferred tax assets.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. INCOME TAXES

     The Company had not recorded provisions for federal and state income taxes due to net operating losses ("NOL"). The Company will not be able to utilize NOL carryforwards generated prior to June 22, 1999.

NOTE 9. COMMITMENTS AND CONTINGENCIES

     INFRASTRUCTURE EQUIPMENT PURCHASE AND FINANCING AGREEMENTS

     In September 1999, the Company entered into separate agreements providing for the purchase of infrastructure equipment and the financing of such purchases with two major telecommunications suppliers (see Note 5). Under the agreements, the Company has agreed to purchase $330 million in infrastructure equipment from each supplier. In connection with the sales of infrastructure equipment, the suppliers will provide vendor financing that will be used for equipment, services and operations needed to deploy the Company's wireless networks in various markets across the United States. One of the finance agreements is subject to the approval of the applicable supplier's board of directors.

     LITIGATION

     Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.


NOTE 10. SUBSEQUENT EVENT (UNAUDITED)



     LEAP MERGER



     On June 15, 2000, Leap acquired the remaining 5.11% of the Company that it did not already own through a subsidiary merger. These shares were owned by individuals, including directors and employees of Leap and the Company. Under the terms of the merger, each issued and outstanding share of the Company's common stock not held by Leap was converted into the right to receive 0.315 of a fully paid and nonassessable share of Leap common stock. As a result, as aggregate of 1,048,635 shares of Leap's common stock were issued. The value of the shares issued in excess of the minority interest will be allocated to goodwill. In addition, Leap assumed all unexpired and unexercised Company stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of Leap's common stock. Leap also assumed an obligation to issue 202,566 shares of its common stock for an aggregate exercise price of $1.0 million upon the conversion and exercise of Chase Telecommunications Holdings warrant to purchase 643,068 shares of the Company.


                                    * * * *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Chase Telecommunications Holdings, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of redeemable stock and stockholders' deficit present fairly, in all material respects, the financial position of Chase Telecommunications Holdings, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the financial statements, in March 2000 the Company sold substantially all of its assets and, as a result, has no continuing operations.

PricewaterhouseCoopers LLP

San Diego, California
May 16, 2000

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
ASSETS
  Cash and cash equivalents.................................  $   1,783    $  5,912
  Accounts receivable, net..................................        716         218
  Inventory.................................................        781          89
  Prepaids and other current assets.........................        585         305
                                                              ---------    --------
    Total current assets....................................      3,865       6,524
  Property and equipment, net...............................     28,290      25,090
  PCS licenses, net.........................................     60,299      58,436
  Deferred financing costs and other assets, net............        431         593
                                                              ---------    --------
    Total assets............................................  $  92,885    $ 90,643
                                                              =========    ========
LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS' DEFICIT
  Accounts payable and accrued liabilities..................  $   3,589    $  1,154
  Unearned revenue..........................................        663          12
  Interest payable..........................................      2,145       4,611
                                                              ---------    --------
    Total current liabilities...............................      6,397       5,777
                                                              ---------    --------
  Government financing......................................     64,780      62,575
  Qualcomm credit facility..................................     31,696      23,648
  Cricket Communications credit facilities..................     56,294      22,152
  Senior subordinated notes.................................     18,457      16,458
  Notes payable to related parties..........................      2,924       2,658
                                                              ---------    --------
    Total long-term liabilities.............................    174,151     127,491
                                                              ---------    --------
Commitments and contingencies (Notes 4, 5 and 9)
Redeemable stock:
  Series A preferred stock, $0.01 par value, 4,500 shares
    authorized; 2,000 shares issued and outstanding,
    liquidation preference of $2,240 at December 31,
    1999....................................................      2,240       2,080
  Class B common stock (with put feature), $0.01 par value;
    4,298 shares issued and outstanding.....................      2,018       2,018
  Class C common stock, $0.01 par value; 20,000 shares
    authorized; 9,327 shares issued and outstanding.........      2,492       2,492
                                                              ---------    --------
    Total redeemable stock..................................      6,750       6,590
                                                              ---------    --------
Stockholders' deficit:
  Class A common stock, $0.01 par value; 30,000 shares
    authorized; 6,218 shares issued and outstanding.........         --          --
  Class B common stock, $.01 par value; 200,000 shares
    authorized; 42,339 shares issued and outstanding........         --          --
  Additional paid-in capital................................      9,000       9,000
  Accumulated deficit.......................................   (103,413)    (58,215)
                                                              ---------    --------
    Total stockholders' deficit.............................    (94,413)    (49,215)
                                                              ---------    --------
    Total liabilities, redeemable stock and stockholders'
     deficit................................................  $  92,885    $ 90,643
                                                              =========    ========

See accompanying notes to consolidated financial statements.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1999        1998        1997
                                                         --------    --------    --------
Revenues:
  Service revenue......................................  $  3,460    $    360    $     --
  Equipment sales revenue..............................     2,648         485          --
                                                         --------    --------    --------
          Total revenues...............................     6,108         845          --
Operating expenses:
  Cost of services.....................................    (2,747)       (592)         --
  Cost of equipment sold...............................    (6,551)     (1,692)         --
  Selling, general and administrative..................    (9,455)     (7,194)     (3,729)
  Depreciation and amortization........................   (16,546)     (1,271)       (119)
                                                         --------    --------    --------
     Operating loss....................................   (29,191)     (9,904)     (3,849)
Interest expense.......................................   (15,893)    (17,241)    (18,085)
Interest income........................................       117         189          80
Other income (expense).................................       (71)        449          --
                                                         --------    --------    --------
     Net loss..........................................   (45,038)    (26,507)    (21,853)
Preferred stock dividend and accretion.................      (160)       (759)         --
                                                         --------    --------    --------
     Net loss applicable to common stockholders........  $(45,198)   $(27,266)   $(21,853)
                                                         ========    ========    ========

See accompanying notes to consolidated financial statements.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE STOCK AND STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                           REDEEMABLE STOCK                          STOCKHOLDERS' DEFICIT
                         ----------------------------------------------------   -------------------------------
                            SERIES A        CLASS B COMMON                               COMMON STOCK
                            PREFERRED      STOCK (WITH PUT        CLASS C       -------------------------------
                              STOCK            FEATURE)        COMMON STOCK        CLASS A          CLASS B
                         ---------------   ----------------   ---------------   --------------   --------------
                         SHARES   VALUE    SHARES    VALUE    SHARES   VALUE    SHARES   VALUE   SHARES   VALUE
                         ------   ------   ------   -------   ------   ------   ------   -----   ------   -----
Balance at December 31,
  1996.................     --    $   --    8,042   $ 6,018   8,609    $2,492   5,141     $--    32,229    $--
Accretion of Class B
  common stock (with
  put feature) to put
  value................     --        --       --       600      --        --      --      --        --     --
Net loss...............     --        --       --                --                        --        --     --
                         -----    ------   ------   -------   -----    ------   -----     ---    ------    ---
Balance at December 31,
  1997.................     --        --    8,042     6,618   8,609     2,492   5,141      --    32,229     --
Issuance of Class B
  common stock.........     --        --       --        --      --        --      --      --     5,617     --
Issuance of Class B
  common stock as
  dilution
  protection...........     --        --       --        --      --        --      --      --       749     --
Removal of Class B
  common stock put
  feature by
  Qualcomm.............     --        --   (3,744)   (4,600)     --        --      --      --     3,744     --
Issuance of Class A and
  Class C common stock
  as dilution
  protection...........     --        --       --        --     718        --   1,077      --        --     --
Issuance of Series A
  preferred stock to
  Senior Subordinated
  Notes investors......  2,000     1,321       --        --      --        --      --      --        --     --
Preferred stock
  dividend and
  accretion............     --       759       --        --      --        --      --      --        --     --
Net loss...............     --        --       --        --      --        --      --      --        --     --
                         -----    ------   ------   -------   -----    ------   -----     ---    ------    ---
Balance at December 31,
  1998.................  2,000     2,080    4,298     2,018   9,327     2,492   6,218      --    42,339     --
Preferred stock
  dividend and
  accretion............     --       160       --        --      --        --      --      --        --     --
Net loss...............     --        --       --        --      --        --      --      --        --     --
                         -----    ------   ------   -------   -----    ------   -----     ---    ------    ---
Balance at December 31,
  1999.................  2,000    $2,240    4,298   $ 2,018   9,327    $2,492   6,218     $--    42,339    $--
                         =====    ======   ======   =======   =====    ======   =====     ===    ======    ===

                          STOCKHOLDERS' DEFICIT
                         ------------------------

                         ADDITIONAL
                          PAID-IN     ACCUMULATED
                          CAPITAL       DEFICIT
                         ----------   -----------
Balance at December 31,
  1996.................    $   --      $  (9,096)
Accretion of Class B
  common stock (with
  put feature) to put
  value................        --           (600)
Net loss...............        --        (21,853)
                           ------      ---------
Balance at December 31,
  1997.................        --        (31,549)
Issuance of Class B
  common stock.........     5,000             --
Issuance of Class B
  common stock as
  dilution
  protection...........        --             --
Removal of Class B
  common stock put
  feature by
  Qualcomm.............     4,000            600
Issuance of Class A and
  Class C common stock
  as dilution
  protection...........        --             --
Issuance of Series A
  preferred stock to
  Senior Subordinated
  Notes investors......        --             --
Preferred stock
  dividend and
  accretion............        --           (759)
Net loss...............        --        (26,507)
                           ------      ---------
Balance at December 31,
  1998.................     9,000        (58,215)
Preferred stock
  dividend and
  accretion............        --           (160)
Net loss...............        --        (45,038)
                           ------      ---------
Balance at December 31,
  1999.................    $9,000      $(103,413)
                           ======      =========

See accompanying notes to consolidated financial statements.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1999        1998        1997
                                                         --------    --------    --------
Operating activities:
  Net loss.............................................  $(45,038)   $(26,507)   $(21,853)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.....................    16,546       1,271         119
     Noncash interest charges and amortization of debt
       discount........................................    12,381       8,439       6,616
     Management fees accrued under Cricket credit
       facility........................................       737          --          --
  Changes in assets and liabilities:
     Accounts receivable...............................      (498)       (218)         --
     Inventory.........................................      (692)        (89)         --
     Prepaids and other assets.........................      (280)       (295)        644
     Accounts payable and accrued liabilities..........     2,435      (1,081)        738
     Unearned revenue..................................       651          12          --
     Interest payable..................................    (2,466)      4,117      10,916
                                                         --------    --------    --------
Net cash used in operating activities..................   (16,224)    (14,351)     (2,820)
                                                         --------    --------    --------
Investing activities:
  Purchases of property and equipment..................   (21,609)    (23,784)     (2,391)
                                                         --------    --------    --------
Net cash used in investing activities..................   (21,609)    (23,784)     (2,391)
                                                         --------    --------    --------
Financing activities:
  Issuance of common stock.............................        --       5,000          --
  Borrowings under Qualcomm credit facility............     4,688      20,133       2,177
  Borrowings under Cricket credit facility.............    29,016      20,492          --
  Repayment of other long-term liabilities.............        --      (2,000)         --
  Debt issuance and related costs......................        --         (20)         --
                                                         --------    --------    --------
Net cash provided by financing activities..............    33,704      43,605       2,177
                                                         --------    --------    --------
Net increase (decrease) in cash and cash equivalents...    (4,129)      5,470      (3,034)
Cash and cash equivalents at beginning of year.........     5,912         442       3,476
                                                         --------    --------    --------
Cash and cash equivalents at end of year...............  $  1,783    $  5,912    $    442
                                                         ========    ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.............  $  7,966    $  4,685    $    553
                                                         ========    ========    ========

See accompanying notes to consolidated financial statements.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

     THE COMPANY AND NATURE OF BUSINESS

     Chase Telecommunications Holdings, Inc. and its wholly owned subsidiaries (the "Company"), formerly Chase Telecommunications, Inc., was incorporated in Delaware on April 25, 1996. The Company was formed to provide broadband personal communications services ("PCS") in the state of Tennessee and surrounding areas. The Company originally bid for and was granted Federal Communication Commission ("FCC") licenses to provide PCS services to approximately 6.3 million POPs (the population covered by a license or a group of licenses) in its service area, including the Nashville, Memphis, Knoxville and Chattanooga metropolitan areas.

     In September 1996, the Company acquired 30 MHz PCS licenses in the FCC's block PCS auction ("C Block") for a total price of approximately $175.0 million. The Company had originally exercised its right as a "small business" to pay approximately $157.6 million of its total purchase price by issuing to the U.S. government a ten-year 7% note payable (the "Government Financing"). In June 1998, the Company exercised its right, under FCC order #98-46, to disaggregate its PCS licenses (the "Spectrum Disaggregation"), whereby the Company only retained 15 MHz of the original 30 MHz PCS licenses. The offer to disaggregate the PCS licenses was extended to all C Block license holders in order to alleviate many of the financial difficulties that most C Block license holders were facing as a result of the significant economic burden required to build out a PCS network. In conjunction with this Spectrum Disaggregation, the U.S. government forgave one-half of the Company's original debt obligation associated with its PCS licenses, and more than half of the accrued interest through the date of disaggregation.

     In June 1998, the Company entered into investment, equipment credit and working capital facility agreements with Qualcomm Incorporated ("Qualcomm"). In September 1998, Qualcomm transferred to Leap Wireless International, Inc. ("Leap") its investment in and working capital facility to the Company in conjunction with the spin-off of Leap from Qualcomm. In June 1999, Leap contributed its investment in and working capital facility to the Company to Leap's majority-owned subsidiary, Cricket Communications, Inc. ("Cricket Communications").

     In September 1998, the Company completed the build-out of its PCS network in the Chattanooga metropolitan area financed by borrowings under the Qualcomm and Cricket Communications credit facilities and began selling services under the "ChaseTel" brand.

     ASSET PURCHASE AGREEMENT

     In December 1998, the Company entered into an asset purchase agreement (the "Asset Purchase Agreement"), as amended, with Leap and Cricket Communications, whereby Leap and Cricket Communications agreed to acquire substantially all of the assets of the Company. The purchase was subject to FCC approval and was completed in March 2000. The total purchase price was equal to (a) $6.3 million in cash; (b) a warrant to purchase 1% of the common stock of Cricket Communications Holdings, Inc. ("Cricket Communications Holdings"), a majority-owned subsidiary of Leap, at an exercise price of $1.0 million; (c) certain earn-out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full fiscal year following closing; (d) all of Leap's outstanding shares of common stock of the Company and outstanding warrants to purchase shares of common stock of the Company, and (e) the assumption of debt obligations of the Company's subsidiaries. The liabilities assumed include approximately $78.8 million in principal

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

amounts owed to the FCC associated with the PCS licenses and the amounts owed under the Qualcomm equipment credit facility of approximately $31.7 million at December 31, 1999.

     As a result of the purchase, the Company has no continuing operations except for the potential exercise of the warrant to purchase shares of common stock of Cricket Communications and the receipt of any earn-out payments pursuant to the Asset Purchase Agreement. As discussed in Note 4, payments on the senior subordinated notes are not due until 2008 and payments on the notes payable to related parties are not due until all senior debt of the Company is repaid. The remaining assets of the Company, including any amounts realized from contingent earnout payments and the exercise of the warrant, will ultimately be distributed to the noteholders and shareholders, when realized, pursuant to the Company's plan of liquidation.

     The following unaudited pro forma condensed balance sheet gives effect to the sale of substantially all the assets of the Company and reflects the remaining assets and liabilities of the Company at December 31, 1999 (in thousands):

Current assets..............................................  $  6,427
Noncurrent assets...........................................        --
                                                              --------
                                                              $  6,427
                                                              ========
Senior subordinated notes...................................  $ 18,457
Notes payable to related parties............................     2,924
Redeemable stock............................................     6,750
Stockholders' deficit.......................................   (21,703)
                                                              --------
                                                              $  6,427
                                                              ========

     Concurrently with the execution of the Asset Purchase Agreement, as amended, the Company and Cricket Communications entered into a management agreement and a trademark license agreement whereby Cricket Communications began managing a significant component of the Company's day-to-day operations and the Company agreed to begin marketing its wireless services under the "Cricket" brand. In March 1999, the Company began offering new flat-rate wireless local service plans under the "Cricket" brand. In January 2000, the Company launched Cricket service in Nashville, Tennessee.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     FINANCIAL STATEMENT PREPARATION

     The consolidated financial statements are prepared using generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

     REVENUE RECOGNITION

     Revenue is recognized on monthly airtime fees ratably over the fee period. Revenue is recognized on long-distance or other special charges when incurred by the customer. Revenue is recognized on sales of merchandise held for resale when the product is delivered to customers.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 1999, the Company's cash and cash equivalents consisted of deposits with banks and investments in money market accounts. The Company has not experienced any losses on its deposits of cash and cash equivalents.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying value of its long-term debt instruments approximate fair value due to their risk adjusted market rates of interest.

     INVENTORY

     Inventory consists of merchandise held for resale, principally phones and phone accessories, and is stated at the lower of cost or market. The Company uses the first-in, first-out method of determining cost of inventory.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Constructed assets are recorded at cost plus capitalized interest and direct costs incurred during the construction phase. Depreciation is provided based on the straight-line method over the estimated useful lives of the respective assets, generally five to seven years for the PCS network and three to seven years for computer and office equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. Repair and maintenance costs are expensed as incurred.

     In conjunction with the Company's replacement of certain network equipment in January 2000, an increase in depreciation expense of approximately $12.5 million was recorded in the year ended December 31, 1999.

     PCS LICENSES

     The Company recorded an intangible asset for the acquired PCS licenses at cost, with cost determined as (a) the present value of the deferred payment obligation provided by the Government Financing based upon prevailing rates of interest which the Company believes would have resulted if an independent borrower and an independent lender had negotiated a similar transaction under comparable terms and conditions (estimated to be 15%) and (b) the down payments. In June 1998, in connection with the Spectrum Disaggregation (Note 4), the carrying amount of the Company's PCS licenses was reduced.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

     Capitalization of interest on Government Financing begins when the activities necessary to get the Company's PCS network ready for its intended use are initiated and concludes when the PCS network is ready for its intended use. The Company amortizes the operational portion of its licenses, including capitalized interest, based on the straight line method over 40 years. The Company capitalized interest of $2.0 million, $197,000 and $0 for the years ended December 31, 1999, 1998 and 1997, respectively.

     DEBT DISCOUNT AND DEFERRED FINANCING FEES

     Debt discount and deferred financing fees are amortized and recognized as interest expense under the effective interest method.

     LONG-LIVED ASSETS

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been recorded by the Company.

     INCOME TAXES

     Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

     ADVERTISING AND PROMOTIONAL COSTS

     Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $1.7 million, $1.0 million and $0 for the years ended December 31, 1999, 1998 and 1997, respectively.

     STOCK-BASED COMPENSATION

     The Company measures compensation expense for its employee and outside director's stock-based compensation using the intrinsic value method. Compensation charges related to non-employee stock-based compensation are measured using the fair value method.

     CONCENTRATIONS

     The Company purchases a substantial portion of its PCS network infrastructure from two major suppliers. Furthermore, the Company relies on one vendor to provide substantially all of its billing services. Loss of any of these suppliers could adversely impact operations temporarily until a comparable substitute could be found. The Company does not have a concentration of available sources of labor or

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

services, nor does the Company have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely impact operations.

     STOCK SPLIT

     In December 1998, the stockholders of the Company approved (a) a 1:100 reverse stock split of the Company's Class A common stock, par value $0.01 per share, (b) a 1:100 reverse stock split of the Company's Class B common stock, par value $0.01 per share, and (c) a 1:100 reverse stock split of the Company's Class C common stock, par value $0.01 per share. In May 1997, the stockholders of the Company approved (a) a 2.435536:1 stock split of the Company's Class A common stock, (b) a 4.898706:1 stock split of the Company's Class B common stock and (c) a 2.435536:1 stock split of the Company's Class C common stock. Retroactive effect has been given to the stock splits in stockholders' deficit in the accompanying consolidated financial statements.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarized certain of the staff's interpretations in applying generally accepted accounting principles to revenue recognition. The provisions of SAB No. 101 are effective for the Company's quarter ending December 31, 2000. The Company does not expect that the adoption of SAB No. 101 will have a material impact on its consolidated financial position or results of operations.


     In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25." FIN 44 clarifies the application of Opinion 25 for
(a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan,
(c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The Company does not expect that the adoption of FIN 44 will have a material effect on its consolidated financial position or results of operations.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

NOTE 3. BALANCE SHEET COMPONENTS

                                                                DECEMBER 31,
                                                             -------------------
                                                               1999       1998
                                                             --------    -------
                                                               (IN THOUSANDS)
Accounts receivable, net:
  Trade accounts receivable................................  $    724    $   258
  Other accounts receivable................................        50         18
                                                             --------    -------
                                                                  774        276
  Allowance for doubtful accounts..........................       (58)       (58)
                                                             --------    -------
                                                             $    716    $   218
                                                             ========    =======
Property and equipment, net:
  PCS network..............................................  $ 25,313    $25,247
  Computer and office equipment............................       731        713
  Leasehold improvements...................................       195        240
  Construction in progress.................................    19,582         --
                                                             --------    -------
                                                               45,821     26,200
  Accumulated depreciation and amortization................   (17,531)    (1,110)
                                                             --------    -------
                                                             $ 28,290    $25,090
                                                             ========    =======
PCS licenses, net:
  PCS licenses.............................................  $ 60,455    $58,467
  Accumulated depreciation and amortization................      (156)       (31)
                                                             --------    -------
                                                             $ 60,299    $58,436
                                                             ========    =======
Accounts payable and accrued liabilities:
  Accounts payable.........................................  $    462    $   486
  Accrued payroll and related benefits.....................        99        138
  Other accrued liabilities................................     3,028        530
                                                             --------    -------
                                                             $  3,589    $ 1,154
                                                             ========    =======

NOTE 4. DEBT

     Amounts due on long-term debt are $4.2 million in 2000, $10.4 million in 2001, $12.4 million in 2002, $31.5 million in 2003, $34.3 million in 2004 and
$89.6 million thereafter.

     GOVERNMENT FINANCING

     In September 1996, in connection with the grant to the Company of its PCS licenses, Government Financing was issued for a ten-year term at an annual interest rate of 7%. The Government Financing originally was recorded at its estimated fair market value of $99.0 million. In June 1998, in conjunction with the FCC's limited debt relief, the Company elected Spectrum Disaggregation and returned one-half of its spectrum (15 MHz of its originally granted 30 MHz) in each market in return for a 50% reduction of its original debt obligation and accrued interest thereon and a partial credit on its original license down payment. As a result of this election, the Company's aggregate carrying value of its PCS licenses was reduced from $116.9 million to $58.4 million, the face value of the Government Financing was reduced

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

from $157.6 million to $78.8 million, the related interest payable was reduced from $18.3 million to $6.3 million, and the effective interest rate was reduced from 15% to 11.6%. The Government Financing is collateralized by a first priority security interest in the PCS licenses.

     Under the terms of the Government Financing, the Company is required to make quarterly installment payments of interest only for the first four years after Spectrum Disaggregation and quarterly installment payments of interest and principal over the remaining four years of the original ten-year term.

     The original issuance discount of the Government Financing is being amortized, using the effective interest method, over the term of the debt and is included as a component of interest expense. The unamortized discount at December 31, 1999 was approximately $14.0 million.

     QUALCOMM CREDIT FACILITY

     The Company and Qualcomm are parties to a credit agreement (the "Qualcomm Credit Facility"), as amended, for the Company's purchase of PCS network infrastructure and other costs associated with the development and construction of its PCS network. At December 31, 1999, $31.7 million was outstanding under the Qualcomm Credit Agreement, including $3.6 million of accrued interest.

     The aggregate principal amount of all loans made under the Qualcomm Credit Facility during any calendar year amortize quarterly over a five-year period commencing at the end of the first calendar quarter occurring in the third calendar year following the year in which such loans were made. Amortization of the aggregate principal amount of all loans made in a given year consist of quarterly payments of 2.50% of such aggregate principal amount in the third calendar year following the year such loans were made and 3.75%, 5.00%, 6.25% and 7.50% of such aggregate principal amount in the fourth, fifth, sixth and seventh calendar years, respectively, following the year such loans were made.

     Borrowings under the Qualcomm Credit Facility bear interest at a rate per annum equal to, at the Company's option, either (a) LIBOR plus 5.25% or (b) a base rate plus 4.00% (11.75% at December 31, 1999). The base rate is the higher of (a) the prime rate as publicly announced by The Bank of New York and (b) the federal funds rate plus 0.5%. Until the earlier of (a) the interest payment date applicable to such loan that is nearest to December 31, 1999, and (b) the date on which the loans are converted to a fixed rate high-yield structure, as described below, interest due on the loans is not payable but will be automatically added to the aggregate principal amount outstanding as a new base rate loan on the interest payment date applicable to such loan (unless the Company pays the interest on such loans on or prior to such applicable interest payment date). Thereafter, interest is payable, in the case of base rate loans, quarterly or in the case of Eurodollar loans, at the end of the one-, three- or six-month interest payment period selected by the Company for such Eurodollar loan. The Qualcomm Credit Facility also requires the payment of certain commitment, facility and administrative agent fees.

     Borrowings under the Qualcomm Credit Facility are collateralized (to the extent permitted by applicable law) by a perfected first priority lien on all of the assets of the Company, including all of the capital stock of the Company and its subsidiaries, except that the lien with respect to the PCS licenses is junior to that of the FCC under the Government Financing and is limited to the proceeds of an authorized sale or transfer of such PCS Licenses (and subject to the terms and conditions of the FCC security agreements).

     The Qualcomm Credit Facility contains a number of restrictive covenants which, among other things, limit the ability of the Company and its subsidiaries to, subject to specified exceptions, (a) incur

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

additional indebtedness, create liens and other encumbrances, enter into capital leases and guarantee obligations, (b) merge or consolidate with another entity,
(c) sell or otherwise dispose of assets, (d) declare dividends, make distributions to stockholders and repurchase its stock, (e) make investments, capital expenditures, loans and advances, (f) enter into transactions with affiliates, (g) change its line of business, (h) prepay other indebtedness and
(i) amend other material agreements. In addition, the vendor financing requires the maintenance of certain specified financial and operating covenants. The Company is currently in compliance with all covenants.

     Qualcomm has the right, at any time, to cause all or any specified portion of the loans under the vendor financing to be converted to collateralized fixed rate obligations which shall otherwise have terms, covenants and conditions substantially similar to those of high-yield debt issuance of wireless communications companies at the time of such proposed conversion provided, however, that Qualcomm may not cause such a conversion if (a) the yield to maturity for such obligations is anticipated to exceed 13.0% per annum or (b) the final maturity of such obligations would be prior to the final maturity of the notes.

     CRICKET COMMUNICATIONS CREDIT FACILITIES

     The Company and Cricket Communications are parties to a credit facility (the "Working Capital Facility") that provides working capital funds to the Company. At December 31, 1999 a total of $56.3 million was outstanding under the Working Capital Facility, including $5.0 million of accrued interest, and a total of $50.0 million was available to the Company. In February 2000, the Working Capital Facility was increased from $50.0 million to $65.0 million. Borrowings under the facility are subject to interest at an annual rate of prime plus 4.5%. Principal and capitalized interest amounts outstanding at March 31, 2000 are to be repaid in semi-annual payments ratably over a six-year period commencing June 2000. Accrued and capitalized interest amounts subsequent to March 31, 2000 are payable at maturity in January 2008. Borrowings are collateralized by substantially all of the assets of the Company and are subordinated to the Qualcomm Credit Agreement.

     Borrowings under the Working Capital Facility bear interest at a rate equal to a base rate (as defined) plus 4.5% (12.25% at December 31, 1999). Until the earlier of (a) the interest payment date applicable to such loan that is nearest to October 31, 1999, and (b) the date on which the loans are converted to a fixed rate high-yield structure, as described below, interest due on the loans is not payable but will be automatically added to the aggregate principal amount of the working capital loans. Thereafter, interest is payable quarterly.

     In October 1999, the Company entered into an equipment financing agreement (the "Equipment Credit Facility") with Cricket Communications related to the Company's purchase of infrastructure from Cricket Communications until completion of the purchase of substantially all the assets of the Company pursuant to the Asset Purchase Agreement. Cricket Communications purchased the equipment and services from a major telecommunications supplier and resold the equipment and services to the Company on substantially similar terms.

     SENIOR SUBORDINATED NOTES

     In 1996, the Company entered into a securities purchase agreement with certain institutional and other accredited investors (the "1996 Investors"). The securities purchase agreement, as amended (the "1996 Purchase Agreement"), provided for the issuance and sale of senior subordinated notes (the "12% Senior Subordinated Notes") in an aggregate principal amount not to exceed $15,000,000, and shares of

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

Class B common stock and Class C common stock (Note 5). The 12% Senior Subordinated Notes bore interest at the rate of 12% per annum during the first year outstanding and 16% per annum thereafter. Interest was payable quarterly in arrears commencing on June 30, 1996.

     In connection with the 1996 Purchase Agreement, the Company simultaneously entered into a registration rights agreement, security agreement and security holders agreement granting the 1996 Investors certain registration rights, a secondary security interest in certain of the PCS Licenses, restricting certain stock transfers and other transactions to ensure compliance with FCC rules.

     The proceeds from the 1996 Purchase Agreement were allocated between the 12% Senior Subordinated Notes, Class B common stock and Class C common stock based on the relative fair market value of each security, resulting in an original issuance discount of approximately $1.9 million on the 12% Senior Subordinated Notes. This discount was being amortized using the effective interest method over the term of the loan resulting in an effective interest rate of 17.8%.

     In April 1998, the Company amended and restated the 1996 Purchase Agreement. The amended and restated purchase agreement (the "Amended and Restated Purchase Agreement"), resulted in the exchange of the 12% Senior Subordinated Notes in the amount of $18.2 million, which includes accrued interest of $3.2 million, for 10% senior subordinated unsecured notes in the same amount ("10% Senior Subordinated Unsecured Notes"). In addition, the Company issued 2,000 shares of redeemable Series A preferred stock to the 1996 Investors (Note 5). The 10% Senior Subordinated Unsecured Notes bear interest at 10% per annum. Interest is payable quarterly at the option of the Company. To the extent interest is not paid, such interest shall compound quarterly and be added to the principal balance of the 10% Senior Subordinated Unsecured Notes. The 10% Senior Subordinated Unsecured Notes, along with accrued and unpaid interest, are due and payable on the later of their tenth anniversary or the date which is six months after the maturity of senior debt, as defined. Under the terms of the Qualcomm Credit Facility, the Company is prohibited from paying any interest on subordinated indebtedness.

     The 10% Senior Subordinated Unsecured Notes and the Series A preferred stock were each recorded at their respective fair value resulting in an original issuance discount of approximately $2.7 million and $678,000, respectively. The discount on the 10% Senior Subordinated Unsecured Notes is being amortized to interest expense under the effective interest method over the term of the loan resulting in an effective interest rate of 11.6%. The discount on the Series A preferred stock is being accreted over the term of the preferred stock. The unamortized discount on the 10% Senior Subordinated Unsecured Notes and the Series A preferred stock at December 31, 1999 was approximately $2.7 million and $594,000 million, respectively.

     NOTES PAYABLE TO RELATED PARTIES

     The Company has a note payable to the current holders of the shares of Class A common stock (note payable to related parties) in the amount of $2.0 million plus accrued interest. The note payable to related parties bears interest at 10% per annum. The principal and interest balances are payable following full repayment of all senior debt of the Company, including amounts owed under the Qualcomm Credit Facility and 10% Senior Subordinated Unsecured Notes.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

NOTE 5. STOCKHOLDERS' EQUITY

     SERIES A PREFERRED STOCK

     In connection with the Amended and Restated Purchase Agreement, the Company issued 2,000 shares of non-voting Series A preferred stock to the 1996 Investors. The holders of the outstanding shares of Series A preferred stock shall be entitled to receive fully cumulative dividends, as may be declared by the Company's Board of Directors, at a rate per share of $80 per annum. Declared but unpaid dividends accrue interest from the applicable payment date at a rate of 8% per annum. No dividends have been declared on the preferred stock.

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, the preferred stockholders are entitled to receive an amount in cash equal to the aggregate liquidation preference of $1,000 per share plus all accumulated and unpaid dividends to the date fixed for liquidation.

     The Company has the right to redeem, in whole or in part, the Series A preferred stock outstanding at any time at a price per share equal to the aggregate liquidation preference plus all accumulated and unpaid dividends to the date of redemption. The Series A preferred stock is subject to mandatory redemption on the earlier of a change in control, as defined, or June 30, 2008. The sale of substantially all of the assets of the Company pursuant to the Asset Purchase Agreement constitutes a change in control. Therefore, the Series A preferred stock is reflected at its redemption price at each balance sheet date.

     COMMON STOCK

     The authorized capital stock of the Company consists of three voting classes of common stock: Class A common stock, Class B common stock and Class C common stock. The Class A common stock is held solely by the Qualifying Investors in the Company's Control Group under FCC rules. All economic, voting and conversion rights of the Company's capital stock, stock options and warrants as described herein are subject to legal and administrative requirements of the FCC.

     So long as any shares of Class A common stock are outstanding, except as provided by law, the holders of Class A common stock are the only holders of common stock entitled to vote on matters submitted to a vote of the stockholders, and such vote will be by a simple majority in number of votes cast by the holders of Class A common stock. In addition, so long as any shares of Class A common stock are outstanding, the affirmative vote of a majority of the holders of Class A common stock, voting separately as a class, and a majority of the holders of Class B common stock and Class C common stock, voting together as a single class, will be required to approve certain specified matters other than the election of directors. At such time as no shares of Class A common stock are outstanding, each holder of Class B common stock will be entitled to one vote for each share of Class B common stock held on all matters submitted to the vote of the Company's stockholders.

     The holders of Class A common stock have the right to elect a majority of the Company's Board of Directors. The holders of the Class C common stock have the right to elect one director. The holders of the Class B common stock have the right to elect the remaining members of the Company's Board of Directors. The number of members of the Company's Board of Directors will at all times consist of the minimum number necessary to permit the holders of Class B common stock to elect at least one director.

     In accordance with FCC regulations and the Company's certificate of incorporation (Certificate of Incorporation), holders of Class A common stock and Class C common stock will hold a 15 percent and 10 percent interest, respectively, in the Company' equity on a fully diluted basis, in compliance with

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

applicable FCC regulations. In the event that the Company issues additional shares of Class B common stock or other equity securities which would otherwise dilute the interest of holders of Class A common stock or Class C common stock below the applicable required percentage ownership interest or otherwise result in a position inconsistent with FCC policy (Adverse FCC Consequence), the Certificate of Incorporation requires the Company to issue control group warrants to holders of Class A common stock or Class C common stock, as the case may be, entitling such holders to purchase such number of shares of Class B common stock at an exercise price equal to the fair market value of such Class B common stock at the time of issuance of such warrants so that such holders of Class A common stock or Class C common stock, as the case may be, will maintain (after the issuance of such additional securities) the applicable required percentage ownership interest or so that such Adverse FCC Consequence will not occur. Under current FCC rules, Additional Control Group Shares and Control Group Warrants will only be issued until the earlier of (a) September 17, 2006, in the case of shares or warrants issued to holders of Class A common stock, and September 17, 1999, in the case of shares or warrants issued to holders of Class C common stock, and (b) the date on which such termination would not otherwise result in an Adverse FCC Consequence. The Certificate of Incorporation provides that the exercise price, the expiration date and any other terms of any such warrants issued to members of the Control Group may be adjusted by the Company's board of directors as necessary to comply with FCC rules. The FCC required percentage ownership interest is (a) for holders of Class A common stock, 15 percent for the initial three-year period following the License Grant Date and 10 percent for the next seven-year period, and (b) for holders of Class C common stock, 10 percent for the initial three-year period following the License Grant Date and zero thereafter.

     In certain circumstances, shares of Class A common stock and Class C common stock outstanding are convertible into shares of Class B common stock on a share-for-share basis. The Company's Certificate of Incorporation requires the conversion of shares of Class A common stock and Class C common stock into shares of Class B common stock on the day following the first day that any such conversion would not result in an Adverse FCC Consequence. Under FCC rules and regulations currently in effect, on September 17, 1999, one-third of the outstanding shares of Class A common stock and all the shares of Class C common stock may be converted into shares of Class B common stock and the remaining shares of Class A common stock and Class C common stock may be converted into shares of Class B common stock on September 17, 2006. Upon any such partial mandatory conversion of Class A common stock (or Class C common stock) into shares of Class B common stock, shares will be converted on a pro rata basis among all holders of Class A common stock (or, if applicable, Class C common stock).

     Holders of common stock are subject to certain restrictions on ownership pursuant to the terms of the Company's Certificate of Incorporation to ensure compliance with certain regulatory requirements regarding ownership of C Block licenses. Under the Company's Certificate of Incorporation, if any person or entity holds shares of capital stock of the Company or is otherwise attributed with ownership of any shares and such ownership is likely, in the judgment of the Board of Directors, to cause an Adverse FCC Consequence or otherwise violate the rules and regulations of the FCC, the Company may (a) require such person or entity to divest itself of such shares in a transaction that does not result in such an Adverse FCC Consequence or FCC rule violation or (b) redeem such holders' shares to the extent necessary to prevent such Adverse FCC Consequence or FCC rule violation for a redemption price equal to the lower of the fair market value of such shares (as determined in good faith by the Company's Board of Directors) and such holders' purchase price for such shares.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

     In May 1998, pursuant to a securities purchase agreement (the SBC Purchase Agreement), SBC Wireless purchased 5,617 shares of Class B common stock of the Company for $5.0 million. Pursuant to the SBC Purchase Agreement, SBC Wireless has agreed to use good faith efforts to negotiate mutual roaming arrangements with Chase Telecommunications Holdings and to provide Chase Telecommunications Holdings, free of charge, strategic and operational reviews, assistance with annual budget analysis and consultation with key management regarding customer service, marketing, distribution strategies and human resources. SBC Wireless' obligation to provide such strategic services shall continue until the earlier to occur of (a) November 2000 or (b) such time as SBC Wireless holds less than a 2 percent interest in the Company.

     Upon a change in control of the Company, as defined in the 1996 Purchase Agreement (Note 4), the 1996 Investors shall have the right to require the Company to redeem any or all of the Class B common stock and Class C common stock issued to the 1996 Investors. Accordingly, such shares are not classified as a component of stockholders' deficit in the accompanying balance sheets. The shares of Class B common stock subject to this put feature are included in the caption "Class B common stock (with put feature)" in the accompanying balance sheets. The redemption price for the Class B common stock (with put feature) and Class C common stock is the greater of (a) the fair market value at the time of the put relating to the Class B common stock and the Class B common stock into which the shares of Class C common stock are convertible, (b) the change of control value of the Class B common stock and the Class B common stock into which such shares of Class C common stock are convertible determined by applying to such Class B common stock the valuation derived from the purchase price paid by the acquiring person(s) in the change of control and (c) $4.5 million (the amount equal to the product of .30 times the aggregate principal amount of the 12% Senior Subordinated Notes purchased). The sale of substantially all of the assets of the Company pursuant to the Asset Purchase Agreement constitutes a change in control. Therefore, the Class B common stock (with put feature) and Class C common stock are reflected at their applicable redemption prices at each balance sheet date.

     In December 1996, pursuant to a stock purchase agreement, Qualcomm purchased 374,374 shares of Class B common stock of the Company for $4.0 million. In connection with the investment, Qualcomm was granted certain anti-dilution, registration and redemption rights and the right of first refusal under certain circumstances. In September 1998, Qualcomm distributed to Leap its equity investment in the Company, which was in turn contributed to Cricket Communications. Under the terms of the stock purchase agreement, Leap had the option to require the Company, under certain circumstances, to redeem the shares of Class B common stock held by Leap at a defined redemption price. The shares of Class B common stock subject to this redemption feature were included in the caption "Class B common stock (with put feature)" at their redemption value in the Company's balance sheet at December 31, 1997. During 1998, the put feature associated with the Class B common stock (with put feature) terminated. As such, the amount associated with these securities was reclassified to the stockholders' deficit section in the accompanying balance sheets.

     WARRANTS

     In connection with the Qualcomm Credit Facility, Qualcomm received warrants to purchase additional shares of Class B common stock representing a 9% equity interest in the Company at a nominal price. In September 1998, a portion of these warrants was assigned to Leap. Pursuant to the Asset Purchase Agreement, both Leap and Qualcomm agreed to relinquish their warrants at the closing of the purchase. Additionally, at closing, Qualcomm agreed to relinquish its shares of Class B common

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

stock for no consideration. The warrants were recorded at zero in the accompanying financial statements as the value as of the date of issuance was deemed to be de minimis.

     In November 1995, the Company issued a warrant to a stockholder for the purchase of 980 shares of Class B common stock at an exercise price of $122.50 per share. The warrant expires on the fifth anniversary of the date of issuance. The warrant was recorded at zero in the accompanying financial statements as the value at of the date of issuance was deemed to be de minimis.

NOTE 6. BENEFIT PLAN

     In November 1996, the Company adopted an incentive compensation plan (the "1996 Long-Term Incentive Plan") which provides the ability to grant nonqualified stock options, restricted stock, incentive stock options, stock appreciation rights and other long-term incentive awards. The 1996 Long-Term Incentive Plan is administered by the Board of Directors of the Company, which has the authority to determine the option recipients, the number of shares subject to each option grant, the term of the grants, the exercise price and the vesting schedule.

     Stock option activity during the year ended December 31, 1998 includes the grant of options to purchase 3,754 shares of Class B common stock at an exercise price of $200 per share to three employees of the Company and includes the grant of options to purchase 520 shares of Class B common stock at an exercise price of $890 per share to six employees of the Company. The options granted to these individuals vest over a period of two years. Of those options granted, no options were canceled during 1998 and 1,564 options were exercisable at December 31, 1998. During the year ended December 31, 1999, all of the outstanding options were cancelled in conjunction with the Asset Purchase Agreement.

     The Company measures compensation expense for its stock-based employee compensation plan using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value method at the grant dates for awards under this plan, the effect on the Company's net loss for the year ended December 31, 1998 would have been de minimis.

     The weighted average fair value of options granted during the year ended December 31, 1998 was approximately $91.54 per option. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during 1998: dividend yield of 0.0%; volatility of 0.0%; risk-free interest rate of 5.56%; and an expected life of seven years.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

NOTE 7. INCOME TAXES

     The components of the Company's deferred tax assets (liabilities) are summarized as follows:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1999        1998
                                                            --------    --------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Capitalized start-up costs for tax purposes.............  $  3,449    $  4,369
  Organizational costs....................................                   (38)
  Capitalized network development and license cost........        66          70
  Accruals and reserves...................................        44         156
  Deferred network amortization...........................     5,125       5,183
  Depreciation............................................     5,134        (108)
  Net operating loss carryforward.........................    26,091      13,148
                                                            --------    --------
     Total deferred tax assets............................    39,909      22,780
Less -- Valuation allowance...............................   (39,909)    (22,780)
                                                            --------    --------
     Deferred tax assets, net.............................  $     --    $     --
                                                            ========    ========

     Due to the uncertainty surrounding the realization of these assets, a valuation allowance has been provided for the full amount of the deferred tax assets. As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $68.7 million, which can be used to offset taxable income in future years. The federal net operating loss will begin to expire in 2011. The state net operating loss will begin to expire in 2018. A change in control, as defined by federal income tax regulations, could significantly limit the Company' ability to utilize its carryforwards.

     A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision is summarized as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------    -------    -------
                                                           (IN THOUSANDS)
Amounts computed at statutory federal rate.......  $(15,313)   $(9,012)   $(7,430)
  State income taxes, net of federal benefit.....    (1,816)    (1,188)      (907)
  Increase in valuation allowance................    17,129     10,200      8,337
  Other..........................................
                                                   --------    -------    -------
                                                   $     --    $    --    $    --
                                                   ========    =======    =======

NOTE 8. RELATED PARTY TRANSACTIONS

     The president and chairman of the Board of Directors of the Company is a stockholder and member of the Board of Directors of a company from which the Company subleases certain office space. During the years ended December 31, 1999, 1998 and 1997, rental payments totaled approximately $21,000 $19,000 and $22,000 respectively.

     The Company paid a holder of Class A common stock approximately $0, $137,000 and $78,000 during the years ended December 31, 1999, 1998 and 1997, respectively, for consulting services.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

Additionally, the Company paid a holder of Class B common stock approximately $200,000 during the year ended December 31, 1998, for consulting services.

NOTE 9. COMMITMENTS AND CONTINGENCIES

     LEASES

     The aggregate amount charged to expense for the years ended December 31, 1999, 1998 and 1997, pursuant to non-cancelable and month-to-month operating leases totaled approximately $958,000, $373,000 and $52,000, respectively.

     The Company has entered into various leases for its offices, cell-site facilities and equipment used in its operations. Future minimum lease payments relating to these non-cancelable operating leases are as follows (in thousands):

For the year ended December 31, 1999
2000....................................................  $1,497
2001....................................................   1,542
2002....................................................   1,588
2003....................................................   1,635
2004 and thereafter.....................................   3,420
                                                          ------
                                                          $9,682
                                                          ======

     401(K) PLAN

     Effective April 1, 1998, the Company established a defined contribution 401(k) plan. The Company's matching contribution is discretionary in its entirety and is determined on a quarterly basis by the Company's board of directors. The Company can also make additional discretionary profit-sharing contributions. To date, the Company has not made any matching contributions.


NOTE 10. SUBSEQUENT EVENT (UNAUDITED)



     LEAP MERGER



     On June 15, 2000, Leap acquired the remaining shares of Cricket Communications that it did not already own through a subsidiary merger. Under the terms of the merger, each issued and outstanding share of the Cricket Communications' common stock not held by Leap was converted into the right to receive 0.315 of a fully paid and nonassessable share of Leap common stock. Leap also assumed an obligation to issue 202,566 shares of its common stock for an aggregate exercise price of $1.0 million upon the conversion and exercise of the Company's warrant to purchase 643,068 shares of Cricket Communications.

                              [LEAP WIRELESS LOGO]

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL [             ], ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Officers and directors of Leap are covered by certain provisions of the DGCL, the charter, the bylaws and insurance policies which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities. None of these provisions would have retroactive effect for periods before the distribution of Leap, and Leap is not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.

     Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of Directors to Leap or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of Leap will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability: (1) for any breach of the director's duty of loyalty to Leap or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

     Indemnification and Insurance. As a Delaware corporation, Leap has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to Leap's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of Leap, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of Leap's directors and officers to the full extent provided by Delaware corporate law. In addition, Leap has entered into indemnification agreements with its directors and officers which generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

     Leap intends to purchase and maintain insurance on behalf of any person who is or was a director or officer of Leap, or is or was a director or officer of Leap serving at the request of Leap as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Leap would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


      EXHIBIT
      NUMBER                        DESCRIPTION OF EXHIBIT
      -------                       ----------------------
     1.1(1)      Placement Agreement, dated as of February 16, 2000, by and among the Registrant, Morgan Stanley & Co. Incorporated,
                 Donaldson, Lufkin & Jenrette Securities Corporation, Bear,
                 Stearns & Co. Inc., ABN AMRO Incorporated and Credit Suisse
                 First Boston Corporation.
     2.1(2)      Share Purchase Agreement, dated as of June 2, 2000 among
                 Endesa, S.A., Leap Wireless International, Inc. and
                 Inversiones Leap Wireless Chile, S.A.
     3.1(3)      Amended and Restated Certificate of Incorporation of the
                 Registrant.
     3.2(3)      Amended and Restated Bylaws of the Registrant.
     3.3(4)      Form of Certificate of Designation of Series A Junior
                 Participating Preferred Stock of Registrant.
     4.1(1)      Trust Indenture, dated as of February 23, 2000, by and among the Registrant, Cricket Communications Holdings, Inc. and
                 State Street Bank and Trust Company (including Forms of
                 Notes).
     4.2(1)      Pledge Agreement, dated as of February 23, 2000, by and
                 between the Registrant and State Street Bank and Trust
                 Company.
     4.3(1)      Registration Rights Agreement, dated February 23, 2000, by and among the Registrant, Cricket Communications Holdings,
                 Inc. and Morgan Stanley & Co. Incorporated.
     4.4(1)      Warrant Agreement, dated as of February 23, 2000, by and
                 between the Registrant and State Street Bank and Trust
                 Company (including Form of Warrant Certificate).
     4.5(1)      Warrant Registration Rights Agreement, dated as of February
                 23, 2000, by and between the Registrant and Morgan Stanley &
                 Co. Incorporated.
     5.1         Opinion of Latham & Watkins as to validity of the notes.
    10.1(7)      Separation and Distribution Agreement, dated as of September
                 23, 1998, between Qualcomm and the Registrant.
    10.1.1(6)    First Amendment to Separation and Distribution Agreement,
                 dated as of August 6, 1999, between the Registrant and
                 Qualcomm.
    10.2(7)      Credit Agreement, dated as of September 23, 1998, between
                 Qualcomm and the Registrant.
    10.3(7)      Tax Matters Agreement, dated as of September 23, 1998,
                 between Qualcomm and the Registrant.
    10.4(7)      Interim Services Agreement, dated as of September 23, 1998, between Qualcomm and the Registrant.
    10.5(7)      Master Agreement Regarding Equipment Acquisition, dated as of September 23, 1998, between Qualcomm and the Registrant.
    10.5.1(6)    First Amendment to Master Agreement Regarding Equipment
                 Procurement, dated as of August 6, 1999, between the
                 Registrant and Qualcomm.
    10.6(7)      Employee Benefits Agreement, dated as of September 23, 1998, between Qualcomm and the Registrant.
    10.7(7)      Conversion Agreement, dated as of September 23, 1998,
                 between Qualcomm and the Registrant.
    10.8(7)      Assignment and Assumption Agreement, dated as of September
                 23, 1998, between Qualcomm and the Registrant.
    10.9(8)      1998 Stock Option Plan, as amended through April 13, 1999.
    10.10(3)     Form of non-qualified/incentive stock option under the 1998
                 Stock Option Plan.

      EXHIBIT
      NUMBER                        DESCRIPTION OF EXHIBIT
      -------                       ----------------------
    10.11(3)     Form of non-qualified stock option under the 1998 Stock
                 Option Plan granted to Qualcomm option holders in connection with the distribution of the Registrant's common stock.
    10.12(3)     Form of the Registrant's 1998 Non-Employee Directors' Stock
                 Option Plan.
    10.13(3)     Form of non-qualified stock option under the 1998
                 Non-Employee Directors' Stock Option Plan.
    10.14(3)     Form of the Registrant's Employee Stock Purchase Plan.
    10.15(3)     Assignment and Assumption of Lease dated August 11, 1998
                 between Qualcomm and Vaxa International, Inc.
    10.16(3)     Form of Indemnity Agreement to be entered into between the
                 Registrant and its directors and officers.
    10.17(9)     Loan Agreement, dated as of September 28, 1998, between
                 Pegaso Comunicaciones y Servicios, S.A. de C.V. and the
                 Registrant.
    10.18(9)     Promissory Note, executed September 25, 1998, payable to the
                 Registrant by Pegaso Comunicaciones y Servicios, S.A. de
                 C.V.
    10.19(9)     Pledge Agreement, dated September 28, 1998, by and among the
                 Guarantors, the Issuers and the Registrant.
    10.20(10)    Asset Purchase Agreement, dated December 24, 1998, by and
                 among Chase Telecommunications Holdings, Inc., Anthony
                 Chase, Richard McDugald and the Registrant.
    10.21.1(11)  Stock Purchase Agreement, dated April 12, 1999, by and among
                 Inversiones Leap Chile S.A., Telex -- Chile S.A., and
                 Chilesat S.A.
    10.21.2(8)   Novation and Assumption of Payment Obligation Agreement,
                 dated May 11, 1999, by and among Chilesat Telefonia Personal
                 S.A., Inversiones Leap Chile S.A. and Chilesat S.A. (In
                 Spanish and accompanied by a translation in English).
    10.22(6)     Cricket Communications, Inc. 1999 Stock Option Plan (now
                 known as Cricket Communications Holdings, Inc.).
    10.22.1(1)   Amendment No. 1 to 1999 Stock Option Plan of Cricket
                 Communications, Inc. (now known as Cricket Communications
                 Holdings, Inc.).
    10.23(6)     Form of non-qualified/incentive stock option under the
                 Cricket Communications, Inc. 1999 Stock Option Plan (now
                 known as Cricket Communications Holdings, Inc.).
    10.24(6)     Employment offer letter to Susan G. Swenson from Registrant, dated July 9, 1999.
    10.25(12)    System Equipment Purchase Agreement, dated September 20,
                 1999, by and between Cricket Wireless Communications, Inc.
                 and Lucent Technologies, Inc. Portions of this exhibit
                 (indicated by asterisks) have been omitted pursuant to a
                 request for confidential treatment pursuant to Rule 406
                 under the Securities Act of 1933 and Rule 24b-2 under the
                 Securities Exchange Act of 1934.
    10.26(12)    Credit Agreement, dated as of September 29, 1999, among
                 Cricket Communications, Inc., Cricket Wireless
                 Communications, Inc., the Lenders party thereto, and Lucent
                 Technologies, Inc., as Administrative Agent. Portions of
                 this exhibit (indicated by asterisks) have been omitted
                 pursuant to a request for confidential treatment pursuant to
                 Rule 406 under the Securities Act of 1933 and Rule 24b-2
                 under the Securities Exchange Act of 1934.
    10.26.1(12)  Exhibit A -- Form of Borrower Pledge Agreement.
    10.26.2(12)  Exhibit B -- Form of Collateral Agency and Intercreditor
                 Agreement.
    10.26.3(12)  Exhibit C -- Form of Guarantee Agreement.
    10.26.4(12)  Exhibit D -- Form of Indemnity, Subrogation and Contribution
                 Agreement.

      EXHIBIT
      NUMBER                        DESCRIPTION OF EXHIBIT
      -------                       ----------------------
    10.26.5(12)  Exhibit E -- Form of Parent Agreement.
    10.26.6(12)  Exhibit F -- Form of Parent Pledge Agreement.
    10.26.7(12)  Exhibit G -- Form of Perfection Certificate.
    10.26.8(12)  Exhibit H -- Form of Security Agreement.
    10.26.9(12)  Exhibit I -- Form of Subordination Agreement.
    10.26.10(1)  First Amendment, dated as of November 24, 1999, to the
                 Credit Agreement, dated as of September 20, 1999, among
                 Cricket Communications, Inc., Cricket Wireless
                 Communications, Inc., and Lucent Technologies, Inc., as
                 Administrative Agent. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for
                 confidential treatment pursuant to Rule 24b-2 under the
                 Securities Exchange Act of 1934.
    10.26.11(1)  Second Amendment, dated as of January 27, 2000, to the
                 Credit Agreement, dated as of September 20, 1999, among
                 Cricket Communications Holdings, Inc., Cricket
                 Communications, Inc., the lenders party thereto and Lucent
                 Technologies, Inc., as Administrative Agent. Portions of
                 this exhibit (indicated by asterisks) have been omitted
                 pursuant to a request for confidential treatment pursuant to
                 Rule 24b-2 under the Securities Exchange Act of 1934.
    10.26.12(1)  First Amendment dated as of January 27, 2000, to the Parent
                 Agreement, dated as of September 17, 1999, between the
                 Registrant and Lucent Technologies, Inc., as Administrative
                 Agent.
    10.27(13)    Memorandum of Agreement, dated September 20 1999, by and
                 between Ericsson Wireless Communications Inc., the
                 Registrant and Cricket Wireless Communications, Inc.
                 Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment
                 pursuant to Rule 406 under the Securities Act of 1933 and
                 Rule 24b-2 under the Securities Exchange Act of 1934.
    10.28(12)    Second Amended and Restated Deferred Payment Agreement,
                 dated October 12, 1999, among Chilesat Telefonia Personal
                 S.A., Inversiones Leap Chile S.A., and Qualcomm
                 Incorporated, as Vendor, Administrative Agent and Collateral
                 Agent Subsidiaries of the Registrant.
    10.29(14)    Executive Officer Deferred Stock Plan.
    10.30(15)    License Purchase Agreement, dated September 11, 1998, by and between the Registrant and Airgate Wireless, L.L.C.
    10.31(15)    First Amendment to License Purchase Agreement, dated
                 December 17, 1999, by and between Cricket Holdings, Inc. and
                 Airgate Wireless, L.L.C.
    10.32(15)    Agreement for Purchase and Sale of Licenses, dated January
                 7, 2000, by and between Radiofone PCS, L.L.C. and the
                 Registrant.
    10.33(2)     Waiver, Release and Termination of Obligations by and
                 between Smartcom, S.A., Inversiones Leap Wireless Chile,
                 S.A., QUALCOMM Incorporated and Leap Wireless International,
                 Inc.
    12.1         Statement of Computation of Ratios of Earnings to Fixed
                 Charges.
    21.1(16)     Subsidiaries of the Registrant.
    23.1         Consent of PricewaterhouseCoopers LLP, independent
                 accountants.
    23.2         Consent of Price Waterhouse, independent accountants.
    23.3         Consent of PricewaterhouseCoopers LLP, independent
                 accountants.
    23.4         Consent of PricewaterhouseCoopers, independent accountants.
    23.5         Consent of Latham & Watkins. Reference is made to Exhibit
                 5.1.
    24.1         Power of Attorney (included in signature page).

      EXHIBIT
      NUMBER                        DESCRIPTION OF EXHIBIT
      -------                       ----------------------
    25.1(16)     Form T-1 Statement of Eligibility of State Street Bank and
                 Trust Company to act as Trustee under the Indenture.
    99.1(16)     Form of Letter of Transmittal.
    99.2(16)     Form of Notice of Guaranteed Delivery.
    99.3(16)     Form of Securities Dealers, Commercial Banks, Trust
                 Companies and Other Nominees Letter.
    99.4(16)     Form of Client Letter.


-------------------------

 (1) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.



 (2) Filed as an exhibit to Leap's Current Report on Form 8-K dated June 2, 2000, and incorporated herein by reference.



 (3) Filed as an exhibit to Leap's Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.



 (4) Filed as an exhibit to Leap's Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.



 (5) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the SEC on April 14, 1999, and incorporated herein by reference.



 (6) Filed as an exhibit to Leap's Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459) dated August 10, 1999, and incorporated herein by reference.



 (7) Filed as an exhibit to Leap's Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-64459) dated October 13, 1998, and incorporated herein by reference.



 (8) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, as filed with the SEC on July 15, 1999, and incorporated herein by reference.



 (9) Filed as an exhibit to Leap's Annual Report on Form 10-K for the fiscal year ended August 31, 1998, as filed with the SEC on November 30, 1998, as amended, and incorporated herein by reference.



(10) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as filed with the SEC on January 14, 1999, and incorporated herein by reference.



(11) Filed as an exhibit to Leap's Current Report on Form 8-K dated May 4, 1999, and incorporated herein by reference.



(12) Filed as an exhibit to Leap's Annual Report on Form 10-K for the fiscal year ended August 31, 1999, as filed with the SEC on October 20, 1999, as amended, and incorporated herein by reference.



(13) Filed as an exhibit to Leap's Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended August 31, 1999, as filed with the SEC on December 13, 1999, and incorporated herein by reference.



(14) Filed as an exhibit to Leap's Registration Statement on Form S-8 (File No. 333-94389) dated January 11, 2000, and incorporated herein by reference.



(15) Filed as an exhibit to Leap's Registration Statement on Form S-3 (File No. 333-93073) dated February 16, 2000, and incorporated herein by reference.



(16) Filed as an exhibit to Leap's Registration Statement on Form S-4 (File No. 333-37186) dated May 17, 2000, and Incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on June 28, 2000.



                                          By:     /s/ JAMES E. HOFFMANN

                                            ------------------------------------

                                                    James E. Hoffmann


                                          Senior Vice President, General Counsel
                                                      and Secretary


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey P. White and James E. Hoffmann and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Under the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                    TITLE                   DATE
                      ---------                                    -----                   ----
                /s/ HARVEY P. WHITE*                    Chief Executive Officer and    June 28, 2000
-----------------------------------------------------             Director
                   Harvey P. White

              /s/ THOMAS D. WILLARDSON*                Senior Vice President, Finance  June 28, 2000
-----------------------------------------------------          and Treasurer
                Thomas D. Willardson

               /s/ THOMAS J. BERNARD*                   Vice Chairman, President --    June 28, 2000
-----------------------------------------------------      International Business
                  Thomas J. Bernard                        Division and Director

                /s/ SUSAN G. SWENSON*                    President, Chief Operating    June 28, 2000
-----------------------------------------------------       Officer and Director
                  Susan G. Swenson

          /s/ ALEJANDRO BURILLO AZCARRAGA*                        Director             June 28, 2000
-----------------------------------------------------
             Alejandro Burillo Azcarraga

                      SIGNATURE                                    TITLE                   DATE
                      ---------                                    -----                   ----
                /s/ ROBERT C. DYNES*                              Director             June 28, 2000
-----------------------------------------------------
                   Robert C. Dynes

                 /s/ SCOT B. JARVIS*                              Director             June 28, 2000
-----------------------------------------------------
                   Scot B. Jarvis

                 /s/ JOHN J. MOORES*                              Director             June 28, 2000
-----------------------------------------------------
                   John J. Moores

               /s/ MICHAEL B. TARGOFF*                            Director             June 28, 2000
-----------------------------------------------------
                 Michael B. Targoff

              /s/ JEFFREY P. WILLIAMS*                            Director             June 28, 2000
-----------------------------------------------------
                 Jeffrey P. Williams

             *By: /s/ JAMES E. HOFFMANN
-----------------------------------------------------
                  James E. Hoffman
                  Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                        DESCRIPTION OF EXHIBIT
  -------                       ----------------------
 1.1(1)      Placement Agreement, dated as of February 16, 2000, by and among the Registrant, Morgan Stanley & Co. Incorporated,
             Donaldson, Lufkin & Jenrette Securities Corporation, Bear,
             Stearns & Co. Inc., ABN AMRO Incorporated and Credit Suisse
             First Boston Corporation.
 2.1(2)      Share Purchase Agreement, dated as of June 2, 2000 among
             Endesa, S.A., Leap Wireless International, Inc. and
             Inversiones Leap Wireless Chile, S.A.
 3.1(3)      Amended and Restated Certificate of Incorporation of the
             Registrant.
 3.2(3)      Amended and Restated Bylaws of the Registrant.
 3.3(4)      Form of Certificate of Designation of Series A Junior
             Participating Preferred Stock of Registrant.
 4.1(1)      Trust Indenture, dated as of February 23, 2000, by and among the Registrant, Cricket Communications Holdings, Inc. and
             State Street Bank and Trust Company (including Forms of
             Notes).
 4.2(1)      Pledge Agreement, dated as of February 23, 2000, by and
             between the Registrant and State Street Bank and Trust
             Company.
 4.3(1)      Registration Rights Agreement, dated February 23, 2000, by and among the Registrant, Cricket Communications Holdings,
             Inc. and Morgan Stanley & Co. Incorporated.
 4.4(1)      Warrant Agreement, dated as of February 23, 2000, by and
             between the Registrant and State Street Bank and Trust
             Company (including Form of Warrant Certificate).
 4.5(1)      Warrant Registration Rights Agreement, dated as of February
             23, 2000, by and between the Registrant and Morgan Stanley &
             Co. Incorporated.
 5.1         Opinion of Latham & Watkins as to validity of the notes.
10.1(7)      Separation and Distribution Agreement, dated as of September
             23, 1998, between Qualcomm and the Registrant.
10.1.1(6)    First Amendment to Separation and Distribution Agreement,
             dated as of August 6, 1999, between the Registrant and
             Qualcomm.
10.2(7)      Credit Agreement, dated as of September 23, 1998, between
             Qualcomm and the Registrant.
10.3(7)      Tax Matters Agreement, dated as of September 23, 1998,
             between Qualcomm and the Registrant.
10.4(7)      Interim Services Agreement, dated as of September 23, 1998, between Qualcomm and the Registrant.
10.5(7)      Master Agreement Regarding Equipment Acquisition, dated as of September 23, 1998, between Qualcomm and the Registrant.
10.5.1(6)    First Amendment to Master Agreement Regarding Equipment
             Procurement, dated as of August 6, 1999, between the
             Registrant and Qualcomm.
10.6(7)      Employee Benefits Agreement, dated as of September 23, 1998, between Qualcomm and the Registrant.
10.7(7)      Conversion Agreement, dated as of September 23, 1998,
             between Qualcomm and the Registrant.
10.8(7)      Assignment and Assumption Agreement, dated as of September
             23, 1998, between Qualcomm and the Registrant.
10.9(8)      1998 Stock Option Plan, as amended through April 13, 1999.
10.10(3)     Form of non-qualified/incentive stock option under the 1998
             Stock Option Plan.
10.11(3)     Form of non-qualified stock option under the 1998 Stock
             Option Plan granted to Qualcomm option holders in connection with the distribution of the Registrant's common stock.

  EXHIBIT
  NUMBER                        DESCRIPTION OF EXHIBIT
  -------                       ----------------------
10.12(3)     Form of the Registrant's 1998 Non-Employee Directors' Stock
             Option Plan.
10.13(3)     Form of non-qualified stock option under the 1998
             Non-Employee Directors' Stock Option Plan.
10.14(3)     Form of the Registrant's Employee Stock Purchase Plan.
10.15(3)     Assignment and Assumption of Lease dated August 11, 1998
             between Qualcomm and Vaxa International, Inc.
10.16(3)     Form of Indemnity Agreement to be entered into between the
             Registrant and its directors and officers.
10.17(9)     Loan Agreement, dated as of September 28, 1998, between
             Pegaso Comunicaciones y Servicios, S.A. de C.V. and the
             Registrant.
10.18(9)     Promissory Note, executed September 25, 1998, payable to the
             Registrant by Pegaso Comunicaciones y Servicios, S.A. de
             C.V.
10.19(9)     Pledge Agreement, dated September 28, 1998, by and among the
             Guarantors, the Issuers and the Registrant.
10.20(10)    Asset Purchase Agreement, dated December 24, 1998, by and
             among Chase Telecommunications Holdings, Inc., Anthony
             Chase, Richard McDugald and the Registrant.
10.21.1(11)  Stock Purchase Agreement, dated April 12, 1999, by and among
             Inversiones Leap Chile S.A., Telex -- Chile S.A., and
             Chilesat S.A.
10.21.2(8)   Novation and Assumption of Payment Obligation Agreement,
             dated May 11, 1999, by and among Chilesat Telefonia Personal
             S.A., Inversiones Leap Chile S.A. and Chilesat S.A. (In
             Spanish and accompanied by a translation in English).
10.22(6)     Cricket Communications, Inc. 1999 Stock Option Plan (now
             known as Cricket Communications Holdings, Inc.).
10.22.1(1)   Amendment No. 1 to 1999 Stock Option Plan of Cricket
             Communications, Inc. (now known as Cricket Communications
             Holdings, Inc.).
10.23(6)     Form of non-qualified/incentive stock option under the
             Cricket Communications, Inc. 1999 Stock Option Plan (now
             known as Cricket Communications Holdings, Inc.).
10.24(6)     Employment offer letter to Susan G. Swenson from Registrant, dated July 9, 1999.
10.25(12)    System Equipment Purchase Agreement, dated September 20,
             1999, by and between Cricket Wireless Communications, Inc.
             and Lucent Technologies, Inc. Portions of this exhibit
             (indicated by asterisks) have been omitted pursuant to a
             request for confidential treatment pursuant to Rule 406
             under the Securities Act of 1933 and Rule 24b-2 under the
             Securities Exchange Act of 1934.
10.26(12)    Credit Agreement, dated as of September 29, 1999, among
             Cricket Communications, Inc., Cricket Wireless
             Communications, Inc., the Lenders party thereto, and Lucent
             Technologies, Inc., as Administrative Agent. Portions of
             this exhibit (indicated by asterisks) have been omitted
             pursuant to a request for confidential treatment pursuant to
             Rule 406 under the Securities Act of 1933 and Rule 24b-2
             under the Securities Exchange Act of 1934.
10.26.1(12)  Exhibit A -- Form of Borrower Pledge Agreement.
10.26.2(12)  Exhibit B -- Form of Collateral Agency and Intercreditor
             Agreement.
10.26.3(12)  Exhibit C -- Form of Guarantee Agreement.
10.26.4(12)  Exhibit D -- Form of Indemnity, Subrogation and Contribution
             Agreement.
10.26.5(12)  Exhibit E -- Form of Parent Agreement.
10.26.6(12)  Exhibit F -- Form of Parent Pledge Agreement.
10.26.7(12)  Exhibit G -- Form of Perfection Certificate.
10.26.8(12)  Exhibit H -- Form of Security Agreement.

  EXHIBIT
  NUMBER                        DESCRIPTION OF EXHIBIT
  -------                       ----------------------
10.26.9(12)  Exhibit I -- Form of Subordination Agreement.
10.26.10(1)  First Amendment, dated as of November 24, 1999, to the
             Credit Agreement, dated as of September 20, 1999, among
             Cricket Communications, Inc., Cricket Wireless
             Communications, Inc., and Lucent Technologies, Inc., as
             Administrative Agent. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for
             confidential treatment pursuant to Rule 24b-2 under the
             Securities Exchange Act of 1934.
10.26.11(1)  Second Amendment, dated as of January 27, 2000, to the
             Credit Agreement, dated as of September 20, 1999, among
             Cricket Communications Holdings, Inc., Cricket
             Communications, Inc., the lenders party thereto and Lucent
             Technologies, Inc., as Administrative Agent. Portions of
             this exhibit (indicated by asterisks) have been omitted
             pursuant to a request for confidential treatment pursuant to
             Rule 24b-2 under the Securities Exchange Act of 1934.
10.26.12(1)  First Amendment dated as of January 27, 2000, to the Parent
             Agreement, dated as of September 17, 1999, between the
             Registrant and Lucent Technologies, Inc., as Administrative
             Agent.
10.27(13)    Memorandum of Agreement, dated September 20 1999, by and
             between Ericsson Wireless Communications Inc., the
             Registrant and Cricket Wireless Communications, Inc.
             Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment
             pursuant to Rule 406 under the Securities Act of 1933 and
             Rule 24b-2 under the Securities Exchange Act of 1934.
10.28(12)    Second Amended and Restated Deferred Payment Agreement,
             dated October 12, 1999, among Chilesat Telefonia Personal
             S.A., Inversiones Leap Chile S.A., and Qualcomm
             Incorporated, as Vendor, Administrative Agent and Collateral
             Agent Subsidiaries of the Registrant.
10.29(14)    Executive Officer Deferred Stock Plan.
10.30(15)    License Purchase Agreement, dated September 11, 1998, by and between the Registrant and Airgate Wireless, L.L.C.
10.31(15)    First Amendment to License Purchase Agreement, dated
             December 17, 1999, by and between Cricket Holdings, Inc. and
             Airgate Wireless, L.L.C.
10.32(15)    Agreement for Purchase and Sale of Licenses, dated January
             7, 2000, by and between Radiofone PCS, L.L.C. and the
             Registrant.
10.33(2)     Waiver, Release and Termination of Obligations by and
             between Smartcom, S.A., Inversiones Leap Wireless Chile,
             S.A., QUALCOMM Incorporated and Leap Wireless International,
             Inc.
12.1         Statement of Computation of Ratios of Earnings to Fixed
             Charges.
21.1(16)     Subsidiaries of the Registrant.
23.1         Consent of PricewaterhouseCoopers LLP, independent
             accountants.
23.2         Consent of Price Waterhouse, independent accountants.
23.3         Consent of PricewaterhouseCoopers LLP, independent
             accountants.
23.4         Consent of PricewaterhouseCoopers, independent accountants.
23.5         Consent of Latham & Watkins. Reference is made to Exhibit
             5.1.
24.1         Power of Attorney (included in signature page).
25.1(16)     Form T-1 Statement of Eligibility of State Street Bank and
             Trust Company to act as Trustee under the Indenture.
99.1(16)     Form of Letter of Transmittal.
99.2(16)     Form of Notice of Guaranteed Delivery.

  EXHIBIT
  NUMBER                        DESCRIPTION OF EXHIBIT
  -------                       ----------------------
99.3(16)     Form of Securities Dealers, Commercial Banks, Trust
             Companies and Other Nominees Letter.
99.4(16)     Form of Client Letter.


-------------------------

 (1) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.



 (2) Filed as an exhibit to Leap's Current Report on Form 8-K dated June 2, 2000, and incorporated herein by reference.



 (3) Filed as an exhibit to Leap's Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.



 (4) Filed as an exhibit to Leap's Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.



 (5) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the SEC on April 14, 1999, and incorporated herein by reference.



 (6) Filed as an exhibit to Leap's Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459) dated August 10, 1999, and incorporated herein by reference.



 (7) Filed as an exhibit to Leap's Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-64459) dated October 13, 1998, and incorporated herein by reference.



 (8) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, as filed with the SEC on July 15, 1999, and incorporated herein by reference.



 (9) Filed as an exhibit to Leap's Annual Report on Form 10-K for the fiscal year ended August 31, 1998, as filed with the SEC on November 30, 1998, as amended, and incorporated herein by reference.



(10) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as filed with the SEC on January 14, 1999, and incorporated herein by reference.



(11) Filed as an exhibit to Leap's Current Report on Form 8-K dated May 4, 1999, and incorporated herein by reference.



(12) Filed as an exhibit to Leap's Annual Report on Form 10-K for the fiscal year ended August 31, 1999, as filed with the SEC on October 20, 1999, as amended, and incorporated herein by reference.



(13) Filed as an exhibit to Leap's Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended August 31, 1999, as filed with the SEC on December 13, 1999, and incorporated herein by reference.



(14) Filed as an exhibit to Leap's Registration Statement on Form S-8 (File No. 333-94389) dated January 11, 2000, and incorporated herein by reference.



(15) Filed as an exhibit to Leap's Registration Statement on Form S-3 (File No. 333-93073) dated February 16, 2000, and incorporated herein by reference.



(16) Filed as an exhibit to Leap's Registration Statement on Form S-4 (File No. 333-37186) dated May 17, 2000, and Incorporated herein by reference.